UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FOREST CITY REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Key Tower

127 Public Square, Suite 3100

Cleveland, Ohio 44114

www.forestcity.net

October 12, 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Forest City Realty Trust, Inc., a Maryland corporation (“Forest City” or “we”), to be held on November 15, 2018, at 9:30 a.m. Eastern Time, at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114. At the special meeting, stockholders of Forest City will be asked to consider and vote on the merger of Forest City with Antlia Merger Sub Inc. (“Merger Sub”), a subsidiary of Antlia Holdings LLC (“Parent”), an entity affiliated with a Brookfield Asset Management Inc. real estate investment fund, with Forest City surviving the merger (the “merger”) and becoming a subsidiary of Parent, pursuant to the definitive Agreement and Plan of Merger, dated as of July 30, 2018 (the “merger agreement”), among Forest City, Parent and Merger Sub. If the merger is completed, you, as a holder of Forest City Class A common stock, par value $0.01 per share (“common stock”), will be entitled to receive $25.35 per share in cash, which amount will be reduced by the per share amount of any quarterly cash dividend that we may declare and pay prior to consummation of the merger (other than any dividends declared and publicly announced on or prior to May 15, 2018) and the per share amount of any cash distribution we may make in order to satisfy a provision in the merger agreement that provides that as of the closing date of the merger (the “closing date”), we will have distributed 100% of our real estate investment trust taxable income, as reasonably estimated by Forest City prior to the closing date, in accordance with distribution requirements set forth in the Internal Revenue Code of 1986.

After careful consideration, the Board of Directors of Forest City (our “Board”), by a vote of seven to five, has determined that the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Forest City and our stockholders. Our Board recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

The merger and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date for the special meeting. The notice of the special meeting and the enclosed proxy statement provide you with more specific information about the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about Forest City from us or from documents we have filed with the U.S. Securities and Exchange Commission.

We appreciate and encourage your participation in the special meeting. Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please authorize a proxy to vote your shares if you do not attend the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you so choose. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885.

We look forward to seeing you at the special meeting.

David J. LaRue

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement, the notice of the special meeting and the form of proxy are first being made available to stockholders on or about October 12, 2018.

FOREST CITY REALTY TRUST, INC.

Key Tower

127 Public Square, Suite 3100

Cleveland, Ohio 44114

www.forestcity.net

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 15, 2018

To our Stockholders:

Forest City Realty Trust, Inc., a Maryland corporation (“Forest City” or “we”), will hold a special meeting of stockholders (the “special meeting”) on November 15, 2018, at 9:30 a.m. Eastern Time, at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114. At the special meeting, Forest City stockholders will be asked to consider and vote upon:

1.

the merger of Antlia Merger Sub Inc. (“Merger Sub”) with and into Forest City (the “merger”), with Forest City surviving the merger and becoming a subsidiary of Antlia Holdings LLC (“Parent”), an entity affiliated with a Brookfield Asset Management Inc. real estate investment fund, pursuant to the definitive Agreement and Plan of Merger, dated as of July 30, 2018 (the “merger agreement”), among Forest City, Parent and Merger Sub, and the other transactions contemplated by the merger agreement (the “Merger Proposal”);

2.	by a non-binding, advisory vote, certain compensation arrangements for Forest City’s named executive officers in connection with the merger (the “Merger-Related Executive Compensation Proposal”); and

3.

any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the enclosed proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to Maryland law and our Amended and Restated Bylaws, only the business specifically designated in this notice may be transacted at the special meeting.

After careful consideration, the Board of Directors of Forest City (our “Board”), by a vote of seven to five, has declared that the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Forest City and our stockholders. Our Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Executive Compensation Proposal and “FOR” the Adjournment Proposal.

Record holders of Forest City Class A common stock, par value $0.01 per share (“common stock”), at the close of business on October 11, 2018 (the “record date”) are entitled to receive notice of and to vote at the special meeting or any postponement or adjournment thereof if such special meeting, as postponed or adjourned, occurs within 120 days of the record date. If you hold your common stock in the name of a broker, bank or other nominee, only that entity can vote your shares. Please give instructions as to how you wish your shares to be voted to the person responsible for your account.

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date. Approval of the

Merger-Related Executive Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal, but because the vote is only advisory in nature, it will not be binding on Forest City or the surviving corporation in the merger. The Adjournment Proposal must be approved by the affirmative vote of a majority of the votes cast on the proposal.

Your vote is important. Whether or not you expect to attend the special meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. If you have any questions or need assistance in submitting a proxy or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885, or our Investor Relations department at (216) 621-6060.

BY ORDER OF THE BOARD OF DIRECTORS:

Ketan K. Patel

Executive Vice President, General Counsel and

Corporate Secretary

Dated: October 12, 2018

PROXY STATEMENT

SUMMARY	1
Special Meeting Basic Information	1
The Merger and the Merger Agreement	1
The Parties to the Merger	1
Proposal/Voting Overview	2
The Special Meeting	3
Recommendations and Reasons for the Merger	5
Opinion of Lazard Frères & Co. LLC	5
Opinion of Goldman Sachs & Co. LLC	6
NAV Estimates	6
Financing of the Merger	6
Interests of Our Directors and Executive Officers in the Merger	7
Treatment of Equity-Based Awards and Long-Term Incentive Cash Awards	7
Treatment of Purchase Rights Under the Employee Stock Purchase Plan	8
Treatment of Common Stock	8
Special REIT Taxable Income Distribution	8
Effect of Dividends on Per Share Merger Consideration; No Further Quarterly Dividends Expected	8
Acquisition Proposals	9
Conditions to the Merger	9
Closing of the Merger	9
Termination of the Merger Agreement	10
Termination Fees	10
Limited Guaranty	10
No Dissenters’ Rights or Rights of Objecting Stockholders	10
Material United States Federal Income Tax Consequences	10
Delisting and Deregistration of Forest City’s Common Stock	11
Merger Support Agreements	11
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	12
What is the proposed transaction?	12
Why am I receiving this proxy statement?	12
What am I being asked to approve?	12
How does our Board recommend that I vote?	12
When and where will the special meeting be held?	12
How do I vote or authorize a proxy to vote my shares?	13
How many votes do I have?	13
What vote is required to approve each proposal?	13
What constitutes a quorum?	14
Why am I being asked to consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?	14
What will happen if the Company’s stockholders do not approve the Merger-Related Executive Compensation Proposal?	14
Have any stockholders already agreed to approve the Merger Proposal?	14
How do Forest City’s directors and executive officers intend to vote their shares of common stock in respect of the Merger Proposal?	14
As a holder of common stock, what will I receive in the merger?	15
How does the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger compare to the market price of Forest City’s common stock?	15
What happens if the merger is not completed?	15

-i-

-ii-

Annex A:	Agreement and Plan of Merger, dated as of July 30, 2018, by and among Forest City Realty Trust, Inc., Antlia Holdings LLC and Antlia Merger Sub Inc.

Annex B:	Opinion of Lazard Frères & Co. LLC, dated July 30, 2018

Annex C:	Opinion of Goldman Sachs & Co. LLC, dated July 30, 2018

-iii-

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully this proxy statement, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the special meeting of stockholders. See also the section entitled “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

This proxy statement, the notice of special meeting of stockholders (the “special meeting”) of Forest City Realty Trust, Inc., a Maryland corporation (“Forest City,” the “Company” or “we”), and the form of proxy are first being made available to stockholders on or about October 12, 2018.

Special Meeting Basic Information (page 28)

•	Date & Time: November 15, 2018 at 9:30 a.m. Eastern Time

•	Place: The 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114

•	Record Date: Close of business on October 11, 2018

The Merger and the Merger Agreement (pages 31, 98)

At the special meeting, Forest City stockholders will be asked to consider and vote on the merger of Antlia Merger Sub Inc. (“Merger Sub”) with and into Forest City, with Forest City surviving the merger (the “merger”) and becoming a subsidiary of Antlia Holdings LLC (“Parent”), an entity affiliated with a Brookfield Asset Management Inc. (“Brookfield”) real estate investment fund, pursuant to the definitive Agreement and Plan of Merger, dated as of July 30, 2018 (the “merger agreement”), among Forest City, Parent and Merger Sub.

If the merger is completed, you, as a holder of Forest City’s Class A common stock, par value $0.01 per share (“common stock”), will be entitled to receive $25.35 per share in cash, which per share amount will be reduced by the per share amount of any quarterly cash dividend that we may declare and pay prior to consummation of the merger (other than any dividends declared and publicly announced on or prior to May 15, 2018) and the per share amount of any cash distribution we may make in order to satisfy a provision in the merger agreement that provides that as of the closing date for the merger (the “closing date,” and the closing of the merger, the “closing”), we will have distributed 100% of our real estate investment trust (“REIT”) taxable income, as reasonably estimated by the Company prior to the closing, in accordance with certain distribution requirements set forth in Section 857(a) of the Internal Revenue Code of 1986, as amended (the “Code”), without interest, subject to any withholding tax. We refer to the amount that you will be entitled to receive per share as described above as the “per share merger consideration.”

For additional information about the merger, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

The Parties to the Merger (page 31)

Forest City

Forest City principally engages in the operation, development, management and acquisition of office, apartment and retail real estate and land throughout the United States. We had approximately $7.9 billion of consolidated assets in 17 states and the District of Columbia as of June 30, 2018. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, Philadelphia and the greater metropolitan areas of New York City, San Francisco and Washington, D.C. We have regional offices in Boston, Dallas, Denver, Los Angeles, New York City, San Francisco and Washington, D.C. and our corporate headquarters in Cleveland, Ohio.

The address of Forest City is Key Tower, 127 Public Square, Suite 3100, Cleveland, Ohio 44114. The telephone number of Forest City is (216) 621-6060.

Brookfield Parties

Parent, a newly formed Delaware limited liability company, is an affiliate of a Brookfield real estate investment fund. Parent was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger.

Merger Sub is a Maryland corporation newly formed by Parent solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement, including the financing related to the merger. Subject to the terms of the merger agreement, upon the completion of the merger, Merger Sub will cease to exist and Forest City will continue as the surviving corporation.

The address of Parent and Merger Sub (collectively, the “Brookfield Parties”) is Brookfield Place, 250 Vesey Street, New York, NY 10281. The telephone number of the Brookfield Parties is (212) 417-7000.

Proposal/Voting Overview (page 22)

	Proposal	Board Recommendation
Proposal 1:	Approval of the merger and the other transactions contemplated by the merger agreement	FOR
Proposal 2:	Approval of certain compensation arrangements for the Company’s named executive officers in connection with the merger, by a non-binding, advisory vote	FOR
Proposal 3:	Approval of any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the other transactions contemplated by the merger agreement	FOR

How to Vote

In Person:	If you are a stockholder of record as of the close of business on the record date, you may vote in person at the special meeting. If your shares of common stock are held in “street name” and you wish to vote in person at the special meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

By Phone:	You may authorize a proxy to vote your shares by telephone by calling 1-800-690-6903 and following the instructions provided.

By Internet:	You may also authorize a proxy to vote your shares over the internet by visiting www.proxyvote.com and following the instructions provided.

By Mail:	If you would like to authorize a proxy to vote your shares by mail, then please sign, date and mail in the enclosed proxy card using the accompanying envelope.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted at the special meeting.

The Special Meeting (page 28)

Date, Time and Purpose of the Special Meeting

The special meeting will be held on November 15, 2018 at 9:30 a.m. Eastern Time, at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114, unless postponed or adjourned to a later date. At the special meeting, our stockholders, including you, will be asked to consider and vote upon the following three separate proposals:

•

first, holders of shares of common stock will be asked to consider and vote on a proposal to approve the merger of Merger Sub with and into Forest City, with Forest City surviving the merger and becoming a subsidiary of Parent pursuant to the merger agreement, and the other transactions contemplated by the merger agreement (the “Merger Proposal”);

•

second, holders of shares of common stock will be asked to consider and, by a non-binding, advisory vote, vote on a proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the merger (the “Merger-Related Executive Compensation Proposal”); and

•

third, holders of shares of common stock will be asked to consider and vote on a proposal to approve one or more adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Pursuant to Maryland law and our Amended and Restated Bylaws (our “Bylaws”), only the business specifically designated in the notice of the special meeting may be transacted at the special meeting.

Record Date, Quorum and Broker Non-Votes

You are entitled to vote at the special meeting if you owned shares of common stock as of the close of business on October 11, 2018, the record date for the special meeting (the “record date”). At the close of business on the record date, there were approximately 271,152,840 shares of common stock outstanding and entitled to vote at the special meeting, held by approximately 918 holders of record. You will have one vote on each matter submitted to a vote at the special meeting for each share of common stock that you owned as of the close of business on the record date.

In order to transact business at the special meeting, we must have a quorum. Under our Bylaws, at the special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions will be counted for purposes of determining whether a quorum is present.

In accordance with the rules of the New York Stock Exchange (“NYSE”), banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals at the special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares with respect to the proposals to be voted on at the special meeting, they may not vote such shares with respect to such proposals. Under such a circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting.

If a quorum is not established at the special meeting or additional votes must be solicited to approve the Merger Proposal, the chairman of the special meeting may adjourn the special meeting from time to time to a later date not more than 120 days after the record date without notice other than by announcement at the special meeting to solicit additional proxies. However, pursuant to the merger agreement, we will first consult with Parent and will not delay convening, postpone or adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent. Pursuant to our Bylaws, the chairman of the special meeting has the power to adjourn the special meeting without any action by the stockholders.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date. Approval of the Merger-Related Executive Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal by holders of the outstanding shares of common stock as of the close of business on the record date.

At the close of business on the record date, there were approximately 271,152,840 shares of common stock outstanding and entitled to vote at the special meeting.

Abstentions and the failure by stockholders to (i) attend the special meeting and vote or (ii) authorize a proxy to vote their shares at the special meeting will have the same effect as a vote against the Merger Proposal, but will have no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal, assuming a quorum is present. Brokers, banks or other nominees holding shares of common stock in “street name” may not vote such shares of common stock on any of the proposals absent instruction from you. If your shares are held in “street name,” unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will result in your shares not being present at the special meeting and not being voted on the proposals, which will have the same result as a vote against the Merger Proposal, but will have no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

How to Vote in Person or Authorize a Proxy

Stockholders of record as of the close of business on the record date may vote their shares of common stock in person at the special meeting. In addition, if you are a stockholder of record you may authorize a proxy to vote your shares (i) by telephone, at 1-800-690-6903, (ii) over the internet, at www.proxyvote.com or (iii) by mail via the enclosed proxy card.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting instructions provided by your broker, bank or other nominee. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the internet or telephone. You may not vote your shares of common stock held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” executed in your favor, which you must obtain from your broker, bank or other nominee. Obtaining a legal proxy may take several days.

Proxies and Revocation

You can revoke your proxy and change your vote any time before the polls close at the special meeting by (i) connecting to the website at www.proxyvote.com by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the Forest City Employer, LLC 401(k) Employee Savings Plan & Trust (the “401(k) Plan”), by 11:59 p.m. Eastern Time on November 12, 2018), (ii) calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018), (iii) delivering a duly executed proxy bearing a later date, (iv) delivering a written revocation to our Corporate Secretary at 127 Public Square, Suite 3100, Cleveland, Ohio 44114 or (v) voting in person at the special meeting. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Solicitation of Proxies

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks or other nominees will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also engaged MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of reasonable expenses. The total cost of solicitation of proxies will be borne by us.

Recommendations and Reasons for the Merger (page 54)

After careful consideration, the Board of Directors of Forest City (our “Board”), by a vote of seven to five, has determined that the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and our stockholders.

Our Board recommends that our stockholders vote “FOR” the Merger Proposal, and also recommends that our stockholders vote “FOR” the Merger-Related Executive Compensation Proposal and that our stockholders vote “FOR” the Adjournment Proposal.

For additional information regarding certain factors our Board considered in making its recommendations, and for the reasons that five dissenting directors voted against approval of the merger, please see the section entitled “The Merger—Reasons for the Merger; Views of our Directors; Recommendations of our Board” beginning on page 54.

Opinion of Lazard Frères & Co. LLC (page 62 and Annex B)

On July 30, 2018, Lazard Frères & Co. LLC (“Lazard”) rendered its written opinion, consistent with its oral opinion rendered on the same date, to our Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders of common stock.

The full text of Lazard’s written opinion, dated July 30, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of our Board (in its capacity as such), and Lazard’s opinion was rendered to our Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of common stock (other than Parent and its affiliates) of the total consideration to be paid to such holders pursuant to the merger agreement. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

In connection with Lazard’s services as financial advisor to the Company with respect to the merger, the Company agreed to pay Lazard a fee of $27.0 million, $3.0 million of which became payable upon the execution of the engagement letter with Lazard, $4.0 million of which became payable earlier this year in connection with financial advisory services provided by Lazard and the remainder of which is contingent upon the consummation of the merger.

For a description of the opinion that our Board received from Lazard, please see the section entitled “The Merger—Opinion of Lazard” beginning on page 62.

Opinion of Goldman Sachs & Co. LLC (page 69 and Annex C)

Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its opinion to our Board that, as of July 30, 2018 and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 30, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of our Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder of the Company should vote with respect to the merger, or any other matter. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $18.0 million, $4.7 million of which became payable earlier this year in connection with financial advisory services provided by Goldman Sachs, and the remainder of which is contingent upon consummation of the transaction.

For a description of the opinion that our Board received from Goldman Sachs, please see the section entitled “The Merger—Opinion of Goldman Sachs” beginning on page 69.

NAV Estimates (page 75)

To assist our Board in evaluating our business and performance, including in connection with our Board’s review of operating, strategic, financial and structural alternatives, our management prepared several estimates of the net asset value (“NAV”) of the Company’s assets during April and May of 2018 so that our Board would have an alternative valuation framework in evaluating and ultimately deciding on whether or not to authorize and recommend the merger. Information about NAV and these NAV estimates is presented in the section entitled “The Merger—NAV Estimates” beginning on page 75.

Financing of the Merger (page 83)

We estimate that the total amount of funds required to complete the merger will be approximately $6.97 billion. Parent and Merger Sub expect this amount to be funded through a combination of the following:

•	debt financing in an aggregate amount of up to $4.25 billion. See the section entitled “The Merger—Debt Commitment Letter” beginning on page 84; and

•	equity financing in an aggregate amount of up to $3.4 billion. See the section entitled “The Merger—Equity Commitment Letter” beginning on page 84.

The completion of the merger is not subject to any financing condition.

Interests of Our Directors and Executive Officers in the Merger (page 85)

In considering the recommendation of our Board that you vote to approve the Merger Proposal, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity-based and long-term cash awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage. Members of our Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the Merger Proposal be approved. For additional information regarding these interests, see the sections entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23 and “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 85.

Treatment of Equity-Based Awards and Long-Term Incentive Cash Awards (page 99)

•

Stock Options. Effective as of five business days prior to, and conditional upon the occurrence of, the effective time of the merger (the “effective time”), each holder of an outstanding incentive stock option under the Company’s 1994 Stock Plan (the “Stock Plan”), whether vested or unvested, will be entitled to exercise such incentive stock option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the Stock Plan and applicable related award agreement. At the effective time, each outstanding option to purchase shares of common stock under the Stock Plan that is not exercised as described above, whether vested or unvested, will automatically be cancelled and will entitle the holder of such option to receive (without interest) an amount in cash equal to the product of the number of shares subject to such option immediately prior to the effective time multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable taxes. Each option with an exercise price per share that is greater than or equal to the per share merger consideration will be cancelled at the effective time for no consideration.

•

Restricted Shares. At the effective time, any vesting conditions applicable to each outstanding restricted stock award under the Stock Plan (each, a “restricted share”) will automatically accelerate in full and be cancelled, and will entitle the holder of such restricted share to receive (without interest and less any applicable taxes) an amount in cash equal to the number of restricted shares multiplied by the per share merger consideration.

•

Performance Shares. At the effective time, each outstanding performance-based stock award under the Stock Plan (each, a “performance share”), whether vested or unvested, will automatically vest on a prorated basis (as described in the following sentence) and be cancelled, and each such vested performance share will entitle the holder thereof to receive (without interest and less any applicable taxes) an amount in cash equal to the total number of shares subject to such performance share based on the higher of target performance and the actual level of performance through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board, multiplied by the per share merger consideration. The performance shares will vest on a prorated basis as follows: one-third of performance shares granted in 2018 will vest, two-thirds of performance shares granted in 2017 will vest and 100% of performance shares granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration.

•

Long-Term Incentive Cash Awards. At the effective time, each outstanding performance-based cash award under the Company’s long-term incentive plans (each, a “long-term incentive cash award”), whether vested or unvested, will automatically vest on a prorated basis (as described in the following sentence) and be cancelled, and each such vested long-term incentive cash award will entitle the holder thereof to receive (without interest and less any applicable taxes) an amount in cash equal to the higher of target performance and the actual level of performance for such long-term incentive cash award through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board. The long-term incentive cash awards will vest on a prorated basis as follows: one-third of long-term incentive cash awards granted in 2018 will vest, two-thirds of long-term incentive cash awards granted in 2017 will vest and 100% of long-term incentive cash awards granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration.

•

Deferred Compensation Shares. At the effective time, each hypothetical share of common stock (each, a “deferred compensation share”) credited to the account of each participant in the Company’s deferred compensation plans for non-employee directors will automatically be cancelled and converted into the right to receive (without interest) an amount in cash equal to the per share merger consideration, which resulting amount will be payable to such participant in accordance with the same terms, conditions and deferral elections as applied to such deferred compensation share immediately prior to the effective time.

Treatment of Purchase Rights Under the Employee Stock Purchase Plan (page 101)

Each outstanding purchase right under the Company’s Employee Stock Purchase Plan (the “ESPP”) will be exercised no later than five business days prior to the effective time. Each share of common stock purchased under the ESPP will be cancelled at the effective time and converted into the right to receive the per share merger consideration.

Treatment of Common Stock (page 99)

Pursuant to the terms and subject to the conditions and limitations set forth in the merger agreement, holders of shares of common stock immediately prior to the effective time will receive the per share merger consideration.

The merger agreement provides that, at the effective time, each share of common stock (excluding any restricted shares or performance shares, which will be treated as described above) issued and outstanding immediately prior to the effective time (other than shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent not held on behalf of third parties) (i) will be converted into the right to receive the per share merger consideration and (ii) will cease to be outstanding, will be cancelled and will cease to exist. Thereafter, each stock certificate and each book entry account will represent only the right to receive the per share merger consideration.

Special REIT Taxable Income Distribution (page 104)

Pursuant to the merger agreement, as of the closing date, we will have distributed 100% of our REIT taxable income in cash, as reasonably estimated by the Company, taking into consideration available taxable attributes, such as net operating losses, prior to the closing date, in accordance with certain distribution requirements set forth in Section 857(a) of the Code (the “special REIT taxable income distribution”).

Effect of Dividends on Per Share Merger Consideration; No Further Quarterly Dividends Expected (page 104)

We do not anticipate paying a quarterly dividend prior to the completion of the merger. However, if we do pay a quarterly dividend prior to the completion of the merger, the authorization, declaration and payment of any such dividend will reduce the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger by the per share amount of such dividend.

Acquisition Proposals (page 109)

Pursuant to the merger agreement, we are restricted in our ability to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals; Change of Recommendation” beginning on page 109). We will promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any proposals or offers with respect to an acquisition proposal are received by or a request to the Company or our subsidiaries for any non-public information regarding the Company or our subsidiaries that is reasonably likely to lead to or that contemplates an acquisition proposal is made to, or any discussions or negotiations are sought to be initiated or continued with, us or any of our representatives indicating, in connection with such notice, the material terms and conditions of such acquisition proposal or such other proposal or offer, including the identity of the person making the acquisition proposal. Under the merger agreement, Parent generally has an opportunity to offer to modify and improve the terms of the merger agreement in response to any such acquisition proposal before our Board may withdraw or modify its recommendation to stockholders in response to such acquisition proposal or terminate the merger agreement to enter into a definitive agreement with respect to such acquisition proposal. Upon termination of the merger agreement under circumstances relating to an acquisition proposal, we may be required to pay a termination fee of $261 million to Parent.

Conditions to the Merger (page 115)

The completion of the merger is subject to certain conditions. These conditions include, among others:

•	receipt of the approval of the Merger Proposal by a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock;

•

receipt by the Company of a written opinion of nationally recognized tax counsel, as of the closing date, to the effect that commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT; and

•	other customary closing conditions set forth in the merger agreement.

Closing of the Merger (page 85)

We expect to complete the merger in the fourth quarter of 2018. Completion of the merger is, however, subject to various conditions, and it is possible that factors outside our control could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We hope to complete the merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

If the marketing period (as defined in the section entitled “The Merger Agreement—Financing Cooperation” beginning on page 113) relating to Parent’s debt financing has not ended at the time of satisfaction or waiver of all of the applicable conditions, then the closing will occur on the earlier to occur of (a) a date during the marketing period specified by Parent on no less than three business days’ notice and (b) the third business day immediately following the final day of the marketing period. In no event, however, will the closing be required to occur prior to December 10, 2018 pursuant to the merger agreement, unless certain third party consents have been obtained and become effective, or Parent waives the requirement that such consents must be obtained and become effective prior to that date.

Termination of the Merger Agreement (page 116)

The merger agreement may be terminated and the merger and other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, under certain specified circumstances.

Termination Fees (page 118)

Upon a termination of the merger agreement, under certain circumstances, we will be required to pay to Parent a termination fee of $261 million, and, under certain other circumstances, an expense reimbursement of up to a maximum amount of $70 million.

Upon a termination of the merger agreement, under certain circumstances, Parent will be required to pay us a termination payment of $488 million.

Limited Guaranty (page 85)

In connection with the merger agreement, the Investors (as defined in the section entitled “The Merger—Equity Commitment Letter” beginning on page 84) entered into a limited guaranty (the “limited guaranty”) in our favor to jointly and severally guarantee Parent’s payment obligations with respect to the termination payment of $488 million and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guaranty.

The maximum aggregate liability of the Investors under the limited guaranty will not exceed $488 million, plus the aggregate amount of any expense reimbursement and indemnification obligations of Parent pursuant to the covenants relating to financing cooperation, restructuring and procurement of third party consents under the merger agreement.

No Dissenters’ Rights or Rights of Objecting Stockholders (page 101)

Holders of shares of common stock are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger under the Maryland General Corporation Law (the “MGCL”). Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights. In addition, holders of shares of common stock may not exercise dissenting stockholders’ appraisal rights, rights of an objecting stockholders or similar rights in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our Board, upon the affirmative vote of a majority of our Board, determines that the rights apply. Our Board has made no such determination and cannot make such determination pursuant to the merger agreement. However, our stockholders may vote against the merger.

Material United States Federal Income Tax Consequences (page 91)

For United States (“U.S.”) federal income tax purposes, the Company intends to treat the special REIT taxable income distribution (if any) as a dividend distribution to holders of shares of our common stock to the extent of the Company’s current and accumulated earnings and profits, as discussed further in “The Merger—Material U.S. Federal Income Tax Consequences—Treatment of the Special REIT Taxable Income Distribution” beginning on page 92. Notwithstanding the intended U.S. federal income tax treatment described herein, the U.S.

federal income tax treatment of the special REIT taxable income distribution, if any, is not free from doubt, and the Internal Revenue Service (the “IRS”) or a court may disagree with this treatment by the Company.

With respect to the per share merger consideration received in exchange for the shares of our common stock pursuant to the merger, U.S. stockholders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. Subject to the exceptions discussed in “The Merger—Material U.S. Federal Income Tax Consequences—Treatment of the Per Share Merger Consideration—Non-U.S. Stockholders,” beginning on page 95, non-U.S. stockholders generally should not be subject to U.S. federal income tax on the gain or loss recognized on cash received with respect to their shares of our common stock pursuant to the merger.

Holders of shares of our common stock should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 91 for a more detailed discussion of the U.S. federal income tax consequences of the receipt of the special REIT taxable distribution and the per share merger consideration in exchange for the shares of our common stock pursuant to the merger. Such holders should also consult their tax advisors for a complete analysis of the effect of the merger on their federal, state and local and/or foreign taxes.

Delisting and Deregistration of Forest City’s Common Stock (page 96)

If the merger is completed, all of Forest City’s common stock will be owned by Parent. Accordingly, common stock will no longer be traded on the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Support Agreements (page 97)

In connection with the execution of the merger agreement, on July 30, 2018, the Brookfield Parties entered into a merger support agreement with each of Starboard Value LP (“Starboard”) and certain of its affiliates (collectively, the “Starboard parties”) and Scopia Capital Management LP (“Scopia”) and certain of its affiliates (collectively, the “Scopia parties” and each merger support agreement, a “merger support agreement”). As of September 12, 2018, the Starboard parties beneficially owned approximately 5.63% of the outstanding shares of common stock, and the Scopia parties beneficially owned approximately 8.15% of the outstanding shares of common stock.

The respective merger support agreement to which the Starboard parties and the Scopia parties are party generally requires, among other things, the Starboard parties and the Scopia parties, respectively, to vote or cause to be voted all of the shares of common stock beneficially owned by them in favor of the Merger Proposal and any proposal to adjourn the special meeting in order for us to solicit additional proxies in favor of the Merger Proposal, and against any alternative acquisition proposal and any action that could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the merger or the performance by us of our obligations under the merger agreement. In addition, under the respective merger support agreement to which they are party, the Starboard parties and the Scopia parties have agreed not to transfer any shares of common stock they beneficially own or may acquire until the earlier of the termination of their respective merger support agreement in accordance with its terms and the initial filing of the first definitive proxy statement in respect of a Company stockholder meeting in respect of the merger. Each of the Starboard parties and the Scopia parties have further agreed under their respective merger support agreement not to solicit any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

What is the proposed transaction?

The proposed transaction is a merger of Merger Sub with and into Forest City, with Forest City surviving the merger and becoming a subsidiary of Parent, an entity affiliated with a Brookfield real estate investment fund.

If the merger is completed, pursuant to the terms and subject to the conditions and limitations set forth in the merger agreement, holders of shares of common stock immediately prior to the effective time will receive the per share merger consideration.

For additional information about the merger, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Why am I receiving this proxy statement?

You are receiving this proxy statement because the merger cannot be completed unless a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date vote to approve the Merger Proposal. Our Board is using this proxy statement to solicit proxies from stockholders in connection with the special meeting to obtain such approval. We will hold the special meeting to obtain this approval, as well as approval for the Merger-Related Executive Compensation Proposal and the Adjournment Proposal. This proxy statement contains important information about the Merger Proposal, the Merger-Related Executive Compensation Proposal and the Adjournment Proposal being voted on at the special meeting, and you should read it carefully. The enclosed voting materials allow you to authorize a proxy to vote your shares without attending the special meeting. Your vote is important. We encourage you to authorize a proxy to vote your shares as soon as possible even if you plan to attend the special meeting.

What am I being asked to approve?

At the special meeting, stockholders will be asked to consider and vote upon:

•	the Merger Proposal;

•	the Merger-Related Executive Compensation Proposal; and

•	the Adjournment Proposal.

Pursuant to Maryland law and our Bylaws, only the business specifically designated in the notice of the special meeting may be transacted at the special meeting.

The merger cannot be completed without the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock.

How does our Board recommend that I vote?

After careful consideration, our Board, by a vote of seven to five, has determined that the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and our stockholders.

Our Board recommends that holders of common stock vote: (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger-Related Executive Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

When and where will the special meeting be held?

The special meeting will be held at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114, on November 15, 2018 at 9:30 a.m. Eastern Time.

How do I vote or authorize a proxy to vote my shares?

If you are a stockholder of record at the close of business on the record date, you may vote in person at the special meeting or authorize a proxy to vote your shares using one of the following methods:

•	submit a proxy by mail: sign, date and mail in the enclosed proxy card using the accompanying envelope;

•	submit a proxy by telephone: submit a proxy by calling 1-800-690-6903 and following the instructions provided; or

•	submit a proxy via the internet: connect to the website at www.proxyvote.com and follow the instructions provided.

Detailed instructions for using the telephone and internet options for voting by proxy are set forth on the proxy card accompanying this proxy statement. Because the internet and telephone services authenticate stockholders by use of a control number, you must have the proxy card available in order to use these services to authorize a proxy to vote. Proxies submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018). If you choose to authorize a proxy to vote by telephone or internet, you do not need to return the proxy card.

If you elect to vote by proxy, the proxy holders will vote your shares based on your directions.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting instructions provided by your broker, bank or other nominee. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the internet or telephone. You may not vote your shares of common stock held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” executed in your favor, which you must obtain from your broker, bank or other nominee. Obtaining a legal proxy may take several days.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 271,152,840 outstanding shares of common stock, 5.25% of which were beneficially owned by our directors and executive officers.

What vote is required to approve each proposal?

The Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of common stock. Because the required vote for this proposal is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting against the Merger Proposal.

The Merger-Related Executive Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of common stock on such proposal. Because the required vote for these proposals is based on the number of votes cast rather than on the number of votes entitled to be cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on these two proposals, assuming a quorum is present. The vote on the Merger-Related Executive Compensation Proposal is only advisory in nature and will not be binding on the Company or the surviving corporation in the merger.

What constitutes a quorum?

In order to transact business at the special meeting, we must have a quorum. This means that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the special meeting is required in order to transact business at the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present. In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals at the special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares with respect to the proposals to be voted on at the special meeting, they may not vote such shares with respect to such proposals. Under such a circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting.

If a quorum is not established at the special meeting or additional votes must be solicited to approve the Merger Proposal, the chairman of the special meeting may adjourn the special meeting from time to time to a later date not more than 120 days after the record date without notice other than by announcement at the special meeting to solicit additional proxies. However, pursuant to the merger agreement, we will first consult with Parent and will not delay convening, postpone or adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent. Pursuant to our Bylaws, the chairman of the special meeting has the power to adjourn the special meeting without any action by the stockholders.

Why am I being asked to consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

Under the Securities and Exchange Commission (the “SEC”) rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger.

What will happen if the Company’s stockholders do not approve the Merger-Related Executive Compensation Proposal?

The vote on the Merger-Related Executive Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a stockholder may vote to approve the Merger-Related Executive Compensation Proposal and vote not to approve the Merger Proposal, and vice versa. Because the vote on the Merger-Related Executive Compensation Proposal is only advisory in nature, it will not be binding on the Company or the surviving corporation in the merger. Accordingly, if the Merger Proposal is approved by the Company’s stockholders and the merger is completed, merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if the stockholders do not approve the Merger-Related Executive Compensation Proposal.

Have any stockholders already agreed to approve the Merger Proposal?

Pursuant to the terms of the respective merger support agreement to which it is party, each of the Starboard parties, which beneficially owned approximately 5.63% of the outstanding shares of common stock as of September 12, 2018, and the Scopia parties, which beneficially owned approximately 8.15% of the outstanding shares of common stock as of September 12, 2018, have agreed to vote or cause to be voted the shares of common stock beneficially owned by them to approve the Merger Proposal.

How do Forest City’s directors and executive officers intend to vote their shares of common stock in respect of the Merger Proposal?

None of our directors or executive officers has indicated how he or she intends to vote shares of common stock that he or she beneficially owns in respect of the Merger Proposal except for James Ratner, our non-executive chairman, who has informed us that he intends to vote the shares of our common stock beneficially owned by him against the Merger Proposal.

As a holder of common stock, what will I receive in the merger?

If the merger is completed, and you do not dispose of your shares of common stock prior to the completion of the merger, you will be entitled to receive an amount equal to the per share merger consideration.

How does the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger compare to the market price of Forest City’s common stock?

The $25.35 per share in cash that a holder of common stock is entitled to receive in the merger represents an approximate 26.6% premium over the closing price of common stock on June 15, 2018, the last trading day prior to a Bloomberg News report that Brookfield was engaging in discussions to acquire the Company, and an approximate 26.7% premium over the volume weighted average price of common stock over the 30-day period ended June 15, 2018.

What happens if the merger is not completed?

If our stockholders do not approve the Merger Proposal, or if the closing does not occur for any other reason, you will not receive any payment for your shares of common stock. Instead, we will remain a public company and common stock will continue to be registered with the SEC and listed on the NYSE. Upon a termination of the merger agreement, under certain limited circumstances, we will be required to pay Parent a termination fee of $261 million. Additionally, under certain limited circumstances, we will be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses up to a maximum of $70 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 118 for a description of the circumstances when these payments would become payable.

Are there any conditions to closing that must be satisfied prior to the closing?

Yes. In addition to the approval of our stockholders described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated. For more information, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 115.

When do you expect the closing to occur?

We hope to complete the merger as soon as reasonably practicable following the satisfaction of all applicable conditions. If our stockholders approve the Merger Proposal, we expect to complete the merger in the fourth quarter of 2018. However, the merger is subject to various conditions and it is possible that factors outside our control could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

If the marketing period relating to Parent’s debt financing has not ended at the time of satisfaction or waiver of all of the applicable conditions, then the closing will occur on the earlier to occur of (a) a date during the marketing period specified by Parent on no less than three business days’ notice and (b) the third business day immediately following the final day of the marketing period. In no event, however, will the closing be required to occur prior to December 10, 2018 pursuant to the merger agreement, unless certain third party consents have been obtained and become effective, or Parent waives the requirement that such consents must be obtained and become effective prior to that date.

If the merger is not completed on or before January 30, 2019 (as such date may be extended as provided in the merger agreement), the merger agreement may at that time be terminated by us or Parent and the merger may then be abandoned.

Will I receive any regular quarterly dividends with respect to the common stock that I own?

We do not anticipate paying a quarterly dividend prior to the completion of the merger. However, if we do pay a quarterly dividend prior to the completion of the merger (other than any dividends declared and publicly announced on or prior to May 15, 2018), the authorization, declaration and payment of any such dividend will reduce the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger by the per share amount of such dividend.

Do any of Forest City’s directors and executive officers have any interest in the merger that is different from mine?

Yes. In considering the recommendation of our Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, among others, potential severance benefits and other payments, consideration that our directors and executive officers would receive with respect to their outstanding stock options, restricted shares, performance shares and long-term incentive cash awards in connection with the merger. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the Merger Proposal be approved by our stockholders. For more information regarding these interests, see the sections entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23 and “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 85.

If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in “street name” (that is, through a broker, bank or other nominee), you will receive a voting instruction card or other information from your broker, bank or other nominee seeking instructions from you as to how your shares should be voted, and, to vote your shares, you must provide your broker, bank or other nominee with instructions on how to vote them. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees that hold shares of common stock on your behalf may not give a proxy to vote those shares without specific voting instructions from you.

What will happen if I fail to instruct my broker, bank or other nominee how to vote?

If you fail to instruct your broker, bank or other nominee to vote your shares of common stock, your broker may not vote your shares on the Merger Proposal, the Merger-Related Executive Compensation Proposal or the Adjournment Proposal. This will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal, assuming a quorum is present. If a quorum is present, the holders of a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote on the Adjournment Proposal may adjourn the special meeting if there are insufficient votes at the special meeting to approve the Merger Proposal. Regardless of whether a quorum is present, the chairman of the special meeting has the power to adjourn the special meeting without any action by the stockholders.

What will happen if I fail to vote or I abstain from voting?

If you fail to vote or abstain from voting, it will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal,

assuming a quorum is present. If a quorum is present, the holders of a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote on the Adjournment Proposal may adjourn the special meeting if there are insufficient votes at the special meeting to approve the Merger Proposal. Regardless of whether a quorum is present, the chairman of the special meeting has the power to adjourn the special meeting without any action by the stockholders.

What if I return my proxy card without indicating how to vote?

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of common stock will be voted in accordance with the recommendation of our Board with respect to such proposal.

Can I change my vote after I have returned a proxy or voting instruction card?

Yes. In the event you deliver a duly executed proxy and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the special meeting. You may revoke your proxy or change your vote in any of the following five ways:

•

connect to the website at www.proxyvote.com and follow the instructions provided by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•

call 1-800-690-6903 and follow the instructions provided by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•	deliver a duly executed proxy bearing a later date by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•

deliver a written revocation to our Corporate Secretary at 127 Public Square, Suite 3100, Cleveland, Ohio 44114 by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018); or

•	vote in person at the special meeting.

You cannot revoke a proxy merely by attending the special meeting. To revoke a proxy, you must take one of the actions described above.

Are Forest City stockholders entitled to dissenters’ rights or rights of objecting stockholders in connection with the merger?

No. You are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement under our charter and because shares of our common stock are listed on the NYSE. For more information, see the section entitled “No Dissenters’ Rights or Rights of Objecting Stockholders” beginning on page 101.

What do I need to do now?

You should read and consider the information contained in and incorporated by reference into this proxy statement carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the internet as soon as possible so that your shares of common stock will be voted in accordance with your instructions.

If you hold your shares in book entry form and continue to do so through the date of the completion of the merger, you will not need to take any action to receive the per share merger consideration in connection with the closing.

If your shares are represented by stock certificates and continue to be so represented through the date of the completion of the merger, promptly after the closing, the paying agent (the “Paying Agent”) will mail to each certificate holder a letter of transmittal and instructions for effecting the surrender of the stock certificates to the paying agent in exchange for payment of the per share merger consideration that you are entitled to receive. Please do not send in your stock certificates now.

Who is entitled to attend the special meeting?

All owners of common stock at the close of business on the record date, or their duly authorized proxies, are invited to attend the special meeting. If you beneficially own shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current brokerage statement) in order to be admitted to the special meeting. Persons who are not owners of common stock may attend only if invited by our Board.

If you plan to attend the special meeting in person, in order to more easily facilitate your access to the special meeting location, we recommend that you register your name with the Key Tower security service prior to the special meeting. To pre-register, please send an email to the Company at annualmeeting@forestcity.net or contact us by telephone at (216) 416-3010 and notify us of your intent to attend the special meeting in person. When you arrive, you will need to present a form of picture identification to the security officer at the desk located on the main floor of Key Tower and such security officer will provide you with a pass to permit access to the Key Tower elevators. If you do not pre-register, we encourage you to arrive early to allow additional time to clear the security requirements of Key Tower.

In addition, we will have a check-in table set up on the main floor of Key Tower for you to check in and provide proof of common stock ownership in order to attend the special meeting in person. Once you have checked in with both the Key Tower security and the special meeting check-in table, you may proceed to the 39th Floor.

Who is entitled to vote at the special meeting?

Only stockholders of record at the close of business on the record date or their duly authorized proxies will be entitled to vote at the special meeting. If you are not a stockholder of record but hold shares of common stock through your broker, bank or other nominee, you may vote your shares in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote the shares, a process that may take several days. We will begin mailing or delivering this proxy statement on or about October 12, 2018 to stockholders of record at the close of business on the record date.

Stockholders who hold shares through the 401(k) Plan may not vote those shares in person at the special meeting.

Who will solicit and pay the cost of soliciting proxies?

We have engaged MacKenzie Partners to assist in the solicitation of proxies. We will pay MacKenzie Partners an estimated fee of $25,000, plus reimbursement of reasonable expenses, for these services. We have also agreed to indemnify MacKenzie Partners against certain losses, costs and expenses. In addition, the Company’s directors, officers and employees may solicit proxies personally, or by mail, telephone or electronic transmission, but no additional compensation will be paid to them.

Our aggregate expenses, including those of MacKenzie Partners, will be paid by Forest City.

What happens if the special meeting is postponed or adjourned?

If the special meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the special meeting as soon as reasonably practical. However, pursuant to the merger agreement, we will first consult with Parent and will not delay convening, postpone or adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent. Your proxy will still be effective and may be voted at the rescheduled or adjourned special meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned special meeting, if such special meeting occurs within 120 days of the record date.

Where can I find additional information on the Company?

We file certain information with, and furnish certain information to, the SEC. You may read a copy of this information at the SEC’s public reference facilities or on the SEC’s website at www.sec.gov. You may call the SEC at 1-800-SEC-0330 for information about these facilities. Additional information on Forest City is also available on our website at www.forestcity.net. Except as provided in “Where You Can Find More Information,” the information found on, or otherwise accessible through, www.sec.gov and www.forestcity.net is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See also the section entitled “Where You Can Find More Information.”

Who can help answer my questions about the special meeting?

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards, you should contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders Call Toll Free: (800) 322-2885

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the federal securities laws. Statements that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon our current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting us will be those anticipated by us. We caution investors that any forward-looking statements presented in this proxy statement are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “will,” “result” or similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to:

•	the pendency of the merger, which could adversely affect our business and operations;

•	incurrence of substantial costs in connection with the proposed merger and related transactions, such as legal, accounting, financial advisory, filing, printing and mailing fees;

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	our inability to attract and retain key personnel during the pendency of the merger;

•	the effect of restrictions on our operations in the merger agreement;

•	merger agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition offer being at a lower price than it might otherwise be;

•	our ability to obtain the required stockholder approval required to consummate the proposed merger;

•	the satisfaction or waiver of other conditions in the merger agreement;

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•	the risk that the merger or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all;

•	our ability to implement our operating strategy;

•	conditions associated with the real estate markets in which we operate, customer financial difficulties and general economic conditions;

•	changes in economic cycles;

•	applicable regulatory changes;

•	competition within the real estate industry;

•	our failure to maintain our status as a REIT under the Code; and

•	other risks and uncertainties detailed from time to time in our SEC filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to, and do not intend to, publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

PROPOSALS TO BE VOTED ON

Proposal 1—Proposal to Approve the Merger and the Other Transactions Contemplated by the Merger Agreement

We are asking holders of shares of common stock to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement. For detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this proxy statement, including the information set forth in the section entitled “The Merger” and the section entitled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement.

Vote Required and Recommendation

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date. Because the required vote for this proposal is based on the number of votes the holders of shares of common stock are entitled to cast rather than on the number of votes actually cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting against the Merger Proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE

“FOR” THE MERGER PROPOSAL.

Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of the Company that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of the Company’s stockholders, as described below in this section.

As described above, in accordance with the merger agreement, equity and long-term incentive cash awards will generally vest on a full or prorated basis and be cashed out upon the consummation of the merger. For details on the treatment of outstanding Company awards, see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Outstanding Equity-Based Awards and Long-Term Incentive Cash Awards” beginning on page 85. Messrs. LaRue and O’Brien each is a party to an employment agreement that provides for severance benefits in the event of a qualifying termination, Messrs. Bishop and Brian Ratner each is a party to a change of control agreement that provides for severance benefits in the event of a qualifying termination of such individual’s employment in connection with the merger, and Mr. Ronald Ratner (whose employment with the Company terminated effective September 15, 2018, as previously disclosed) participates in the Company’s severance plan that provides for severance benefits in the event of a qualifying termination, each as described in more detail in the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Employment Agreements,—Change of Control Agreements and—Plans Applicable to Mr. Ronald Ratner” beginning on page 89.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, assuming (1) that the effective time will occur on December 10, 2018 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) that each of the Company’s named executive officers other than Mr. Ronald Ratner will experience a qualifying termination at such time, (3) that Mr. Ronald Ratner experienced a qualifying termination on September 15, 2018, (4) equity award holdings as of July 31, 2018 and (5) base salary rate and annual target bonus as of the date hereof. The amounts below are determined using the per share merger consideration (assuming no dividends or distributions), and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing and “double-trigger” refers to benefits that require two conditions, which are the closing and a qualifying termination of employment or specified date following the effective time, as applicable.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
David J. LaRue	$6,905,246.50	$5,711,076.15	$64,350.32	$—	$12,680,672.97
Robert G. O’Brien	$4,044,745.47	$2,385,815.25	$65,165.16	$—	$6,495,725.88
Duane F. Bishop	$3,346,576.00	$4,557,473.70	$16,697.34	$25,000.00	$7,945,747.04
Brian J. Ratner	$2,358,485.46	$977,698.80	$8,099.61	$25,000.00	$3,369,283.87
Ronald A. Ratner	$1,965,000.00	$1,602,601.65	$16,697.34	$—	$3,584,298.99

(1)

The cash payments payable to each of Messrs. LaRue, O’Brien, Bishop and Brian Ratner consist of: (a) a severance payment equal to two times the sum of the named executive officer’s (i) annual base salary and (ii) average annual bonus paid for the last three fiscal years prior to the closing, with such amount payable in lump sum after the qualifying termination (which uses 2017, 2016 and 2015 bonuses for purposes of this disclosure); (b) a pro rata portion of the named executive officer’s annual bonus for 2018 based on actual performance (which is estimated based on the target 2018 annual bonus amount for purposes of this disclosure), with such amount payable in a lump sum at such time bonuses are normally paid and (c) payment in respect of unvested long-term incentive cash awards, which, as described in this proxy statement, at the effective time will vest on a prorated basis (as described in the following sentence) and entitle the named executive officer to receive (without interest) an amount in cash equal to the higher of target performance and the actual level of performance for the long-term incentive cash awards through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board (which is estimated based on target performance for purposes of this disclosure). The long-term incentive cash awards will vest on a prorated basis as follows: one-third of long-term incentive cash awards granted in 2018 will vest, two-thirds of long-term incentive cash awards granted in 2017 will vest and 100% of long-term incentive cash awards granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration. The severance payment and pro rata annual bonus payment are “double-trigger” (i.e., payable upon a qualifying termination in connection with the occurrence of the change in control), although for Messrs. LaRue and O’Brien, the severance payment and the pro rata annual bonus are identical to those applicable on any qualifying termination regardless of the occurrence of the change in control. The payment in respect of long-term incentive cash awards is “single-trigger” (i.e., the awards will become vested and payable upon the closing) for each of Messrs. LaRue, O’Brien, Bishop and Brian Ratner.

The cash payments payable to Mr. Ronald Ratner consist of: (a) a severance payment based on his annual base salary and years of service with the Company, payable in regular installments in accordance with the Company’s normal payroll practices over the course of the severance period, the length of which is also based upon his years of service with the Company; (b) a pro rata portion of his annual bonus for 2018 based on target performance, with such amount payable as soon as practicable following termination of employment, and (c) a pro rata portion of his unvested long-term incentive cash awards granted in 2016 and 2017 which, in accordance with the retirement treatment applicable to such awards, will be based on the actual level of performance (which is estimated based on target performance for purposes of this disclosure) and prorated for the portion of the performance period prior to termination of employment. His long-term incentive cash award granted in 2018 was forfeited without consideration. The severance payment, pro rata annual bonus payment and payment in respect of long-term incentive cash awards are payable in connection with Mr. Ronald Ratner’s qualifying termination regardless of the occurrence of the change in control.

Set forth below are the separate values of each of the severance payment, the pro rata annual bonus and the long-term incentive cash awards.

Name	Severance Payment ($)	Pro Rata Annual Bonus ($)	Long-Term Incentive Cash Awards ($)	Total ($)
David J. LaRue	$3,860,610.17	$923,541.67	$2,121,094.67	$6,905,246.50
Robert G. O’Brien	$2,615,423.63	$550,449.17	$878,872.67	$4,044,745.47
Duane F. Bishop	$2,126,576.00	$467,500.00	$752,500.00	$3,346,576.00
Brian J. Ratner	$1,701,199.46	$346,698.00	$310,588.00	$2,358,485.46
Ronald A. Ratner	$1,020,000.00	$382,500.00	$562,500.00	$1,965,000.00

(2)

For Messrs. LaRue, O’Brien, Bishop and Brian Ratner, represents the value of unvested restricted shares and performance shares held by each such named executive officer as of July 31, 2018, which will “single-trigger” vest upon the effective time. No named executive officer holds outstanding unvested stock options. Restricted shares will vest in full at the effective time and will entitle the named executive officer to receive an amount in cash equal to the number of restricted shares multiplied by the per share merger consideration (assuming no dividends or distributions). Performance shares will vest on a prorated basis (as described in the next sentence) at the effective time, and each such vested performance share will entitle the named executive officer to receive (without interest) an amount in cash equal to the total number of shares subject to such performance share based on the higher of target performance and the actual level of performance through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board, multiplied by the per share merger consideration (assuming no dividends or distributions). The performance shares will vest on a prorated basis as follows: one-third of performance shares granted in 2018 will vest, two-thirds of performance shares granted in 2017 will vest and 100% of performance shares granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration. All performance shares granted in 2016 are presented here assuming target performance, and all performance shares granted in 2017 and 2018 are presented here based on an estimate of actual performance, which for each is maximum performance representing 200% of target.

For Mr. Ronald Ratner, represents the value of unvested restricted shares and performance shares held as of July 31, 2018 (assuming a stock price equal to the per share merger consideration). In accordance with the retirement treatment applicable to such awards, in connection with his termination of employment (a) his unvested restricted shares will vest in full and (b) a pro rata portion of his unvested performance shares granted in 2016 and 2017 will vest based on the actual level of performance (which for purposes of this disclosure is estimated (i) for performance shares granted in 2016, based on target performance and (ii) for performance shares granted in 2017, based on maximum performance representing 200% of target) prorated for the portion of the performance period prior to termination of employment. His unvested performance shares granted in 2018 were forfeited without consideration. Mr. Ronald Ratner did not hold any outstanding unvested stock options at the time of his qualifying termination.

Name	Restricted Shares ($)	Performance Shares ($)	Total ($)
David J. LaRue	$1,919,654.10	$3,791,422.05	$5,711,076.15
Robert G. O’Brien	$799,792.50	$1,586,022.75	$2,385,815.25
Duane F. Bishop	$3,213,467.40	$1,344,006.30	$4,557,473.70
Brian J. Ratner	$421,063.50	$556,635.30	$977,698.80
Ronald A. Ratner	$678,467.40	$924,134.25	$1,602,601.65

(3)

For Messrs. LaRue and O’Brien, reflects an amount equal to two times the sum of the executive’s (i) 12 monthly long-term care premiums, based on the level of coverage immediately prior to the qualifying termination, and (ii) annual health care subsidy payment in effect immediately prior to the qualifying termination with such amount payable in lump sum after the qualifying termination. For Messrs. Bishop, Brian Ratner and Ronald Ratner, represents the cost of continued medical, dental and vision insurance benefits for 18 months after termination, with the Company subsidizing 65% of the applicable premiums for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). For Messrs. LaRue, O’Brien, Bishop and Brian Ratner, such benefits are “double-trigger,” although for Messrs. LaRue and O’Brien, such benefits are identical to those applicable on any qualifying termination regardless of the occurrence of the change in control. For Mr. Ronald Ratner, such benefits are payable in connection with a qualifying termination regardless of the occurrence of the change in control.

(4)

For Messrs. Bishop and Brian Ratner, reflects the cost of outplacement services for a period of up to one year after the qualifying termination in an amount not to exceed $25,000. Such amounts are “double-trigger.”

Vote Required and Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present. Abstentions and “broker non-votes” are not considered votes cast and therefore will have no effect on the outcome of this proposal, assuming a quorum is present.

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the merger and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” are hereby APPROVED.”

The vote on the proposal to approve the merger-related compensation payable to our named executive officers is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Merger-Related Executive Compensation Proposal and vice versa. If the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if the holders of common stock fail to approve the proposal to approve the Merger-Related Executive Compensation Proposal. Approval of this proposal is not a condition to the closing.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED EXECUTIVE COMPENSATION PROPOSAL.

Proposal 3—Proposal to Approve Adjournments of the Special Meeting

We are asking the holders of shares of common stock to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Merger Proposal.

If the number of shares of common stock voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal at the time of the special meeting, then we may move to adjourn the special meeting in order to solicit additional proxies in favor of the Merger Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting one or more times and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the internet or telephone. Among other things, approval of the Adjournment Proposal could mean that, even if we have received proxies representing a sufficient number of votes against the approval of the Merger Proposal such that the Merger Proposal would be defeated, we may adjourn the special meeting without a vote on the Merger Proposal and seek to obtain sufficient votes in favor of the Merger Proposal to obtain approval of the Merger Proposal. Pursuant to Maryland law and our Bylaws, the chairman of the special meeting may also adjourn the special meeting to a date no more than 120 days after the record date without notice other than by announcement at the special meeting, and may do so without a vote of the stockholders. However, pursuant to the merger agreement, we will not delay convening, postpone or adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent.

Vote Required and Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present. Abstentions and “broker non-votes” are not considered votes cast and therefore will have no effect on the outcome of this proposal, assuming a quorum is present. Approval of this proposal is not a condition to the closing.

OUR BOARD RECOMMENDS THAT YOU VOTE

“FOR” THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board to be exercised at the special meeting in connection with the merger. This proxy statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Purpose of the Special Meeting

This proxy statement is being provided to you in connection with the solicitation of proxies by our Board to be exercised at the special meeting, which will be held on November 15, 2018 at 9:30 a.m. Eastern Time, at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114. At the special meeting, Forest City stockholders will be asked to consider and vote upon:

•	the Merger Proposal;

•	the Merger-Related Executive Compensation Proposal; and

•	the Adjournment Proposal.

Pursuant to Maryland law and our Bylaws, only the business specifically designated in the notice of the special meeting may be transacted at the special meeting. The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date is required to approve the Merger Proposal. Approval of the Merger-Related Executive Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Quorum and Broker Non-Votes

The record date for the special meeting is October 11, 2018. Record holders of common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. At the close of business on the record date, there were approximately 271,152,840 shares of common stock outstanding and entitled to vote at the special meeting, held by approximately 918 holders of record. Stockholders will have one vote for the Merger Proposal, one vote for the Merger-Related Executive Compensation Proposal and one vote for the Adjournment Proposal for each share of common stock they owned as of the close of business on the record date.

Under our Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the special meeting constitutes a quorum.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals at the special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares with respect to the proposals to be voted on at the special meeting, they may not vote such shares with respect to such proposals. Under such a circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting.

If a quorum is not established at the special meeting or additional votes must be solicited to approve the Merger Proposal, the chairman of the special meeting may adjourn the special meeting from time to time to a later date not more than 120 days after the record date without notice other than by announcement at the special meeting to solicit additional proxies. However, pursuant to the merger agreement, we will not delay convening, postpone or adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent. Pursuant to our Bylaws, the chairman of the special meeting has the power to adjourn the special meeting without any action by the stockholders.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the record date. Approval of the Merger-Related Executive Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal. If you authorize a proxy, your shares of common stock will be voted at the special meeting as you indicate on your proxy. If you return the signed proxy card with no direction on any of the proposals, we will vote your proxy “FOR” the Merger Proposal, “FOR” the Merger-Related Executive Compensation Proposal and “FOR” the Adjournment Proposal.

Abstentions and the failure by stockholders to (i) attend the special meeting and vote or (ii) authorize a proxy to vote their shares at the special meeting will have the same effect as a vote against the Merger Proposal, but will have no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal, assuming a quorum is present. Brokers, banks or other nominees holding shares of common stock in “street name” may not vote such shares of common stock on any of the proposals absent instruction from you. Unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will result in your shares not being present at the special meeting and not being voted on those proposals, with the same result as a vote against the Merger Proposal and with no effect on the Merger-Related Executive Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

How to Vote in Person or Authorize a Proxy

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, EQ Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	submit a proxy by mail: sign, date and mail in the enclosed proxy card using the accompanying envelope;

•	submit a proxy by telephone: submit a proxy by calling 1-800-690-6903 and following the instructions provided; or

•	submit a proxy via the internet: connect to the website at www.proxyvote.com and follow the instructions provided.

Detailed instructions for using the telephone and internet options for voting by proxy are set forth on the proxy card accompanying this proxy statement. Because the internet and telephone services authenticate stockholders by use of a control number, you must have the proxy card available in order to use these services to authorize a proxy to vote. Proxies submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018). If you choose to authorize a proxy to vote by telephone or internet, you do not need to return the proxy card.

If you elect to vote by proxy, the proxy holders will vote your shares based on your directions.

Stockholders who hold shares through the 401(k) Plan may not vote those shares in person at the special meeting.

Proxies and Revocation

You may revoke your proxy prior to the close of voting at the special meeting in any of the following five ways:

•

connect to the website at www.proxyvote.com and follow the instructions provided by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•

call 1-800-690-6903 and follow the instructions provided by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•	deliver a duly executed proxy bearing a later date by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018);

•

deliver a written revocation to our Corporate Secretary, by 11:59 p.m., Eastern Time, on November 14, 2018 (or, if you hold your shares in the 401(k) Plan, by 11:59 p.m. Eastern Time on November 12, 2018), at 127 Public Square, Suite 3100, Cleveland, Ohio 44114; or

•	vote in person at the special meeting.

You cannot revoke a proxy merely by attending the special meeting. To revoke a proxy, you must take one of the actions described above.

Pursuant to Maryland law and our Bylaws, only the business specifically designated in the notice of the special meeting may be transacted at the special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees without additional compensation for such activities. We have engaged MacKenzie Partners to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of reasonable expenses. We will also request persons, firms and corporations holding shares of common stock in their names or in the names of their nominees that are beneficially owned by others to send or cause to be sent proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses in doing so.

Postponements

At any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our stockholders to a date not more than 120 days after the record date (subject to certain restrictions in the merger agreement) without changing the record date for the special meeting. However, pursuant to the merger agreement, we will first consult with Parent and will not postpone the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent.

Adjournments

Although it is not currently expected, subject to approval of the Adjournment Proposal, the special meeting may be adjourned for the purpose of soliciting additional proxies if we believe it is reasonably likely that the Merger Proposal will not be approved at the special meeting when convened, or when reconvened following any adjournment. If a quorum is present, any adjournments may be made to a date not more than 120 days after the record date without notice other than by an announcement at the special meeting. The chairman of the special meeting also has the power to adjourn the special meeting without any action by the stockholders. However, pursuant to the merger agreement, we will first consult with Parent and will not adjourn the special meeting more than 10 business days in the aggregate to solicit additional proxies without Parent’s prior written consent.

THE MERGER

General Description of the Merger

Pursuant to the merger agreement, at the effective time, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will survive the merger (the “Surviving Corporation”) as a subsidiary of Parent.

If the merger is completed, pursuant to the terms and subject to the conditions and limitations set forth in the merger agreement, holders of shares of common stock immediately prior to the effective time will receive the per share merger consideration.

After careful consideration, our Board, by a vote of seven to five, has determined that the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and our stockholders. Under SEC rules, we are also required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation. Our Board recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Executive Compensation Proposal and “FOR” the Adjournment Proposal.

Parties to the Merger

Forest City

Forest City principally engages in the operation, development, management and acquisition of office, apartment and retail real estate and land throughout the United States. We had approximately $7.9 billion of consolidated assets in 17 states and the District of Columbia as of June 30, 2018. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, Philadelphia and the greater metropolitan areas of New York City, San Francisco and Washington, D.C. We have regional offices in Boston, Dallas, Denver, Los Angeles, New York City, San Francisco and Washington, D.C. and our corporate headquarters in Cleveland, Ohio.

The address of Forest City is 127 Public Square, Suite 3100, Cleveland, Ohio 44114. The telephone number of Forest City is (216) 621-6060.

Brookfield Parties

Parent, a newly formed Delaware limited liability company, is an affiliate of a Brookfield real estate investment fund. Parent was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger.

Merger Sub is a Maryland corporation newly formed by Parent solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger. Merger Sub is a wholly owned subsidiary of Parent, and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement, including the financing related to the merger. Subject to the terms of the merger agreement, upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The address of the Brookfield Parties is Brookfield Place, 250 Vesey Street, New York, NY 10281. The telephone number of the Brookfield Parties is (212) 417-7000.

Background of the Merger

Forest City’s equity has historically traded at prices that reflect lower multiples of earnings and cash flow than many of our peer companies and at prices that reflect a greater discount to our internal estimates of the NAV of our assets than our perception of the comparable discounts for other publicly traded real estate companies. Our Board has recognized these discounts and we have sought for several years to take actions to reduce or eliminate them. Actions taken have included: (i) improving our corporate governance by establishing a majority independent Board, even when voting control of the Company was held by the founding family of the Company, (ii) electing a chief executive officer who was not a member of the Company’s founding family, (iii) converting to a REIT under the Code beginning with the taxable year ended December 31, 2016, (iv) developing and successfully executing a business plan to improve operating margins, reduce leverage, increase the Company’s focus on a more limited number of real estate segments and markets and reduce investment in real estate development and (v) eliminating the Company’s dual-class capitalization, which had conferred voting control over the Company on the founding family at a time when majority economic ownership was held by the public.

On June 9, 2017, at the 2017 annual meeting of our stockholders (the “2017 AGM”), our stockholders approved a proposal to replace our then-existing dual-class capitalization with a “one-share, one-vote” common stock structure (the “Reclassification”). Prior to the Reclassification, holders of our then-existing Class B common stock, despite not representing a majority of the economic interests in the Company, were entitled to elect directors to fill nine of the 13 seats on our Board. By virtue of its beneficial ownership of a majority of our then-existing Class B common stock, RMS, Limited Partnership (“RMS”), a limited partnership owned exclusively by members of the Company’s founding family, had the power, therefore, to elect a majority of our Board. This voting control by the Company’s founding family was eliminated as a result of the Reclassification.

Notwithstanding the efforts described above, including the Reclassification, in the summer of 2017 our Board recognized that there continued to be a gap between the public value of the Company’s equity and estimates of the NAV of our assets and the trading value of comparable companies. Consistent with its practice of seeking advice and assistance in reviewing and evaluating our business strategy, our Board requested that representatives of Lazard, Goldman Sachs and Sullivan & Cromwell LLP (“Sullivan & Cromwell”) attend a meeting of our Board convened on June 9, 2017 in conjunction with the 2017 AGM. Lazard served as financial advisor to the special committee of independent directors that negotiated the terms of the Reclassification with RMS and had historically performed various discrete financial advisory engagements for the Company in connection with liability management transactions. Goldman Sachs served as financial advisor to the Company in connection with the Reclassification and has been our longstanding outside financial advisor and has performed numerous financial advisory engagements for the Company over the course of this relationship. Sullivan & Cromwell served as legal counsel to the special committee of independent directors that negotiated the terms of the Reclassification, served as legal counsel to the Company in connection with its conversion to a REIT under the Code and has historically served as legal counsel to the underwriters of our debt and equity offerings. In advance of the meeting, our Board directed representatives of Lazard and Goldman Sachs to work with our senior management to develop a stockholder engagement plan and a preliminary list of operating, strategic, financial and structural alternatives potentially available to us, in each case for our Board’s review at the meeting.

On June 9, 2017, our Board convened a meeting, which was attended by members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell and Venable LLP (“Venable”), our regular Maryland law counsel. At the meeting, our Board, after consulting with members of our senior management and representatives of Lazard and Goldman Sachs, reviewed and approved a plan for selected directors and members of our senior management to participate in a series of in-person meetings with our stockholders, including several activist investors, to solicit feedback regarding our performance, business strategy, competitive position and corporate governance. Also at this meeting, representatives of Lazard and Goldman Sachs reviewed with our Board a preliminary list of operating, strategic, financial and structural alternatives potentially available to the Company as well as various preliminary financial analyses of such alternatives. A representative of Venable also reviewed with our Board the duties of the directors in the context of considering such alternatives. Although the discussion was preliminary, key potential alternatives to our standalone plan that were discussed at this meeting included a sale of the Company, a strategic merger of the Company, a spin-off of our Office segment or Apartments segment, opportunities to continue to improve operating results of the existing business and capital allocation alternatives. Also at this meeting, our Board, senior management and advisors discussed certain tax implications related to the Company’s REIT conversion in 2016 and our Board requested further information on the potential impact on potential alternatives. For example, if we were to recognize gain on the disposition of any asset we owned prior to the Company’s conversion into a REIT during the five-year period beginning January 1, 2016 and ending December 31, 2020 (the “built-in gains period”), such as by selling any such asset, then, subject to the availability of net operating losses and other tax planning opportunities, we would be required to pay tax on the built-in gain of the asset at the highest regular corporate rate. After discussion and deliberation, our Board agreed to discuss further the benefits and considerations associated with the various operating, strategic, financial and structural alternatives at our Board’s next regularly scheduled meeting in August 2017.

On August 22, 2017, our Board convened a meeting, which was attended by members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. At this meeting our Board reviewed and discussed the feedback received from certain of our stockholders regarding our performance, business strategy, competitive position and corporate governance. We received feedback from stockholders who held, in the aggregate, approximately 55 percent of the outstanding shares of our common stock as of August 22, 2017, including Starboard and Scopia. Messages received from certain of our stockholders included: (1) the view that the persistent discount of the market price of our common stock relative to market perceptions of the NAV of our assets and comparable companies merited a process to determine the potential realizable value of the Company in a sale, (2) the perception that the Company was too complex, particularly in view of the number of our joint ventures, our diversified asset base and our development exposure and (3) a desire for board refreshment, particularly in view of the tenure of certain of our independent directors at the time and the fact that, at the time, five of our 13 directors were not independent directors under NYSE listing standards. Also at this meeting, representatives of Lazard and Goldman Sachs reviewed with our Board strategic, operating, financial and structural alternatives potentially available to us as well as various preliminary financial analyses of such alternatives. Representatives of Sullivan & Cromwell also reviewed with our Board the duties of the directors in the context of considering such alternatives. Advisors and management also discussed with our Board the tax consequences of potential alternatives and the duration of the built-in gains period and various encumbrances to such alternatives relating to the Company’s ground lease and joint venture exposure. Following discussion and deliberation that focused principally on our standalone plan and the key potential alternatives discussed by our Board at its meeting on June 9, 2017, our Board concluded that it would be in the best interests of the Company and our stockholders for our Board to engage in an evaluation of strategic, operating, financial and structural alternatives to enhance stockholder value (the “strategic process”), and for us to issue a press release concurrently with the commencement of the strategic process. On August 23, 2017, our Board continued the meeting convened the previous day, with our general counsel in attendance, and discussed additional logistical matters related to the pending commencement of the strategic process. During this meeting, our Board designated an informal steering group (the “informal steering group”) comprised of Mr. LaRue (our President and Chief Executive Officer and a director of the Company), Mr. James Ratner (our non-executive chairman) and Dr. Scott S. Cowen (our lead independent director at the time) to provide guidance and direction to our management and financial advisors and legal counsel regarding the strategic process between meetings of our Board.

On September 11, 2017, we issued a press release announcing that our Board had commenced the strategic process. Each of Lazard and Goldman Sachs was engaged as financial advisor to assist and advise our Board in connection with the strategic process because of its respective reputation as a highly regarded investment bank, substantial knowledge of the REIT industry, familiarity with us and extensive experience in providing financial advice and assistance in connection with reviews of strategic, operating, financial and structural alternatives and acquisition transactions. Sullivan & Cromwell was engaged as legal counsel based on its reputation as a highly regarded corporate law firm, familiarity with us and extensive experience providing legal counsel in connection with reviews of strategic, operating, financial and structural alternatives and acquisition transactions.

Also on September 11, 2017, as directed by our Board, representatives of Lazard and Goldman Sachs initiated outreach to strategic and financial parties to solicit their participation in the strategic process. Between the public announcement of the strategic process on September 11, 2017 and October 25, 2017, the deadline for submission of initial preliminary, non-binding indications of interest, representatives of Lazard and Goldman Sachs communicated with 44 strategic and financial parties regarding their potential participation in the strategic process; 19 of these parties, including a Brookfield special purpose entity, executed confidentiality agreements and were provided access to an online data room containing certain nonpublic information about the Company. Each of the executed confidentiality agreements included a standstill provision ranging from one year to two years in duration. Other than the standstill provisions contained in the confidentiality agreements to which each of the Brookfield special purpose entity and Sponsor D (as defined below) is a party, each standstill provision that remains in effect prohibits the counterparty from asking for a waiver of the standstill restrictions, which is commonly referred to as a “don’t ask, don’t waive” provision. Two of the 19 standstill provisions—specifically, the standstill provisions to which Strategic A and Strategic B (each as defined below) were subject—automatically terminated upon our announcement of the execution of the merger agreement. Another seven of these 19 standstill provisions, including the standstill provisions contained in the confidentiality agreements to which each of the Brookfield special purpose entity, Sponsor A (as defined below) and Sponsor D is party, permitted the counterparty to make a proposal to acquire 50% or more of our common stock within 30 days of our announcement of the execution of the merger agreement and such standstill provisions will have lapsed in accordance with their terms due to the passage of time prior to the date of the special meeting. At the time of our announcement of the execution of the merger agreement, the remaining ten participants in the strategic process were subject to a standstill provision that prohibited the counterparty from asking for a waiver of the standstill restrictions, including asking for a waiver of the standstill restrictions in order to make an acquisition proposal, and six of those standstill provisions will have lapsed in accordance with their terms due to the passage of time by the date of the special meeting. The foregoing features of the standstill provisions were reviewed with the informal steering group by representatives of Sullivan & Cromwell in advance of the execution of confidentiality agreements in connection with the strategic process and the informal steering group discussed the benefits and considerations associated with, and provided guidance to representatives of Sullivan & Cromwell with respect to negotiations regarding, the inclusion of such features in the standstill provisions.

From September 15, 2017 to October 12, 2017, a representative of Brookfield and a representative of a financial sponsor (“Sponsor A”) each made several requests that Brookfield and Sponsor A be permitted to partner with each other in connection with the strategic process. At this point, although both Brookfield and Sponsor A had been solicited to participate in the strategic process, neither Brookfield nor Sponsor A had executed a confidentiality agreement in connection with the strategic process. Following each request, our non-executive chairman and members of our senior management, in consultation with representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, discussed the benefits and considerations associated with Brookfield’s and Sponsor A’s requests, including how granting or denying the bidding partnership could impact the competitive nature of the strategic process from the perspective of maximizing stockholder value, and the possibility that the bidding partnership could be permitted at a later stage of the strategic process. After discussion and deliberation over each request, including further discussion among the members of the informal steering group, our non-executive chairman and members of our senior management directed representatives of Lazard and Goldman Sachs each time to inform Brookfield and Sponsor A that we were not willing to permit the bidding partnership at that stage of the strategic process, which message was conveyed to each of Brookfield and Sponsor A each time.

On October 6, 2017, as directed by our Board, representatives of Lazard and Goldman Sachs distributed a process letter (the “Round 1 process letter”) to the parties that had executed confidentiality agreements in connection with the strategic process. The Round 1 process letter requested the submission of preliminary, non-binding indications of interest (“Round 1 indications”) by October 25, 2017. As of such date, Brookfield and Sponsor A had not executed confidentiality agreements and, as a result, neither party received the Round 1 process letter at that time.

On October 17, 2017, our Board convened a meeting, which was attended by members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During this meeting, representatives of

Lazard and Goldman Sachs updated our Board on the status of the strategic process, the request for the bidding partnership and preliminary feedback received from the participants in the strategic process.

On October 19, 2017 and October 20, 2017, each of the Brookfield special purpose entity and Sponsor A respectively executed a separate confidentiality agreement and each was provided with the Round 1 process letter along with access to the online data room containing certain nonpublic information about the Company.

In late October 2017, seven Round 1 indications were submitted. Five of the Round 1 indications were submitted by financial sponsors and contemplated an all-cash acquisition of the Company at the following prices:

•	Brookfield submitted an indication for between $25.00-$27.00 per share;

•	Sponsor A submitted an indication for $24.50 per share;

•	a third financial sponsor (“Sponsor B”) submitted an indication for $27.00 per share;

•	a fourth financial sponsor (“Sponsor C”) submitted an indication for $26.00 per share; and

•	a fifth financial sponsor (“Sponsor D”) submitted an indication for $24.75 per share.

In addition, two strategic parties (“Strategic A” and “Strategic B”) submitted Round 1 indications that contemplated structured, tax-efficient transactions involving a portion of our business. Specifically, Strategic A’s indication contemplated a structured, tax-efficient Morris Trust transaction that would involve a spin-off of certain of our Office segment assets including certain of our life science buildings (the “Morris Trust transaction”) and Strategic B’s indication contemplated a structured, tax-efficient sale of our Apartments segment and a substantial percentage of our Development segment.

On November 1, 2017, our Board convened a meeting to discuss the strategic process and the Round 1 indications, with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell in attendance. Representatives of Lazard and Goldman Sachs reviewed with our Board the status of the strategic process, feedback received from participants in the strategic process, the terms of the Round 1 indications, key alternatives to our standalone plan, including a sale of the Company, a strategic merger of the Company, and a spin-off of our Office or Apartments segments and various preliminary financial analyses of such alternatives. Following this review, our Board, in consultation with our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, discussed and deliberated the various Round 1 indications and the various alternatives potentially available to us. After discussion and deliberation, although there was significant disappointment expressed by many directors in the values reflected in the received indications, our Board believed that it should continue to pursue the strategic process (rather than conclude it at a preliminary stage) in order to permit our Board to definitively determine whether the strategic process would yield an alternative superior to our standalone plan from the perspective of maximizing stockholder value. Our Board therefore directed representatives of Lazard and Goldman Sachs to invite the parties that submitted Round 1 indications, other than Strategic B, to continue to participate in the strategic process, which our Board believed would preserve the competitive nature of the strategic process. Our Board concluded that it would not be in the best interests of the Company and our stockholders for Strategic B to continue to participate in the strategic process because our Board believed that a transaction on the terms and pricing contemplated by Strategic B’s Round 1 indication would have generated inferior stockholder value as compared to the transactions contemplated by the other Round 1 indications and because our Board believed that it would not be feasible to partner Strategic B with another participant in the strategic process in a manner that would result in a transaction that generated greater stockholder value based on the terms of the Round 1 indications that were submitted and feedback from participants in the strategic process. Further, our Board directed representatives of Lazard and Goldman Sachs to convey to representatives of Brookfield and Sponsor A that our Board would permit Brookfield and Sponsor A to partner in connection with the strategic process and to communicate with Strategic A and Sponsor B about the possibility of partnering with each other. In connection with its Round 1 indication, Sponsor B had expressed that it would need to join a bidding partnership in order to deliver a firm proposal to acquire the Company at the pricing contemplated by Sponsor B’s Round 1 indication; our Board concluded that a bidding partnership with Strategic A would be a potential path for Sponsor B to deliver such a proposal and recognized that neither Sponsor C nor Sponsor D had expressed an interest or need to enter into a bidding partnership in order to continue to evaluate the Company and determine whether to deliver a firm proposal to acquire the Company for cash at a later stage of the strategic process.

On November 6, 2017, as directed by our Board, representatives of Lazard and Goldman Sachs invited Brookfield, Sponsor A, Sponsor B, Sponsor C, Sponsor D and Strategic A to continue participating in the strategic process. Also as directed by our Board, representatives of Lazard and Goldman Sachs also conveyed to representatives of Brookfield and Sponsor A that our Board would permit Brookfield and Sponsor A to partner in connection with the strategic process and communicated with Strategic A and Sponsor B about the possibility of partnering with each other. None of these participants accepted the opportunity to partner.

Following the deadline for submission of Round 1 indications but prior to the deadline for submission of Round 2 indications (as defined below), an additional nine financial parties requested information from representatives of Lazard and Goldman Sachs regarding the strategic process in order to evaluate whether to participate in the strategic process. None of these financial parties ultimately executed confidentiality agreements with us in order to participate in the strategic process. Also during this period, Sponsor C and Sponsor D each worked with prospective operating partners to assist with its respective evaluation of the Company in connection with the strategic process.

On November 13, 2017, in view of the breadth and complexity of the strategic process and the determination by our Board to continue to conduct the strategic process efficiently and expeditiously, our Board, acting by unanimous written consent, designated a transaction committee to supervise the strategic process (the “initial transaction committee”). The initial transaction committee replaced the informal steering group. In addition to supervision of the strategic process, the mandate of the initial transaction committee included the authority to report its recommendation to the entire Board as to what action, if any, should be taken by the Company with respect to a potential transaction or other strategic alternative. Arthur Anton, Dr. Cowen, Craig Macnab and Brian Ratner, each of whom served as a director during his term of service on the initial transaction committee, and Z. Jamie Behar, who continues to serve as a director as of the date of this proxy statement, comprised the initial transaction committee. Mr. Anton was elected as Chair of the initial transaction committee. During many meetings of the initial transaction committee, Messrs. Anton, Cowen and Macnab and Ms. Behar, being the independent non-management members of the initial transaction committee, also discussed the strategic process separately with our outside advisors and in executive sessions among themselves.

On November 13, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. At this meeting, representatives of Sullivan & Cromwell reviewed the duties of the members of the initial transaction committee. Also at this meeting, the initial transaction committee, in consultation with representatives of Sullivan & Cromwell, discussed the mandate of the initial transaction committee as established by our Board and the protocols it would observe in carrying out that mandate. Representatives of Lazard and Goldman Sachs also updated the initial transaction committee on the status of the strategic process.

During November 2017, each of Brookfield, Sponsor A, Sponsor B, Sponsor C, Sponsor D and Strategic A separately participated in individual due diligence sessions with our senior management. At no point prior to the execution of the merger agreement, including during in-person diligence sessions or otherwise, did members of our senior management discuss their post-closing employment arrangements with any participant in the strategic process, including Brookfield.

In connection with the strategic process, in furtherance of our Board’s consideration of operating and structural alternatives as part of the strategic process, our senior management prepared a potential alternative standalone operating plan (the “potential alternative standalone operating plan”) for consideration by our Board. The potential alternative standalone operating plan contemplated the outsourcing of property-management, leasing and numerous back-office functions performed by our personnel and was reviewed by our Board over several meetings beginning in November 2017. As described below, during various meetings, our Board reviewed the potential alternative standalone operating plan, including risks to the Company’s standalone operations presented by the potential alternative standalone operating plan, including timing to achieve identified cost savings, market value of cost savings with respect to top line growth, limited public market precedent for the potential alternative standalone operating plan and its potential impact on future potential alternatives that might be available to us.

On November 15, 2017, Scopia sent an unsolicited letter to our Board expressing its view as to the importance of the Company reaching an agreement for a transformative transaction in connection with the strategic process.

On November 18, 2017 and November 26, 2017, the initial transaction committee convened meetings, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During each meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on the status of the strategic process, feedback received from participants in the strategic process and requests from Sponsor C and Sponsor D to involve operating partners in their respective evaluation of the Company. The initial transaction committee provided guidance and direction to representatives of Lazard and Goldman Sachs regarding the strategic process during each meeting. Also during each meeting, our senior management reviewed the potential alternative standalone operating plan and representatives of Lazard and Goldman Sachs reviewed certain financial aspects of the potential alternative standalone operating plan.

On November 28, 2017 and November 29, 2017, our Board convened meetings, which were attended by members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the November 28, 2017 meeting, our senior management reviewed with our Board the potential alternative standalone operating plan. During the November 29, 2017 meeting, the initial transaction committee, together with representatives of Lazard and Goldman Sachs, updated our Board on the status of the strategic process and feedback received from participants in the strategic process. Also, representatives of Lazard and Goldman Sachs reviewed with our Board various preliminary financial analyses of the Round 1 indications and the potential alternative standalone operating plan. Finally, our Board discussed that the window for the Company to receive written advance notice of the nomination of a director candidate at the 2018 annual meeting of stockholders (“Nomination Window”) was scheduled to run from December 3, 2017 to January 2, 2018. After discussion and deliberation, our Board concluded that the submission of a notice during the Nomination Window could significantly distract the time and attention of our Board and senior management from the strategic process and, therefore, it was in the best interests of the Company and our stockholders to extend the Nomination Window. Our Board regarded the possibility that one or more activist investors would submit a written advance notice of nomination of one or more director candidates during the Nomination Window as a meaningful one based on feedback from our activist investors received during our prior stockholder outreach and ongoing communications from activist investors to representatives of Lazard.

On November 30, 2017, we announced that because the strategic process was ongoing, our Board had extended the Nomination Window to 5:00 p.m., Eastern Time, on the date that was the earlier of two weeks following the announcement of the conclusion of the strategic process, or February 28, 2018, but in no event earlier than 5:00 p.m., Eastern Time, on January 2, 2018 (such time and date being the Nomination Window deadline prior to the extension).

On December 2, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on the status of the strategic process. In addition, representatives of Sullivan & Cromwell reviewed with the initial transaction committee the key terms of a form of merger agreement prepared at the direction of our Board for distribution to participants in the strategic process and received guidance and direction from the initial transaction committee on various key terms.

On December 6, 2017, as directed by our Board, representatives of Lazard and Goldman Sachs distributed a process letter (the “Round 2 process letter”), along with the form of merger agreement, to Brookfield, Sponsor A, Sponsor B, Sponsor C, Sponsor D and Strategic A. The Round 2 process letter requested the submission of revised preliminary, non-binding indications of interest (“Round 2 indications”) and a list of key issues with respect to the form of merger agreement for negotiation by December 13, 2017.

On December 7, 2017, a financial sponsor (“Sponsor E”) that had executed a confidentiality agreement, but had declined to submit a Round 1 indication, advised a representative of Lazard that Sponsor E requested to re-engage in the strategic process with a view toward submitting an indication that contemplated the acquisition of our Development segment, either as part of a sale of the Company or as part of a standalone alternative, which request was conveyed to and approved by the initial transaction committee.

On December 9, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During this meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on the status of the strategic process and feedback received from the participants in the strategic process.

On December 12, 2017, Brookfield submitted a Round 2 indication that contemplated an all-cash acquisition of the Company for $26.00 per share. Brookfield’s Round 2 indication was conditioned on Brookfield being granted 45 days of exclusivity in negotiations with us. Brookfield’s Round 2 indication did not address the effect of any dividends that we might pay on the per share consideration that would be payable in the acquisition contemplated by Brookfield’s Round 2 indication.

On December 13, 2017, a representative of Sponsor D notified a representative of Lazard that Sponsor D was withdrawing from the strategic process. Sponsor D did not submit a Round 2 indication but indicated verbally that if Sponsor D had submitted a Round 2 indication, such Round 2 indication would have contemplated an all-cash acquisition of the Company for a per share amount in the “high $23s” range.

Also on December 13, 2017, Strategic A submitted a Round 2 indication that contemplated the Morris Trust transaction on substantially the same economic terms as contemplated in its Round 1 indication. Strategic A’s Round 2 indication was conditioned on Strategic A being granted 60 days of exclusivity in negotiations with us.

On December 15, 2017, Sponsor A submitted a Round 2 indication that contemplated an all-cash acquisition of the Company for $25.00 per share. Sponsor A’s Round 2 indication was conditioned on Sponsor A being granted exclusivity in negotiations with us for an unspecified period.

Also on December 15, 2017, each of Sponsor B and Sponsor E submitted a Round 2 indication that contemplated the acquisition of our Development segment and select operating assets.

On December 16, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the duties of the directors in the context of evaluating the Round 2 indications. Representatives of Lazard and Goldman Sachs updated the initial transaction committee on the status of the strategic process, including the Round 2 indications submitted to date, and related preliminary financial analyses. Representatives of Lazard and Goldman Sachs also communicated to the initial transaction committee that Sponsor C had not yet submitted a Round 2 indication but had expressed that it planned to submit a Round 2 indication the following week.

On December 17, 2017, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the duties of the directors in the context of evaluating the Round 2 indications. The initial transaction committee, together with representatives of Lazard and Goldman Sachs, updated our Board on the status of the strategic process, including the Round 2 indications submitted to date, and representatives of Lazard and Goldman Sachs reviewed related preliminary financial analyses. Representatives of Lazard and Goldman Sachs also communicated to our Board that Sponsor C had not yet submitted a Round 2 indication but had expressed that it planned to submit a Round 2 indication the following week.

On December 20, 2017, Sponsor C withdrew from the strategic process citing challenges around identifying operational and development upside in our portfolio and encumbrances on our portfolio. Sponsor C did not submit a Round 2 indication.

On December 21, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. The initial transaction committee, in consultation with representatives of Lazard and Goldman Sachs, discussed the remaining strategic process participants—Brookfield, Sponsor A, Sponsor B, Sponsor E and Strategic A— including their respective abilities to execute transactions on the terms contemplated by their Round 2 indications, and their respective Round 2 indications. After discussion and deliberation, the initial transaction committee directed representatives of Lazard and Goldman Sachs to request that each of Brookfield and Sponsor A improve the financial terms of their Round 2 indications. The initial transaction committee further directed representatives of Lazard and Goldman Sachs to present Sponsor A with the possibility of partnering with either Sponsor B or Sponsor E, on the basis that Sponsor A may have been underwriting our Development segment on less attractive terms than Brookfield, and that partnering with either Sponsor B or Sponsor E could facilitate Sponsor A’s ability to improve its proposed acquisition price. Representatives of Lazard and Goldman Sachs conveyed these messages to the participants later that day.

On December 23, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on their discussions with representatives of Brookfield and Sponsor A. Also during the meeting, our senior management reviewed certain aspects of the potential alternative standalone operating plan.

On December 30, 2017, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on their discussions with representatives of Brookfield and Sponsor A.

On January 4, 2018, Brookfield reaffirmed its Round 2 indication without an improvement in financial terms or otherwise. Brookfield’s Round 2 indication remained conditioned on Brookfield being granted 45 days of exclusivity in negotiations with us. Brookfield’s Round 2 indication was subject to remaining due diligence.

On January 5, 2018, Sponsor A submitted a revised Round 2 indication, which remained conditioned on Sponsor A being granted exclusivity in negotiations with us for an unspecified period. Sponsor A’s revised Round 2 indication contemplated an all-cash acquisition of the Company for $25.00 per share but also noted that in the event that the Company was willing and able to execute a spin-off of its ownership interest in those regional malls subject to a previously executed acquisition agreement with Queensland Investment Corporation (“QIC”), that Sponsor A would revise its valuation of the Company to $22.60 per share to reflect the disposition of these assets, which Sponsor A’s Round 2 indication stated equated to approximately $25.71 per share of aggregate consideration to our stockholders inclusive of the proceeds from the spin-off of these ownership interests (if realized). Our senior management had previously concluded, however, in consultation with representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, that the spin-off of these ownership interests was not a feasible structural alternative in view of the terms of the definitive agreement governing the sale of these ownership interests to QIC and the risk and uncertainty associated with spinning-off these ownership interests. Sponsor A’s revised Round 2 indication expressly contemplated the suspension of dividends by the Company following the execution of a definitive agreement providing for the transaction contemplated by Sponsor A’s revised Round 2 indication.

On January 6, 2018, the initial transaction committee convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard and Goldman Sachs updated the initial transaction committee on the status of the strategic process, discussions with representatives of Brookfield and Sponsor A and reviewed various preliminary financial analyses.

On January 7, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the duties of the directors in the context of evaluating the Round 2 indications and the potential alternative standalone operating plan. During the meeting, the initial transaction committee, together with representatives of Lazard and Goldman Sachs, updated our Board on the status of the strategic process. Representatives of Lazard and Goldman Sachs also reviewed the terms of the Round 2 indications, including that Brookfield’s Round 2 indication contemplated a fully financed acquisition of the Company for $26.00 per share in cash with customary closing conditions and was contingent on a 45-day exclusivity period in negotiations with us, and reviewed various preliminary financial analyses. In advance of the meeting, our Board was provided with customary written relationships disclosure by each of Lazard and Goldman Sachs, and no director expressed concern that such relationships would interfere with Lazard’s or Goldman Sachs’ ability to continue to provide financial advisory services to the Company. Senior management also reviewed the potential alternative standalone operating plan, which our Board did not adopt during the strategic process as described above. Representatives of Lazard also reviewed with our Board unsolicited feedback received from Starboard and Scopia as to the status of the strategic process. Representatives of Lazard also reviewed with our Board matters and considerations related to certain large stockholders, including possible reactions of large stockholders based on possible outcomes of the strategic process. After discussion and deliberation, including meetings in executive session without management or advisors present and considering the views of directors that believed our standalone plan represented the most attractive alternative, our Board approved up to a 45-day exclusive negotiating period with Brookfield to allow Brookfield to complete confirmatory diligence and negotiate definitive transaction documentation, and determined to continue its evaluation of Strategic A’s Round 2 indication. To that end, our Board directed representatives of Sullivan & Cromwell to prepare an exclusivity agreement. To facilitate our Board’s evaluation of Strategic A’s Round 2 indication, our Board directed our senior management to develop an operating model for the portion of our business that would not be spun-off pursuant to the Morris Trust transaction (the “RemainCo plan”) and that representatives of Lazard and Goldman Sachs contact representatives of Strategic A to request reverse diligence information from Strategic A. At the conclusion of this meeting, the directors were closely divided on the advisability of pursuing a sale of the Company for $26.00 per share in cash as compared to continuing to operate as a standalone public company.

By this point in the strategic process, based on discussion at the January 7, 2018 meeting of our Board, although our Board had considered several strategic, operating, financial and structural alternatives in consultation with our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, the principal potential alternatives to our standalone plan that remained under consideration were: (1) a sale of the Company to Brookfield; (2) the Morris Trust transaction; and (3) the potential alternative standalone operating plan.

Later on January 7, 2018, as directed by our Board, representatives of Lazard and Goldman Sachs contacted representatives of Strategic A to request reverse diligence information from Strategic A to facilitate our Board’s review of the merits of Strategic A’s Round 2 indication. Representatives of Strategic A declined this request.

On January 10, 2018, as directed by our Board, representatives of Lazard and Goldman Sachs transmitted to Brookfield the draft exclusivity agreement prepared by Sullivan & Cromwell. The draft exclusivity agreement contained customary terms and conditions and contemplated an exclusivity period of 30 days in negotiations with us, with an extension for an additional 15 days if, on the 30th day of the exclusivity period, Brookfield confirmed that it was continuing to pursue an all-cash acquisition of the Company for $26.00 per share (the “Exclusivity Period”).

On January 12, 2018, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to Brookfield, provided comments to the draft exclusivity agreement to representatives of Sullivan & Cromwell. The comments provided by representatives of Skadden substantially preserved the Exclusivity Period construct contained in the January 10, 2018 draft of the exclusivity agreement. Based on guidance received at the January 7, 2018 meeting of our Board, representatives of Sullivan & Cromwell negotiated with representatives of Skadden and finalized all open points in the draft exclusivity agreement later that day, subject to final approval by the initial transaction committee.

On January 13, 2018, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Sullivan & Cromwell reviewed with the initial transaction committee the terms of the draft exclusivity agreement. After discussion and deliberation, the initial transaction committee approved the Company’s execution of the exclusivity agreement.

On January 15, 2018, the exclusivity agreement was executed.

During the Exclusivity Period, in an effort to facilitate a transaction on the terms and pricing contemplated by Brookfield’s Round 2 indication, representatives of Brookfield were provided with tours of assets in our core and select non-core markets, participated in several meetings with our senior management and were provided with information to permit them and their debt financing sources to perform detailed financial, accounting, tax, legal and organizational diligence.

On January 18, 2018, a representative of Brookfield conveyed a request to a representative of Lazard that Brookfield be permitted to share information related to certain of our assets or a portfolio of certain of our assets with Sponsor A. The representative of Brookfield also conveyed that Brookfield would continue to lead the potential transaction and that Brookfield expected that any involvement of Sponsor A would be on a post-closing basis only. The representative of Lazard conveyed this information to the initial transaction committee later that day.

On January 20, 2018, the initial transaction committee convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, during which the initial transaction committee decided not to grant Brookfield’s request because the initial transaction committee believed, based on Brookfield’s Round 2 indication and communications from Brookfield to date, that Brookfield would be able to confirm it would be able to complete an all-cash acquisition of the Company for $26.00 per share independently and permitting Brookfield to work with Sponsor A could lessen the competitive pressure on Brookfield to do so. The initial transaction committee directed representatives of Lazard and Goldman Sachs to convey this decision to representatives of Brookfield. Later on January 20, 2018, as directed by the initial transaction committee, a representative of Lazard conveyed to a representative of Brookfield that the Company would not accept Brookfield’s request to share certain information about our assets with Sponsor A.

In response to additional feedback from Brookfield conveyed by the representative of Lazard to the initial transaction committee, on January 21, 2018, and after further discussion and deliberation, the initial transaction committee approved Brookfield’s request to share certain information about our assets with Sponsor A, and directed representatives of Lazard to convey this approval to Brookfield, which the representatives of Lazard did later that day.

On January 24, 2018, based on feedback from several of our directors and members of our senior management, our non-executive chairman made a request to Messrs. Anton and Cowen that the initial transaction committee consider engaging a nationally recognized commercial real estate broker to provide a broker opinion of value on our income-producing assets and land held for development as such information could be helpful to our Board in connection with the strategic process.

On January 27, 2018, the initial transaction committee convened a meeting together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, the initial transaction committee, in consultation with representatives of Lazard and Goldman Sachs, discussed the benefits and considerations associated with engaging a nationally recognized commercial real estate broker or services firm and the range of services that such a broker or services firm could provide. After deliberation and discussion, the initial transaction committee concluded that engaging a nationally recognized commercial real estate services firm to provide market-based input regarding a selected portfolio of the Company’s most significant income-producing properties (the “selected assets”) would be appropriate as such information could be helpful to our Board in connection with the strategic process and serve as a supplement to the comprehensive NAV estimates of our senior management and the third party analysts that cover us.

On January 31, 2018, Bloomberg News reported that Brookfield was in negotiations to acquire the Company at a price that was not meaningfully higher than the then-current trading price of our common stock. The closing price per share of our common stock on January 30, 2018 was $23.14.

On February 2, 2018, a representative of Brookfield conveyed a request to a representative of Lazard that we permit Brookfield to work with Sponsor C as a potential equity financing source in connection with the transaction. The representative of Lazard conveyed this request to the initial transaction committee later that day.

On February 2, 2018, the initial transaction committee engaged a nationally recognized commercial real estate broker to provide market-based input regarding the selected assets. Such input, which was presented to the initial transaction committee on February 18, 2018, is summarized in the section entitled “—NAV Estimates” beginning on page 75.

On February 3, 2018, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard updated the initial transaction committee on the status of Brookfield’s confirmatory diligence, Brookfield’s request to work with Sponsor C as a potential equity financing source and an upcoming meeting between representatives of Brookfield, Moelis & Company (“Moelis”) (financial advisor to Brookfield), our senior management and representatives of Lazard and Goldman Sachs scheduled for February 6, 2017. After discussion and deliberation, the initial transaction committee approved Brookfield’s request to work with Sponsor C and directed representatives of Lazard and Goldman Sachs to inform Brookfield of the decision, which they conveyed to Brookfield on February 4, 2018. Representatives of Lazard and Goldman Sachs also reviewed with the initial transaction committee various preliminary financial analyses of the Round 2 indication submitted by Strategic A, which were informed by the RemainCo plan.

On February 6, 2018, representatives of Brookfield and Moelis met with our senior management and representatives of Lazard and Goldman Sachs and discussed confirmatory diligence matters.

On February 9, 2018, representatives of Sullivan & Cromwell and Skadden discussed the scope of potential third party consents that could be implicated in the proposed sale of the Company.

On February 13, 2018, as directed by our Board, representatives of Sullivan & Cromwell provided to representatives of Skadden draft confidential disclosure schedules to the draft merger agreement circulated on December 6, 2017. The confidential disclosure schedules to the merger agreement were negotiated and finalized in tandem with the negotiation and finalization of the merger agreement.

On February 14, 2018, the initial transaction committee agreed that the Company waive the requirement under the exclusivity agreement that Brookfield confirm that it was continuing to pursue an all-cash acquisition of the Company for $26.00 per share in order for the Exclusivity Period to continue for an additional 15 days beyond the initial Exclusivity Period of 30 days ending February 14, 2018. The initial transaction committee permitted this waiver because, although Brookfield had not yet provided such confirmation, the initial transaction committee recognized that Brookfield had committed a significant amount of time, internal resources and expenses as part of its confirmatory due diligence to date and appeared to be continuing its due diligence efforts in good faith, including working with our senior management to address Brookfield’s remaining confirmatory diligence requests.

On February 18, 2018, the initial transaction committee convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard updated the initial transaction committee on the status of Brookfield’s confirmatory due diligence and reviewed various preliminary financial analyses of Brookfield’s Round 2 indication and Strategic A’s Round 2 indication, which were informed by the RemainCo plan. Representatives of Lazard and Goldman Sachs also reviewed unsolicited feedback received from Starboard and reviewed matters and considerations related to certain large stockholders, including the possibility that a large stockholder could initiate a proxy contest to replace a majority of our directors at the 2018 annual meeting of our stockholders. The initial transaction committee, in consultation with our senior management and representatives of Lazard and Goldman Sachs, also discussed the market-based input regarding the selected assets provided by the nationally recognized commercial real estate services firm that was engaged by the initial transaction committee.

On February 19, 2018, a representative of Brookfield informed Lazard that it would no longer be partnering with Sponsor A and asked a representative of Lazard to terminate Sponsor A’s access to the online data room, which had previously been granted during the Exclusivity Period at Brookfield’s request, pursuant to the terms of the exclusivity agreement. Sponsor A’s access was terminated later that day.

Also on February 19, 2018, representatives of Skadden provided representatives of Sullivan & Cromwell with a revised draft merger agreement (the “February 19 draft”). With respect to closing certainty, the February 19 draft contemplated: (1) that our sole recourse in the event all conditions precedent to the Brookfield Parties’ obligation to close the merger were satisfied and the Brookfield Parties failed to close the merger would be a reverse termination fee payable by the Brookfield Parties to the Company (the “Reverse Termination Fee”) of 8% of the equity value of the Company at the merger consideration, which would also be payable in other customary circumstances, and not specific performance (the “Pure Option Proposal”); (2) that closing of the merger would not occur prior to the completion of a marketing period with respect to the Brookfield Parties’ debt financing without the Brookfield Parties’ consent (the “Marketing Period Proposal”) and (3) that the Brookfield Parties’ obligation to close the merger would be conditioned on our receipt of certain unidentified third party consents, which was bracketed as subject to ongoing due diligence (the “Third-Party Consents Proposal”). With respect to deal protections, the February 19 draft contemplated: (1) a termination fee payable by the Company to the Brookfield Parties in customary circumstances (the “Company Termination Fee”) of 4.5% of the equity value of the Company at the merger consideration and (2) a termination fee of 1% of the equity value of the Company at the merger consideration payable by the Company to the Brookfield Parties if a stockholder meeting was convened to approve the merger and we failed to obtain stockholder approval at such stockholder meeting (such termination fee, if paid, would reduce dollar-for-dollar the Company Termination Fee). With respect to dividends and distributions, the February 19 draft contemplated: (1) that the per share consideration payable upon the closing of the merger would be reduced by the per share amount of any quarterly dividend paid by us between the signing of the merger agreement and the closing of the merger and (2) that we would make the special REIT taxable income distribution, if applicable. In addition, on February 20, 2018, representatives of Skadden informed a representative of Sullivan & Cromwell that Brookfield would require that a merger support agreement be entered into by certain Ratner family stockholders.

On February 21, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During this meeting, the initial transaction committee, together with representatives of Lazard and Goldman Sachs updated our Board on the status of the strategic process and Brookfield’s confirmatory due diligence and financing efforts. In light of communications from representatives of Brookfield that Brookfield was continuing its confirmatory diligence efforts to support delivery of a firm proposal but that Brookfield did not expect to be able to deliver a firm proposal in advance of the pending conclusion of the Exclusivity Period due to the amount of confirmatory due diligence still to be completed, our Board approved the potential extension of the Exclusivity Period to no later than March 14, 2018. Also at this meeting, representatives of Sullivan & Cromwell reviewed with our Board the key open points from the February 19 draft and received guidance and direction from our Board on these key open points. Representatives of Lazard and Goldman Sachs also reviewed various preliminary financial analyses. Our Board, in consultation with our senior management and representatives of Lazard and Goldman Sachs, also discussed the market-based input regarding the selected assets provided by the nationally recognized commercial real estate services firm that was engaged by the initial transaction committee. Senior management also reviewed the potential alternative standalone operating plan. Representatives of Lazard and Goldman Sachs also reviewed unsolicited feedback from certain of our stockholders, including the possibility that certain stockholders could engage in a proxy contest to replace a majority of our Board at our 2018 annual meeting of stockholders, and that the Nomination Window was scheduled to close on February 28, 2018. After discussion and deliberation, our Board concluded that that the submission of a notice during the Nomination Window could significantly distract the time and attention of our Board and management from the strategic process and, therefore, it was in the best interests of the Company and our stockholders to extend the Nomination Window from February 28, 2018 to March 21, 2018.

During the strategic process, our Board considered with senior management and advisors the potential alternative standalone operating plan, and a consensus among a majority of our Board developed that, due to the potential risks associated with implementing and executing the potential alternative standalone operating plan, it would be in the best interests of the Company and our stockholders to consider the potential alternative standalone operating plan for adoption only after completion of the strategic process and only if the strategic process did not yield an alternative superior to our standalone plan from the perspective of maximizing stockholder value.

On February 22, 2018, we announced that, because the strategic process was ongoing, our Board had extended the Nomination Window to 5:00 p.m., Eastern Time, on March 21, 2018.

On February 24, 2018, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed with the initial transaction committee the key open points raised by the February 19 draft and received additional guidance and direction from the initial transaction committee on these key open points, consistent with the guidance provided by our Board at its February 21, 2018 meeting.

On February 27, 2018, as directed by our Board and the initial transaction committee, representatives of Sullivan & Cromwell provided representatives of Skadden with a revised draft merger agreement (the “February 27 draft”). With respect to closing certainty, the February 27 draft: (1) did not accept the Pure Option Proposal and instead proposed that we would be able to seek specific performance of the Brookfield Parties’ obligation to close the merger in the event all conditions precedent to the Brookfield Parties’ obligation to close the merger were satisfied and the Brookfield Parties’ debt financing was available (the “Specific Performance Proposal”); (2) did not accept the Marketing Period Proposal; (3) left bracketed the Third-Party Consents Proposal and (4) proposed a Reverse Termination Fee of 10% of the equity value of the Company at the merger consideration (rather than 8% as proposed in the February 19 draft), which would be payable in customary circumstances. With respect to deal protections, the February 27 draft (1) contemplated a Company Termination Fee of 3.25% of the equity value of the Company at the merger consideration (rather than 4.5% as proposed in the February 19 draft), which would be payable in customary circumstances and (2) did not accept the termination fee of 1% of the equity value of the Company at the merger consideration as proposed in the February 19 draft, but rather proposed a capped expense reimbursement, the amount of which was bracketed for discussion, if prior to the date a stockholder meeting was convened to approve the merger, an alternative acquisition proposal was publicly disclosed and was not withdrawn as of such date, and we failed to obtain stockholder approval at such stockholder meeting. With respect to dividends and distributions, the February 27 draft bracketed for further discussion the proposals set forth in the February 19 draft described above.

On March 1, 2018, consistent with our Board’s approval at the February 21, 2018 meeting, the initial transaction committee approved the extension of the Exclusivity Period to March 9, 2018. The initial transaction committee granted this extension because Brookfield had committed a significant amount of time and expenses to date as part of its confirmatory due diligence, and Brookfield had conveyed that it anticipated concluding its remaining due diligence and making a binding proposal to us by March 9, 2018.

On March 2, 2018, representatives of Skadden provided representatives of Sullivan & Cromwell with a revised draft merger agreement (the “March 2 draft”) and a draft merger support agreement that the Brookfield Parties proposed to enter into with certain Ratner family members and related entities affiliated with the Ratner family (including RMS). With respect to closing certainty, the March 2 draft: (1) did not accept the Specific Performance Proposal and instead reinserted the Pure Option Proposal, including a Reverse Termination Fee of 8% of the equity value of the Company at the merger consideration (rather than 10% as proposed in the February 27 draft); (2) reinserted the Marketing Period Proposal and (3) left bracketed the Third-Party Consents Proposal. With respect to deal protections, the March 2 draft contemplated: (1) a Company Termination Fee of 4% of the equity value of the Company at the merger consideration (rather than 3.25% as proposed in the February 27 draft), which would be payable in customary circumstances and (2) a capped expense reimbursement of up to 1% of the equity value of the Company at the merger consideration if we failed to obtain stockholder approval of the merger, but did not accept the condition that such expense reimbursement would only be available if prior to the date a stockholder meeting was convened to approve the merger, an alternative acquisition proposal was publicly disclosed and was not withdrawn as of such date (the “Expense Reimbursement Proposal”), which expense reimbursement would, if paid, reduce dollar-for-dollar the Company Termination Fee. With respect to dividends and distributions, the March 2 draft contained the same terms proposed in the February 19 draft, which are described above.

On March 3, 2018, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed with the initial transaction committee the key open points from the March 2 draft and received guidance and direction from the initial transaction committee on these key open points. Representatives of Lazard and Goldman Sachs also updated the initial transaction committee on Brookfield’s confirmatory due diligence efforts.

On March 5, 2018, representatives of Sullivan & Cromwell provided representatives of Skadden with a revised draft merger agreement (the “March 5 draft”). With respect to closing certainty, the March 5 draft: (1) did not accept the Pure Option Proposal and instead reinserted the Specific Performance Proposal; (2) accepted the Marketing Period Proposal; (3) did not accept the Third-Party Consents Proposal and (4) proposed a Reverse Termination Fee of 9% of the equity value of the Company at the merger consideration (rather than 8% as proposed in the March 2 draft), which would be payable in customary circumstances. With respect to deal protections, the March 5 draft contemplated: (1) a Company Termination Fee of 3.75% of the equity value of the Company at the merger consideration (rather than 4% as proposed in the March 2 draft), which would be payable in customary circumstances and (2) accepted the Expense Reimbursement Proposal but left bracketed the amount of the cap for further discussion. With respect to dividends and distributions, the March 5 draft did not accept the dividend and distribution terms first proposed in the February 19 draft, which are described above.

On March 7, 2018, representatives of Brookfield provided to representatives of Lazard and Goldman Sachs a proposal letter (the “March 7 proposal”). The March 7 proposal stated that Brookfield was prepared to make a fully financed, binding proposal to acquire us for $24.50 per share in cash subject to: (1) our cessation of future quarterly dividend payments, (2) our procurement of consents from certain joint venture partners to a change of control prior to signing a merger agreement, (3) our procurement of consents from certain governmental entities to a change of control related to the Company’s assets and development projects as a condition precedent to the Brookfield Parties’ obligation to close the merger and (4) our completion of an internal reorganization in accordance with a plan prepared by Brookfield prior to closing to facilitate the Brookfield Parties’ debt financing plans as a condition precedent to the Brookfield Parties’ obligation to close the merger, which debt financing plans were not provided in connection with the March 7 proposal (items (1) to (4), collectively, the “March 7 Conditions”). Representatives of Skadden also provided to representatives of Sullivan & Cromwell a revised draft merger agreement (the “March 7 draft”), as well as drafts of an equity commitment letter and limited guaranty.

The terms of the March 7 draft were consistent with the March 7 proposal. In addition, with respect to closing certainty, the March 7 draft did not accept the Specific Performance Proposal and reinserted the Pure Option Proposal, including a Reverse Termination Fee of 8% of the equity value of the Company at the merger consideration, which would also be payable in other customary circumstances. With respect to deal protections, the March 7 draft: (1) accepted a Company Termination Fee of 3.75% of the equity value of the Company at the merger consideration and (2) reinserted the proposal made in the March 2 draft of a capped expense reimbursement of up to 1% of the equity value of the Company at the merger consideration if we failed to obtain stockholder approval of the merger, which expense reimbursement would, if paid, reduce dollar-for-dollar the Company Termination Fee. With respect to dividends and distributions, the March 7 draft contemplated the same dividend and distribution terms first proposed in the February 19 draft and included in the March 2 draft described above.

On March 8, 2018, the initial transaction committee convened a meeting, together with our non-executive chairman, members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Lazard and Goldman Sachs reviewed with the initial transaction committee the terms and conditions of the March 7 proposal and related preliminary financial analyses. Representatives of Sullivan & Cromwell reviewed with the initial transaction committee the key open points from the March 7 draft. After discussion and deliberation, the initial transaction committee unanimously determined that it would not recommend to our Board a transaction on the terms and pricing contemplated by the March 7 proposal, and directed representatives of Lazard and Goldman Sachs to inform Brookfield of this decision in the event Brookfield wished to revise the March 7 proposal in advance of a meeting of our Board that was to be held on March 10, 2018, which representatives of Lazard and Goldman Sachs conveyed to representatives of Brookfield later that day. Brookfield declined to revise the March 7 proposal prior the meeting of our Board on March 10, 2018. Also at this meeting, the initial transaction committee discussed the merits and considerations associated with the Company requesting that Starboard and Scopia execute confidentiality agreements to solicit their feedback with respect to the strategic process and our corporate governance. At this time, each of Starboard and Scopia was a significant stockholder of the Company and, as noted above, each had separately conveyed unsolicited feedback regarding the strategic process. After discussion and deliberation, the initial transaction committee directed representatives of Lazard and Goldman Sachs to request that each of Starboard and Scopia execute a confidentiality agreement.

Later on March 8, 2018, we executed a confidentiality agreement with Scopia and, on March 9, 2018, we executed a confidentiality agreement with Starboard. Prior to the March 10, 2018 meeting of our Board, as directed by the initial transaction committee, representatives of Lazard and Goldman Sachs solicited from each of Starboard and Scopia its feedback with respect to the strategic process and our corporate governance. During these discussions, each of Starboard and Scopia confirmed that it was considering a proxy contest to replace a majority of our Board at the 2018 annual meeting of our stockholders.

On March 10, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell

reviewed the duties of the directors in the context of the possible transaction. Representatives of Lazard and Goldman Sachs reviewed with our Board the terms and conditions of the March 7 proposal and related preliminary financial analyses. The initial transaction committee then unanimously conveyed its recommendation against accepting the March 7 proposal. After discussion and deliberation, our Board unanimously accepted the recommendation of the initial transaction committee and declined the March 7 proposal. Our Board then authorized representatives of Lazard and Goldman Sachs to inform Brookfield that our Board would be supportive of a fully financed transaction to acquire us for $25.50 per share in cash and that was not subject to the March 7 Conditions. Representatives of Lazard and Goldman Sachs conveyed this counter-proposal later that day to representatives of Brookfield.

On March 13, 2018, Brookfield provided a revised proposal to representatives of Lazard (the “March 13 proposal”), which contemplated a fully financed, binding proposal to acquire us for $25.00 per share in cash (rather than $24.50 per share in cash as provided in the March 7 proposal), but retained the March 7 Conditions, although representatives of Brookfield indicated a willingness to review the number of third party consent rights that might be triggered by the closing of the merger in order to reach consensus about the relevant consents to the merger, to develop a more complete understanding of the means and prospects for obtaining such consents on a timely basis and to agree upon the allocation of risk associated with obtaining such consents. Between March 13, 2018 and March 16, 2018, members of our senior management, representatives of Brookfield, representatives of Lazard, Goldman Sachs and Moelis, and representatives of Sullivan & Cromwell and Skadden held a series of calls to discuss and review third party consents that may be implicated by the proposed merger. After such discussions, on March 16, 2018, a representative of Brookfield communicated to representatives of Lazard and Goldman Sachs that Brookfield continued to require that we obtain certain of these third party consents in connection with the merger as a condition precedent to the Brookfield Parties’ obligation to close the merger.

On March 17, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Lazard and Goldman Sachs reviewed with our Board the terms and conditions of the March 13 proposal and related preliminary financial analyses. Representatives of Sullivan & Cromwell reviewed with our Board the discussions that took place between March 13, 2018 and March 16, 2018. After discussion and deliberation, our Board unanimously determined not to accept the March 13 proposal because our Board believed that stockholder value would be better enhanced on a standalone basis, particularly considering that the conditionality requirements contemplated by the March 13 proposal created significant uncertainty around a potential transaction. After discussion and deliberation, our Board also directed representatives of Lazard and Sullivan & Cromwell to pursue a settlement (the “settlement”) with Starboard, Scopia and RMS that would include the reconstitution of our Board. Our Board concluded that a proxy contest to replace a majority of our Board would be to the detriment of the Company and our stockholders as it would involve significant expense and significantly distract management’s time and attention at a time when it was important for our management to develop an ongoing long-term operating plan in light of the unsuccessful strategic process. After consultation with representatives of Lazard and Goldman Sachs regarding the composition of our stockholder base, past campaigns by Starboard and Scopia, Starboard’s record of success in past campaigns and our corporate governance profile including the tenure of certain of our independent directors at this time and the fact that five of our 13 directors were not independent under NYSE listing standards at this time, our Board came to a consensus that it would be difficult to succeed in such a proxy contest. Accordingly, our Board was supportive of a settlement that would involve the refreshment of a majority of our Board with other customary terms for a settlement of this type. The scope of our engagements with Lazard and Sullivan & Cromwell was contemporaneously expanded to include activism advisory assistance in connection with the negotiation of the settlement.

Between March 19, 2018 and March 22, 2018, as directed by our Board, representatives of Sullivan & Cromwell, in consultation with representatives of Lazard, negotiated the terms of the settlement with legal counsel to each of Starboard, Scopia and RMS. On March 21, 2018, we announced that our Board had extended the Nomination Window from 5:00 p.m., Eastern Time, on March 21, 2018 to 5:00 p.m., Eastern Time, on March 28, 2018. Our Board concluded that the submission of a notice during the Nomination Window could prevent the timely finalization of the settlement and, therefore, it was in the best interests of the Company and our stockholders to extend the Nomination Window.

The terms of the settlement negotiated between March 19, 2018 and March 22, 2018 were set out in a draft settlement agreement with each of Starboard and Scopia and a draft amendment to the definitive transaction agreement with respect to the Reclassification with RMS, which definitive transaction agreement provided certain director nomination rights to RMS. Specifically, the proposed settlement contemplated that:

•	each of our directors, other than Mr. LaRue, Kenneth Bacon, Ms. Behar and Mr. James Ratner, would resign from our Board;

•	each of Michelle Felman, Adam Metz, Marran Ogilvie, William Roberts and Robert Schriesheim would be elected to our Board;

•	each of Starboard and Scopia would have the right to designate one additional director for election to our Board (such directors being Gavin Molinelli and Jerome Lande, respectively); and

•

RMS would alter its director nomination rights from four members of the Ratner family to two designees, one director who must be independent under NYSE listing standards (such director being Mr. Roberts) and one director who may be either a Ratner family member or independent under NYSE listing standards (such director being Mr. James Ratner).

It was also contemplated at the time of the proposed settlement that Mark S. Ordan would join the reconstituted board, subject to him obtaining approvals from certain other boards on which he served.

On March 22, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the duties of the directors in the context of considering the settlement. Representatives of Lazard reviewed the terms of the settlement negotiated in accordance with our Board’s prior direction. After discussion and deliberation, our Board approved the settlement. The related settlement agreements and amendment to the definitive transaction agreement with respect to the Reclassification were executed later that day.

Later on March 22, 2018, we announced that our Board had concluded the strategic process and that, after extensive evaluation and deliberation, including review and analysis of multiple indications of interest, our Board determined that stockholder value would be better enhanced on a standalone basis than by pursuing a transaction on the terms and pricings of the indications of interest received. This announcement contained a letter from our Board to our stockholders providing additional background with respect to the strategic process. This announcement also outlined the key terms of the settlement. Also, the mandate of the initial transaction committee concluded concurrently with the announcement of the conclusion of the strategic process.

On April 16, 2018, each of Ms. Felman, Mr. Lande, Mr. Metz, Mr. Molinelli, Ms. Ogilvie, Mr. Ordan, Mr. Roberts and Mr. Schriesheim were elected to our Board, and each of our directors at that time, other than Mr. LaRue, Mr. Bacon, Ms. Behar and Mr. James Ratner, resigned from our Board and each committee of our Board on which he or she served. We also issued a press release announcing this reconstitution of our Board.

Later on April 16, 2018, representatives of Lazard and Goldman Sachs received a proposal letter from representatives of Brookfield (the “April 16 proposal”). As with the March 7 proposal, the April 16 proposal contemplated a fully financed acquisition of the Company for $24.50 per share in cash (a decrease from the $25.00 per share as provided in the March 13 proposal) subject to the cessation of future quarterly dividends. However, the April 16 proposal differed from the March 7 proposal by not conditioning the Brookfield Parties’ obligation to close the merger on (1) our procurement of consents from any joint venture partners to a change of control prior to signing a merger agreement, (2) our procurement of consents from any government entities to a change of control related to Company assets and development projects and (3) our completion of a pre-closing internal reorganization. That same day, representatives of Lazard and Goldman Sachs conveyed the April 16 proposal to our Board. Upon instruction from our Board, Lazard informed Brookfield that our Board would review the April 16 proposal in connection with its review of both our standalone business plan and the events that comprised the strategic process and revert in due course.

In a series of meetings of our Board convened on April 19, 2018, May 11, 2018, May 15, 2018, May 21, 2018 and June 1, 2018, and in numerous small group and one-on-one meetings and conversations, our Board, in consultation with our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, engaged in a detailed review of their duties as directors, our standalone business plan, current and projected NAV of our assets, the strategic process, the impact of taxes payable in connection with certain transactions effected prior to the conclusion of the built-in gains period, the potential impact of macroeconomic factors on the value of our assets and stock price and the April 16 proposal.

On June 1, 2018, our Board convened a meeting, together with our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed the duties of the directors in the context of the possible transaction. Representatives of Lazard and Goldman Sachs again reviewed with our Board the terms of the April 16 proposal and related preliminary financial analyses. At this meeting, our senior management reviewed their NAV estimates, which are summarized in the section entitled “—NAV Estimates” beginning on page 75. After discussion and deliberation, including meetings in executive session without management or advisors present, our Board directed representatives of Lazard and Goldman Sachs to convey to representatives of Brookfield that the pricing contemplated by the April 16 proposal was not at a level at which our Board would be willing to transact, and that Brookfield should submit its “best and final” offer, which message was conveyed to representatives of Brookfield later that day.

On June 6, 2018, representatives of Lazard and Goldman Sachs received a revised proposal letter from representatives of Brookfield (the “June 6 proposal”). The June 6 Proposal contemplated an acquisition of the Company on the same terms as the April 16 Proposal, and an increase in the merger consideration to $25.25 per share in cash. The June 6 proposal was conveyed to our Board later that day.

Based on feedback received from representatives of Lazard and Goldman Sachs and the Company’s agreement to limit transaction fees payable to its advisors to a specified level, on June 15, 2018, representatives of Lazard and Goldman Sachs received a revised proposal letter from representatives of Brookfield (the “June 15 proposal”). The June 15 proposal stated that Brookfield was prepared to increase the merger consideration to $25.35 per share in cash. Representatives of Lazard and Goldman Sachs conveyed the June 15 proposal to our Board later that day.

On June 17, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell. During the meeting, representatives of Lazard and Goldman Sachs reviewed various preliminary financial analyses related to the June 15 proposal. After discussion and deliberation, our Board agreed that Messrs. James Ratner, LaRue and Ordan and members of our senior management would meet with representatives of Brookfield to review certain positive developments in our business since March 2018 with a view toward persuading Brookfield to improve the financial terms of the June 15 proposal.

On June 18, 2018, Bloomberg News reported that Brookfield and the Company had restarted negotiations for Brookfield to acquire the Company at pricing close to the range of $25.00 to $25.50 per share. The closing price per share of our common stock on June 15, 2018, the last trading day prior to this news report, was $20.03.

On June 19, 2018, as directed by our Board, Messrs. James Ratner, LaRue and Ordan, along with our chief financial officer and representatives of Lazard, met with representatives of Brookfield and a representative of Moelis and reviewed certain positive developments in our business since March 2018.

On June 20, 2018, a representative of Brookfield advised Mr. Ordan that the financial terms of the June 15 proposal represented Brookfield’s “best and final” offer and, while Brookfield appreciated the review of positive developments that we provided, from Brookfield’s perspective these were generally already known to Brookfield and factored into Brookfield’s analysis. The representative of Brookfield also indicated that Brookfield viewed these positive developments as selective in that the Company did not take into account certain recent negative developments. Mr. Ordan also confirmed with Brookfield that Brookfield would accept the Company’s Specific Performance Proposal.

On June 21, 2018, our Board held two meetings, together with our senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell, to discuss the June 15 proposal. Following discussion, the directors were evenly split on the advisability of proceeding with a sale to Brookfield on its “best and final” terms. The directors reviewed with each other their respective views on proceeding with Brookfield and discussed the advantages and disadvantages of doing so and potential alternatives available to us if our Board were not to pursue the proposed transaction. Directors discussed the reasons that half of our Board (consisting of Ms. Felman, Mr. Lande, Mr. Molinelli, Ms. Ogilvie, Mr. Ordan and Mr. Schriesheim) was in favor of the proposed transaction, including management’s projected cash flows of the Company, the potential trading multiples based on the earnings and the funds from operations of the Company that could be expected to be achieved in the future and the expected macroeconomic and business execution risk of executing our standalone plan as an independent public company. Directors also discussed the reasons that half of our Board (consisting of Mr. Bacon, Ms. Behar, Mr. LaRue, Mr. Metz, Mr. James Ratner and Mr. Roberts) was against the proposed transaction, including that our senior management’s and certain third parties’ estimates of the NAV of our assets were higher than the proposed “best and final” offer from Brookfield, that a potential sale process closer to the end of the built-in gains period could be attractive to a wider range of potential buyers and thereby, together with any future dividends that may be paid by us during the interim period, potentially provide more value to stockholders than the merger on a time-value and risk-adjusted basis and that there was a possibility that, at the end of the built-in gains period, we could conduct a liquidation on an asset-by-asset basis after the satisfaction of liabilities or sale of substantially all or some lesser portion of our assets that, together with any future dividends that may be paid by us during the interim period, could provide more value to stockholders than the merger on a time-value and risk-adjusted basis, and the fact that Brookfield did not improve the financial terms of June 15 proposal following the discussion on June 19, 2018. A more complete summary of the positive and negative reasons discussed by our Board are described below in the section entitled “—Reasons for the Merger; Views of our Directors; Recommendations of our Board” beginning on page 54. Directors also discussed among themselves and with advisors the possibility of a tender offer structure in which our Board could make the June 15 proposal available to our stockholders without the need for an affirmative recommendation of our Board. At the conclusion of these meetings, the directors remained evenly split, with six directors in favor of the proposed transaction and six directors against the proposed transaction, and agreed to reconvene in a few days to further discuss the advisability of pursuing the June 15 proposal. Our Board also authorized the independent directors to retain additional counsel on behalf of our Board in connection with our Board’s consideration of the possible transaction and other potential alternatives. On June 22, 2018, our Board retained Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to provide legal advice regarding these subjects.

On June 26, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell and Wachtell Lipton. Representatives of Lazard and Goldman Sachs reviewed with our Board the terms of the June 15 proposal and related preliminary financial analyses. Representatives of Sullivan & Cromwell and Wachtell Lipton reviewed with our Board the proposed transaction structure and the possibility of a tender offer structure in which our Board could make the June 15 proposal available to our stockholders without the need for an affirmative recommendation of our Board (which, after discussion and deliberation, all directors other than our non-executive chairman indicated they supported in concept), and discussed with our Board the duties of directors in this context. Directors discussed at length the desirability of the proposed transaction, including in comparison to the various potential alternatives considered during the strategic process, and the reasons of the directors who supported the pursuit of the proposed transaction and the reasons of the directors who did not support pursuing the proposed transaction. A summary of these positive and negative reasons are described below in the section entitled “—Reasons for the Merger; Views of our Directors; Recommendations of our Board” beginning on page 54. After discussion and deliberation, including discussion and deliberation with respect to the advantages and considerations relating to merger and tender offer structures and the uncertainty that would be experienced by our stakeholders if the June 15 proposal was made available to our stockholders without an affirmative recommendation of our Board and the effect of such uncertainty on stockholder value, our Board approved, by a seven to five vote, re-opening negotiations with Brookfield with a view toward finalizing definitive transaction documentation on the terms and pricing of the June 15 proposal (with Mr. LaRue, who previously did not support re-opening negotiations, voting with the majority), subject to robust disclosures to our stockholders regarding the reasons why five directors voted against, including disclosure regarding the NAV estimates previously prepared by our management and reviewed with our Board (including market-based input regarding the selected assets presented by a nationally recognized commercial real estate services firm engaged by the initial transaction committee) and the gap that existed between those estimates and the price proposed by Brookfield, and Brookfield’s confirmation that it would accept the Company’s position with respect to the treatment of equity and long-term incentive cash awards in the merger and certain employee compensation, retention and severance matters, including with respect to both executive and non-executive level employees (the “employee matters proposal”) (with all directors supporting the employee matters proposal). As of this meeting, the employee matters proposal had been reviewed by the Compensation Committee of our Board, which was supportive of the employee matters proposal. Prior to the conclusion of the strategic process, the Company and Brookfield had not made significant progress in negotiations regarding the matters covered by the employee matters proposal.

In connection with our Board’s determination to provide for robust disclosures to our stockholders regarding the reasons why five directors voted against the merger, including disclosure regarding the NAV estimates previously prepared by our management and reviewed with our Board (including market-based input regarding the selected assets presented by a nationally recognized commercial real estate services firm engaged by the initial transaction committee), following the execution of the merger agreement, our Board engaged the Advisory Group of Green Street Advisors solely to assist us in preparing the disclosure contained in this proxy statement regarding NAV estimates.

On July 2, 2018, as directed by our Board, representatives of Lazard and Goldman Sachs conveyed the employee matters proposal to representatives of Brookfield.

On July 3, 2018, Brookfield re-affirmed it was interested in re-opening negotiations with the Company with a view toward finalizing definitive transaction documentation on the terms and pricing of the June 15 proposal.

During July 2018, in order to facilitate a transaction on the terms and pricing of the June 15 proposal, representatives of Brookfield were provided with updated information about the Company to permit them and the Brookfield Parties’ debt financing sources to perform confirmatory financial, accounting, tax, legal and organizational diligence.

On July 9, 2018, as directed by our Board, representatives of Sullivan & Cromwell provided a revised draft merger agreement (the “July 9 draft”) to representatives of Skadden. The July 9 draft incorporated Brookfield’s concessions in its April 16 proposal that neither our procurement of consents from any third party nor our completion of a pre-closing internal reorganization would be a condition precedent to the Brookfield Parties’ obligation to close the merger. The July 9 draft also included the Specific Performance Proposal, as described above, which Mr. Ordan had previously confirmed would be acceptable to Brookfield. The July 9 draft also proposed a Reverse Termination Fee of 9% of the equity value of the Company at the merger consideration (rather than 8% as proposed in the March 7 draft). With respect to deal protections, the July 9 draft accepted the Reimbursement Proposal, including the cap of up to 1% of the equity value of the Company at the merger consideration, as included in the March 7 draft. With respect to dividends and distributions, the July 9 draft accepted the dividend and distribution terms provided for in the March 7 draft, which are described above. Concurrently, as directed by our Board, representatives of Sullivan & Cromwell provided to representatives of Skadden comments to the draft equity commitment letter and draft limited guaranty, which were provided by representatives of Skadden on March 7, 2018. The equity commitment letter and the limited guaranty were negotiated and finalized in tandem with the negotiation and finalization of the merger agreement. The terms of the equity commitment letter are summarized in the section entitled “—Equity Commitment Letter” beginning on page 84 and the terms of the limited guaranty are summarized in the section entitled “—Limited Guaranty” beginning on page 85.

On July 12, 2018, in order to facilitate an efficient process in connection with matters relating to the possible acquisition of the Company by the Brookfield Parties, our Board unanimously designated an ad hoc committee (the “transaction committee”) comprised of Messrs. LaRue, Metz and Ordan to work with and direct management and advisors to negotiate the final terms of the merger agreement, subject to the final approval of our Board. The members of the transaction committee were chosen based on their significant experience in real estate transactional matters and the fact that they were viewed by our Board to be a representative cross-section of our Board based on views that had been expressed regarding the potential transaction to date and additionally, in the case of Mr. LaRue, because our Board believed that our Chief Executive Officer should serve on the transaction committee.

On July 13, 2018, the transaction committee convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell and Wachtell Lipton. Members of our senior management and representatives of Lazard and Goldman Sachs updated the transaction committee on the status of Brookfield’s confirmatory due diligence.

Later on July 13, 2018, representatives of Sullivan & Cromwell and Skadden discussed open points with respect to the July 9 draft.

On July 14, 2018, representatives of Sullivan & Cromwell updated the transaction committee via email on the open points raised by Skadden on July 13, 2018.

On July 16, 2018, as directed by the transaction committee, members of our senior management met with representatives of Brookfield as part of Brookfield’s confirmatory due diligence.

On July 18, 2018, the Company made available to Brookfield in the online data room the final business case projections, which replaced the prior business case projections included in the online data room and incorporated actual performance for the fiscal quarter ended March 31, 2018 and an updated forecast for the fiscal year ending December 31, 2018. The final business case projections were less favorable for the Company than the prior business case projections provided by the Company in the online data room.

Also on July 18, 2018, the transaction committee convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell and Wachtell Lipton. Senior management updated the transaction committee on their discussions with Brookfield on July 16, 2018.

Representatives of Sullivan & Cromwell reviewed with the transaction committee the open points raised by Skadden on July 13, 2018 and received guidance and direction from the transaction committee.

On July 20, 2018, representatives of Sullivan & Cromwell received from representatives of Skadden a revised draft merger agreement (the “July 20 draft”). With respect to closing certainty, the July 20 draft contemplated a Reverse Termination Fee of 7% of the equity value of the Company at the merger consideration and accepted the Specific Performance Proposal (together, the “RTF Proposal”). With respect to conditionality relating to the procurement of third party consents, the July 20 draft contemplated that if all conditions precedent to the Brookfield Parties’ obligation to close the merger were satisfied, the Brookfield Parties would not be obligated to close the merger until the earlier of the date that certain unspecified third party consents to the merger were obtained and the five-month anniversary of the execution of the merger agreement (the “Third-Party Consents Proposal”). With respect to deal protections, the July 20 draft contemplated that the Brookfield Parties would be entitled to terminate the merger agreement and to receive a Company Termination Fee of 3.75% of the equity value of the Company at the merger consideration if the Company materially breached any of its obligations under the covenant restricting the solicitation of alternative acquisition proposals (the “No-Shop Termination Proposal”), as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 118.

Concurrently, representatives of Skadden provided to representatives of Sullivan & Cromwell a revised form of merger support agreement that the Brookfield Parties proposed to enter into with certain Ratner family members, entities affiliated with such family members (including RMS), Starboard and Scopia, which form of merger support agreement was provided by representatives of Sullivan & Cromwell to each of these constituencies later that day. The Ratner family and entities affiliated with the Ratner family (including RMS) did not ultimately enter into a merger support agreement with the Brookfield Parties. During this period, representatives of the Ratner family had discussions with representatives of Brookfield regarding the possibility of exchanging a portion of their common stock in connection with the merger for alternative consideration that would provide tax deferral to recipients of such alternative consideration and the willingness of the Ratner family and entities affiliated with the Ratner family (including RMS) to enter into a merger support agreement with Brookfield if there was an agreement reached on such alternative consideration. Our Board was generally aware of the existence, but not the details, of such discussions, and such discussions did not ultimately culminate in an agreement or a related merger support agreement.

Representatives of Brookfield negotiated and finalized merger support agreements with representatives of Starboard and Scopia in tandem with the negotiation and finalization of the merger agreement. The terms of the merger support agreements to which Starboard and Scopia are party are summarized in the section entitled “—Merger Support Agreements” beginning on page 97.

On July 23, 2018, representatives of Sullivan & Cromwell reviewed with members of our senior management the open points raised by the July 20 draft and the guidance and direction received from the transaction committee with respect to the open points on July 18, 2018. Members of our senior management provided further guidance and direction on these open points.

Later on July 23, 2018, as directed by our senior management, representatives of Sullivan & Cromwell provided to representatives of Skadden a revised draft merger agreement (the “July 23 draft”). The July 23 draft accepted the RTF Proposal and did not accept the Third-Party Consents Proposal and the No-Shop Termination Proposal.

Between July 25, 2018, and July 30, 2018, representatives of Sullivan & Cromwell and Skadden exchanged a series of draft merger agreements and negotiated the remaining open terms, including the RTF Proposal and No-Shop Termination Proposal. Additionally, between July 27, 2018 and July 30, 2018, Messrs. LaRue and Ordan, acting as members of the transaction committee, negotiated with representatives of Brookfield regarding the remaining open terms. Ultimately, as approved by the transaction committee, the parties negotiated a compromise with respect to the Third-Party Consents Proposal, whereby if all conditions precedent to the Brookfield Parties’ obligation to close the merger were satisfied, the Brookfield Parties would not be obligated to close the merger until the earlier of the date that an agreed list of third party consents to the merger were obtained and December 10, 2018 (rather than the five-month anniversary of the execution of the merger agreement as contemplated in the July 20 draft). Also, as approved by the transaction committee, the parties negotiated a compromise with respect to the No-Shop Termination Proposal, whereby the Brookfield Parties would be entitled to terminate the merger agreement and to receive a Company Termination Fee if, prior to the time stockholder approval of the merger is obtained, but not after, the Company or any director committed a willful and material breach of the covenant restricting the solicitation of alternative acquisition proposals, except where such willful and material breach is the result of an isolated action by a director without knowledge of or consent by the Company prior to such action, and is not any other action by the Company, and (A) the Company takes appropriate actions to remedy such willful and material breach upon discovery thereof, and (B) the Brookfield Parties or the transactions contemplated by the merger agreement are not adversely affected in any material respect as a result thereof.

On July 26, 2018, representatives of Weil, Gotshal & Manges LLP (“Weil Gotshal”), financing counsel to Brookfield, provided representatives of Sullivan & Cromwell with a draft debt commitment letter. The debt commitment letter was negotiated and finalized by representatives of Weil Gotshal and Sullivan & Cromwell in tandem with the negotiation and finalization of the merger agreement. The terms of the debt commitment letter are summarized in the section entitled “—Debt Commitment Letter” beginning on page 84.

On July 27, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell and Wachtell Lipton. Representatives of Sullivan & Cromwell and Wachtell Lipton reviewed with our Board the most recent draft merger agreement and the key open terms. Our Board provided guidance and direction on the key open terms. Representatives of Lazard and Goldman Sachs each reviewed with our Board their respective preliminary financial analyses in connection with the proposed transaction.

On July 30, 2018, our Board convened a meeting, together with members of our senior management and representatives of Lazard, Goldman Sachs, Sullivan & Cromwell, Wachtell Lipton and Venable. Representatives of Venable reviewed with the directors their duties under Maryland law, including in the context of deciding whether to approve the merger. Representatives of Sullivan & Cromwell reviewed with our Board the terms of the merger agreement. Representatives of Lazard and Goldman Sachs reviewed with our Board their respective financial analyses, and each of Lazard and Goldman Sachs orally delivered its opinion as to the fairness, from a financial point of view, of the total consideration to be received by our stockholders in the merger, as described in the sections entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs” beginning on pages 62 and 69, respectively. In advance of the meeting, our Board was provided with updated customary written relationships disclosure by each of Lazard and Goldman Sachs, and no director expressed concern that such relationships would interfere with Lazard’s or Goldman Sachs’ ability to continue to provide financial advisory services to the Company. After discussion and deliberation, our Board approved the merger and the other transactions contemplated by the merger agreement by a vote of seven to five. Each of Ms. Felman, Mr. Lande, Mr. LaRue, Mr. Molinelli, Ms. Ogilvie, Mr. Ordan and Mr. Schriesheim voted for the approval of the merger and the other transactions contemplated by the merger agreement and each of Mr. Bacon, Ms. Behar, Mr. Metz, Mr. James Ratner and Mr. Roberts voted against the approval of the merger and the other transactions contemplated by the merger agreement. During our Board’s voting on the merger, our non-executive chairman expressed his view to our Board that a sale of the Company for the financial terms provided under the merger agreement failed to maximize stockholder value in view of the discount represented by this consideration relative to our non-executive chairman’s perspective: (i) regarding the estimated NAV of the Company’s assets; (ii) that a sale process closer to the end of the built-in gains period would have resulted in substantially more value for our stockholders and (iii) that the per share merger consideration did not adequately reflect the Company’s recent positive operating results and financial soundness. Our non-executive chairman also expressed criticism of what he perceived as a lack of a highly competitive bidding environment during the strategic process and also expressed criticism regarding his perception of the fee structure of our outside financial advisors, which our non-executive chairman stated he believed motivated our outside financial advisors to advocate in favor of the merger.

Later that evening, the Company and the Brookfield Parties executed the merger agreement and executed versions of the ancillary transaction documents were exchanged concurrently.

On July 31, 2018, prior to the opening of trading on the NYSE, the execution of the merger agreement was announced in a press release jointly issued by the Company and Brookfield.

Reasons for the Merger; Views of our Directors; Recommendations of our Board

After careful consideration, our Board, by a vote of seven to five, has approved the merger and the other transactions contemplated by the merger agreement, has declared the merger and the other transactions contemplated by the merger agreement advisable and in the best interests of the Company and our stockholders and recommends that stockholders vote in favor of the approval of the merger and the other transactions contemplated by the merger agreement. In the course of evaluating the merger, our Board consulted with our senior management and legal counsel and financial advisors. The factors referenced below were discussed during meetings of our Board, with each individual director placing more or less emphasis or weight on particular factors.

The seven directors who voted to approve the merger generally believed that, based on their individual assessment, evaluation and weighting of the factors discussed above and below, the merger would provide greater potential value to our stockholders than if the Company were to remain an independent public company and/or pursue other potential alternatives. In connection with their evaluation of the merger, the seven directors who voted for the merger placed emphasis on: (i) management’s projected cash flows of the Company, including the potential risks to such cash flows from our development exposure and contractual encumbrances on our assets (such as ground leases), (ii) the expected macroeconomic and business execution risk of executing our business plan as an independent public company, particularly in light of the number of the Company’s joint ventures, contractual encumbrances (such as ground leases), diversified asset base and constraints applicable during the built-in gains period, (iii) the impact of our leverage profile and existing contractual arrangements on our ability to pursue financing alternatives and (iv) the risks that the range of available estimates of the NAV of our assets might not be fully realizable now or upon a future liquidation or sale of the Company or its assets (including due to their views of the risks, timing, carry costs and frictional costs associated with potential realization of the NAV of our assets after December 31, 2020), each of which informed such directors’ view of the potential trading multiples based on the earnings and the funds from operations of the Company that could be expected to be achieved in the future and the value that might be obtained in a future liquidation or sale of the Company or its assets.

The five directors who voted against the merger generally believed that, based on their individual assessment, evaluation and weighting of the factors discussed above and below, the merger would not provide greater potential value to our stockholders than if we were to remain an independent public company and/or pursue other potential alternatives. In connection with their evaluation of the merger, the five directors who voted against the merger placed emphasis on (i) our senior management’s and third parties’ estimates of the current and projected NAV of our assets (including market-based input regarding the selected assets presented by a nationally recognized commercial real estate services firm engaged by the initial transaction committee), and their belief as to the greater relevance of such valuation metrics in assessing whether the terms proposed by Brookfield should be accepted, while still recognizing the relevance of the financial analyses presentations and opinions of Lazard and Goldman Sachs relied on by the majority of our Board, including as to the potential uncertainties and costs in estimating and realizing NAV, (ii) the possibility that closer to the end of the built-in gains period, we could pursue a sale process that could be attractive to a wider range of potential buyers or the possibility that, at the end of the built-in gains period, we could conduct a liquidation on an asset-by-asset basis after the satisfaction of liabilities or sale of substantially all or some lesser portion of our assets that, in either case, together with any future dividends that may be paid by us during the interim period, could potentially provide more value to stockholders than the merger on a time-value and risk-adjusted basis and (iii) the fact that Brookfield did not improve the financial terms of June 15 proposal following the discussion on June 19, 2018 at which our representatives reviewed certain positive developments in our business since March 2018 with representatives of Brookfield. For additional details regarding the NAV estimates developed by management, see the summary included in the section entitled “—NAV Estimates” beginning on page 75.

The following material factors were among the number of factors considered by our Board that supported its decision (by a vote of seven to five) to approve the merger, declare the merger advisable and in the best interests of the Company and our stockholders and recommend that stockholders vote in favor of the Merger Proposal:

•

our Board’s knowledge of our business, operations, financial condition, earnings and prospects, as well as our Board’s knowledge of our operating environment, including current and prospective economic and market conditions at that time (including expectations regarding the impact of tariffs or other trade protection measures that could be implemented by the current administration);

•

our Board’s belief, following a thorough review of potential operating, strategic, financial and structural alternatives, that the merger was more favorable to our stockholders than any other alternative that was available to us, including remaining an independent public company, noting in particular that our substantial improvements in corporate governance, dividend payout, corporate structure, leverage, business focus and operating results had not been rewarded by improved equity valuation in the public markets to the extent that had been anticipated when these improvements were initiated;

•

the current and historical trading prices for our common stock, including the fact that the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger represents a premium of approximately 26.6% when compared to our closing price per share on June 15, 2018, the last trading day prior to a report that Brookfield was engaging in discussions to acquire the Company, a premium of 26.7% when compared to our 30-day VWAP as of such date and a premium of 24.0% when compared to our 90-day VWAP as of such date;

•

the fact that we conducted a thorough, diligent, public process to market a potential transaction, inviting over 50 strategic and financial parties to participate in the strategic process, 19 of which executed confidentiality agreements and the fact that in the course of that process we explored various transaction structures, including partnering bidders and assessing the potential for accelerated sales of certain assets, with a view to maximizing the price participants in the strategic process would be willing to pay;

•

our Board’s belief, in view of the results of the strategic process and the size and diversity of our portfolio, that it was unlikely that any other party would be willing to acquire the Company at an all-cash price in excess of $25.35 per share and that an all-cash price of $25.35 per share was the maximum price that Brookfield was willing to pay;

•

the course of negotiations between the Company and Brookfield, which resulted in pricing that was higher than the March 7 proposal and conditions to closing that are customary for a transaction of this type;

•

that the as-of-March 31, 2018 NAV estimates are likely not realizable upon a liquidation or sale of the Company’s assets prior to December 31, 2020, given the significant adverse tax implications of recognizing gain on the disposition of any asset we owned prior to the Company’s conversion into a REIT in advance of the expiration of the built-in gains period, as well as other factors which may contribute to the significant uncertainty of NAV estimates described below in this section and in the section entitled “Important Information About the Financial Projections and the NAV Estimates”;

•

that the as-of-December 31, 2020 NAV estimates, which are future-year NAV estimates and therefore not a widely recognized valuation metric for a publicly traded REIT, were created solely to provide information to our Board as to the value that may be realizable upon a liquidation or sale of the Company’s assets following the expiration of the built-in-gains period and in view of the significant limitations related to the as-of-March 31, 2018 NAV estimates noted above, and that these three-year projected NAV estimates are subject to significant risk of not being realizable upon a future liquidation or sale of the Company or its assets, including because of the relatively high proportion of Company assets owned through joint venture structures or having other significant, difficult-to-value contractual encumbrances (such as ground leases) that could negatively impact sales prices or because of the difficulty in executing on favorable terms and timing a sale of all assets, even if sold in multi-asset packages of significant scale, and because of the various other factors that could significantly and adversely affect the Company and its assets during this multi-year period, including the factors described below in this section and in the section entitled “Important Information About the Financial Projections and the NAV Estimates”;

•

the risks and uncertainty of remaining an independent public company, including, among others, expected increases in interest rates that could reduce the value of our dividend and increase the cost of debt and the cost to us of obtaining capital to fund future activities;

•

challenges in the retail real estate market that could impede development or rent increases or cause declines in rent or increased vacancy in our retail real estate portfolio, or impede our ongoing efforts to divest our retail real estate portfolio on attractive terms;

•	the fact that the terms of the merger agreement were the product of arm’s-length negotiations between the parties;

•	the fact that Brookfield accepted, and the merger agreement reflects, the employee matters proposal;

•

our ability to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for a superior proposal if our Board determines, after consultation with advisors and after taking into account any changes to the terms of the merger agreement proposed by Parent, that the superior proposal continues to be a superior proposal, subject to payment of a termination fee of $261 million;

•

our Board’s right, under the merger agreement, to withhold, withdraw, qualify or modify its recommendation that our stockholders vote to approve the merger under certain circumstances, subject to payment of a termination fee of $261 million if Parent elects to terminate the merger agreement in such circumstances;

•

the fact that the $261 million termination fee and the up to $70 million expense reimbursement payable by us in certain circumstances were negotiated by management, on behalf of our Board, and evaluated by our Board in consultation with the transaction committee and our legal and financial advisors, and were determined by a majority of our Board to be reasonable and unlikely to unduly impede the ability of a third party to make a superior proposal;

•

the financial analyses presentations and oral opinions of fairness from a financial point of view delivered by Lazard and Goldman Sachs, each subsequently confirmed by delivery of a written opinion, each dated July 30, 2018, as more fully described in the sections entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs” beginning on pages 62 and 69, respectively;

•	the fact that the cash merger consideration will provide our stockholders with certainty of value and liquidity immediately upon the closing of the merger for all of their shares of common stock;

•

the likelihood that the merger will be completed given the commitment of both parties to completing the merger pursuant to their respective obligations under the merger agreement, Brookfield’s size, financial liquidity and proven ability to complete large public company acquisitions on agreed terms, Brookfield’s extensive experience in the real estate industry, the lack of a financing condition for the merger, the absence of any other significant closing conditions under the merger agreement, other than the stockholder approval, and the $488 million reverse termination fee payable to the Company if the merger agreement is terminated in certain circumstances, which payment is guaranteed by the Investors; and

•

the fact that the merger would be subject to the approval of our stockholders, and the fact that our stockholders would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the special meeting (although we may be required to pay a termination fee under certain circumstances if we subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

The seven directors who voted for the merger believed that the terms of the merger agreement, including the per share merger consideration, represented the best value and other terms reasonably available for our stockholders and that the merger was in the best interests of the Company and our stockholders, including for the reasons described above. The seven directors who voted for the merger also considered a variety of risks and other potentially negative factors regarding the merger, including the material factors described below.

The five directors who voted against the merger believed, based primarily on their individual assessment, evaluation and weighting of the factors discussed below, that the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger—which such directors regarded as effectively reduced by $0.36 per share (resulting in an effective $24.99 per share) taking into account the Company’s expectation that stockholders would not be paid any quarterly dividend, which such directors estimated to be $0.18 per share per quarter based on the final business case projections, for the two remaining quarters of 2018 that such directors expected would fully (or near fully) elapse prior to the closing and during which stockholders will continue to own shares in the Company because the merger agreement provides that the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger will be reduced by the per share amount of such quarterly dividends—significantly undervalued the Company and was not in the best interest of our stockholders. Their view was based primarily on the following:

1.

Their belief that our stockholders would likely realize, on a time-value and risk-adjusted basis, significantly greater value than the per share merger consideration, which such directors regarded as effectively $24.99 for the reason noted above, if we were to have an opportunity to:

•

conduct an asset sale process focused on selling our different assets to different buyers (both public and private market buyers) who would attach the greatest value to each asset and timed so that sale proceeds would be received and distributed to our stockholders shortly after the expiration of the built-in gains period (which expires on December 31, 2020), and

•	pay dividends to our stockholders during the two remaining quarters of 2018 and during 2019 and 2020 in the amounts reflected in the final business case projections.

Their view was informed by, among other things, analyses performed by our management to estimate the NAV of our assets as of December 31, 2020 as described in the section entitled “—NAV Estimates—Summary and Results of NAV Valuations” beginning on page 77.

In addition, for a summary of the dividend projections included in the final business case projections see the section entitled “—Unaudited Prospective Financial Information—Final Business Case Projections” beginning on page 80.

2.

Their view that the per share merger consideration, which such directors regarded as effectively $24.99 for the reason noted above, represented a material discount to other estimates of the NAV of our assets described in the section entitled “—NAV Estimates” beginning on page 75, including:

2018 NAV ESTIMATE	Estimated NAV/Share	Premium of Estimated NAV/Share to $24.99 (i.e., the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger minus $0.36 per share)
Management estimate—applying cap rates obtained from a commercial real estate research information service to projected net operating income of the Company for the first quarter of 2018 (annualized)	$29.68	18.8%
Management estimate—applying cap rates reflecting an asset-by-asset cap rate analysis to projected net operating income of the Company for the first quarter of 2018 (annualized)	$33.01	32.1%
NAV Compilation Estimates (as defined in the section entitled “—NAV Estimates” beginning on page 75)	$27.02-$30.81	8.1%-23.3%
Equity research analyst median estimate as of May 29, 2018	$29.25	17.0%

See the section entitled “—Important Information About the Financial Projections and the NAV Estimates” beginning on page 81.

3.

Their view that the per share merger consideration, which such directors regarded as effectively $24.99 for the reason noted above, is significantly less than the as-of-December 31, 2020 NAV estimates (derived based on our management’s estimated NOI of $700 million for the 12-month period ending December 31, 2021) described in this proxy statement and the present value per share amounts derived by applying a discount rate of 9.0%, which these five directors selected because it reflected the midpoint within the discount rate range of 6.0% to 12.0% utilized by our management in preparing several alternative valuations of the as-of-December 31, 2020 NAV estimates (as described in the section entitled “—NAV Estimates—Summary and Results of NAV Valuations” beginning on page 77), to those 2020 NAV per share amounts and to management’s estimates of the dividends that would be expected to be paid to stockholders through the end of 2020 if the Company were not sold in the proposed merger, as follows:

2020 NAV ESTIMATE	Estimated NAV/Share	Premium of Estimated NAV/Share to the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger
Management estimates (discounted at 9.0%)—applying cap rates obtained from a commercial real estate research information service	$32.84(1) ($38.44 undiscounted and excluding projected dividends)	29.5%
Management estimates (discounted at 9.0%)—applying an asset-by-asset cap rate analysis	$37.11(1) ($43.78 undiscounted and excluding projected dividends)	46.4%

(1)	Includes projected dividends from Q3 2018 through Q4 2020 as reflected in the final business case projections.

These five directors also believed that the equity value of the Company based on the per share merger consideration, which such directors regarded as effectively $24.99 for the reason noted above, and the estimated diluted number of shares outstanding of 276.9 million as of December 31, 2020, was approximately $2.17 billion and $3.36 billion, respectively, less than the aggregate estimated present NAV-based equity values of the Company based on the estimated present value per share amounts referenced above.

See section entitled “—Important Information About the Financial Projections and the NAV Estimates” beginning on page 81.

4.

Their view that NAV estimates are the most relevant metrics for valuing the Company due to the significant portion of our assets that are in the form of non-income-producing land and development projects, including land for which entitlements have been obtained and are under active development in San Francisco, Washington D.C. and other major markets, the value of which such directors believed was not adequately reflected in the multiples or earnings-based analyses of the type performed by our financial advisors and summarized below in the sections of this proxy statement entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs” beginning on pages 62 and 69, respectively. Moreover, our asset base and organization structure has changed materially in recent years and, for that reason, the five directors believed analyses based on historical multiples are less relevant to us. Such directors also believed that, in our case, NAV estimates are particularly relevant because such directors believed that the vast majority of our assets are located in highly liquid property markets where there is robust transaction activity that provides significant transparency as to underlying property market valuations.

5.

The five directors took account of the fact that the 14.6% discount to analyst consensus NAV per share (calculated using $24.99 per share (i.e., the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger minus $0.36 per share) and $29.25 per share equity research analyst median NAV estimate as of May 29, 2018) was the largest discount from among those of the selected REIT transactions reviewed with our Board which the five directors who voted against the merger believed to be relevant or comparable to the merger, consisting of sales of REITs for more than $1 billion in the past five years (but excluding any stock or part-stock transactions, distressed situations, affiliated party transactions and the single family rental real estate sector).

In addition to considering the views of the five directors that voted against the merger described above, the seven directors who voted for the merger also considered a variety of risks and other potentially negative factors regarding the merger, including the material factors described below. The factors described below were also considered by the five directors who voted against the merger.

•

the merger would preclude our stockholders from having the opportunity to participate in the future performance or appreciation of our assets, future potential earnings growth, future potential appreciation of the value of our common stock or future dividends that could be realized depending on our future performance or any future asset sales;

•

the significant costs involved in connection with entering into and completing the merger, the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

the possibility that the merger may not be completed, or that completion of the merger may be delayed for reasons that are beyond the control of the Company or Brookfield, including the failure of our stockholders to approve the merger, or the failure of the Company or the Brookfield Parties to satisfy other requirements that are conditions to closing the merger, which could negatively affect the price of our common stock and/or the future business and financial results;

•

the potential harm to relationships with our employees, tenants and other business associates, and potential diversion of management and employee attention away from the day-to-day operation of our business, as a result of the pendency of the merger or failure to complete the merger;

•	an all-cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the merger;

•

the view of certain directors that Brookfield should have improved the financial terms of its June 15 proposal following the discussion on June 19, 2018 at which our representatives reviewed certain positive developments in our business since March 2018 with representatives of Brookfield, including positive leasing momentum and compelling market rents at certain key properties being achieved during the last year, progress in the development pipeline and the restructuring of certain joint venture assets and other actions undertaken to mitigate risk and simplify Forest City’s business;

•

the view of certain directors that the grant of exclusivity to Brookfield, coupled with the initial transaction committee’s decisions to permit Brookfield to engage in discussions with Sponsor A and Sponsor C during the Exclusivity Period, may have diminished the Company’s negotiating leverage with Brookfield in subsequent price negotiations;

•

the fact that, pursuant to the terms of the merger agreement, the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger will be reduced by the per share amount of any quarterly cash dividend that we may declare and pay after the date of the merger agreement and prior to consummation of the merger (other than any dividends declared and publicly announced on or prior to May 15, 2018) and the amount of any special REIT taxable income distribution;

•

the fact that if the Brookfield Parties’ debt financing is unavailable, we are not entitled to specifically enforce the merger agreement or the equity commitment letter, and that our exclusive remedy, available if the merger agreement is terminated in certain circumstances, would be limited to a reverse termination fee payable by Parent in the amount of $488 million (the payment of which is guaranteed by the Investors);

•

a concern among certain directors that the competitive nature of the strategic process may have been dampened by perceptions that our Board was subject to pressure from certain of our stockholders to consummate a sale transaction; and

•

our inability to solicit competing acquisition proposals and the possibility that a termination fee of $261 million payable by us upon the termination of the merger agreement under the circumstances described in the merger agreement could discourage other potential bidders from making a competing bid to acquire us.

In addition to the factors described above, our Board considered the fact that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as discussed in the section entitled “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 85.

The above discussion of the factors considered by our Board is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by our Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors held varied views of the relative importance of the factors considered. The seven directors who approved the merger and the five directors who voted against the merger viewed their respective position as being based on an overall review of the totality of the information available to them, including discussions with our senior management and legal and financial advisors, and overall considered these factors to support their respective determination regarding the merger. The seven directors who approved the merger determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger, declaring the merger advisable and in the best interests of the Company and our stockholders and recommending that stockholders vote in favor of the approval of the merger. The five directors who voted against the merger determined that, in the aggregate, the potential risks or possible negative consequences of approving the merger considered outweighed the potential benefits of approving the merger.

Information presented in this section is forward-looking in nature and should be read in light of the cautionary statement contained in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 20.

For the reasons set forth above, our Board, by a vote of seven to five, has approved the merger and the other transactions contemplated by the merger agreement and has declared the merger and the other transactions contemplated by the merger agreement advisable and in the best interests of the Company and our stockholders. Our Board recommends that you vote “FOR” the Merger Proposal.

Opinion of Lazard

Summary of Opinion

The Company retained Lazard as a financial advisor in connection with the merger. On July 30, 2018, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to our Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders of common stock.

The full text of Lazard’s written opinion, dated July 30, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of our Board (in its capacity as such), and Lazard’s opinion was rendered to our Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of common stock (other than Parent and its affiliates) of the total consideration to be paid to such holders pursuant to the merger agreement. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard, as of the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might have engaged or the merits of the underlying decision by the Company to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to the Company;

•

Reviewed various financial forecasts, including the final business case projections described in the section entitled “Unaudited Prospective Financial Information—Final Business Case Projections” beginning on page 80 and other data provided to Lazard by the Company relating to the business of the Company;

•	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	Reviewed historical stock prices and trading volumes of common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal, except for certain third party appraisal reports with respect to certain real estate assets of the Company provided by the Company for reference purposes. With respect to final business case projections utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that any special REIT taxable income distributions will be paid to holders of shares of common stock immediately prior to the effective time, such that the holders of shares of common stock that receive such amount also receive the per share merger consideration. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the total consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, any allocation of the total consideration, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger including, without limitation, the merger support agreements. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the total consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below. The summary of the analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary set forth below without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to the Company, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 27, 2018, and is not necessarily indicative of current market conditions. Lazard has been instructed by the transaction committee, acting on behalf of our Board, to use the final business case projections as a basis for its analyses.

Illustrative Discounted Cash Flow Analysis

Lazard performed an illustrative discounted cash flow analysis of the Company. A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company (calculated by beginning with EBITDA and adjusting for certain other income and expenses, and subtracting capital expenditures). “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting the future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value for the Company as the sum of the net present value, as of June 30, 2018, of each of:

•	the estimated future cash flows that the Company is expected to generate for each of fiscal years 2018 through 2021; and

•	the estimated value of the Company at the end of fiscal year 2021, or the terminal value.

The estimated future cash flows of the Company were calculated by Lazard based on the final business case projections, which reflected EBITDA for the real estate portfolio, less capital costs associated with maintenance capital expenditures and gross development spend. The calculation of estimated future cash flows excluded projected income with respect to land sales at its Stapleton project and interest and other income related to certain notes receivables balances as of June 30, 2018. The following table sets forth the estimated future cash flows for each of years 2018 through 2021 (in millions) as calculated by Lazard based on the final business case projections:

(in millions)	2H 2018E	2019E	2020E	2021E
Future Cash Flows	$13	$97	$182	$270

For its discounted cash flow calculations, Lazard applied discount rates ranging from 6.9% to 8.9% to the estimated future cash flows. Such discount rates were based on Lazard’s estimated range of the Company’s weighted average cost of capital, derived from a number of factors using the Capital Asset Pricing Model (“CAPM”) taking into account certain metrics, including, among others, the applicable risk free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the Company and the select comparable companies (as defined below).

Lazard then calculated the weighted average EBITDA multiple of the select comparable companies, using the same methodology for calculating the weighted average of the financial multiples and ratios described under “—Illustrative Comparable Companies Public Trading Analysis” below, based on the proportional contribution of each Company segment (as defined below) to the Company’s estimated NOI for 2022, as set forth in the final business case projections. The following table summarizes the results of this review for the select comparable companies and the proportional contribution of the relevant Company segment to NOI for 2022:

	Median NTM TEV/EBITDA	Proportional Contribution of Company Segment to NOI
		2022E
Office	21.0x	50%
Multifamily	20.6x	43%
Mall	15.4x	4%
Shopping Center	23.8x	3%
Weighted Average	20.7x

Lazard then selected and applied a range of EBITDA multiples of 16.7x to 18.7x to estimated terminal year 2022 EBITDA for the real estate portfolio, as set forth in the final business case projections and adjusted for a projected $60 million of land sales and interest and other income, to calculate the terminal value of the Company. The calculation of the terminal value of the Company excluded projected income with respect to land sales at its Stapleton project and interest and other income related to certain notes receivables balances as of June 30, 2018. Lazard selected the range of EBITDA multiples applied to the terminal year EBITDA based on Lazard’s analysis of the weighted average median EBITDA multiple of the select comparable companies, as adjusted based on its professional judgment and experience, and further informed by the Company’s observed historical EBITDA multiple trading discount to the weighted average median of the select comparable companies.

Lazard then calculated an enterprise value range by taking the sum of the estimated discounted cash flows (including the net present value of the implied terminal value) plus an amount in respect of the Stapleton project, based on a long-term cash flow model provided by the Company, and the book value of certain notes receivables balances as of June 30, 2018.

Lazard then calculated an equity value range for the Company by taking the implied enterprise value range minus (i) the principal amount of the Company’s outstanding secured debt as of June 30, 2018, minus (ii) the principal amount of the Company’s term loan maturing in 2021 as of June 30, 2018, plus (iii) the amount of cash and cash equivalents as of June 30, 2018. Lazard divided the resulting equity value range by the fully diluted shares of common stock outstanding as provided by the Company to estimate an implied range per share of common stock and compared it to the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement:

Implied Price Per Share Range	Total Consideration
$20.82 – $26.97	$25.35

Illustrative Comparable Companies Public Trading Analysis

Lazard applied comparable company multiples to perform a valuation analysis of the Company to determine an implied per share value for the common stock. Lazard based its analysis on the proportional contributions of each of the Company’s primary business segments set forth below, referred to as the “Company segments,” to the Company’s NOI for 2018, as reflected in the final business case projections:

•	Office;

•	Multifamily;

•	Mall; and

•	Shopping Center.

Lazard reviewed various financial multiples and ratios of selected publicly traded companies that Lazard believed, based on its experience with companies operating in each of the office, multifamily, mall and shopping center REIT industries and its professional judgment, to be relevant for purposes of this analysis, considered such companies’ operations, lines of business, markets, sizes and geographies, and applied such multiples to the applicable estimated operating metric for the Company as set forth in the final business case projections.

The selected group of companies Lazard reviewed in each of office, multifamily, mall and shopping center REIT industries, referred to as the “select comparable companies,” were as follows:

Office	Multifamily	Mall	Shopping Center
Alexandria Real Estate Equities, Inc.	AvalonBay Communities, Inc.	CBL & Associates Properties, Inc.	Acadia Realty Trust
Boston Properties, Inc.	Camden Property Trust	GGP Inc.	Federal Realty Investment Trust
SL Green Realty Corp.	Equity Residential	The Macerich Company
	UDR, Inc.	Simon Property Group, Inc.
Taubman Centers, Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the select comparable companies operate businesses similar to the businesses of the Company segments. However, no selected company is identical to the Company or any of the Company segments and certain of these companies may have characteristics that are materially different from those of the Company and the Company segments. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of the Company, each Company segment and the select comparable companies are also relevant.

For each of the select comparable companies, Lazard calculated and compared the ratio of such company’s closing trading price, as of July 27, 2018, to each company’s funds from operations, or “FFO,” for the next 12-month period, or the “NTM period,” and calculated and compared the ratio of such company’s closing trading price, as of July 27, 2018, to each company’s adjusted FFO (adjusted for recurring capital expenditures and select non-cash and other adjustments), or “AFFO,” for the NTM period.

Lazard then observed the median of these ratios for the select comparable companies in each of the office, multifamily, mall and shopping center REIT industries, and calculated the weighted average of these observed medians based on the proportional contribution of each Company segment to the Company’s estimated NOI for 2018, as set forth in the final business case projections. The NTM period FFO and AFFO estimates for the select comparable companies used by Lazard in its analysis were based on publicly available Wall Street equity research estimates. The following table summarizes the results of this review for the select comparable companies and the proportional contribution of the relevant Company segment to NOI for 2018:

	Median NTM Trading Price / FFO	Median NTM Trading Price / AFFO	Proportional Contribution of Company Segment to NOI
			2018E
Office	18.1x	22.1x	50%
Multifamily	18.7x	21.0x	33%
Mall	13.8x	16.8x	13%
Shopping Center	18.7x	23.5x	4%
Weighted Average	17.7x	21.1x

Lazard then selected and applied a range of FFO multiples of 12.7x to 16.7x, as appropriate to the Company’s estimated operating funds from operations, or “OFFO,” for the NTM period, as set forth in the final business case projections. Lazard selected the range of FFO multiples applied to the Company based on Lazard’s analysis of the weighted average median FFO multiple of the select comparable companies, as adjusted based on its professional judgment and experience, and further informed by the Company’s observed historical FFO multiple trading discount to the weighted average median of the select comparable companies.

From this analysis, Lazard estimated an implied range per share of common stock and compared it to the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement:

Implied Price Per Share Range	Total Consideration
$20.42 – $26.83	$25.35

Lazard then selected and applied a range of AFFO multiples of 17.1x to 21.1x, as appropriate to the Company’s estimated AFFO for the NTM period, as set forth in the final business case projections. Lazard selected the range of AFFO multiples applied to the Company based on Lazard’s analysis of the weighted average median AFFO multiple of the select comparable companies, as adjusted based on its professional judgment and experience, and further informed by the Company’s observed historical AFFO multiple trading discount to the weighted average median of the select comparable companies.

From this analysis, Lazard estimated an implied range per share of common stock and compared it to the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement:

Implied Price Per Share Range	Total Consideration
$19.49 – $24.06	$25.35

Illustrative Dividend Discount Analysis

Lazard performed a dividend discount analysis of shares of common stock, which calculates an implied equity value per share by discounting to the present the value of the future dividends per share of common stock expected to be paid by the Company, as reflected in the final business case projections. Lazard based its dividend discount analysis on an assumed discount rate ranging from 9.5% to 11.5%, reflecting an estimate of the Company’s cost of equity, derived from a number of factors using the CAPM taking into account certain metrics, including, among others, the applicable risk free rate of return, unlevered risk profile and leverage ratio of the Company and the select comparable companies.

Lazard also calculated estimated terminal values for the Company by applying price to FFO multiples ranging from 12.7x to 16.7x to the estimates of the Company’s OFFO, reflected in the final business case projections. Lazard’s selection of the range of FFO multiples applied to the Company is described under “—Illustrative Comparable Companies Public Trading Analysis” above. From this analysis, Lazard estimated an implied range per share of common stock and compared it to the total consideration to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement:

Implied Price Per Share Range	Total Consideration
$20.55 – $27.76	$25.35

Other Analyses

The analyses and data described below were presented to our Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Illustrative 52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of common stock for the 52 weeks ended on June 27, 2018. Lazard observed that, during such period, the closing share price of common stock ranged from $19.24 per share to $26.30 per share, as compared to the total consideration of $25.35 per share to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement.

Illustrative Premium/Discount to Net Asset Value Analysis

Lazard reviewed selected net asset value per share of common stock based on published, publicly available Wall Street equity research reports, which indicated a median net asset value per share of $29.25. Lazard applied a discount to such median net asset value per share selected by Lazard in its professional judgment by reference to the observed weighted average of the median discount to net asset value per share relative to the trading price of the select comparable companies described under “—Illustrative Comparable Companies Public Trading Analysis” above. From this analysis, Lazard estimated an implied price per share range for shares of common stock of $22.19 per share to $28.04 per share, as compared to the total consideration of $25.35 per share to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement.

Illustrative Premiums Paid Analysis

Lazard performed an illustrative premiums paid analysis based on the premiums paid, where applicable, in selected transactions involving a U.S. acquirer and a U.S. REIT target with a transaction value greater than $1.0 billion and at least 70% of the total consideration consisted of cash consideration announced in the five years prior to July 27, 2018. Lazard calculated the 25th percentile, median and 75th percentile premia by comparing, to the extent publicly available, the per share acquisition price to the relevant target company’s closing share price on the date prior to the announcement of the transaction, or other relevant date as referenced in public filings for the respective transaction, referred to as the “undisturbed date.”

Premia to Share Price on Undisturbed Date
75th Percentile	23.8%
Median	17.1%
25th Percentile	12.7%

Using a 12.7% to 23.8% premia range based on the 25th percentile and 75th percentile one-day premia paid in the transactions referenced above and the Company closing price per share as of June 15, 2018, the last trading day prior to a report that Brookfield was engaging in discussions to acquire the Company, Lazard estimated an implied price per share range for shares of common stock of $22.57 to $24.80, as compared to the total consideration of $25.35 per share to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement.

Illustrative Present Value of Future Stock Price

Lazard performed an analysis of the implied present value of the future value per share of common stock. Lazard first derived a range of theoretical future values per share for common stock as of December 31, 2018, 2019, 2020 and 2021, by applying price to FFO multiples ranging from 12.7x to 16.7x to the estimates of the Company’s OFFO for each year ending December 31, 2018, 2019, 2020 and 2021, respectively, reflected in the final business case projections. Lazard’s selection of the range of FFO multiples applied to the Company is described under “—Illustrative Comparable Companies Public Trading Analysis” above. By applying a discount rate of 10.5%, reflecting the mid-point of the estimate of the Company’s cost of equity (as described above), Lazard discounted to present value, as of June 30, 2018, both the theoretical future values per share it derived for each year ending December 31, 2018, 2019, 2020 and 2021 and the estimated dividends to be paid per share of common stock through the end of the applicable year as reflected in the final business case projections to yield illustrative present values per share of common stock ranging from $19.81 to $26.95, as compared to the total consideration of $25.35 per share to be paid to holders of common stock (other than Parent and its affiliates) pursuant to the merger agreement.

Miscellaneous

In connection with Lazard’s services as financial advisor to the Company with respect to the merger, the Company agreed to pay Lazard a fee of $27.0 million, $3.0 million of which became payable upon the execution of the engagement letter with Lazard, $4.0 million of which became payable earlier this year in connection with financial advisory services provided by Lazard and the remainder of which is contingent upon the consummation of the merger. The Company also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.

Lazard and certain of its affiliates in the past have provided, currently are providing, and in the future may provide, certain investment banking services to the Company and certain of its affiliates, for which they have received compensation, including, during the past two years, having provided advisory services to the Company in 2017 and 2018 and advised the special committee of independent directors that negotiated the terms of the Reclassification with RMS in 2017. The aggregate amount of fees paid to Lazard for financial advisory services to the Company in the two-year period prior to the date of Lazard’s opinion was approximately $11.0 million (excluding any portion of the transaction fee described above). Lazard has not received fees for providing financial advisory services to Parent or an entity known by Lazard to be an affiliate of Parent during the last two years.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the real estate industry specifically, as well as its familiarity with the business of the Company.

The Company and Parent determined the total consideration of $25.35 in cash per share of common stock to be paid to the holders of common stock pursuant to the merger agreement through arm’s-length negotiations, and our Board approved such consideration. Lazard did not recommend any specific consideration to our Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by our Board, as discussed in “—Reasons for the Merger; Views of our Directors; Recommendations of our Board” beginning on page 54 of this proxy statement.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to our Board that, as of July 30, 2018 and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 30, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of our Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder of the Company should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of the Company for the three years ended December 31, 2017;

•	the Company’s Registration Statement on Form S-4, including the prospectus contained therein dated September 17, 2015 relating to the common stock;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

the final business case projections, as approved for Goldman Sachs’ use by the Company. The final business case projections are summarized below in the section entitled “—Unaudited Prospective Financial Information—Final Business Case Projections” beginning on page 80.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the final business case projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for a certain third party appraisal report with respect to certain real estate assets of the Company provided by the Company, it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs also assumed, with the consent of the Company, that any special REIT taxable income distribution pursuant to the merger agreement will be paid to holders of shares of common stock immediately prior to the effective time, such that the holders of shares of common stock that receive such amount also receive the per share merger consideration.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the

Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the outstanding shares of common stock, as of the date of the opinion, of the total consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, any allocation of the total consideration, the merger support agreements, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the total consideration to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 27, 2018, and is not necessarily indicative of current market conditions.

Implied Premiums and Multiples Analysis

Goldman Sachs analyzed the $25.35 in cash per share of common stock to be paid to the holders of the outstanding shares of common stock pursuant to the merger agreement in relation to:

•	the closing price per share of common stock as of July 27, 2018, the last trading day prior to the execution of the merger agreement;

•	the closing price per share of common stock as of June 15, 2018, the last trading day prior to a report that Brookfield was engaging in discussions to acquire the Company;

•	the volume weighted average price per share of common stock over the 30-day period ended June 15, 2018;

•	the volume weighted average price per share of common stock over the 90-day period ended June 15, 2018;

•	the volume weighted average price per share of common stock over the 180-day period ended June 15, 2018;

•

the highest and lowest closing price per share of common stock over the 52-week period ended September 8, 2017 (the last full trading day prior to the Company’s announcement of the commencement of the strategic process); and

•	median of estimates of the Company’s net asset value, calculated based on published, publicly available Wall Street equity research reports, which are referred to as “NAV Consensus Estimates.”

The results of this analysis are as follows:

Reference Price Per Share	Implied Premium (Discount) Represented by the $25.35 Per Share
July 27, 2018 Closing Price of $23.09	9.8%
June 15, 2018 Closing Price of $20.03	26.6%
52-week high Closing Price of $25.66	(1.2)%
52-week low Closing Price of $18.02	40.7%
30-Day VWAP of $20.01	26.7%
90-Day VWAP of $20.45	24.0%
180-Day VWAP of $22.05	15.0%
NAV Consensus Estimates of $29.25	(13.3)%

In addition, Goldman Sachs calculated the implied enterprise value for the Company by multiplying the $25.35 per share by the total number of fully diluted shares of common stock outstanding as provided by management of the Company, and adding to the result the amount of the Company’s net debt (the outstanding principal amount of $4,480.0 million, less cash and cash equivalents, referred to as “Net Debt”) as of June 30, 2018.

Goldman Sachs also calculated the total consideration per share of common stock as multiples of:

•	estimates of the Company’s OFFO for the next 12-month period, or the “NTM period,” 2018 and 2019, as reflected in the final business case projections; and

•

median of estimates of the Company’s FFO for the NTM period, 2018 and 2019, calculated based on published, publicly available Wall Street equity research reports, which are referred to as “FFO Consensus Estimates.”

The results of these calculations were as follows:

OFFO Multiple Implied by Total Consideration Per Share of Common Stock	Multiple
Total Consideration per share / 2018E OFFO per share—diluted (final business case projections)	16.9x
Total Consideration per share / NTM Period OFFO per share—diluted (final business case projections)	15.8x
Total Consideration per share / 2019E OFFO per share—diluted (final business case projections)	15.8x

FFO Multiple Implied by Total Consideration Per Share of common stock	Multiple
Total Consideration per share / 2018 FFO per share—diluted (FFO Consensus Estimates)	17.1x
Total Consideration per share / NTM Period FFO per share—diluted (FFO Consensus Estimates)	16.6x
Total Consideration per share / 2019 FFO per share—diluted (FFO Consensus Estimates)	16.1x

Illustrative Present Value of Future Stock Price Analyses for the Company

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of common stock, including the present value of accumulated dividends, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples.

Goldman Sachs first derived a range of theoretical future values per share for common stock as of December 31, 2018, 2019, 2020 and 2021, by multiplying OFFO multiples ranging from 13.0x to 17.0x by the estimates of the Company’s OFFO for the NTM Period for the years ending December 31, 2018, 2019, 2020 and 2021, respectively, reflected in the final business case projections and adding accumulated dividends over the same periods of time. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average OFFO multiples for common stock since January 1, 2016, which ranged between 12.1x to 16.8x. By applying a discount rate of 10.3%, reflecting an estimate of the Company’s cost of equity, derived by application of the CAPM, which incorporates certain company-specific inputs, including, among others, a beta for the company, as well as certain financial metrics for the United States markets generally, Goldman Sachs discounted to present value as of June 30, 2018, both the theoretical future values per share it derived and the estimated dividends to be paid per share of common stock through the end of the applicable year as reflected in the final business case projections, excluding dividends paid by the Company to stockholders of the Company over the period from January 1, 2018 through June 30, 2018, to yield illustrative present values per share of common stock ranging from $20.22 to $27.47.

Illustrative Discounted Dividend Analysis for the Company

Using the final business case projections, Goldman Sachs performed an illustrative discounted dividend analysis on the Company to derive a range of illustrative present values per share of common stock.

Using discount rates ranging from 9.3% to 11.3%, reflecting estimates of the cost of equity for the Company, derived by application of CAPM, Goldman Sachs derived a range of illustrative equity values per share of common stock by discounting to present value as of June 30, 2018, (a) the estimated dividends to be paid by the Company to stockholders of the Company over the period from June 30, 2018 through December 31, 2021 and (b) a range of illustrative terminal values for the Company as of December 31, 2022, calculated by multiplying OFFO multiples ranging from 13.0x to 17.0x to the estimate of the Company’s OFFO for the year ending December 31, 2022, reflected in the final business case projections. This analysis derived illustrative present values per share of common stock ranging from $21.03 to $28.31.

Illustrative Implied Premia of Precedent REIT Transactions

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced in the five years prior to July 27, 2018 involving a U.S. REIT target, where the disclosed transaction value for the target was greater than $1.0 billion and at least 70% of the total consideration consisted of cash consideration (excluding mortgage and timber REIT transactions). For the entire period, using publicly available information, Goldman Sachs calculated the 25th percentile, median and 75th percentile premia of the price paid in the transactions relative to the closing stock prices of the target involved in the transaction on the trading day prior to the date on which such transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred, which is referred to as the undisturbed date. The following table presents the results of this analysis:

Premia to Share Price on Undisturbed Date
75th Percentile	23.8%
Median	17.1%
25th Percentile	12.7%

Goldman Sachs then applied a reference range of illustrative premia of 12.7% to 23.8%, reflecting the 25th percentile and 75th percentile one-day premia, to the closing price per share of common stock on June 15, 2018, the last trading day prior to a report that Brookfield was engaging in discussions to acquire the Company, of $20.03 to derive a range of illustrative implied values per share of common stock of $22.57 to $24.80.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the outstanding shares of common stock, as of the date of the opinion, of the total consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The total consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by our Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or our Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our Board was one of many factors taken into consideration by our Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached to this proxy statement as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Brookfield, the parent company of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with the sale of a portfolio of regional malls announced in October 2017 and having acted as the Company’s financial advisor in connection with responding to activism from 2016 to 2017. During the two-year period ended July 30, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company and/or its affiliates of approximately $5.8 million (excluding any portion of the transaction fee described below). Goldman Sachs also has provided certain financial advisory and/or underwriting services to Parent and/or its affiliates, including to Brookfield and its affiliates and portfolio companies, including having acted as a joint bookrunner with respect to a credit facility (aggregate principal amount $1,805 million) of Capital Automotive LLC, a portfolio company of Brookfield, in March 2017; as a joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $1,000 million) of Vistra Energy Corp., a portfolio company of Brookfield, in August 2017; as a joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $3,500 million) of Vistra Energy Corp. in December 2017; as a joint lead arranger with respect to a term loan facility (aggregate principal amount $2,000 million) of Dynegy Inc., a portfolio company of Brookfield, in December 2017; and as financial advisor to the Special Committee of GGP Inc., an affiliate of Brookfield, in connection with the sale of GGP Inc. announced in March 2018. During the two-year period ended July 30, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Parent and/or its affiliates, including Brookfield and/or its affiliates and portfolio companies, of approximately $18.1 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates, including Brookfield and its affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Brookfield and its affiliates from time to time and may have invested in limited partnership units of affiliates of Brookfield from time to time and may do so in the future.

Our Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 7, 2018, as subsequently amended, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $18 million, $4.7 million of which became payable earlier this year in connection with financial advisory services provided by Goldman Sachs, and the remainder of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

NAV Estimates

To assist our Board in evaluating our business and performance, including in connection with our Board’s review of operating, strategic, financial and structural alternatives, our management prepared several estimates of the NAV of the Company’s assets during April and May of 2018 so that our Board would have an alternative valuation framework in evaluating and ultimately deciding on whether or not to authorize and recommend the merger. In addition, as described above, on February 2, 2018, the initial transaction committee engaged a nationally recognized commercial real estate services firm to provide market-based input regarding a selected portfolio of the Company’s most significant income-producing properties (which collectively represented approximately 70% of the Company’s projected 2018 NOI as of the end of 2017). Such market-based input was then combined with management’s NAV estimates for the balance of our assets and adjusted to reflect “encumbrances” such as ground leases and for “marketability” for those properties where we owned less than 51%. These values were further modified based on specific valuation observations received from bidders during the strategic process and then all these valuations and adjustments were compiled to prepare an NAV estimate that included our entire real estate portfolio (the “NAV Compilation Estimates”). Lazard and Goldman Sachs did not use or rely upon these NAV estimates (including the NAV Compilation Estimates) in connection with their respective financial analyses and opinions to our Board described above under the sections entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs” beginning on page 62 and page 69, respectively. Information about NAV and these NAV estimates and analyses is presented below.

An NAV valuation consists principally of estimating the value of the assets of a company on a market basis and is sometimes utilized by REIT investors and analysts as one reference point for a valuation of a publicly traded REIT. An NAV valuation proceeds from the premise that real estate differs from other industries in that the market value of the assets owned by a REIT can often be estimated with reasonable accuracy, based upon the robust secondary market for commercial real estate sales, which usually provides reliable “real time” pricing. An

NAV valuation also attributes value to assets that do not yet produce income or are not fully stabilized, where a multiple of the current cash flow or earnings of the property may not accurately reflect either the current market value or future potential value of the particular property. In the chart below we have summarized the principal elements of an NAV valuation for an operating real estate company, with assets in a variety of different life-cycle stages, that was used in preparing the estimates of the NAV of our assets summarized below.

An NAV valuation is one of a range of possible valuation methodologies for valuing a company and its assets. Like all valuation methodologies, an NAV valuation has certain limitations and is subject to various risks, assumptions and estimates that are difficult to predict and may result in actual results in the future, in a liquidation or otherwise, being materially different than the estimated values. These factors are described in more detail below, including in the section entitled “—Important Information About the Financial Projections and the NAV Estimates” beginning on page 81.

The estimates of the NAV of our assets described below are included in this proxy statement solely to give our stockholders access to certain information that was made available to our Board in connection with its review of our operating, strategic, financial and structural alternatives during the strategic process and consideration of the advisability of the merger, including, as to the five directors who voted against the merger, to better understand the bases on which they determined that the merger was not more favorable than the alternative of remaining a publicly traded REIT, with the possibility of future appreciation in the stock price (and the corresponding risk of loss), and/or a future liquidation or partial liquidation of the Company on a basis reflecting an aggregate asset value greater than reflected in the per share merger consideration.

Background; Summary of Procedures and Assumptions Used in NAV Valuations

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As described in the Company’s public filings, Forest City’s real estate portfolio is comprised of stabilized, income-producing assets as well as not-yet-stabilized assets in the lease-up, in-construction, and in-development pipelines. Our management conducted a NAV analyses by marking-to-market the value of stabilized assets, estimating the stabilized value of unstabilized assets, and including all non-income-producing assets at book value, as depicted above.

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Our management performed these analyses to obtain estimates of the NAV of our assets as of March 31, 2018 (the “as-of-March 31, 2018 NAV estimates”) and to project estimates of the NAV of our assets as of December 31, 2020 (the “as-of-December 31, 2020 NAV estimates”). In addition, our management prepared several sensitivity scenarios, which adjusted cap rates for both the as-of-March 31, 2018 NAV estimates and the as-of-December 31, 2020 NAV estimates, applied estimates of the potential value creation of our development pipeline (rather than applying book value) and applied various discount rates to the as-of-December 31, 2020 NAV estimates. These analyses and their results are summarized below.

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The as-of-March 31, 2018 NAV estimates were based on the following metrics, estimates and assumptions: (i) a weighted average cap rate of 5.21% for the portfolio, which management obtained from data from a commercial real estate research information service and believed to be reasonable; (ii) our projected annualized stabilized NOI for 2018 of $531 million (which was annualized using actual NOI for the first quarter of 2018 and utilized to estimate gross asset value as of March 31, 2018); (iii) the estimated value of unstabilized assets was derived using the present value of estimated stabilized NOI divided by stabilized cap rate and discounted to present value using a 10% discount rate; (iv) for recently opened properties currently in initial lease-up periods included in our Development segment, an estimate of NOI was reflected at 5% of the Company ownership cost; (v) total liabilities of $5.6 billion as of March 31, 2018; and (vi) diluted number of shares outstanding as of March 31, 2018 of 273.1 million. In addition, these estimates assumed that a portion of the proceeds from the pending disposition of $1.5 billion of retail assets to QIC and Madison International Realty will be exchanged into operating assets and partially reinvested in the various development initiatives in a leverage-neutral way.

•

The as-of-December 31, 2020 NAV estimates were based on the following estimates and assumptions: (i) a weighted average cap rate of 5.35% for the portfolio, which management obtained from data from a commercial real estate research information service and believed to be reasonable; (ii) our projected stabilized NOI for the 12-month period ending December 31, 2021 of $700 million (which was utilized to estimate gross asset value as of December 31, 2020); (iii) the estimated value of unstabilized assets was derived using the present value of estimated stabilized NOI divided by stabilized cap rate and discounted to present value using a 10% discount rate; (iv) for recently opened properties currently in initial lease-up periods included in our Development segment, an estimate of NOI was reflected at 5% of the Company ownership cost; (v) estimated total liabilities of $4.8 billion as of December 31, 2020; and (vi) diluted number of shares outstanding as of December 31, 2020 of 276.9 million. The projected NOI growth was primarily attributed to rent increases upon lease renewals in the Life Science portfolio, along with the anticipated completion and stabilization of unstabilized assets in the Company’s current pipeline and management’s expectations regarding inflation.

Summary and Results of NAV Valuations

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Base Case—Gross Asset Value: Using the metrics, estimates, assumptions and methodology described above, our management estimated (i) the gross asset value of our total real estate portfolio as of March 31, 2018 of $12.1 billion, including $1.5 billion associated with disposition of certain assets, and the gross asset value of our other assets as of March 31, 2018 of $1.6 billion, and (ii) the projected gross asset value of our total real estate portfolio as of December 31, 2020 of $14.3 billion and the gross asset value of our other assets as of December 31, 2020 of 1.1 billion.

•

Base Case—Net Asset Value: Using the estimates of gross asset value and the other relevant metrics, estimates, assumptions and methodology described above, (i) the result of the as-of-March 31, 2018 NAV estimates was NAV of $8.1 billion, or $29.68 on a diluted per share basis and (ii) the result of the as-of-December 31, 2020 NAV estimates was NAV of $10.6 billion, or $38.44 on a diluted per share basis (in each case without applying any discount rates).

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Cap Rate Sensitivity: Our management also performed an asset-by-asset cap rate analysis based on the performance history of the Company’s real estate portfolio and management’s view of the Company’s assets in the applicable markets, and through this analysis management derived a weighted-average portfolio cap rate of 4.88% that was then applied to the modified as-of-March 31, 2018 NAV estimates (compared to 5.21% in the base case as-of-March 31, 2018 NAV estimates), and a weighted-average portfolio cap rate of 4.80% that was then applied to the modified as-of-December 31, 2020 NAV estimates (compared to 5.35% in the base case as-of-December 31, 2020 NAV estimates). The result of applying these modified cap rates yielded an estimated NAV per share of $33.01 for the modified as-of-March 31, 2018 NAV estimates and an estimated NAV per share of $43.78 for the modified as-of-December 31, 2020 NAV estimates (in each case without applying any discount rates).

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Development Sensitivity with Other Asset-Specific Adjustments: Our management also prepared several sensitivity analyses estimating “conservative,” “fair,” and “favorable” cases for potential value creation embedded in our development pipeline, compared to the alternative of attributing current book value under the “base” case. The conservative case was based on an average of two bids we received during the strategic process with respect to our development pipeline (i.e., the Round 2 indications submitted by each of Sponsor B and Sponsor E), with certain adjustments to align with management’s view of book value. The favorable case was based on management’s assessment of potential future cash flows of development projects and mark to market valuation for land (rather than ascribing book value to these development and land assets), using the same cap rates as used in the base case analysis described above and discounted to the present using a 8% discount rate. The fair case was the average of management’s conservative and favorable cases. In addition, as part of these three analyses, our management also made certain negative valuation adjustments to estimated NAV to account for potential downside scenarios relative to the base case as it relates to certain known encumbrances, primarily ground lease rent resets, and partner participation payments. Applying these analyses to the as-of-March 31, 2018 NAV estimates and using a weighted average cap rate of 5.21% for the portfolio yielded a per share NAV estimate of $27.67 in the conservative case, a per share NAV estimate of $29.51 in the fair case and a per share NAV estimate of $31.35 in the favorable case.

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Discount Rate Sensitivity: As presented in the table below, given that the base case of the as-of-December 31, 2020 NAV estimates described above was not generally discounted to the present, our management also prepared several alternative valuations of the as-of-December 31, 2020 NAV estimates, for each of the base case, conservative case, fair case and favorable case, using a weighted average cap rate of 5.35% for the portfolio and projected dividends through 2020, which were all discounted to the present by applying a broad range of discount rates ranging from 12% to 6%. Applying these assumptions to the as-of-December 31, 2020 NAV estimates and projected dividends through 2020 yielded a range of per share NAV estimates of $29.11 to $33.57 under the conservative case, $30.05 to $34.66 under the fair case, $30.59 to $35.28 under the base case and $31.00 to $35.75 under the favorable case.

	Discount Rate
Scenario	12%	10%	8%	6%
Conservative	$29.11	$30.52	$32.01	$33.57
Fair	$30.05	$31.51	$33.04	$34.66
Base	$30.59	$32.07	$33.63	$35.28
Favorable	$31.00	$32.50	$34.08	$35.75

In order to fully understand management’s alternative valuations of the as-of-December 31, 2020 NAV estimates, the table above must be read together with the full text of this section. The table alone does not constitute a complete description of management’s alternative valuations of the as-of-December 31, 2020 NAV estimates. Considering the data in the table above without considering the full description of the alternative valuations of the as-of-December 31, 2020 NAV estimates, including the methodologies and underlying assumptions, could create a misleading or incomplete view of management’s alternative valuations of the as-of-December 31, 2020 NAV estimates.

Selected Third Party Analysis

On February 2, 2018, the initial transaction committee engaged a nationally recognized commercial real estate services firm to provide market-based input regarding a selected portfolio of the Company’s most significant income-producing properties (which collectively represented approximately 70% of the Company’s projected 2018 NOI as of the end of 2017). Such market-based input was then combined with management’s NAV estimates for the balance of our assets and adjusted to reflect “encumbrances” such as ground leases and for “marketability” for those properties where we owned less than 51%. These values were further modified based on specific valuation observations received from bidders during the strategic process and then all these valuations and adjustments were compiled to prepare an NAV estimate that included our entire real estate portfolio, which we refer to as the NAV Compilation Estimates. The NAV Compilation Estimates indicated an estimated range of NAV of $27.02 per share to $30.81 per share, which was generally consistent with management’s estimates of NAV. This analysis assumed an estimated NOI for 2018 of $543.1 million (based on our management’s estimates from December 2017) and utilized a weighted average cap rate range of 5.0% to 5.5%.

Unaudited Prospective Financial Information

We do not generally, as a matter of course, make public projections as to future performance or earnings due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.

On August 22, 2017, our senior management discussed with our Board our standalone plan developed at the direction of our Board, which included our senior management’s forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 (and which are summarized below under the section entitled “—Prior Business Case Projections” and which is referred to as the “prior business case projections”) and the underlying assumptions to these forecasts. Our Board discussed the risks, challenges and strategic opportunities facing the Company in the context of reviewing the prior business case projections. Following the discussion and questions to our senior management about the assumptions on which the standalone plan was based, our Board approved the prior business case projections. The prior business case projections were provided to Lazard and Goldman Sachs to permit them to conduct preliminary financial analyses of us and, as of September 19, 2017, the prior business case projections were also included in the online data room to which participants in the strategic process were granted access upon their execution of confidentiality agreements with the Company.

In April 2018, following the reconstitution of our Board pursuant to the settlement with Starboard, Scopia and RMS, our senior management provided our Board with an updated standalone plan (the “final business case projections”) in connection with our Board’s comprehensive review of our standalone plan, our current and projected net asset value, the strategic process and Brookfield’s various indications of interest. The final business case projections included our senior management’s forecasts for the fiscal years ending December 31, 2018 through December 31, 2022 (and which are summarized below under the section entitled “—Final Business Case Projections”). At various meetings in April, May and June 2018, our senior management discussed the final business case projections with our Board, including the differences between the final business case projections and the prior business case projections, and the underlying assumptions to these forecasts. At these meetings, our Board discussed the risks, challenges and strategic opportunities facing the Company in the context of reviewing the final business case projections. On July 13, 2018, the transaction committee directed each of Lazard and Goldman Sachs to use and rely upon the final business case projections in connection with its respective financial analyses and opinion to our Board as described above under the sections entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs,” beginning on page 62 and page 69, respectively, and the transaction committee informed our Board of this direction. Consequently, neither Lazard nor Goldman Sachs relied upon the prior business case projections in connection with its respective financial analyses and opinion to our Board as described above under the sections entitled “—Opinion of Lazard” and “—Opinion of Goldman Sachs” beginning on page 62 and page 69, respectively. On July 18, 2018, we made available to Brookfield the final business case projections.

Final Business Case Projections

The final business case projections, which replaced the prior business case projections, incorporated actual performance for the fiscal quarter ended March 31, 2018 and an updated forecast for the fiscal year ending December 31, 2018, reflecting the information available to our senior management at the time of such update, and a corresponding roll forward for the fiscal years ending December 31, 2019 through December 31, 2022, and contained the same line items as the prior business case projections. The table below presents a summary of the final business case projections.

Final Business Case Projections(1)(2)

	Fiscal Year Ending December 31,
	2018E	2019E	2020E	2021E	2022E
NOI(3)	$559	$619	$660	$707	$754

EBITDA(4)	$589	$628	$656	$704	$751
FFO(5)	$509	$452	$479	$528	$571
OFFO(6)	$409	$442	$475	$524	$567

OFFO Per Share—Diluted	$1.50	$1.61	$1.72	$1.89	$2.05
AFFO(7)	$256	$343	$371	$435	$478
Dividends Per Share	$0.72	$0.90	$0.99	$1.09	$1.20

(1)	Dollar amounts in millions, except OFFO per share and dividends per share, which are in dollars.
(2)

The projected financial data provided in this table has not been updated following July 13, 2018 to reflect events subsequent, and should not be treated as guidance with respect to projected results for the fiscal year ending December 31, 2018 or any other period.

(3)

Net Operating Income (“NOI”), a non-GAAP measure, reflects our share of the core operations of our rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at our ownership within our Office, Apartments, Retail and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activity of our Corporate segment does not involve the operations of our rental property portfolio and therefore is excluded from our NOI.

(4)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a non-GAAP measure, is defined as net earnings (loss) excluding the following items at our ownership: i) depreciation and amortization; ii) interest expense; iii) income tax expense (benefit); iv) impairment of depreciable real estate; and v) gains and losses on the disposition of depreciable real estate, including gains and losses on change in control of interests.

(5)

Funds From Operations (“FFO”), a non-GAAP measure, is defined by the National Association of Real Estate Investment Trusts as net earnings excluding the following items at our ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) gains or losses on change in control of interests; iii) non-cash charges for real estate depreciation and amortization; iv) impairment of depreciable real estate (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax).

(6)

Operating Funds from Operations (“OFFO”), a non-GAAP measure, is defined as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) the adjustment to recognize rental revenues and rental expense using the straight-line method; vii) participation payments to ground lessors on refinancing of our properties; viii) other transactional items; and ix) income taxes on FFO.

(7)

Adjusted FFO (“AFFO”), a non-GAAP measure, is defined as OFFO adjusted to exclude: i) operating property capital expenditures, including tenant improvements and leasing commissions; ii) capitalized interest on development project equity; iii) amortization of mortgage procurement costs; and iv) non-cash charges for non-real estate depreciation and amortization.

Prior Business Case Projections

This paragraph presents selected elements of the prior business case projections. With respect to NOI, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $599 million, $578 million, $633 million, $667 million, $717 million and $754 million, respectively. With respect to EBITDA, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $613 million, $627 million, $676 million, $695 million, $740 million and $779 million, respectively. With respect to FFO, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $400 million, $450 million, $498 million, $512 million, $561 million and $600 million, respectively. With respect to OFFO, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $400 million, $443 million, $500 million, $514 million, $562 million and $602 million, respectively. With respect to OFFO Per Share – Diluted, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $1.50, $1.64, $1.83, $1.90, $2.05 and $2.19, respectively. With respect to AFFO, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $298 million, $335 million, $392 million, $407 million, $455 million and $493 million, respectively. With respect to Dividends Per Share, annual forecasts for the fiscal years ended December 31, 2017 through December 31, 2022 were $0.46, $0.72, $0.90, $0.99, $1.09 and $1.20, respectively. The foregoing projected financial data has not been updated following August 22, 2017 to reflect events subsequent, and should not be treated as guidance with respect to projected results for the fiscal year ending December 31, 2018 or any other period.

Important Information About the Financial Projections and the NAV Estimates

We refer to the prior business case projections and the final business case projections together as the financial projections. We refer to the NAV estimates and analyses presented above as the NAV information. The financial projections and NAV information are included in this proxy statement solely to give our stockholders access to certain forward-looking information that was made available to our Board, Lazard, Goldman Sachs and Brookfield (as applicable), and are not included in this proxy statement to influence any of our stockholders to vote to approve the Merger Proposal or for any other purpose. The financial projections and NAV information were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The financial projections and NAV information are subjective in many respects and were prepared solely for our internal use and, in the case of the financial projections, for purposes of Lazard’s and Goldman Sachs’ fairness analyses. The financial projections and NAV information included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and NAV information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the financial projections and NAV information and should not be read to do so. The inclusion of this information in this proxy statement does not constitute an admission or representation by us that any such information is material.

The financial projections were not prepared in accordance with GAAP. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods, as well as against the performance of other REITs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our calculation of non-GAAP financial measures may differ from others in the industry and NOI, EBITDA, FFO, OFFO and AFFO are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures used in the final business case projections were relied upon by each of Lazard and Goldman Sachs, as directed by the transaction committee, for purposes of its respective opinion to our Board as described above in the sections entitled “—Opinion of Lazard”

or “—Opinion of Goldman Sachs” and by our Board in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Lazard or Goldman Sachs for purposes of its respective opinion to our Board as described above in the sections entitled “—Opinion of Lazard” or “—Opinion of Goldman Sachs” or by our Board in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the financial projections above.

The NAV information was not prepared in accordance with GAAP. We consider NAV to be a useful supplemental measure which assists both management and investors to estimate the fair value of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our calculation of NAV may differ from others in the industry and NAV is not necessarily comparable with similar titles used by other companies. There is no directly comparable GAAP financial measure to NAV. Accordingly, we have not provided a reconciliation of the NAV information included above.

In the view of our senior management, the financial projections and NAV information were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared.

The financial projections and NAV information, while presented with numerical specificity, were based on numerous variables, estimates and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The financial projections and NAV information were developed under the assumption of continued standalone operation, do not take into account any circumstances, transactions or events occurring after the date on which such information was prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. Further, the financial projections and NAV information do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The financial projections and NAV information also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections and NAV information cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the financial projections and/or the NAV information include, but are not limited to, local market conditions, general economic conditions and disruptions in the financial, debt, capital, credit or securities markets, developing industry dynamics, competition, our ability to obtain financing, construction, development and redevelopment costs, changes in business strategy and those risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our Current Reports on Form 8-K. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized above, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

The financial projections and NAV information also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations or any other transaction or event that has occurred or that may occur and that was not anticipated when the financial projections or the NAV information were prepared. In addition, the financial projections and/or NAV information may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period, and estimates of the NAV of our assets may not be fully realizable upon a future liquidation or sale of a company for a variety of other reasons, including the difficulty in executing sales of assets on favorable terms even if sold in multi-asset packages of significant scale. In addition, the NAV information does not consider transaction costs or related tax implications, which would result in a lower NAV per share than described above in the event of a liquidation of a company’s assets or sale of a company, and the NAV information does not consider the impact of changes in terms of ground lease payments, termination of ground leases or participation payments due to joint venture partners or ground lessors in the event of a sale of the Company. In addition, many of the Company’s assets are not wholly owned, and estimating and/or realizing sales prices for partially owned properties can be more difficult than for wholly owned properties as they often can only be sold at a discount, which may be significant. At the same time, depending on market conditions, the assumptions underlying the NAV estimate and the sale process utilized, the proceeds realizable from a sale of assets may or may not exceed the estimates of the assets’ NAV. Accordingly, actual results will differ, and may differ materially, from those contained in the financial projections and/or the NAV information. The financial projections and NAV information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. There can be no assurance that the financial results in the financial projections and/or the NAV information will be realized, or that future actual financial results will not materially vary from those estimated in the financial projections and NAV information.

The inclusion of a summary of the financial projections and NAV information and accompanying narrative above in this proxy statement should not be regarded as an indication that we, Brookfield, our or its affiliates and/or any of our or Brookfield’s respective officers, directors, advisors or other representatives consider this information to be necessarily predictive of actual future events, and this information should not be relied upon as such. None of us, Brookfield, our or Brookfield’s affiliates nor any of our or Brookfield’s respective directors, officers, advisors or other representatives gives any of our stockholders or any other person any assurance that actual results will not differ materially from the financial projections and/or the NAV information, and we, Brookfield, our or Brookfield’s affiliates and/or our or Brookfield’s respective directors, officers, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the financial projections or NAV information to reflect circumstances existing after the dates on which such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying such information is shown to be in error. Some or all of the assumptions that have been made in connection with the preparation of this information may have changed since the date it was prepared. None of us, Brookfield and/or our or Brookfield’s respective affiliates intend to make publicly available any update or other revision to or reconciliation of the financial projections or NAV information. These considerations should be taken into account in reviewing the financial projections and NAV information, which were prepared as of an earlier date. None of us, our affiliates and/or our or Brookfield’s respective officers, directors, advisors or other representatives has made or makes any representation to any of our stockholders regarding our ultimate performance compared to the information contained in the financial projections or NAV information.

In light of the foregoing factors and the uncertainties inherent in the financial projections and NAV information, our stockholders are cautioned not to place undue, if any, reliance on the financial projections or NAV information.

Financing

We estimate that the total amount of funds required to complete the merger will be approximately $6.97 billion. Parent and Merger Sub expect this amount to be funded through a combination of the following:

•	debt financing in an aggregate amount of up to $4.25 billion. See the section below entitled “—Debt Commitment Letter”; and

•	equity financing in an aggregate amount of up to $3.4 billion. See the section below entitled “—Equity Commitment Letter.”

The consummation of the merger is not subject to any financing condition.

Debt Commitment Letter

In connection with the entry into the merger agreement, Bank of America, N.A., Barclays Bank PLC, BMO Harris Bank N.A., Bank of Montreal, Citibank, N.A., Deutsche Bank AG New York Branch, Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch and certain of their respective affiliates (collectively, the “Lenders”) provided commitments to Parent under a debt commitment letter dated July 30, 2018 (as may be amended in accordance with the terms thereof and of the merger agreement, the “debt commitment letter”), pursuant to which the Lenders have committed to provide debt financing (the “debt financing”) consisting of: (i) a senior secured revolving credit facility in an amount equal to $400 million, (ii) a senior secured term loan facility in an aggregate principal amount equal to $1.25 billion and (iii) a senior secured bridge facility in an aggregate principal amount of up to $2.6 billion. The Lenders’ obligation to provide the debt financing under the debt commitment letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

•	the execution and delivery of definitive documentation with respect to the debt financing;

•	the concurrent closing in accordance (in all material respects) with the merger agreement;

•	the funding of the equity commitment pursuant to the equity commitment letter;

•	the receipt of certain specified financial statements of the Company;

•	the absence of a material adverse effect on the Company since the date of the merger agreement; and

•

the accuracy (subject to materiality standards set forth in the debt commitment letter) of certain specified representations and warranties in the merger agreement and in the definitive documents with respect to the debt financing.

The commitments under the debt commitment letter expire upon the earliest to occur of: (i) February 6, 2019, (ii) the termination of the merger agreement by Parent or with Parent’s written consent and (iii) the consummation of the merger without the use of the debt financing.

Equity Commitment Letter

Concurrently with the execution of the merger agreement on July 30, 2018, certain entities affiliated with a Brookfield real estate investment fund (collectively, the “Investors”) executed and delivered to Parent an equity commitment letter (the “equity commitment letter”) pursuant to which the Investors committed to make an equity contribution to Parent of up to $3.4 billion (the “equity commitment”) at or prior to the closing. The proceeds of the equity commitment will be used by Parent solely to satisfy its and Merger Sub’s obligations under the merger agreement, including their obligations:

•	to fully pay the per share merger consideration to our stockholders if the merger is completed;

•	to fully pay any amounts required to be paid pursuant to the merger agreement to holders of Company equity awards; and

•	to fully pay all costs, fees and expenses related to the consummation of the transactions contemplated by the merger agreement payable by Parent or Merger Sub at or in connection with the closing.

The Investors’ obligation to fund the equity commitment is conditioned only upon:

•

the satisfaction or waiver by Parent and Merger Sub (with the prior written approval of the Investors), at the closing of all conditions precedent to the obligations of Parent and Merger Sub to effect the closing as set forth in the merger agreement;

•

the debt financing (or an alternative or replacement financing to the debt financing if the same is being used in accordance with the terms of the merger agreement) having been funded or a commitment from the Lenders that the debt financing (or the alternative or replacement financing, if applicable) will be funded at the closing if the equity commitment is funded; and

•	the contemporaneous consummation of the closing (assuming the funding of the equity commitment).

We are an express third party beneficiary of the equity commitment letter solely for the purpose of seeking, and are entitled to seek, specific performance of Parent’s right to cause the equity commitment to be funded thereunder and for no other purpose, but only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the equity commitment letter and the merger agreement.

Limited Guaranty

Concurrently with the execution of the merger agreement on July 30, 2018, the Investors entered into the limited guaranty in our favor to jointly and severally guarantee Parent’s payment obligations with respect to Parent’s $488 million termination payment under the merger agreement and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guaranty.

The maximum aggregate liability of the Investors under the limited guaranty will not exceed $488 million, plus the aggregate amount of any expense reimbursement and indemnification obligations of Parent pursuant to the covenants relating to financing cooperation, restructuring and procurement of third party consents under the merger agreement.

Closing of the Merger

We expect to complete the merger in the fourth quarter of 2018. Completion of the merger is, however, subject to various conditions, and it is possible that factors outside our control could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We hope to complete the merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

If the marketing period relating to Parent’s debt financing has not ended at the time of satisfaction or waiver of all of the applicable conditions, then the closing will occur on the earlier to occur of (a) a date during the marketing period specified by Parent on no less than three business days’ notice and (b) the third business day immediately following the final day of the marketing period. In no event, however, will the closing be required to occur prior to December 10, 2018 pursuant to the merger agreement, unless certain third party consents have been obtained and become effective, or Parent waives the requirement that such consents must be obtained and become effective prior to that date.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you vote “FOR” the Merger Proposal, you should be aware that aside from their interests as holders of common stock, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of our Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to Company stockholders that the Merger Proposal be approved. These interests are described in more detail below, and certain of them are quantified and described in the section entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23.

Treatment of Outstanding Equity-Based Awards and Long-Term Incentive Cash Awards

The stock options, restricted shares and performance shares, which we collectively refer to as the Company equity awards, held by the Company’s directors and executive officers immediately prior to the effective time will be cancelled in exchange for cash payments in the same manner as those Company equity awards held by other employees of the Company. The long-term incentive cash awards held by the Company’s executive officers immediately prior to the effective time will also be cancelled in exchange for cash payments in the same manner as such awards held by other employees of the Company. As described further in the section entitled “The Merger Agreement—Treatment of Company Equity, Equity-Based Awards, Long-Term Incentive Cash Awards and Purchase Rights Under the Company ESPP” beginning on page 99, Company equity awards and long-term incentive cash awards will be subject to the following treatment:

•

Stock Options. Effective as of five business days prior to, and conditional upon the occurrence of, the effective time, each holder of an outstanding incentive stock option under the Stock Plan, whether vested or unvested, will be entitled to exercise such incentive stock option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the Stock Plan and applicable related award agreement. At the effective time, each outstanding option to purchase shares of common stock under the Stock Plan that is not exercised as described above, whether vested or unvested, will automatically be cancelled and will entitle the holder of such option to receive (without interest) an amount in cash equal to the product of the number of shares subject to such option immediately prior to the effective time multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable taxes. Each option with an exercise price per share that is greater than or equal to the per share merger consideration will be cancelled at the effective time for no consideration.

•

Restricted Shares. At the effective time, any vesting conditions applicable to each restricted share will automatically accelerate in full and be cancelled, and will entitle the holder of such restricted share to receive (without interest and less any applicable taxes) an amount in cash equal to the number of restricted shares multiplied by the per share merger consideration.

•

Performance Shares. At the effective time, each performance share, whether vested or unvested, will automatically vest on a prorated basis (as described in the following sentence) and be cancelled, and each such vested performance share will entitle the holder thereof to receive (without interest and less any applicable taxes) an amount in cash equal to the total number of shares subject to such performance share based on the higher of target performance and the actual level of performance through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board, multiplied by the per share merger consideration. The performance shares will vest on a prorated basis as follows: one-third of performance shares granted in 2018 will vest, two-thirds of performance shares granted in 2017 will vest and 100% of performance shares granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration.

•

Long-Term Incentive Cash Awards. At the effective time, each long-term incentive cash award, whether vested or unvested, will automatically vest on a prorated basis (as described in the following sentence) and be cancelled, and each such vested long-term incentive cash award will entitle the holder thereof to receive (without interest and less any applicable taxes) an amount in cash equal to the higher of target performance and the actual level of performance for such long-term incentive cash award through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board. The long-term incentive cash awards will vest on a prorated basis as follows: one-third of the long-term incentive cash awards granted in 2018 will vest, two-thirds of the long-term incentive cash awards granted in 2017 will vest and 100% of the long-term incentive cash awards granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration.

As previously disclosed, Mr. Ronald Ratner’s employment with the Company terminated on September 15, 2018, prior to the effective time. Because Mr. Ronald Ratner was retirement-eligible, in connection with his termination of employment and in accordance with the retirement treatment applicable to his awards (a) his unvested restricted shares will vest in full, (b) a pro rata portion of his unvested performance shares granted in 2016 and 2017 will vest based on the actual level of performance prorated for the portion of the performance period prior to termination of employment and (c) he is entitled to payment of a pro rata portion of his long-term incentive cash awards granted in 2016 and 2017 based on the actual level of performance prorated for the portion of the performance period prior to termination of employment. His performance shares granted in 2018 and long-term incentive cash award granted in 2018 were each forfeited without consideration.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested Company equity awards and long-term incentive cash awards, see the section entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23. The estimated aggregate amount that would be payable to the Company’s four executive officers who are not named executive officers in settlement of their unvested Company equity awards and long-term incentive cash awards if the merger were to be completed and they were to experience a qualifying termination on December 10, 2018 is $3,508,44.55. The estimated aggregate amount that would be payable to the Company’s 11 current non-employee directors in settlement of their unvested Company equity awards that were outstanding on July 31, 2018 if the effective time occurred on December 10, 2018 is $1,377,012.00. No former non-employee directors hold any unvested Company equity awards. The amounts in this paragraph were determined using the per share merger consideration (assuming no dividends or distributions).

Employment Agreements

Under the terms of their respective employment agreements with the Company, each of David LaRue and Robert O’Brien is entitled to severance benefits if his employment is terminated without cause or for disability or resigns for good reason (as defined below), regardless of whether the termination is in connection with a change in control. All payments are contingent upon the execution of a release of claims against the Company and compliance with the non-competition, non-solicitation, non-disparagement and confidentiality covenants.

For purposes of the employment agreements, “good reason” means the occurrence of any of the following without the employee’s consent: (1) a material reduction of the employee’s duties or responsibilities, including any change in the employee’s officer status, (2) a material reduction of the employee’s annual base salary, short-term incentive plan target opportunity, long-term incentive plan target opportunity or total direct compensation opportunity (provided that for purposes of this clause, a material reduction is any reduction of greater than ten percent (10%)), (3) a material change in geographic location at which the employee must perform services from the Company’s offices at which the employee was principally employed (with a relocation of more than 50 miles constituting such a material change) or (4) a material breach by the Company of the employment agreement.

Upon a qualifying termination (with or without a change in control), Messrs. LaRue and O’Brien will be entitled to:

•	a lump sum cash severance payment equal to two times the sum of the executive’s (i) annual base salary and (ii) average annual bonus for the last three fiscal years prior to the date of termination;

•

a lump sum cash payment equal to two times the sum of the executive’s (i) 12 monthly medical and dental long-term care premiums, based on the level of coverage immediately prior to the qualifying termination and (ii) annual health care subsidy payment in effect immediately prior to the qualifying termination;

•	pro rata annual bonus for year of termination based on actual performance; and

•

accelerated vesting of any outstanding restricted shares and, provided the qualifying termination occurs after at least one half of the applicable performance period has lapsed, pro rata vesting of any outstanding performance-based long-term cash and equity incentive awards based on the actual level of performance. All Company equity awards and long-term incentive cash awards held by an executive officer, however, will be treated as provided under the merger agreement as described further in the section entitled “The Merger Agreement—Treatment of Company Equity, Equity-Based Awards, Long-Term Incentive Cash Awards and Purchase Rights Under the Company ESPP” beginning on page 99.

For an estimate of the amounts that would be payable to each of Messrs. LaRue and O’Brien upon a qualifying termination under their employment agreements, see the section entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23.

Change of Control Agreements

Messrs. Bishop and Brian Ratner and each of our executive officers who are not named executive officers are parties to change of control agreements with the Company (the “change of control agreements”). The change of control agreements provide that in the event the executive officer is terminated without cause or for disability or resigns for good reason (as defined below) within two years after a change in control, he or she will be entitled to severance benefits from the Company. The merger will constitute a change in control for purposes of the change of control agreements. All payments to the executive officers are contingent upon his or her execution of a release of claims against the Company and his or her compliance with the non-competition, non-solicitation, non-disparagement and confidentiality covenants. The change of control agreements provide that the executive officer may elect to forego the severance amounts and benefits under the agreements in exchange for the Company releasing the executive officer from the non-competition and non-solicitation covenants.

For purposes of the change of control agreements, “good reason” means the occurrence of any of the following without the employee’s consent: (1) any reduction of the employee’s annual base salary, (2) any reduction of the employee’s target bonus opportunity, (3) a material reduction in employee’s title, authority, responsibilities or reporting relationship as in effect immediately prior to the change of control, (4) the Company’s material breach of any of its obligations to employee under the change of control agreement or (5) the Company’s requirement that in order to perform his or her obligations to the Company, the employee must relocate his or her residence to a location more than 50 miles from the employee’s office location immediately prior to the change of control.

The change of control agreements provide that, in the event the executive officer’s employment is terminated by the Company without cause or for disability or by the executive officer for good reason, each of which we refer to as a qualifying termination, within two years following a change in control, the executive officer will be entitled to:

•

a lump sum cash severance payment equal to two times the sum of the executive’s (i) annual base salary and (ii) average annual bonus for the last three fiscal years prior to the date of the change of control;

•	continued medical, dental and vision insurance benefits for 18 months after the qualifying termination, with the Company subsidizing 65% of the applicable COBRA premiums;

•	pro rata annual bonus for year of termination based on actual performance;

•	outplacement services for a period of up to one year after the qualifying termination in an amount not to exceed $25,000; and

•

accelerated vesting of any outstanding restricted shares and, provided the qualifying termination occurs after at least one half of the applicable performance period has lapsed, pro rata vesting of any outstanding performance-based short-term and long-term cash and equity incentive awards based on the actual level of performance. All Company equity awards and long-term incentive cash awards held by an executive officer, however, will be treated as provided under the merger agreement as described further in the section entitled “The Merger Agreement—Treatment of Company Equity, Equity-Based Awards, Long-Term Incentive Cash Awards and Purchase Rights Under the Company ESPP” beginning on page 99.

For an estimate of the amounts that would be payable to Messrs. Bishop and Brian Ratner upon a qualifying termination within two years following a change in control under their change of control agreements, see the section entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s

Named Executive Officers” beginning on page 23. The estimated aggregate amount that would be payable to the Company’s four executive officers who are not named executive officers under their change of control agreements if the merger is completed and they are to experience a qualifying termination on December 10, 2018 is $6,901,686.33 (excluding the value of their unvested Company equity awards and long-term incentive cash awards, which will be treated as provided under the merger agreement and are quantified in the section entitled “—Treatment of Outstanding Equity-Based Awards and Long-Term Incentive Cash Awards” beginning on page 85)”.

Plans Applicable to Mr. Ronald Ratner

Mr. Ronald Ratner participated in the Forest City Employer, LLC Severance Plan (the “severance plan”), which provides severance benefits to eligible participants who do not otherwise have a separate contract governing severance benefits upon their termination of employment. The severance plan provides severance benefits upon a termination without cause, including, without limitation, in connection with a reduction in force, a voluntary window program or a sale or divestiture of the participant’s business unit or division, which we refer to as a qualifying termination, provided that the participant has not accepted another position within the Company or is not offered employment in a comparable position (as defined below) by the Company or a successor employer. All payments under the severance plan are contingent upon the participant’s execution of a release claim against the Company.

For purposes of the severance plan, a “comparable position” means one that is located within a reasonable commuting distance of the participant’s former worksite or residence, having similar hours and job responsibilities and comparable base compensation and target annual bonus opportunity to the participant’s prior position.

The severance plan provides that, in the event the participant has a qualifying termination, and provided that the participant has not accepted another position within the Company or is not offered employment in a comparable position by the Company or a successor employer, the participant will be entitled to:

•

a cash severance payment calculated based on the participant’s annual base salary and years of service with the Company, with such amount payable in regular installments in accordance with the Company’s normal payroll practices over the course of the severance period, the length of which is also based upon the participant’s years of service with the Company; and

•	continued medical, dental and vision insurance benefits for up to 18 months after the qualifying termination, with the Company subsidizing 65% of the applicable COBRA premiums.

Mr. Ronald Ratner also participated in the Company’s annual bonus plan. In connection with his termination of employment, Mr. Ronald Ratner will be entitled to a pro rata portion of his annual bonus for 2018 based on target performance, with such amount payable as soon as practicable following termination of employment.

For an estimate of the amounts payable to Mr. Ronald Ratner upon a qualifying termination under the severance plan and the annual bonus plan, see the section entitled “Proposal 2—Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 23.

Retention Awards

The Company may grant cash retention awards to employees, including certain of our executive officers, that will vest and become payable (i) 50% upon the closing and (ii) 50% on the 180th day following the closing, in each case subject to the employee’s continued employment through such dates or, if earlier, upon the employee’s qualifying termination, subject to the employee’s timely execution and non-revocation of a release of claims against the Company. None of the named executive officers is expected to receive such an award. The estimated aggregate amount of such cash retention awards that is expected to be payable to the Company’s four other executive officers if the merger is completed and they are to experience a qualifying termination on December 10, 2018 is $1,900,000. For any of these executive officers, a qualifying termination will generally include a termination without cause or by the employee for “good reason” (as defined under the employee’s change of control agreement with the Company, as described above).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section below entitled “—Indemnification; Directors’ and Officers’ Insurance” for a description of such ongoing indemnification and coverage obligations.

Other Compensation Matters

Under the merger agreement, the Company may implement ordinary course increases in annual salary for any employee, including any executive officer, but with such increases not to exceed 3% in the aggregate for all employees.

In addition, if the effective time occurs on or before December 31, 2018, Parent will approve payments, including to our executive officers, in respect to the Company’s 2018 annual bonuses in accordance with the Company’s applicable bonus plans and based on actual achievement of performance criteria (using target for individual criteria) and bonus opportunities established by the Company for the 2018 annual bonuses. If the effective time has not occurred by December 31, 2018, the Company may make such payments with respect to 2018 annual bonuses. Prior to the effective time, Parent, or with Parent’s permission the Company, may enter into employment or other arrangements with the executive officers and/or provide for payments (or the right to future payment) in connection with the merger.

Indemnification; Directors’ and Officers’ Insurance

From and for a period of six years after the effective time, Parent or the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by law, each present and former director and officer of the Company and its subsidiaries and certain other personnel performing similar functions at another organization at the request of the Company against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, proceeding or investigation arising out of or related to their service in such capacity prior to the effective time, whenever asserted, including the merger and the other transactions contemplated by the merger agreement and actions to enforce the indemnification pursuant to the merger agreement. In the event of any such claim, Parent or the Surviving Corporation will advance to the person to be indemnified reasonable and documented expenses incurred in the defense of any such claim, provided that such advances are subject to repayment if it is ultimately determined that such person is not entitled to indemnification.

The Company will, prior to the effective time or the Surviving Corporation will as of the effective time, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time from one or more insurance carriers meeting the credit rating criteria set forth in the merger agreement, with terms at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the effective time. If such “tail” insurance policies cannot be obtained for any reason as of the effective time, the Surviving Corporation will continue to maintain (or purchase policies that are comparable to) the directors’ and officers’ liability insurance and fiduciary liability insurance policies in place as of the date of the merger agreement with terms at least as favorable to the insureds as provided in the Company’s existing policies as of the date of the merger agreement for the same six-year period starting from the effective time. Pursuant to the merger agreement, the premium of such insurance coverage will not exceed 300% of the current annual premium paid by the Company for such purpose.

Regulatory Matters

We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the filing of articles of merger with respect to the merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”). While a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is contemplated under the merger agreement, after further analysis, the Company and Parent determined that a filing under the HSR Act is not required.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to holders of our common stock of their receipt of the special REIT taxable income distribution and the per share merger consideration in exchange for the shares of our common stock pursuant to the merger. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold shares of our common stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	S corporations, REITs, RICs or “flow-through” entities (and investors therein);

•	persons liable for the alternative minimum tax;

•	persons that hold shares of our common stock that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•	persons that purchase or sell shares of our common stock as part of a wash sale for tax purposes;

•	persons that acquired shares of our common stock pursuant to the exercise of employee options or otherwise as compensation;

•	U.S. expatriates or former long-term residents of the U.S.; and

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on the Company. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the U.S. federal income tax consequences to the Company’s investors.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares.

As used in this section, the term “U.S. stockholder” means a beneficial owner of shares of common stock, who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income taxation regardless of the income’s source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

Beneficial owners of shares of common stock who are neither a U.S. stockholder nor a partnership for U.S. federal income tax purposes are referred to in this section as “non-U.S. stockholders.”

ALL HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Treatment of the Special REIT Taxable Income Distribution

U.S. Federal Income Tax Treatment of the Special REIT Taxable Income Distribution

For U.S. federal income tax purposes, the Company intends to treat the special REIT taxable income distribution (if any) as a dividend distribution to holders of shares of our common stock to the extent of the Company’s current and accumulated earnings and profits. Notwithstanding the intended U.S. federal income tax treatment described herein, the federal income tax treatment of the special REIT taxable income distribution, if any, is not free from doubt, and the IRS or a court may disagree with the Company’s intended treatment. The rest of this discussion assumes that the Company’s intended U.S. federal income tax treatment of the special REIT taxable income distribution is respected. Holders of shares of our common stock are urged to consult their own tax advisors regarding the impact to them of this potential alternative treatment in their particular circumstances.

U.S. Stockholders

The special REIT taxable income distribution, if any, made by the Company out of its current or accumulated earnings and profits, and not designated as a capital gain dividend, will constitute dividends taxable to the Company’s U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the preferential tax rate applicable to qualified dividend income except with respect to the portion of any distribution (a) that represents income from dividends the Company received from a corporation in which the Company owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), (b) that is equal to the sum of the Company’s REIT taxable income (taking into account the dividends paid deduction available to the Company) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which the Company must adopt the basis of the asset in the hands of the C corporation for the Company’s previous taxable year, less any taxes paid by the Company during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the Company and individual stockholder levels; however, to the extent not so treated as qualified dividend income and not designated as a capital gain dividend, the distribution will generally constitute a dividend with respect to which noncorporate U.S. stockholders will be permitted to take a deduction equal to 20% of such dividend, subject to certain limitations. For example, this deduction does not reduce a U.S. stockholder’s “net investment income” as described below in “Medicare Tax.” Additionally, under recently proposed Treasury regulations, the ability of a U.S. stockholder to take the 20% deduction may depend on such stockholder’s individual circumstances. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from the Company.

The distribution made by the Company will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.

The distribution made by the Company, to the extent that the Company properly designates as a capital gain dividend, will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividend does not exceed the Company’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of our common stock. Thus, with certain limitations, a capital gain dividend received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that the Company makes any special REIT taxable income distribution not designated as a capital gain dividend in excess of the Company’s current and accumulated earnings and profits, such a distribution will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, such a distribution will reduce the adjusted basis that the U.S. stockholder has in the shares of our common stock for tax purposes by the amount of the distribution, but not below zero. This reduction will increase gain (or reduce loss) a U.S. stockholder would recognize in respect of the merger (see “Treatment of the Per Share Merger Consideration—U.S. Stockholders”). The distribution made in excess of a U.S. stockholder’s adjusted basis in the shares of our common stock will be taxable as capital gain, provided that the shares of our common stock have been held as a capital asset.

The special REIT taxable income distribution, if any, made by the Company will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Non-U.S. Stockholders

Ordinary Dividend. The special REIT taxable income distribution, other than the portion of the distribution designated by the Company as a capital gain dividend, will generally be treated as ordinary income to the extent that the distribution is made out of the Company’s current or accumulated earnings and profits. The portion of the distribution designated by the Company as a capital gain dividend, made to a non-U.S. stockholder who owns no more than 10% of shares of our common stock at all times during the one-year period ending on the date of the distribution, will also generally be treated as ordinary income. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to the distribution of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of our common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. stockholder maintains in the United States, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as applied to U.S. stockholders with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. The Company expects that it or the applicable withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of the special REIT taxable income distribution, other than the portion of the distribution that is treated as attributable to gain from sales or exchanges of U.S. real property interests and a capital gain dividend, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8-ECI or a successor form with the REIT or the appropriate withholding agent claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Capital Gain Dividend. As described above, the special REIT taxable income distribution that is attributable to gain from sales or exchanges by the Company of U.S. real property interests that is paid with respect to our common stock that is held by a non-U.S. stockholder who does not own more than 10% of such stock at any time during the one-year period ending on the date of the distribution will generally be treated as an ordinary dividend.

The portion of the distribution, made with respect to our common stock held by a non-U.S. stockholder who owns more than 10% of such stock at any time during the one-year period ending on the date of the distribution that is attributable to gain from sales or exchanges by the Company of U.S. real property interests will generally be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”). Under this statute, such a distribution is taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. trade or business. Thus, non-U.S. stockholders will be taxed on the distribution at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. The Company (or applicable withholding agent) is required by applicable Treasury regulations under this statute to withhold 21% of any distribution that the Company could designate as a capital gain dividend. However, if the Company designates as a capital gain dividend a distribution made before the day the Company actually effects the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under this statute. Rather, the Company must effect the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

The portion of the distribution to a non-U.S. stockholder that is designated by the Company at the time of distribution as a capital gain dividend that is not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, subject to the exceptions discussed in “The Merger—Material U.S. Federal Income Tax Consequences—Treatment of the Per Share Merger Consideration—Non-U.S. Stockholders.”

Return of Capital. The special REIT taxable income distribution made, if any, in excess of the Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that the distribution does not exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of our common stock. The distribution of this kind will instead reduce the adjusted basis of such shares. To the extent that the distribution of this kind exceeds the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of our common stock, the distribution will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of such non-U.S. stockholder’s shares. See discussion below under “Treatment of the Per Share Merger Consideration—Non-U.S. Stockholders.” If it cannot be determined at the time the special REIT taxable income distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will generally apply to the distribution at the rate applicable to ordinary dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits.

Also, if a non-U.S. stockholder owns more than 10% of shares of our common stock at any time during the one-year period ending on the date of the distribution, the Company (or applicable withholding agent) could potentially be required to withhold 15% of the distribution made in excess of the Company’s current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld.

Treatment of the Per Share Merger Consideration

U.S. Stockholders

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. stockholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Information Reporting and Backup Withholding”) and the U.S. stockholder’s adjusted tax basis in such shares. A U.S. stockholder’s adjusted tax basis will generally equal the price the U.S. stockholder paid for its shares less any distributions received that were treated as returns of capital. Gain or loss will be determined separately for each block of shares of our common stock held by a U.S. stockholder (i.e., shares of our common stock acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. stockholder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

The per share merger consideration received by a U.S. stockholder in exchange for shares of our common stock pursuant to the merger will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Non-U.S. Stockholders

Subject to the discussion of backup withholding below under “—Information Reporting and Backup Withholding,” a non-U.S. stockholder generally should not be subject to U.S. federal income tax on the gain or loss from the receipt of the per share merger consideration in exchange for shares of our common stock pursuant to the merger, except as described below.

Gain recognized by a non-U.S. stockholder upon a sale or exchange of shares of our common stock generally will not be taxed under FIRPTA if the Company is a “domestically controlled REIT,” defined generally as a real estate investment trust, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that if any class of a REIT’s stock is regularly traded on an established securities market in the U.S., a person holding less than 5% of such class during the testing period is generally presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). The Company believes that it is a “domestically controlled REIT,” and, therefore, assuming that the Company is a “domestically controlled REIT” at the effective time of the merger, that taxation under FIRPTA will not apply to the receipt of the per share merger consideration in exchange for shares of our common stock pursuant to the merger. However, gain will be taxable to a non-U.S. stockholder if such gain is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. stockholder maintains in the U.S. In this case, the same treatment that applies to U.S. stockholders with respect to the gain will apply to the non-U.S. stockholder. In addition, gain will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., or maintains an office or a fixed place of business in the U.S. to which the gain is attributable. In such cases, a 30% tax will apply to the nonresident alien individual’s capital gains.

If the Company does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of an exchange of shares of our common stock for cash pursuant to the merger could be adverse. In such case, the tax consequences to a non-U.S. stockholder will depend upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. The Company believes that our common stock is regularly traded on an established security market in the U.S. within the meaning of FIRPTA and the applicable Treasury regulations. Therefore, a non-U.S. stockholder will generally be treated as owning a U.S. real property interest within the meaning of FIRPTA only if the stockholder owns more than 10% of the shares of our common stock at any time during the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. Non-U.S. stockholders should consult their own tax advisors regarding the particular tax consequences of owning a U.S. real property interest within the meaning of FIRPTA.

Non-U.S. stockholders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax.

Medicare Tax

A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of shares of our common stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. stockholder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to such holder’s income and gains in respect of such holder’s investment in our common stock.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments made to holders of shares of our common stock or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on such holders’ behalf if such holders or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of the special REIT taxable income distribution that holders of shares of our common stock receive could be affected by this withholding if such holders are subject to the FATCA information reporting requirements and fail to comply with them or if such holders hold shares of our common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to such holders would not otherwise have been subject to FATCA withholding). However, FATCA withholding will not apply to payments of gross proceeds from a sale or other disposition of our common stock before January 1, 2019. Holders of shares of our common stock should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

A U.S. stockholder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the special REIT taxable income distribution and the per share merger consideration received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. stockholders) are exempt from backup withholding. Non-U.S. stockholders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Delisting and Deregistration of Shares of Common Stock

If the merger is completed, shares of common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Merger Support Agreements

In connection with the execution of the merger agreement, on July 30, 2018, the Brookfield Parties entered into a merger support agreement with each of the Starboard parties and the Scopia parties. As of September 12, 2018, the Starboard parties beneficially owned approximately 5.63% of the outstanding shares of common stock, and the Scopia parties beneficially owned approximately 8.15% of the outstanding shares of common stock.

The respective merger support agreement to which the Starboard parties and the Scopia parties are party generally requires, among other things, the Starboard parties and the Scopia parties, respectively, to vote or cause to be voted all of the shares of common stock beneficially owned by them in favor of the Merger Proposal and any proposal to adjourn the special meeting in order for us to solicit additional proxies in favor of the Merger Proposal, and against any alternative acquisition proposal and any action that could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the merger or the performance by us of our obligations under the merger agreement. In addition, under the respective merger support agreement to which they are party, the Starboard parties and the Scopia parties have agreed not to transfer any shares of common stock they beneficially own or may acquire until the earlier of the termination of their respective merger support agreement in accordance with its terms and the initial filing of the first definitive proxy statement in respect of a Company stockholder meeting in respect of the merger. Each of the Starboard parties and the Scopia parties have further agreed under their respective merger support agreement not to solicit any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We urge you to read the copy of the merger agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by the Company, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates and may be subject to standards of materiality different from what may be viewed as material to our stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other parties in a confidential disclosure schedule to the merger agreement and information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. None of the representations and warranties will survive the closing and, therefore, they will have no legal effect under the merger agreement after the closing.

Structure

Pursuant to the terms and subject to the conditions and limitations set forth in the merger agreement, at the effective time, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the merger and becoming a subsidiary of Parent.

Merger Consideration

Each share of common stock issued and outstanding immediately prior to the effective time (other than shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, in each case not held on behalf of third parties, which we refer to collectively as “excluded shares,” and shares granted in the form of equity awards, which are treated as described below) will be converted into the right to receive an amount in cash equal to the per share merger consideration. At the effective time, the shares will cease to be outstanding, will be cancelled, and will cease to exist, and each certificate formerly representing any shares and each book entry account formerly representing any non-certificated shares will thereafter represent only the right to receive the per share merger consideration.

Closing; Effective Time

The closing will take place at 9:00 a.m. Eastern Time on the third business day following the satisfaction or waiver of the conditions to the merger described in the section entitled “—Conditions to the Merger” beginning on page 115 or such other date, time or place as agreed to in writing by the Company and Parent. If, however, the marketing period (as defined in the section entitled “The Merger Agreement—Financing Cooperation” beginning on page 113) relating to Parent’s debt financing has not ended at the time of satisfaction or waiver of all of the applicable conditions, then the closing will occur on the earlier to occur of (a) a date during the marketing period specified by Parent on no less than three business days’ notice and (b) the third business day immediately following the final day of the marketing period. In no event, however, will the closing be required to occur prior to December 10, 2018 pursuant to the merger agreement, unless certain third party consents have been obtained and become effective, or Parent waives the requirement that such consents must be obtained and become effective prior to that date.

At the closing, the Company and Merger Sub will cause the merger to be consummated by filing with the SDAT the articles of merger with respect to the merger in accordance with the MGCL. The merger will become effective at the time when the articles of merger are duly filed and accepted for record by the SDAT or at such later time as may be agreed by the Company and Parent in writing and specified in the articles of merger.

Organizational Documents

At the effective time, by virtue of the merger, the charter of the Company, as will be amended in accordance with the merger agreement, will be the charter of the Surviving Corporation, and the bylaws of Merger Sub will be the bylaws of the Surviving Corporation, except that any references to Merger Sub will be replaced by references to the Surviving Corporation.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the effective time will be the officers of the Surviving Corporation.

Treatment of Company Equity, Equity-Based Awards, Long-Term Incentive Cash Awards and Purchase Rights Under the Company ESPP

Common Stock

Upon the terms and subject to the conditions of the merger agreement, each share of common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will automatically be converted into the right to receive an amount in cash equal to the per share merger consideration. At the effective time, shares of common stock (excluding any shares granted in the form of restricted shares or performance shares) will cease to be outstanding, will be cancelled, and will cease to exist, and thereafter each certificate formerly representing any shares and each book entry account formerly representing any non-certificated shares will thereafter represent only the right to receive the per share merger consideration.

Each excluded share will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

From and after the effective time, holders of common stock will cease to be, and will have no rights as, stockholders of the Company other than the right to receive the per share merger consideration. The per share merger consideration paid or delivered in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to shares of common stock represented thereby.

Equity-Based Awards and Long-Term Incentive Cash Awards

Effective as of five business days prior to, and conditional upon the occurrence of, the effective time, each holder of an outstanding option to purchase shares of common stock under the Stock Plan intended to qualify as an

“incentive stock option” within the meaning of Section 422 of the Code, whether vested or unvested, will be entitled to exercise such incentive stock option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Stock Plan and related award agreement.

At the effective time, each outstanding option to purchase shares of common stock under the Stock Plan that is not exercised as described above, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will only entitle the holder of such option to receive (without interest), as soon as reasonably practicable after the effective time (but in any event no later than five business days after the effective time), an amount in cash equal to the product of the number of shares of common stock subject to such option immediately prior to the effective time multiplied by the excess, if any, of (1) the per share merger consideration over (2) the exercise price per share of such option, less any applicable taxes. Each option with an exercise price per share that is greater than or equal to the per share merger consideration will be cancelled at the effective time for no consideration.

At the effective time, any vesting conditions applicable to each outstanding restricted share will, automatically and without any required action on the part of the holder thereof, accelerate in full and be cancelled and will only entitle the holder of such restricted share to receive (without interest), as soon as reasonably practicable after the effective time (but in any event no later than five business days after the effective time), an amount in cash equal to the number of restricted shares multiplied by the per share merger consideration, less any applicable taxes.

At the effective time, each outstanding performance share, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as follows: one-third of performance shares granted in 2018 will vest, two-thirds of performance shares granted in 2017 will vest and 100% of performance shares granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration. Each such vested performance share will be cancelled and only entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the effective time (but in any event no later than five business days after the effective time), an amount in cash equal to (1) the total number of shares of common stock subject to such performance share (based on the higher of target performance and the actual level of performance through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board), multiplied by (2) the per share merger consideration, less any applicable taxes.

At the effective time, each outstanding long-term incentive cash award, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as follows: one-third of each long-term incentive cash award granted in 2018 will vest, two-thirds of each long-term incentive cash award granted in 2017 will vest and 100% of each long-term incentive cash award granted in 2016 will vest, and in each case, any portion of the award that does not vest will be forfeited without consideration. Each such vested Company long-term incentive cash award will be cancelled and only entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the effective time (but in any event no later than five business days after the effective time), an amount in cash equal to the higher of target performance and the actual level of performance for such long-term incentive cash award through the effective time, as reasonably determined in good faith by the Compensation Committee of our Board, less any applicable taxes.

At the effective time, each deferred compensation share credited to the account of each participant in the Company’s deferred compensation plans for non-employee directors will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the merger consideration, which resulting amount will become payable to such participant in accordance with the same terms, conditions and deferral elections as applied to such deferred compensation share immediately prior to the effective time.

Company ESPP

Each outstanding purchase right under the ESPP will be exercised no later than five business days prior to the effective time. Each share of common stock purchased under the ESPP will be cancelled at the effective time and converted into the right to receive the per share merger consideration.

Exchange and Payment Procedures

Prior to the closing, Parent and Merger Sub will appoint a bank or trust company reasonably acceptable to the Company to serve as the Paying Agent in connection with the merger and the other transactions contemplated by the merger agreement and will enter into an agreement with the Paying Agent reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to the merger agreement.

Promptly (and in any event within two business days) after the effective time, the Paying Agent will mail to each holder of record of common stock: (A) a notice advising such holders of the effectiveness of the merger, (B) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates or transfer of the book entry shares to the Paying Agent and (C) instructions for effecting the surrender of the stock certificates or the book entry shares to the Paying Agent in exchange for payment of the per share merger consideration that such holders are entitled to receive. Upon surrender to the Paying Agent of a stock certificate or book entry shares, the Paying Agent will pay and deliver to each holder as promptly as practicable a check in the amount of cash that such holder is entitled to receive. Please do not send in your stock certificates now.

Tax Withholding

Parent, Merger Sub, the Company and the Paying Agent will be entitled to deduct and withhold from all payments under the merger agreement, including payment of the per share merger consideration.

No Dissenters’ Rights or Rights of Objecting Stockholders

Holders of shares of common stock are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger under MGCL. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights. In addition, holders of shares of common stock may not exercise dissenting stockholders’ appraisal rights, rights of an objecting stockholders or similar rights in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our Board, upon the affirmative vote of a majority of our Board, determines that the rights apply. Our Board has made no such determination and cannot make such determination pursuant to the merger agreement. However, our stockholders may vote against the merger.

Delisting and Deregistration of Common Stock

Pursuant to the merger agreement, when the merger is completed, the shares of common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under Exchange Act.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the confidential disclosure schedule we delivered to Parent concurrently with the execution of the merger agreement (the “confidential disclosure schedule”). These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capital structure;

•	authority regarding the execution and delivery of, and performance of obligations under, the merger agreement;

•	oral opinions from Lazard and Goldman Sachs, confirmed in writing, regarding the fairness of the total consideration to be paid to our stockholders (other than Parent and its affiliates);

•	required consents, filings and approvals relating to the merger;

•	absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the merger;

•	SEC documents, financial statements, internal controls, SEC correspondence and accounting or auditing practices;

•	absence of certain changes and non-existence of a material adverse effect since December 31, 2017;

•	absence of certain litigation and undisclosed liabilities;

•	employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	compliance with applicable laws;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	existence and validity of certain Material Contracts (as such term is defined in the merger agreement);

•	inapplicability of anti-takeover statutes;

•	real property matters, including owned and ground leased real property, title insurance, acquisitions and dispositions of real property and property-management services;

•	compliance with environmental laws and possession of environmental permits;

•	tax matters, including qualification as a REIT and the accuracy and timeliness of our tax returns;

•	ownership of or licenses to certain intellectual property;

•	existence of insurance policies;

•	brokers’ and finders’ fees in connection with the merger; and

•	existing credit support agreements of the Company or Forest City Enterprises, L.P.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	authority regarding the execution and delivery of, and performance of obligations under, the merger agreement;

•	absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the merger;

•	absence of certain litigation;

•	availability of funds necessary for the payment of the merger consideration and the execution of the equity commitment letter and of the debt commitment letter;

•	ownership and capital structure of Merger Sub;

•	inapplicability of any “interested stockholder” takeover law;

•	solvency;

•	brokers’ and finders’ fees in connection with the merger; and

•	absence of exclusive arrangements with financing sources.

Material Adverse Effect

For the purposes of the merger agreement, “material adverse effect” means any change, effect, event, circumstance, occurrence or development (x) that is materially adverse to the business, financial condition, assets or continuing results of operations of the Company and its subsidiaries taken as a whole or (y) that would prevent the Company from consummating the merger prior to January 30, 2019, other than any change, effect, event, circumstance, occurrence or development resulting from:

•	changes in the economy or in financial, debt, securities, capital or credit markets, including changes in interest rates;*

•	changes in general business, labor or regulatory conditions;*

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changes generally affecting any of the U.S. real estate industry segments in which the Company or any of its subsidiaries operate or any of the markets or geographic areas in which the Company or any of its subsidiaries operate;*

•	changes in social or political conditions;*

•	acts of war, hostilities, military actions, acts of sabotage or terrorism (including cyber-terrorism or cyber-attacks), civil disobedience or any escalation or worsening of the foregoing;*

•	any force majeure events (including storms, fires, hurricanes, tornadoes, floods or earthquakes) or the outbreak or worsening of an epidemic, pandemic or other health crisis;*

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the announcement on September 11, 2017 of the Company’s review of strategic alternatives (but not including any change, effect, event, circumstance, occurrence or development relating thereto after the date of the merger agreement), the announcement on March 22, 2018 of the conclusion of such review of strategic alternatives, or the negotiation, execution, announcement, pendency, performance or consummation of the merger agreement or the merger and the other transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, of the Company or any of its subsidiaries with customers, suppliers, lenders, partners, employees, labor unions or regulators, provided that this exception does not diminish the effect of, and is disregarded for purposes of, any non-contravention representations and warranties of the Company;

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the identity of Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals, intentions or projections with respect to the Company, any of its subsidiaries or their employees or business;

•	changes or proposed changes in laws, authoritative interpretations thereof, enforcement thereof or in applicable accounting regulations or principles or interpretations thereof;*

•	acts required to be taken or not taken by the Company or any of its subsidiaries under the terms of the merger agreement or taken or not taken at the written request of Parent;

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any action brought or threatened to be brought alleging breach of duty by our Board (other than any such action that has resulted in a non-appealable judicial determination definitively finding a breach of duty by our Board) or alleging that the disclosure contained in this proxy statement (whether filed in preliminary or definitive form) violates the federal securities laws (other than any such action that has resulted in a non-appealable judicial determination definitively finding such a violation);

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any failure by the Company or any of its subsidiaries to meet any internal or published projections, budgets, plans, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics for any period; provided that this exception does not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded, from being taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur; and

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a decline in the market price or trading volume of the shares of common stock on the NYSE or any other securities market or in the trading price of any other securities of the Company or any of its subsidiaries or in the ratings or ratings outlook for the Company or any of its subsidiaries; provided that this exception does not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded, from being taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur;

provided that any change, effect, event, circumstance, occurrence or development described in the seven bullets marked with an asterisk above will not be excluded if (and only to the extent that) it disproportionately affects the Company and its subsidiaries taken as a whole when compared to other participants in any of the U.S. real estate industry segments in which the Company or any of its subsidiaries operate.

Special REIT Taxable Income Distribution

Pursuant to the merger agreement, as of the closing date, we will have distributed 100% of our REIT taxable income in cash, as reasonably estimated by the Company, taking into consideration available taxable attributes, such as net operating losses, prior to the closing date, in accordance with certain distribution requirements set forth in Section 857(a) of the Code.

Effect of Dividends on Merger Consideration; No Further Quarterly Dividends Expected

Under the terms of the merger agreement, between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement in accordance with its terms (the “interim period”), the Company may not declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock or beneficial interest other than, among other exceptions, (1) regular quarterly cash dividends not in excess of $0.18 per share and (2) the special REIT taxable income distribution. However, the authorization, declaration and payment of dividends and distributions in the foregoing (1) (other than any dividends declared and publicly announced on or prior to May 15, 2018) and (2) will, without duplication, reduce the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger on a dollar-for-dollar basis.

We do not anticipate paying a quarterly dividend prior to the completion of the merger. The amount of the Special REIT taxable income distribution, if any, cannot be calculated by the Company as of the date hereof with reasonable accuracy, and the Company intends to perform such calculation closer to the closing date when it can be performed with reasonable accuracy.

Conduct of Business Pending the Merger

We have agreed that, during the interim period, unless otherwise contemplated, required or permitted by the merger agreement or the confidential disclosure schedule, required by any applicable law or approved by Parent in writing, the Company will and will cause each subsidiary to use its reasonable best efforts to conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact and maintain in all material respects its current business organization, goodwill, assets and significant relationships with material suppliers, material tenants, material creditors and material lessors and other persons with which the Company or any of its subsidiaries has material business relations and governmental authorities, keep available the services of its then-current officers and key employees and maintain the status of the Company as a REIT.

We have also agreed that during the interim period, except as otherwise contemplated, required or permitted by the merger agreement or the confidential disclosure schedule, required by any applicable law or approved by Parent in writing, the Company will not, and will not permit its subsidiaries to, among other things:

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amend the organizational documents of the Company or certain significant subsidiaries, amend the organizational documents of any subsidiary in any manner adverse to the Company or waive or exempt any person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit,” as such terms are defined in the Company’s charter as in effect on July 30, 2018;

•	adjust, split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Company or any subsidiary;

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(1) merge or consolidate with any other person, except for any such transaction solely between or among wholly owned subsidiaries that would not impose any changes or restrictions on such subsidiaries’ assets, operations or business or on the assets, operations and business of the Company and its subsidiaries taken as a whole that, individually or in the aggregate, would be adverse to Parent or any of its subsidiaries or (2) restructure, reorganize, recapitalize, completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing any changes or restrictions on the assets, operations or business of the Company or any of its subsidiaries, other than the dissolution of any shell entities wholly owned by the Company;

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acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) any material personal property, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except pursuant to any Existing M&A Agreement (as the term is defined in the merger agreement) in accordance with its terms and conditions in effect on July 30, 2018;

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redeem, repurchase or otherwise acquire, directly or indirectly, any shares or capital stock or other equity interests of the Company or a subsidiary, other than: (1) the acquisition by the Company of shares of common stock in connection with the surrender of shares of common stock by holders of stock options in order to pay the exercise price of such stock options and taxes withheld in connection with the exercise of stock options, (2) to the extent required under the applicable organizational documents of such entity as may be amended in accordance with the merger agreement, (3) the withholding of shares of common stock to satisfy withholding tax obligations with respect to awards granted pursuant to equity awards and (4) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of equity awards upon termination of employment or service of an award holder or due to the applicable vesting conditions of such awards not being satisfied;

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issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into, exercisable or exchangeable for any shares of such capital stock, or any rights, warrants or options to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than: (1) any such transaction between or among the Company and its wholly owned subsidiaries, (2) to the extent required under the applicable organizational documents of such entity as may be amended in accordance with the merger agreement, (3) upon the exercise of purchase rights under the Company ESPP, (4) upon the exercise, vesting or settlement of equity awards, (5) upon the conversion of any of the Company’s convertible senior notes due 2018 or the Company’s convertible senior notes due 2020 and (6) upon the exchange of any Class A common units in Forest City Master Associates III, LLC, in the case of each of (2)-(6) above that are outstanding as of July 30, 2018 (and in accordance with their terms) or are granted after July 30, 2018 in accordance with the merger agreement;

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make any loans, advances, investments or capital contributions to any person (other than the Company or any wholly owned subsidiary) in excess of $5,000,000 in the aggregate, except as required under the applicable organizational documents as may be amended in accordance with the merger agreement;

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock or beneficial interest in the Company or its subsidiaries, other than: (1) dividends or distributions by a directly or indirectly wholly owned subsidiary to its parent entity, (2) dividends or distributions by an entity in which the Company directly or indirectly owns an interest that is not wholly owned in the ordinary course of business consistent with past practice or to the extent required under the applicable organizational documents of such entity as the same may be amended in accordance with the merger agreement, (3) regular quarterly cash dividends on the shares of common stock not in excess of $0.18 per share and (4) any distributions of the Company and its subsidiaries necessary to comply with the provision under the merger agreement that requires the Company to make the special REIT taxable income distribution, provided that the authorization, declaration and payment of distributions in (3) (other than any dividends declared and publicly announced on or prior to May 15, 2018) and (4) above will, without duplication, reduce the $25.35 per share in cash that a holder of common stock is entitled to receive in the merger on a dollar-for-dollar basis;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of the Company or any of its subsidiaries, other than: (1) the incurrence of indebtedness for borrowed money under, and in accordance with, certain existing loan documents secured solely by Company real property in the ordinary course of business consistent with past practice (provided that the aggregate amount of such borrowing will not exceed $5,000,000), (2) unsecured intercompany indebtedness or guarantees between or among the Company and any wholly owned subsidiaries or (3) in connection with the financing of accounts payable in the ordinary course of business consistent with past practice; provided in each of the above cases that it does not delay or impede the merger or the other transactions contemplated by the merger agreement;

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amend, waive or modify, in any material respect, or terminate any Material Contract (as such term is defined in the merger agreement) other than: (1) an amendment, waiver, termination or renewal of a Material Contract (other than an Existing M&A Agreement) in the ordinary course of business consistent with past practice and not otherwise prohibited by the merger agreement, (2) solely in connection with any matter to the extent such matter is expressly permitted by the clauses described in these bullets and not otherwise prohibited by any other clauses described in these bullets or (3) any amendment, termination or renewal of a Material Contract that is so classified either because the contract contains any exclusivity provision or expressly limits the ability of the Company to dispose of any material assets (in each case, as fully described under the merger agreement), provided that such action (A) would not reasonably be expected to alter the scope or impact of such restriction in a manner that is adverse in any material respect to the Company or its subsidiaries and (B) would not cause such Material Contract to be classified as another type of Material Contract under the merger agreement;

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enter into any contract (1) that would be a Material Contract had it been entered into prior to the execution of the merger agreement other than in the ordinary course of business consistent with past practice that is not otherwise prohibited by the clauses described in these bullets or (2) that contains a change of control or similar provision that would require a payment, consent or acceleration of rights to the other party or parties thereto in connection with the consummation of the merger or other transactions contemplated by the merger agreement;

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except as required by law, GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any governmental authority, make a material change with respect to financial accounting policies or procedures;

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waive, release, assign, settle or compromise (1) any litigation or other proceedings identified in the confidential disclosure schedule or (2) any claim or action for an amount not covered by insurance in excess of $5,000,000 individually or $15,000,000 in the aggregate (exclusive of any deductibles), including any action relating to the merger and transactions contemplated by the merger agreement, but excluding any action brought by stockholders arising from the merger agreement against the Company, its executive officers or members of our Board, which is governed by another provision of the merger agreement;

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make any material change (or file a request to make any such change) in any method of tax accounting, any annual tax accounting period or any material tax election, file any material amended tax return or surrender any right to claim a refund or offset of any taxes that exceed $5,000,000 in the aggregate;

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sell or otherwise dispose of, lease or otherwise grant any mortgage or other lien upon, any property or other assets (excluding cash) of the Company or its subsidiaries having a fair market value in excess of $5,000,000 in the aggregate other than (1) certain pending sales of properties pursuant to letters of intent or definitive agreements executed prior to the date of the merger agreement, (2) transactions between or among the Company and its wholly owned subsidiaries or a subsidiary of the Company and its wholly owned subsidiaries, (3) leases (other than ground leases) made in the ordinary course of business and (4) liens permitted by the terms of the merger agreement;

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authorize, make or enter into any commitment for any capital expenditures except: (1) those disclosed to Parent in the confidential disclosure schedule, (2) capital expenditures in the ordinary course of business and consistent with the budgets and the property-level budgets of the Company, copies of which were provided to Parent before July 30, 2018, (3) capital expenditures required by the terms of any of the mortgage loans encumbering any of the real properties to which the Company or a subsidiary owns fee simple title or in which it owns valid ground leasehold interest as identified in the confidential disclosure schedule (“company properties”), (4) other individual expenditures not exceeding $250,000 individually or $1,000,000 in the aggregate or (5) capital expenditures necessary to respond to an emergency or prevent harm to any company property or persons;

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other than in connection with any development or redevelopment projects identified in the confidential disclosure schedule, initiate or consent to any change to the zoning, approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any company property or agree or consent to any affordability restriction or requirement (or any changes to any existing affordability restriction or requirement) affecting any company property;

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except as required pursuant to the terms of any Company employee benefit and compensation plan in effect as of July 30, 2018, or as otherwise required by any applicable law: (1) grant, provide or increase any severance or termination payments or benefits to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code), (2) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any current or former employee, officer, director or natural person independent contractor or consultant of the Company, except for (A) increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3% in the aggregate and (B) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (3) become a party to, establish, adopt, amend, commence participation in or terminate any Company employee benefit and compensation plan or any arrangement that would have been a Company employee benefit and compensation plan had it been entered into prior to July 30, 2018, (4) grant any equity or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Company employee benefit and compensation plan, (5) take any action to accelerate the vesting or lapsing of restrictions or payment or fund or in any other way secure the payment of compensation or benefits under any Company employee benefit and compensation plan, (6) hire any person to be an officer or employee of the Company or any of its subsidiaries or engage any other individual independent contractor to provide services to the Company or any of its subsidiaries, other than the hiring of employees with annual base salary or base wage not in excess of $300,000 or the engaging of individual independent contractors with annual fees not in excess of $300,000 in the ordinary course of business consistent with past practice or (7) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its subsidiaries;

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(1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (2) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

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(1) form any new subsidiaries, other than wholly owned subsidiaries, or any new joint ventures (other than pursuant to an Existing M&A Agreement), (2) consent to any amendment or modification of the terms of any existing joint venture, (3) take any binding action with respect to any major decision, buy/sell, right of first offer, right of first refusal, forced sale, buyout, deadlock or other similar rights under any existing joint venture or (4) take any binding action (or fail to take any action) under any existing joint venture, including, without limitation, resigning as managing member or general partner thereof, that would reduce or diminish its rights thereunder;

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amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters with Lazard or Goldman Sachs in a manner adverse to the Company and its subsidiaries, taken as a whole, or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

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enter into any contract, agreement, commitment or arrangement between the Company or any subsidiary, on the one hand and any affiliates (other than the subsidiaries) of the Company, on the other hand, except for any such contracts, agreements, commitments or arrangements with directors, officers or employees otherwise permitted by the merger agreement;

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take any action (or fail to take any action within the power of the Company) that would make dissenters’, appraisal or similar rights available to the holders of common stock with respect to the merger or the other transactions contemplated by the merger agreement;

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take any action (or fail to take any action) that would reasonably be expected to cause: (1) the Company to fail to qualify as a REIT, (2) any subsidiary of the Company that is a partnership or disregarded entity for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes or (3) any subsidiary of the Company that is a taxable REIT subsidiary or a REIT, as the case may be, to cease to be treated as such;

•	fail to exercise any extension option under any Existing M&A Agreement;

•	take any action to re-activate the Company’s dividend reinvestment plan;

•	enter into any contract that would be a credit support agreement if it had been entered into prior to the execution of the merger agreement, except as required pursuant to the Existing M&A Agreements;

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take any action (or fail to take any action) that would result in an adjustment, reset or other change in the rent under any ground lease or a material lease or sublease as identified in the confidential disclosure schedule with respect to a company property other than as required under the terms thereof;

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enter into, amend or otherwise modify any contract for property level indebtedness whereby the Company or any of its subsidiaries would agree to pay additional fees or penalties in connection with refinancing such property level indebtedness; or

•	agree, authorize, commit or enter into any contract or arrangement to do any of the foregoing.

Stockholder Meeting

Pursuant to the merger agreement, upon the terms and subject to the conditions of the merger agreement, the Company has agreed to establish a record date for and duly call, give notice of, convene and hold a stockholder meeting for the purpose of obtaining the requisite stockholder vote to approve the Merger Proposal (the “requisite stockholder vote”) and will, subject to there being a quorum, cause such vote to be taken. Unless a permitted change in recommendation has occurred as described below in the section entitled “—Acquisition Proposals; Change of Recommendation,” the Company has agreed to use its reasonable best efforts to solicit proxies from the stockholders in favor of the Merger Proposal and obtain the requisite stockholder vote.

Acquisition Proposals; Change of Recommendation

Acquisition Proposals

During the interim period, neither the Company nor any of its subsidiaries nor any of the directors or officers of it or its subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “representatives”) not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal (as defined below);

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engage in, continue or otherwise participate in or knowingly facilitate any discussions or negotiations regarding, or provide any non-public information or data, or afford access to the properties and other assets of the Company and its subsidiaries, to any person relating to, in connection with, or as would reasonably be expected to lead to, an acquisition proposal;

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal; or

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adopt or approve or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement or instrument providing for or relating to an acquisition proposal or enter into any agreement (or amend or modify any existing agreement) that would prevent the Company or any subsidiary or their respective representatives from complying with the covenants relating to acquisition proposals or amend or grant any waiver or release under any standstill or similar agreement with respect to the Company (an “alternative acquisition agreement”); provided, however, that the Company may amend or grant any waiver or release under any provision contained in any standstill or similar agreement that would prohibit the other party thereto from communicating with the Company with respect to an acquisition proposal or submitting an acquisition proposal to the Company if, and only if, our Board or a duly authorized committee thereof determines in good faith after consultation with its outside legal counsel that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the directors’ duties under applicable law.

Notwithstanding the foregoing, prior to the time, but not after, the requisite stockholder vote is obtained, the Company and its representatives may, in response to the receipt of a written acquisition proposal that did not result from the breach of the foregoing covenants in any material respects, engage in, continue or otherwise participate in or knowingly facilitate any discussions or negotiations regarding, or provide any non-public information or data, or afford access to the properties and other assets of, the Company and its subsidiaries in response to a bona fide written acquisition proposal received by the Company or its representatives after July 30, 2018 that is not withdrawn if and only if: (i) our Board or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its financial advisors and outside legal counsel that such acquisition proposal either constitutes a superior proposal (as defined below) or may reasonably be expected to result in a superior proposal, (ii) the Company gives Parent written notice that our Board or any duly authorized committee thereof has made the determination contemplated above and (iii) the Company furnishes non-public information or provides access to such person or its representatives only after such person has executed a confidentiality agreement on terms relating to confidentiality that, taken as a whole, are not less restrictive to the other party than those contained in the confidentiality agreement entered into by the Company and an affiliate of Parent, and the Company contemporaneously discloses (and, if applicable, provides copies of) any such non-public information to Parent to the extent not previously disclosed or provided to Parent.

The Company has agreed to promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any proposals or offers with respect to an acquisition proposal are received by, or a request to the Company or any of its subsidiaries for any non-public information regarding, the Company or its subsidiaries that is reasonably likely to lead to or that contemplates an acquisition proposal, or any discussions or negotiations are sought to be initiated or continued with the Company or any of its representatives indicating the material terms and conditions of any acquisition proposal or such other proposal or offer, including the identity of the person making the acquisition proposal. The Company has agreed to keep Parent reasonably informed, on a reasonably current basis, of the material status and terms of any such acquisition proposal, offer or proposal and any material changes to the status of any such discussions or negotiations or material decisions related thereto, including, in each case, by promptly providing Parent copies of any material correspondence, proposals, indications of interest and draft agreements relating to such acquisition proposal, offer or proposal.

Change of Recommendation

Except as set forth in the merger agreement, our Board may not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the recommendation of our Board that the Company’s stockholders vote in favor of the Merger Proposal, (ii) adopt, approve or recommend (or publicly propose or resolve to adopt, approve or recommend) an acquisition proposal, (iii) fail to include the recommendation that the Company’s stockholders vote in favor of the Merger Proposal in this proxy statement, (iv) make any recommendation or public statement in connection with an acquisition proposal that is structured as a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop-look-and-listen” communication) or (v) in the event an acquisition proposal has been publicly announced or publicly disclosed, fail to reaffirm the recommendation that the Company’s stockholders vote in favor of the Merger Proposal following a written request by Parent to do so within the timeframe specified in the merger agreement (any action in the foregoing clauses (i)-(v), a “change of recommendation”).

Notwithstanding the restrictions on our Board’s ability to effect a change of recommendation, prior to the time, but not after, the requisite stockholder vote is obtained, upon receipt by the Company of an acquisition proposal, our Board or any duly authorized committee thereof may effect a change of recommendation in connection with or relating to a superior proposal or authorize the Company to terminate the merger agreement, if but only if:

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a bona fide acquisition proposal is received by the Company or its representatives after the execution and delivery of the merger agreement which did not result from a breach of the covenants described above in the section entitled “—Acquisition Proposals; Change of Recommendation” in any material respect, and such acquisition proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable party if executed and delivered by the Company following termination of the merger agreement;

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our Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and our Board or any duly authorized committee thereof, after consultation with outside legal counsel, determines that the failure to effect a change of recommendation or authorize the Company to terminate the merger agreement would be inconsistent with the directors’ duties under applicable law;

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the Company provides Parent with at least 96 hours’ written notice stating that the Company will effect a change of recommendation or our Board will authorize the Company to terminate the merger agreement at the expiration of such 96-hour period, which notice must provide the identity of the person making the superior proposal and attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such superior proposal; provided that any change to the financial terms or any other material changes to the terms and conditions of such superior proposal requires a new written notice to be delivered by the Company to Parent and the Company is required to comply again with the notice requirements (and the 96-hour period above is deemed to refer to a two-business-day period in connection with the delivery of any such new notice);

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during the period described above, the Company and its representatives negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make any revisions to the terms of the merger agreement as would permit our Board or any duly authorized committee thereof not to effect a change of recommendation in connection with the superior proposal or to authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to the superior proposal (the “match right”); and

•

following the 96-hour period (or two-business-day period, as applicable), our Board or any duly authorized committee thereof again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger agreement that Parent has committed in writing prior to the expiration of such 96-hour period (or two-business-day period, as applicable) that would be binding on Parent, that the superior proposal continues to be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable person making the superior proposal, if executed and delivered by the Company and constitutes a superior proposal, and that the failure to effect a change of recommendation or authorize the Company to terminate the merger agreement with respect to such superior proposal would be inconsistent with the directors’ duties under applicable law.

Notwithstanding the restrictions on our Board’s ability to effect a change of recommendation, prior to the time, but not after, the requisite stockholder vote is obtained, in response to an intervening event (as defined below), our Board or any duly authorized committee thereof may (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the recommendation of our Board that the Company’s stockholders vote in favor of the Merger Proposal or (ii) fail to include the recommendation that the Company’s stockholders vote in favor of the Merger Proposal in this proxy statement, if but only if:

•

our Board or any duly authorized committee thereof determines, after consultation with outside legal counsel, that the failure to effect a change of recommendation with respect to such development or change in circumstances would be inconsistent with the directors’ duties under applicable law;

•

the Company provides Parent with at least 96 hours’ written notice stating that the Company will effect a change of recommendation at the expiration of such 96-hour period, which notice must describe in reasonable detail such intervening event; provided, however, that any subsequent development or change in circumstances requires a new written notice to be delivered by the Company to Parent and the Company is required to comply again with the notice requirement (and the 96-hour period above is deemed to refer to a two-business-day period in connection with the delivery of any such new notice);

•	during the period described above, the Company negotiates in good faith with Parent pursuant to Parent’s match rights under the merger agreement; and

•

following the 96-hour period (or two-business-day period, as applicable), our Board or any committee thereof, again determines, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger agreement to which Parent has committed in writing prior to the expiration of such 96-hour period (or two-business-day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the failure to effect a change of recommendation with respect to such intervening event would be inconsistent with the directors’ duties under applicable law.

As used in this proxy statement, an “acquisition proposal” is any proposal or offer (whether or not in writing) from any person (other than Parent, Merger Sub or any of their affiliates) with respect to (i) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, recapitalization, reorganization, share exchange, dividend or distribution, business combination or similar transaction involving the Company or its subsidiaries pursuant to which, if consummated, any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of persons, directly or indirectly, would hold or become the beneficial owner of securities representing 15% or more of the total voting power or 15% or more of the equity securities of the Company or the surviving entity or the direct or indirect parent of the Company, (ii) any transaction or series of transactions providing for the direct or indirect acquisition or purchase (including any asset sale, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, dividend or distribution, business combination or similar transaction) of assets (including equity securities of the Company or any subsidiary) or businesses representing 15% or more of the consolidated total assets, net revenues, net income or earnings of the Company, taken as a whole, or (iii) any combination of the foregoing, in each case other than the transactions contemplated by the merger agreement.

As used in this proxy statement, the term “superior proposal” means a bona fide acquisition proposal (provided that, for purposes of this definition, the applicable percentages in clauses (i) and (ii) of the definition of acquisition proposal will be 50%, rather than 15%) that our Board or any committee thereof has determined, in its good faith judgment (after taking into account any binding revisions to the terms of the merger agreement proposed by Parent pursuant to its match rights under the merger agreement, after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such acquisition proposal and all other matters that our Board or any committee thereof, considers appropriate), would, if consummated, result in a transaction more favorable to the stockholders of the Company than the merger and the other transactions contemplated by the merger agreement.

As used in this proxy statement, the term “intervening event” means any development or change in circumstances that materially affects the business, assets or operations of the Company and its subsidiaries, taken as a whole, that (i) does not relate to an acquisition proposal, (ii) was unknown to or not reasonably foreseeable by our Board on or prior to July 30, 2018 and (iii) becomes known by our Board prior to the receipt of the requisite stockholder vote.

Regulatory Efforts

Subject to the terms of the merger agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts to: (i) consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable, (ii) obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained, (iii) resolve any objections and avoid any proceeding by any governmental authority in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (iv) defend any lawsuit or proceeding challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement, (v) as promptly as reasonably practicable (and in any event within 10 business days after the date of the merger agreement) make all necessary filings and submissions under the HSR Act and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any law and request early termination of the waiting period with respect to the merger under the HSR Act and (vi) as promptly as reasonably practicable, make any other required registrations, declarations, submissions and filings with respect to the merger and the other transactions contemplated by the merger agreement required under the Exchange Act, any other applicable federal or state securities laws and any other applicable law.

While a filing under the HSR Act is contemplated under the merger agreement, after further analysis, the Company and Parent determined that a filing under the HSR Act is not required.

Financing Cooperation

We have agreed that, prior to the closing, we will use, and will use our reasonable best efforts to cause our subsidiaries and their respective representatives (including our and our subsidiaries’ management teams) to use, their reasonable best efforts, at the sole cost and expense of Parent and Merger Sub, to cooperate with Parent and Merger Sub in connection with the arrangement of the debt financing as may be customary and reasonably requested by Parent, including certain items specifically set forth in the merger agreement. The cooperation obligation is subject to additional limitations.

Any breach by the Company or its subsidiaries of their financing cooperation obligations will not constitute a breach of the merger agreement or a breach for purposes of determining whether an event triggering a termination right has occurred or a breach of a condition precedent to Parent and Merger Sub’s obligation to effect the merger, unless such breach is a willful and material breach and directly results in the debt financing not being available to Parent.

The merger agreement provides for a marketing period. As used in this proxy statement, “marketing period” means the first period of 15 consecutive business days commencing after the date of the merger agreement and upon Parent’s receipt of certain required financial information pursuant to the terms of the merger agreement, provided that the marketing period will not commence prior to September 4, 2018, and that such 15 consecutive business day period (i) will not include November 21, 2018 through November 23, 2018, and (ii) will end on or prior to December 21, 2018 or if such period has commenced but would not be completed in accordance with its terms on or prior to December 21, 2018, then such period will commence on or after January 2, 2019.

Employee Matters

Parent has agreed that each employee of the Company and any subsidiary who continues to be employed after the effective time, other than any employee covered by a collective bargaining agreement, which we refer to collectively as the continuing employees, will during the period commencing at the effective time and ending on the first anniversary of the effective time be provided with:

•	base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its subsidiaries to such continuing employee immediately prior to the effective time;

•

target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by the Company and its subsidiaries to such continuing employee immediately prior to the effective time; and

•

health and welfare benefits (other than severance benefits) that are substantially similar to the health and welfare benefits that are provided to such continuing employee immediately prior to the effective time or provided to similarly situated employees of Parent or its subsidiaries.

Additionally, Parent has agreed to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for his or her employment with the Company and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate in the employee benefit plans of Parent and its subsidiaries as if such service had been performed with Parent (except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits).

In the event that the effective time occurs on or before December 31, 2018, Parent will approve payments in respect of the Company’s 2018 annual bonuses in accordance with the Company’s applicable bonus plans and based on actual achievement of performance criteria (using target for individual criteria) and bonus opportunities established by the Company for the 2018 annual bonuses. If the effective time has not occurred by December 31, 2018, the Company may make such payments with respect to 2018 annual bonuses. The Company may also adjust the performance criteria to exclude reasonable expenses or costs incurred in connection with the merger.

In addition, the Company may grant cash retention awards to certain employees that will vest and become payable (i) 50% upon the closing and (ii) 50% on the 180th day following the closing, in each case subject to the employee’s continued employment through such dates or, if earlier, upon the employee’s qualifying termination, subject to the employee’s timely execution and non-revocation of a release of claims against the Company. A qualifying termination for purposes of the cash retention awards will have the same meaning as a termination that entitles the employee to severance benefits under the severance plan or, if applicable, the employee’s change of control agreement with the Company.

Pre-Closing Restructuring

During the interim period, the Company has agreed to use commercially reasonable best efforts to prepare for such internal restructuring steps requested by Parent prior to the closing and provide Parent any access or information reasonably requested by Parent to identify what restructuring steps are appropriate. However, the Company and its subsidiaries are not required to: (1) take any action that would impair, prevent or delay consummation of the merger and the other transactions contemplated by the merger agreement or that would contravene any organizational document of the Company or any of the subsidiaries, any contract or applicable law; (2) take or effect any restructuring steps or incur any liabilities in respect thereto before the Company deems all of the conditions to closing under the merger agreement have been satisfied and receives (x) evidence satisfactory to it that any material adverse effect or similar condition has been irrevocably waived by the Lenders and any other parties with respect to the debt financing and (y) irrevocable written notice that each of Parent and Merger Sub irrevocably deems all conditions set forth in the merger agreement satisfied and that Parent and Merger Sub and their financing sources are prepared to proceed immediately with the closing and (3) take any action that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material taxes under the Code.

Third Party Consents

The Company has agreed to reasonably cooperate with Parent and use reasonable best efforts to (a) obtain all consents, approvals or waivers (including waivers of any fees, rights of first offer or refusal, buy/sell rights and profit sharing) reasonably requested by Parent, including those set forth in the confidential disclosure schedules and (b) assist Parent with the preparation and negotiation of any required notices or similar documents reasonably requested by Parent.

Certain Other Covenants

The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:

•	the preparation and filing of this proxy statement with the SEC and cooperation in responding to any comments received from the SEC on this proxy statement;

•	confidentiality and reasonable access by Parent and its authorized representatives to the Company’s and its subsidiaries’ employees, properties, books, contracts and records;

•	the timely delisting of the common stock from the NYSE and the deregistration of the common stock under the Exchange Act;

•	actions necessary to exempt the merger and the other transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes;

•	cooperation on any press releases or other public announcements regarding the merger and the other transactions contemplated by the merger agreement;

•	taking steps to ensure that dispositions of common stock by a director or officer of the Company resulting from the merger agreement will be exempt under Rule 16b-3 under the Exchange Act;

•	cooperation in the defense or settlement of any stockholder litigation against the Company, its executive officers or our Board relating to the merger;

•	procurement of duly executed pay-off letters in respect of indebtedness of the Company;

•	suspension of the Company’s dividend reinvestment plan; and

•	certain tax matters.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the Company’s stockholders having voted to approve the Merger Proposal;

•	the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof), if any, having expired or been earlier terminated; and

•

no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that restrains, enjoins or otherwise prohibits consummation of the merger.

While a filing under the HSR Act is contemplated under the merger agreement, after further analysis, the Company and Parent determined that a filing under the HSR Act is not required.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent at or prior to the closing of the following additional conditions:

•

that, with certain exceptions, including for certain representations and warranties where the failure of such representations and warranties to be true and correct does not have, or would not reasonably be expected to have a material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 103), each of the representations and warranties of the Company contained in the merger agreement are true and correct (as determined without regard to any qualification by any of the terms “material” or “material adverse effect” therein) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•

that, with certain exceptions, the representations and warranties of the Company set forth in the merger agreement with respect to corporate authority, approval, takeover statutes and brokers and finders are true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•

that, with certain exceptions, the representations and warranties of the Company set forth in the merger agreement with respect to the Company’s authorized, issued and outstanding stock and certain equity and debt securities of the Company are true and correct in all but de minimis respects as of date of the merger agreement and as of the closing date as though made on and as of the closing date;

•

that, with certain exceptions, the representations and warranties of the Company set forth in the merger agreement with respect to the ownership interest in, and absence of certain contracts or obligations in respect of, the Company’s and its subsidiaries’ securities, due organization, good standing and qualification are true and correct in all material respects as of date of the merger agreement and as of the closing date as though made on and as of the closing date;

•	the Company having performed in all material respects the covenants, agreements and obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, the absence of a material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 103);

•

the Company having received a written opinion of nationally recognized tax counsel, as of the closing date, to the effect that commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT; and

•

Parent having received at the closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that all the conditions described in the bullets above, except for the receipt of the REIT opinion described in the preceding bullet, have been satisfied or waived.

The obligations of the Company to effect the merger are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company at or prior to the closing of the following conditions:

•

that the representations and warranties of Parent and Merger Sub set forth in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where the failure of such representations and warranties to be true and correct would not prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement or otherwise prevent Parent and Merger Sub from performing any of their material obligations under the merger agreement;

•

each of Parent and Merger Sub having performed in all material respects the covenants, agreements and obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•

the Company having received at the closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that the conditions in the bullets above have been satisfied or waived.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and other transactions contemplated thereby may be abandoned at any time prior to the effective time as follows:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•

the closing has not occurred on or before January 30, 2019 (as it may be extended from time to time by the mutual written consent of the Company and Parent) (the “outside date”), provided that such date will be extended during the pendency of any action to specifically enforce the terms of the merger agreement (an “outside date termination”);

•

the requisite stockholder vote is not obtained at the Company’s stockholder meeting or at any postponement or adjournment thereof (and such meeting was concluded, including if such meeting was concluded without a vote to approve the Merger Proposal, subject to the Company’s right to adjourn the special meeting in accordance with the merger agreement) (a “no vote termination”); or

•	a final, nonappealable governmental order has been entered permanently prohibiting consummation of the merger;

•	by the Company if:

•

there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub, such that the conditions precedent to the Company’s obligation to close relating to the accuracy of Parent’s and Merger Sub’s representations and warranties and performance by them of their obligations would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (1) 30 days after written notice thereof is given to Parent and (2) three business days prior to the outside date (“Parent breach termination”);

•

prior to the time, but not after, the requisite stockholder vote is obtained, our Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, but only so long as the Company pays to Parent the $261 million termination payment (as described below) and has complied with the covenants relating to acquisition proposals and change of recommendation in all material respects under the merger agreement (a “superior proposal termination”); or

•

(1) all conditions precedent to Parent’s obligation to consummate the merger have been satisfied, including that the stockholders of the Company have approved the Merger Proposal, any applicable waiting period under the HSR Act has expired or been earlier terminated, and no court or governmental order prohibits the consummation of the merger, (2) written notice has been delivered to Parent on or after the designated closing date that the conditions precedent to the Company’s obligation to consummate the merger have been satisfied and the Company is irrevocably ready, willing and able to consummate the closing and (3) Parent and Merger Sub fail to consummate the closing within the earlier of one business day before the outside date and three business days after the notice in (2) is delivered, and the Company has stood ready, willing and able to effect the closing through the end of such period (“financing failure termination”);

•	by Parent if:

•

there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that the conditions precedent to Parent’s and Merger Sub’s obligations to close relating to the accuracy of the Company’s representations and warranties and performance by the Company of its obligations would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (1) 30 days after written notice thereof is given to the Company and (2) three business days prior to the outside date (a “Company breach termination”);

•	prior to the time, but not after, the requisite stockholder vote is obtained, our Board has made a change of recommendation (a “change of recommendation termination”); or

•	prior to the time, but not after, the requisite stockholder vote is obtained, the Company or any director has committed a willful and material breach of the covenant under the merger agreement prohibiting the solicitation of acquisition proposals, other than as a result of an isolated action by a director without the knowledge or consent of the Company and the Company takes appropriate actions to remedy such breach and Parent or the merger and other transactions contemplated by the merger agreement are not adversely affected in any material respect (a “no-shop breach”).

Termination Fee

A termination payment of $261 million will be payable by the Company to Parent if the merger agreement is terminated:

•

by (1) either the Company or Parent pursuant to an outside date termination or no vote termination, (2) Parent pursuant to a Company breach termination or a no-shop breach and in either case, prior to such termination the Company has received a bona fide acquisition proposal or a bona fide acquisition proposal has been publicly disclosed and not withdrawn and within 12 months of the termination of the merger agreement the Company enters into a definitive agreement with respect to, or consummates, any acquisition proposal (treating the references to “15%” in the definition of “acquisition proposal” as references to “50%”);

•	by Parent pursuant to a change of recommendation termination; or

•	by the Company pursuant to a superior proposal termination.

In the event the merger agreement is terminated by Parent or the Company pursuant to a no vote termination or by Parent pursuant to a no-shop breach, the Company must reimburse Parent for its reasonable and documented out-of-pocket expenses incurred in connection with the preparation, negotiation, execution and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement up to a maximum amount of $70 million, which reimbursement will reduce, on a dollar-for-dollar basis, any termination payment subsequently payable by the Company to Parent.

In the event that the merger agreement is terminated by Parent pursuant to an outside date termination and, at the time of such termination, the Company would have been entitled to terminate the merger agreement pursuant to a Parent breach termination or a financing failure termination, or is terminated by the Company pursuant to a Parent breach termination or a financing failure termination, a termination payment of $488 million will be payable by Parent to the Company or, if directed by the Company, to Forest City TRS, LLC. The Investors have provided the Company with the limited guaranty in favor of the Company guaranteeing the payment of such termination payment if such amount becomes payable under the merger agreement.

Any payments made to the Company or Parent as described above will be made by wire transfer of immediately available funds to an account designated in writing by the other party. In no event will the Company be required to pay the termination payment on more than one occasion.

Specific Performance

The Company, Parent and Merger Sub have agreed that, except where the merger agreement is terminated in accordance with the terms set forth above, each party is entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement and any other agreement or instrument executed in connection therewith.

The Company, however, is only entitled to specific performance to cause Parent to draw down the full proceeds of the equity commitment and to cause Parent to consummate the merger if, and only if, (A) all conditions precedent to Parent’s obligation to close have been or will have been satisfied at the time when the closing would be required to occur pursuant to the merger agreement, (B) Parent fails to complete the closing in accordance with the timing requirements of the merger agreement, (C) the debt financing has been funded or will be funded if the equity financing is funded at the closing and (D) the Company has irrevocably confirmed to Parent that it is prepared to close the merger and the other transactions contemplated by the merger agreement.

Amendment and Waiver

The parties to the merger agreement may amend or modify the merger agreement by written agreement at any time prior to the effective time, provided that after the receipt of the requisite stockholder vote, no amendment will be made that by any applicable law requires further approval by the stockholders without obtaining such further approval. Specified provisions in the merger agreement intended to protect the interests of the Lenders may not be amended or modified without the written consent of the Lenders.

The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

Governing Law

The merger agreement is governed by the laws of the State of Maryland, regardless of any law that might otherwise govern under applicable principles of conflicts of law.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

Unless otherwise indicated, the following table sets forth the beneficial ownership of shares of common stock as of the close of business on December 31, 2017 of each person or group of affiliated persons, who is believed by us to beneficially own 5% or more of the shares of common stock based upon information available to us in securities filings made by certain of our holders of common stock with the SEC.

Applicable percentage ownership and voting power is based on 271,159,480 shares of common stock outstanding as of September 12, 2018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
The Vanguard Group, Inc.	38,149,693	(1)	14.07%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Scopia Capital Management LP	22,087,803	(2)	8.15%
152 West 57th Street, 33rd Floor New York, New York 10019
BlackRock, Inc.	16,920,433	(3)	6.24%
55 East 52nd Street New York, NY 10055
Starboard Value LP	15,272,223	(4)	5.63%
777 Third Avenue, 18th Floor New York, NY 10017
Senator Investment Group LP	15,000,000	(5)	5.53%
510 Madison Avenue, 28th Floor New York, New York 10022
Vanguard Specialized Funds—Vanguard REIT Index Fund	14,369,205	(6)	5.30%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)

The Vanguard Group has sole voting power of 419,079 shares, sole dispositive power of 37,707,916 shares, shared voting power of 324,317 shares and shared dispositive power of 441,777 shares. The number of shares represents shares beneficially owned at December 31, 2017 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(2)

Scopia has shared voting and dispositive power of 22,087,803 shares. The number of shares represents shares beneficially owned at July 30, 2018 as disclosed in Schedule 13D/A filed with the SEC by the principal security holder.

(3)

BlackRock, Inc. has sole voting power of 15,905,596 shares and sole dispositive power of 16,920,433 shares. The number of shares represents shares beneficially owned at December 31, 2017 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(4)

Starboard has sole voting and dispositive power of 15,272,223 shares. The number of shares represents shares beneficially owned at July 30, 2018 as disclosed in Schedule 13D/A filed with the SEC by the principal security holder.

(5)

Senator Investment Group LP has shared voting and dispositive power of 15,000,000 shares. The number of shares represents shares beneficially owned at December 31, 2017 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(6)

Vanguard Specialized Funds—Vanguard REIT Index Fund has sole voting power of 14,369,205 shares. The number of shares represents shares beneficially owned at December 31, 2017 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of shares of Common Stock as of the close of business on September 12, 2018 of each current director and named executive officer, as well as all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed below has sole voting and dispositive power of the securities that he or she owns. Applicable percentage ownership and voting power is based on 271,159,480 shares of Common Stock outstanding as of September 12, 2018. Except as otherwise indicated below, the address of each director and executive officer listed below is c/o Key Tower, 127 Public Square, Suite 3100, Cleveland, Ohio 44114.

	Number of Shares of Common Stock Beneficially Owned
Name	Common Stock		Percent of Class
Kenneth J. Bacon	47,089	(1)(2)	*
Z. Jamie Behar	10,649	(2)	*
Michelle Felman	5,432	(2)	*
Jerome J. Lande	0	(3)	*
David J. LaRue	722,505	(4)	*
Adam S. Metz	5,432	(2)	*
Gavin T. Molinelli	5,432	(2)(5)	*
Marran H. Ogilvie	5,432	(2)	*
Mark S. Ordan	5,432	(2)	*
James A. Ratner	6,680,124	(6)	2.46%
William R. Roberts	5,432	(2)	*
Robert A. Schriesheim	5,432	(2)	*
OTHER NAMED EXECUTIVE OFFICERS
Brian J. Ratner	4,665,302	(7)	1.72%
Robert G. O’Brien	549,842	(8)	*
Duane F. Bishop	161,234	(9)	*
All Executive Officers and Directors as a group (19 in number)	14,248,879	(10)	5.25%

*	Less than 1%.
(1)	Includes 13,988 shares that were issuable upon the exercise of stock options vested at September 12, 2018.
(2)	Includes 5,432 restricted shares.
(3)

Jerome J. Lande was elected to our Board pursuant to our agreement with Scopia. Mr. Lande is a partner of Scopia but does not have voting or investment power over and disclaims beneficial ownership of common stock owned by Scopia.

(4)

David J. LaRue has beneficial ownership of 48,414 shares of common stock held in a trust for which he has sole power of voting and disposition and 9,734 shares held in custodial accounts. Includes 75,726 restricted shares and 286,580 shares that were issuable upon the exercise of stock options vested at September 12, 2018 or that will vest within 60 days thereafter.

(5)

Gavin T. Molinelli was elected to our Board pursuant to our agreement with Starboard. Mr. Molinelli is a partner of Starboard but does not have voting or investment power over and disclaims beneficial ownership of the common stock owned by Starboard.

(6)

James A. Ratner has beneficial ownership of 6,371,378 shares of common stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 123,204 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 11,401 restricted shares and 174,141 shares that were issuable upon the exercise of stock options vested at September 12, 2018 or that will vest within 60 days thereafter.

(7)

Brian J. Ratner has beneficial ownership of 4,489,710 shares of common stock held in trusts and foundations: 4,465,531 shares for which he is trustee and has shared power of voting and disposition and 24,179 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 137,282 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 16,610 restricted shares and 21,700 shares that were issuable upon the exercise of stock options vested at September 12, 2018 or that will vest within 60 days thereafter.

(8)

Robert G. O’Brien has beneficial ownership of 85,950 shares of common stock held in trusts: 48,307 shares for which he is trustee and has sole power of voting and disposition and 37,643 shares for which he is trust advisor and has shared power of voting and disposition. Includes 31,550 restricted shares and 177,187 shares that were issuable upon the exercise of stock options vested at September 12, 2018 or that will vest within 60 days thereafter.

(9)	Includes 126,764 restricted shares at September 12, 2018.
(10)

These shares of common stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 362,066 restricted shares and 695,544 shares that were issuable upon the exercise of stock options vested at September 12, 2018 or that will vest within 60 days thereafter.

NO DISSENTERS’ RIGHTS OR RIGHTS OF OBJECTING STOCKHOLDERS

We are organized as a corporation under Maryland law. Holders of shares of common stock are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger under the MGCL. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights. In addition, holders of shares of common stock may not exercise dissenting stockholders’ appraisal rights, rights of an objecting stockholders or similar rights in connection with the merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless our Board, upon the affirmative vote of a majority of our Board, determines that the rights apply. Our Board has made no such determination and cannot make such determination pursuant to the merger agreement. However, our stockholders may vote against the merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting of stockholders in 2019 only if the merger is not completed. Pursuant to our current Bylaws, if a stockholder wishes to present other business or nominate a director candidate for consideration by stockholders at the 2019 annual meeting, we must receive proper written notice of any such business or nomination no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the proxy statement for the Company’s 2018 annual meeting of stockholders was released to stockholders. As such, any notice given by a stockholder must be delivered to us between December 17, 2018 and 5:00 p.m., Eastern Time, on January 16, 2019 to be presented at the 2019 annual meeting. If the 2019 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2018 annual meeting, we must receive notice no earlier than 150 days prior to the date of such meeting and not later than 5:00 p.m., Eastern Time, on the later of 120 days prior to the date of such annual meeting, as originally convened, or the tenth day following public announcement of the 2019 annual meeting date. If a stockholder fails to give timely notice as required by our Bylaws, the nominee or proposal will be excluded from consideration at the meeting.

In addition, notice of any stockholder proposal or nomination of a director candidate must contain certain information specified in our Bylaws about the stockholder, its affiliates and any proposed business or nominee, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in the Company.

Stockholders interested in presenting a proposal for inclusion in our proxy statement and form of proxy relating to the 2019 annual meeting may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us at the address listed below not later than January 16, 2019.

Notice of stockholder proposals and director candidate nominations should be submitted to:

Ketan K. Patel

Executive Vice President, General Counsel and Corporate Secretary

Forest City Realty Trust, Inc.

Key Tower

127 Public Square, Suite 3100

Cleveland, Ohio 44114

STOCKHOLDERS SHARING THE SAME ADDRESS

Under rules adopted by the SEC, we and our intermediaries, such as brokers, may satisfy our obligations to deliver this proxy statement by delivering a single copy of this proxy statement to multiple stockholders sharing the same address. This “householding” saves costs and reduces waste. Unless you have given instructions to us that you wish to receive a separate copy of this proxy statement for each stockholder sharing the same address, you may receive a single envelope containing this proxy statement but separate proxy cards (or broker’s instruction cards) for each stockholder sharing the address. Once you have received notice from us or your broker that it will be householding communications to your address, that practice will continue until you are notified otherwise or until you revoke your consent.

If at any time you no longer wish to participate in householding by your broker, you should notify your broker. If we household this proxy statement and you no longer wish to participate in the householding, or at any time you wish to receive a separate copy of this proxy statement, you may contact Investor Relations, Forest City Realty Trust, Inc., 127 Public Square, Suite 3100, Cleveland, Ohio 44114, or by calling (216) 621-6060. If you would like to only receive a single copy of this proxy statement at your address, contact us at the address above or contact your broker.

SOLICITATION

The enclosed proxy for the special meeting is being solicited by our Board. The cost of soliciting the proxies on the enclosed form will be paid by us. Our Board has engaged MacKenzie Partners to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of reasonable expenses.

In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokers and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. We may, upon request, reimburse banks, brokers and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

OTHER MATTERS

Pursuant to Maryland law and our Bylaws, only the business specifically designated in the notice of the special meeting may be transacted at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and proxy statements and make available to our stockholders reports containing financial information. We maintain a website at www.forestcity.net. We make available, free of charge, on our website our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may review our SEC filings, including exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this proxy statement or to which this proxy statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this proxy statement.

INFORMATION INCORPORATED BY REFERENCE

Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as amended;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018; and

•

our Current Reports on Form 8-K filed on February 22, 2018 (excluding Exhibit 99.1), March 27, 2018 (excluding Exhibit 99.1), April 19, 2018 (excluding Exhibit 99.1), May 15, 2018 (excluding Exhibit 99.1), June 27, 2018, July 31, 2018, September 4, 2018 and October 12, 2018 (excluding Exhibit 99.1).

Notwithstanding the foregoing, the Company is not incorporating any document, portion thereof or information not deemed “filed” in accordance with SEC rules, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, except to the extent specified otherwise in such Current Reports.

Any statement made in this proxy statement or in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the filings incorporated by reference into this proxy statement from us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this proxy statement. Exhibits to such documents will not be sent unless those exhibits have been specifically incorporated by reference into this proxy statement. You should direct requests for those documents to:

Forest City Realty Trust, Inc.

Key Tower 127 Public Square Suite 3100 Cleveland, Ohio 44114 Attn: Investor Relations (216) 621-6060

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than November 8, 2018.

If you have any questions or need assistance in

voting your shares please call:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Fax: 1 212-929-0308

Email: proxy@mackenziepartners.com

Web: www.mackenziepartners.com

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FOREST CITY REALTY TRUST, INC.,

ANTLIA HOLDINGS LLC,

and

ANTLIA MERGER SUB INC.

Dated as of July 30, 2018

i

ii

EXHIBITS AND ANNEXES

Exhibits

Exhibit A – Form of Amendment of Charter of the Surviving Corporation

Exhibit B – Form of REIT opinion

Exhibits C-1, C-2 and C-3 – Forms of REIT Certificate

Annex

Annex A – Index of Defined Terms

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2018, is by and among Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), Antlia Holdings LLC, a Delaware limited liability company (“Parent”), and Antlia Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Maryland General Corporation Law, as may be amended from time to time (the “MGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) authorized the execution and delivery of this Agreement and declared advisable and approved the Merger, (b) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company (the “Stockholders”), and (c) subject to Section 7.2(b), resolved to recommend that the Stockholders vote in favor of the approval of the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) authorized the execution and delivery of this Agreement and declared advisable the Merger and (b) resolved to recommend that the sole stockholder of Merger Sub approve the Merger;

WHEREAS, the board of directors of Parent has unanimously authorized the execution and delivery of this Agreement and declared advisable the Merger;

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with this Agreement and to set forth certain conditions to the Merger;

WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, simultaneously with the execution of this Agreement, Parent and Merger Sub are entering into a merger support agreement with certain Stockholders; and

WHEREAS, to induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement, certain Affiliates of Parent (together, the “Guarantors”) have executed and delivered to the Company a limited guaranty, pursuant to which the Guarantors have agreed to guarantee certain obligations of Parent under this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger under the MGCL (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent. The Merger will have the effects set forth in this Agreement and specified in the MGCL.

1.2. Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 9:00 a.m. (New York City time) on the third Business Day (the date on which the Closing takes place, the “Closing Date”) following the first day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) will be satisfied or waived in accordance with this Agreement; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto, it being agreed that in the event the Outside Date falls on or within three Business Days after the final day of the Marketing Period, the Outside Date shall be deemed to be extended to the fourth Business Day immediately following the final day of the Marketing Period, and provided, further, that, in no event shall the Closing be required to occur prior to the earliest to occur of (i) a date specified by Parent on no less than three Business Days’ notice to the Company, (ii) the third Business Day after the receipt and effectiveness of all consents set forth on Section 1.2 of the Disclosure Schedule and (iii) December  10, 2018.

1.3. Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Merger Sub will cause the Merger to be consummated by executing, acknowledging and filing with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) the articles of merger with respect to the Merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL. The Merger will become effective at the time when the Articles of Merger are accepted for record by the SDAT or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as may be agreed by the Company and Parent in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1. Charter of the Surviving Corporation. At the Effective Time, the charter of the Company as in effect immediately prior to the Effective Time shall be amended as part of the Merger substantially as set forth in Exhibit A, which shall be attached to the Articles of Merger, and as so amended as part of the Merger will be the charter of the Surviving Corporation (the “Charter”) until thereafter amended, supplemented, corrected or restated, subject to Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), as provided therein or as provided by applicable Laws.

2.2. Bylaws of the Surviving Corporation. The bylaws of the Surviving Corporation in effect from and after the Effective Time shall be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (the “Bylaws”) until thereafter amended, subject to Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1. Directors of the Surviving Corporation. The parties will take all actions necessary (including by so designating in the Articles of Merger) so that the directors of Merger Sub as of immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected and qualified or until their earlier death, resignation, or removal in accordance with the MGCL, the Charter, and the Bylaws.

3.2. Officers of the Surviving Corporation. The parties will take all actions necessary so that the officers of the Company as of immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the MGCL, the Charter, and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK

4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) (excluding any Shares granted in the form of Company Restricted Shares, Company Performance Shares, or Company Other Awards, which will be treated in accordance with Section 4.3) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to $25.35 per Share (as may be reduced pursuant to Section 7.1(b)(viii), the “Merger Consideration”). At the Effective Time, the Shares (excluding any Shares granted in the form of Company Restricted Shares, Company Performance Shares, or Company Other Awards, which will be treated in accordance with Section 4.3) will cease to be outstanding, will be cancelled, and will cease to exist as of the Effective Time, and thereafter each certificate formerly representing any Shares (other than Excluded Shares) (each, a “Stock Certificate”) and each book entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book Entry Share”) will thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Surrender of Shares.

(a) Appointment of Paying Agent. Prior to the Closing, Parent and Merger Sub will appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and will enter into an agreement with the Paying Agent reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Closing, Parent or Merger Sub will deposit, or will cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, cash in U.S. dollars sufficient to provide all funds necessary for the Paying Agent to pay the aggregate Merger Consideration under Section 4.1(a) (all cash deposited with the Paying Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund will be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (a “Permitted Investment”). Any interest and other income resulting from investment of the Payment Fund will be a part of the Payment Fund. Subject to Section 4.2(e) (Termination of Payment Fund), Parent or Merger Sub will or will cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration under Section 4.1(a). No investment losses resulting from investment of the Payment Fund will diminish the rights of any holder of Shares immediately prior to the Effective Time to receive the Merger Consideration as provided herein.

(c) Procedures for Surrender.

(i) Promptly after the Effective Time, and in any event within two Business Days thereafter, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Shares (or, in the case of “street-holders,” deliver to The Depository Trust Company) (other than holders of Excluded Shares) immediately prior to the Effective Time: (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal, in customary form, specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or transfer of the Book Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares), such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or the Book Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration that such holders are entitled to pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of a Stock Certificate (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or Book Entry Shares, together with, in the case of Stock Certificates, the Letter of Transmittal, duly executed, or, in the case of Book Entry Shares held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be reasonably required, the holder of such Stock Certificates or Book Entry Shares will solely be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to pay and deliver to each such holder as promptly as practicable, a check in the amount of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii) No interest will be paid or accrued on any amount payable upon surrender of the Shares.

(iv) In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the stock transfer books of the Company, a check for any cash to be paid upon due surrender of the Stock Certificate may be issued to such transferee if the Stock Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to Book Entry Shares will only be made to the Person in whose name such Book Entry Shares are registered in the stock transfer books of the Company immediately prior to the Effective Time.

(v) Parent will pay all charges and expenses, including those of the Paying Agent, in connection with the surrender of Stock Certificates and Book Entry Shares for the Merger Consideration.

(d) Transfers. From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Stock Certificates or Book Entry Shares are presented to the Surviving Corporation, Parent, or the Paying Agent for transfer, such Stock Certificates or Book Entry Shares will be cancelled and exchanged for a check in the amount of cash that the holder thereof has the right to receive therefor pursuant to Section 4.1(a).

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Stock Certificates and Book Entry Shares by the six-month anniversary of the Effective Time will be delivered to Parent or the Surviving Corporation upon demand by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV will look only to Parent and the Surviving Corporation for payment of the Merger Consideration upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or transfer of the Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to the time that such Stock Certificates or Book Entry Shares would escheat to, or become the property of, any Governmental Authority, any unclaimed funds payable with respect to such Stock Certificates or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be reasonably required by Parent to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Stock Certificate multiplied by the Merger Consideration.

4.3. Treatment and Payment of Company Equity Awards.

(a) Treatment of Options. Effective as of five Business Days prior to, and conditional upon the occurrence of, the Effective Time, each holder of an outstanding option to purchase Shares (each, a “Company Option”) under the Stock Plan (as defined in Section 5.2(a)) intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (an “Incentive Stock Option”), whether vested or unvested, will be entitled to exercise such Incentive Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Stock Plan and related award agreement. At the Effective Time, each Company Option that is not exercised in accordance with the prior sentence, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to the product of (x) the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option, less any applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Restricted Shares. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (specifically excluding any awards subject to performance-based vesting) (each, a “Company Restricted Share”) under the Stock Plan, will, automatically and without any required action on the part of the holder thereof, accelerate in full and be cancelled and will only entitle the holder of such Company Restricted Share to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to (x) the number of Company Restricted Shares multiplied by (y) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.

(c) Treatment of Performance Shares and Long-Term Incentive Cash Awards. At the Effective Time, (A) each outstanding performance-based stock award (each, a “Company Performance Share”) under the Stock Plan, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as set forth in Section 4.3(c) of the Disclosure Schedule, and (B) each vested Company Performance Share will only entitle the holder of such Company Performance Share to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Performance Share based on the higher of target performance and the actual level of performance through the Effective Time, as reasonably determined in good faith by the compensation committee of the Company Board, multiplied by (y) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment; provided that with respect to any Company Performance Shares that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code. At the Effective Time, (A) each outstanding performance-based cash award (each, a “Company Long-Term Incentive Cash Award”) under the Company’s long-term incentive plans, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as set forth in Section 4.3(c) of the Disclosure Schedule, and (B) each vested Company Long-Term Incentive Cash Award will only entitle the holder of such Company Long-Term Incentive Cash Award to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to the higher of target performance and the actual level of performance for such Company Long-Term Incentive Cash Award through the Effective Time, as reasonably determined in good faith by the compensation committee of the Company Board; provided that with respect to any Company Long-Term Incentive Cash Award that constitutes a nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable long-term incentive plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Deferred Compensation Plans for Nonemployee Directors. At the Effective Time, each hypothetical Share credited to the Account (as defined in the Company Deferred Compensation Plan for Nonemployee Directors and the Company 2005 Deferred Compensation Plan for Nonemployee Directors, the “Director Deferred Compensation Plans”) of each participant in the Director Deferred Compensation Plans (each hypothetical Share, a “Company Other Award”), will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the number of Shares subject to such Company Other Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, which resulting amount will become payable to such participant in accordance with the same terms, conditions and deferral elections as applied to such Company Other Award immediately prior to the Effective Time.

(e) Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to (A) provide that, subject to the consummation of the Merger, the Company ESPP will terminate, effective immediately prior to the Effective Time, (B) provide, or cause Wells

Fargo Bank, National Association, as agent for the Company ESPP to provide, notice to each participant at least thirty calendar days prior to the Effective Time that the Company ESPP will terminate effective immediately prior to the Effective Time and (C) cause, no later than five Business Days prior to the date on which the Effective Time occurs, the exercise of each outstanding purchase right and apply the funds credited as of such date within each participant’s payroll account to the purchase of whole Shares, and such Shares will be entitled to the Merger Consideration in accordance with Section 4.1(a).

(f) Payment of Company Equity Awards. Payments to holders in respect of Company Options, Company Restricted Shares, and Company Performance Shares will be paid through the Company’s or the Surviving Corporation’s payroll system (to the extent applicable) following the Effective Time at such time as such awards are payable. Parent and Merger Sub will ensure that the Company or the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(g) Corporate Actions. At or prior to the Effective Time, the Company will take any actions that are necessary to (x) effectuate the treatment of the Company Equity Awards pursuant to Section 4.3(a) through Section 4.3(f) above and (y) cause the Stock Plan to terminate at or prior to the Effective Time.

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, in the event that, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the number of Shares or securities convertible or exchangeable into or exercisable for Shares will have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, the Merger Consideration will be ratably adjusted to reflect fully the effect of any such change; provided, however, nothing in this Section 4.4 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.5. No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights will be available with respect to the Merger and the other Transactions, including any remedy under Sections 3-201 et seq. of the MGCL.

4.6. Withholding. Each of Parent, Merger Sub, and the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares (including any Company Restricted Shares, Company Performance Shares, or Company Other Awards) such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any applicable Law. To the extent any amounts are deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes under this Agreement, except for Section 10.10, as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company Reports filed or furnished with the SEC since December 31, 2015 (the “Applicable Date”) and publicly available one Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or forward-looking statements section or other statements that are cautionary, non-specific, predictive or forward-looking in nature) (provided that this exception shall not apply to the Company’s representations and warranties in Section 5.2(a)) where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (b) in the Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows (provided, however, with respect to the JVs, such representations and warranties are made solely to the Knowledge of the Company):

5.1. Organization, Good Standing, and Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, other than, with respect to only the Subsidiaries, as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than any failure to be in good standing or qualified or to have such power or authority, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Company’s and its Significant Subsidiaries’ Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in default or violation in any material respect of any term, condition or provision of the Company’s Organizational Documents. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, none of the Subsidiaries of the Company is in default or violation of any term, condition or provision of the Organizational Documents of any of the Subsidiaries.

5.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 371,000,000 Shares and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”). At the close of business on July 27, 2018, (i) 267,881,900 Shares were issued and outstanding (of which 1,241,005 were Company Restricted Shares and 652,369 were Company Performance Shares (assuming settlement at the achievement of the target level of performance)), (ii) Company Options to acquire 1,438,231 shares were outstanding, and (iii) no Preferred Shares were outstanding. At the close of business on July 27, 2018 no Shares or Preferred Shares were reserved by the Company for issuance other than: (i) such number of Shares reserved for issuance as were issuable upon the conversion of the 2018 Convertible Notes, (ii) such number of Shares reserved for issuance as were issuable upon the conversion of the 2020 Convertible Notes, (iii) such number of Shares reserved for issuance as were issuable upon the exchange of Class A Common Units in Forest City Master Associates III, LLC (“Class A Common Units”), and (iv) 3,150,166 Shares reserved for issuance under the Company’s 1994 Stock Plan, as amended (the “Stock Plan”). All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable. All Shares reserved for issuance shall be, when issued in accordance with the terms and conditions of the applicable instrument pursuant to which they are issuable, duly authorized, validly issued, fully paid, and nonassessable. At the close of business on July 27, 2018, there were 1,111,044 Class A Common Units outstanding.

(b) All of the outstanding shares of capital stock of each of the Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries that are owned by the Company or by a wholly owned Subsidiary of the Company are owned free and clear of any Lien (other than any transfer restrictions imposed by any applicable Law or the Organizational Documents of any JV).

(c) Except (A) as set forth in this Section 5.2, (B) for securities issued on or after the date of this Agreement in compliance with Section 7.1 (Interim Operations), and (C) in the case of any JV, solely with respect to such JV, as set forth in its Organizational Documents as the same may be amended in accordance with this Agreement, there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, or rights of any kind that obligate, or with the passage of time may obligate, the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or any of its wholly owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries.

(d) Since the close of business on July 27, 2018 through the date of this Agreement, no Shares have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on July 27, 2018 in accordance with the terms of the Stock Plan.

(e) Except as set forth in this Section 5.2, the Company does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or other securities convertible into or exercisable for equity securities having the right to vote) with the Stockholders on any matter.

(f) Section 5.2(f) of the Disclosure Schedule sets forth, as of the close of business on July 27, 2018, all outstanding Company Equity Awards, including the number of Shares covered by or subject to the award (including, with respect to Company Performance Shares, the target and maximum number of Shares subject to the award). Section 5.2(f) of the Disclosure Schedule also sets forth, as of the close of business on July 27, 2018, with respect to all outstanding Company Equity Awards, the holder, date of grant, vesting schedule, the company equity plan or arrangement under which the award was granted and, where applicable, the exercise price and term.

(g) Section 5.2(g) of the Disclosure Schedule sets forth as of the date of this Agreement (i) each Subsidiary of the Company, the percentage of ownership interest held, directly or indirectly, by the Company in each such Subsidiary, the jurisdiction of incorporation or formation of each such Subsidiary, and, to the Knowledge of the Company, the name(s) of and percentage of ownership interest of any other Person in each such Subsidiary and (ii) any capital stock, equity interest or other ownership interest of the Company or any Subsidiary of the Company in any other Person, together with the jurisdiction of incorporation or formation of each such other Person.

(h) Other than pursuant to the Organizational Documents of the Company or any Subsidiary of the Company, the Company is not a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company or any Subsidiary.

(i) None of the Company or any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended (the “Securities Act”). There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or equity interests of any Subsidiary other than, in the case of any JV, solely with respect to such JV, as set forth in its Organizational Documents as the same may be amended in accordance with this Agreement.

(j) As promptly as practicable after the date of this Agreement (and in any event prior to the time that any dividend is declared or paid that would be eligible for reinvestment pursuant to the Company’s dividend reinvestment plan), the Company shall have suspended its dividend reinvestment plan.

(k) As of the date of this Agreement, neither the Company nor any Significant Subsidiary has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

(l) Section 5.2(l) of the Disclosure Schedule sets forth for each of the 2018 Convertible Notes and the 2020 Convertible Notes the true and correct adjusted “Conversion Rate” (as defined in the applicable indenture) and Schedule A to the applicable indenture in effect as of the date hereof.

5.3. Corporate Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, subject only to approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote on such matter at a Stockholders’ meeting duly called and held for such purpose (the “Requisite Stockholder Vote”), to consummate the Merger. With respect to the Company, the Requisite Stockholder Vote is the only vote of holders of securities (or securities or other rights of any kind convertible or exchangeable into securities of the Company) of the Company required to approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board (i) received an oral opinion from Lazard Frères & Co. LLC (“Lazard”), to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions, and conditions set forth therein, the Merger Consideration, together with the per share amount of any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f), is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Shares, and (ii) received an oral opinion from Goldman Sachs & Co. LLC (“Goldman Sachs”), to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions, and conditions set forth therein, the Merger Consideration, together with the per share amount of any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f), is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Shares. Promptly following execution of this Agreement, the Company will provide copies of such opinions to Parent and its representatives for informational purposes only.

(c) The Company Board, at a duly held meeting, has approved resolutions that (i) determine that the terms and conditions of this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Company and the Stockholders, (ii) authorized the execution and delivery of this Agreement and approved the Merger and the other Transactions, (iii) directed that the Merger be submitted to a vote of the Stockholders and (iv) subject to Section 7.2(b), resolved to recommend that the Stockholders vote in favor of the approval of the Merger (collectively, the “Company Recommendation”). Such resolutions remain in full force and effect and have not been subsequently rescinded, amended or withdrawn as of the date of this Agreement.

5.4. Governmental Filings; No Violations.

(a) The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions (other than any transaction under Section 7.18 of this Agreement) require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any (i) federal, state, local, municipal, foreign or other government, (ii) governmental, quasi-governmental, supranational, administrative or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, board, bureau, unit or body and any court or other tribunal), or (iii) self-regulatory organization, arbitration panel or similar entity (each, a “Governmental Authority”) other than (A) as may be required under the MGCL, (B) compliance with any applicable requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement and other compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) filings required by any applicable state or federal securities, takeover or “blue sky” Laws, (E) compliance with any applicable rules of the New York Stock Exchange (“NYSE”), (F) as may be required in connection with federal, state and local transfer Taxes, and (G) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery, and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions (other than any transaction under Section 7.18 of this Agreement) by the Company will not, (i) result in a breach or violation of the Organizational Documents of the Company or any of the Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(a) and obtaining the Requisite Stockholder Vote, result in a breach or violation of any Law to which the Company or any of its Subsidiaries is subject, or (iii) require any notice, consent or approval under, result in any breach of any obligation or material increase in any cost or obligation of the Company or any Subsidiary under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, give rise to any right of purchase or sale, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any agreement, lease, license, contract, note, bond, debt instrument, mortgage, indenture, permit, arrangement or other obligation to which the Company or any Subsidiary is a party (each, but not including any Company Plan, a “Contract”), except in the case of clauses (ii) and (iii) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, right of purchase or sale, first offer, forced sale, creation of any Lien, or loss of any benefit, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5. Company Reports; Financial Statements.

(a) The Company has filed or furnished (as applicable) on a timely basis all forms, statements, schedules, registration statements, prospectuses, certifications, reports, and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) since the Applicable Date (the forms, exhibits, statements, reports, documents and financial statements (including the Company Financial Statements), and all information incorporated therein by reference to other documents filed with SEC) filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). The Company has timely paid all fees due to the SEC in connection with any Company Report. No Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Each Company Report, at the time of its filing complied (or, if amended or superseded by a filing prior to the date of this Agreement, complied on the date of such amended or superseded filing) or if not yet filed will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the SOX Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates of filing (or, in the case of any Company Report that is a registration statement, as of its effective date; or, if amended or superseded prior to the date of this Agreement, as of the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no (i) outstanding or unresolved comments from the SEC with respect to any Company Reports, and to the Knowledge of the Company, no Company Report is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened.

(b) At all applicable times, the Company has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time. The Shares are listed on the NYSE, and, at all applicable times, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.

(c) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (y) any fraud, whether or not material, that involves management or other employees of the Company or any Subsidiary who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.

(d) The consolidated financial statements of the Company and the Subsidiaries included in, or incorporated by reference into, the Company Reports, including the related notes and schedules (the “Company Financial Statements”), (i) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as indicated in the notes thereto) and (iii) fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Company Reports filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e) None of the Company or any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company’s or such Subsidiary’s audited financial statements or other Company Reports.

5.6. Absence of Certain Changes. From and after December 31, 2017 through the date of this Agreement, (a) the Company and its Subsidiaries have, except in connection with matters relating to this Agreement and the Company’s review of strategic alternatives or the conclusion thereof, conducted their business in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 7.1(b)(iii) (other than the execution and delivery of this Agreement), (iv), (vii), (viii), (ix), (xii), (xiii), (xiv), or (xvi) if taken after the date hereof.

5.7. Litigation; No Undisclosed Liabilities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, (i) there are no civil, criminal, or administrative actions, suits, claims, hearings, arbitrations, mediations, inquiries, investigations, or other proceedings (each, an “Action”) before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any director, trustee or officer thereof in his capacity as such or any Company Properties or other assets owned thereby, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority.

(b) There are no liabilities of the Company or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise) of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than liabilities:

(i) reflected or reserved against in the most recent consolidated balance sheet (and the notes thereto) in the Company Financial Statements included in the Company Reports filed prior to the date of this Agreement;

(ii) incurred in connection with the Merger and the other Transactions;

(iii) incurred in the ordinary course of business consistent with past practice since December 31, 2017; or

(iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8. Labor; Employee Benefits.

(a) Section 5.8(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Company Plan as of the date of this Agreement. For purposes of this Agreement, “Company Plan” means (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (2) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and whether or not funded), in each case, which is or is required to be sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any actual or contingent liability.

(b) With respect to each material Company Plan (including each ERISA Plan), the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Company Plan document, including any amendments thereto, (2) a written description of such Company Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) the trust or other funding agreement and amendments thereto. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) is in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan.

(c) With respect to each Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, (2) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (3) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor a Subsidiary has engaged in a transaction in connection with which the Company or a Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or participates in (or, since the Applicable Date, has been obligated to maintain, sponsor, contribute to or participate in), (1) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (2) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 210 of ERISA, or (3) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(e) Each Multiemployer Plan contributed to (or required to be contributed to) by the Company or any ERISA Affiliate, as of the date of this Agreement, is listed on Section 5.8(e) of the Disclosure Schedule. With respect to any Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by the Company or any of its Subsidiaries have been timely made. To the Knowledge of the Company, no Multiemployer Plan has been terminated or has been or is about to be insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any material increase in contributions or other liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any contract or has any liability or obligation described in Section 4204 of ERISA.

(f) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or the other Transactions could, either alone or in combination with another event, (1) entitle any employee, officer, director or other natural person independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay or increase in severance pay (other than severance pay required by any Law), (2) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (3) increase the amount of compensation payable or trigger any other financial obligation pursuant to any Company Plan, (4) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans, or (5) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or natural person independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(g) No Company Plan is maintained outside the jurisdiction of the U.S. or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the U.S.

(h) Neither the Company nor its Subsidiaries sponsor, maintain or contribute to any plan, program or arrangement that provides for retiree health or life benefits, except as required by Section 4980B of the Code or Section 601 of ERISA.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.

(j) Section 5.8(j) of the Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of (1) any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee representative body that the Company or any of its Subsidiaries is a party to or otherwise bound by and (2) any labor union, labor organization or other employee representative body that represents any employees in connection with their employment with the Company or its Subsidiaries.

(k) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing (1) labor representation request with respect to any employee of the Company or any of its Subsidiaries or (2) labor strike, labor dispute, work stoppage or lockout against or affecting the Company or any of its Subsidiaries.

(l) The Company and all of its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all Laws pertaining to labor relations, employment and employment practices, including all Laws relating to terms and conditions of employment, health and safety, wage and hours, employee and worker classification, child labor, immigration, employment discrimination and harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, affirmative action, employee leave issues and unemployment insurance. There are no pending Actions against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations, employment or employment practices, including, without limitation, unfair labor practice charges, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.

(m) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, at the level of Vice President or above, is in any material respect in violation of any agreement with or obligation to a former employer of such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(n) To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as an employee of the Company or Forest City Employer, LLC at a level of Senior Vice President or above.

5.9. Compliance with Laws.

(a) The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of their assets) are, and since the Applicable Date have been, conducted in compliance with all federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”) and Orders applicable to the Company and its Subsidiaries, except for failures or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 5.9 of the Disclosure Schedule, no investigation, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company in writing of its intention to conduct the same, except for such investigations, audits or reviews the outcome of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries have received written notice or, to the Knowledge of the Company, any other communications from any Governmental Authority regarding any actual or alleged failure to comply with Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Applicable Date, except as would not reasonably be expected to be material to the Company and its Subsidiaries, (i) the Company, its Subsidiaries and its controlled Affiliates (including in each case any of their officers, directors or employees) have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company, its Subsidiaries nor its controlled Affiliates (including in each case any of their officers, directors or employees)

or, to the Knowledge of the Company, agents and other Persons associated with or acting on their behalf, have, directly or indirectly, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

5.10. Permits.

(a) The Company and each Subsidiary holds all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities, including building permits and certificates of occupancy and property management and brokerage licenses, necessary for the Company and each Subsidiary to own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses substantially as they are being conducted as of the date hereof (such permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to hold or be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are, and have been since the Applicable Date, in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary or any of their respective Representatives has received any written notice indicating, nor, to the Knowledge of the Company, is the Company or any Subsidiary currently not in compliance in any respect with the terms of any Company Permit, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has taken any action that would reasonably be expected to result in the revocation of any Company Permit and, to the Knowledge of the Company, no suspension or cancellation of any Company Permit is pending, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has paid all fees and assessments due and payable, in each case, in connection with all such Company Permits.

5.11. Material Contracts.

(a) Except for this Agreement, contracts filed as exhibits to the Company Reports filed prior to the date hereof, any Company Plan, or as otherwise set forth in Section 5.11(a) of the Disclosure Schedule, Section 5.11(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of each contract, oral or written, to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets are bound (a contract described by this Section 5.11(a) being hereinafter referred to as a “Material Contract”) which:

(i) is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act (but, for the avoidance of doubt, not including any Company Plan);

(ii) is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii) contains any non-compete or exclusivity provision with respect to any line of business or geographic area with respect to the Company or any Subsidiary, or which restricts, in any material respect, the conduct of any business conducted by the Company or any Subsidiary or any geographic area in which the Company or any Subsidiary may conduct business, other than, with respect to the Company’s retail property portfolio, exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(iv) is expected to involve the payment or receipt of amounts of more than $10,000,000 per year or $50,000,000 in the aggregate, in each case, over the remaining term of the applicable Contract;

(v) obligates the Company or any Subsidiary to indemnify any past or present directors, officers or employees of the Company or any Subsidiary pursuant to which the Company or such Subsidiary is the indemnitor, other than the Company’s Organizational Documents or the Organizational Documents of any Subsidiary;

(vi) is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company or any Subsidiary after the date of this Agreement;

(vii) (A) requires, or grants an option to, the Company or any Subsidiary to acquire real estate assets or properties or any other assets or properties, in each case for consideration in excess of $25,000,000 (other than in connection with the expiration of a Ground Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Company Property or obligates the Company or any Subsidiary to sell or enter into any ground lease for any Company Property, or (C) in each case for consideration in excess of $25,000,000 involves any pending or contemplated merger, consolidation or similar business combination transaction (each of clause (A), (B) and (C), an “Existing M&A Agreement”);

(viii) contains restrictions on the ability of the Company or any Subsidiary to pay dividends or other distributions (other than pursuant to the Organizational Documents of the Company and the Subsidiaries and the Existing Loan Documents);

(ix) contains a standstill or similar provision pursuant to which the Company or any Subsidiary has agreed not to acquire assets of the other party or any of its Affiliates;

(x) is with a Governmental Authority, except for any contract entered into in the ordinary course of business (including regulatory agreements with Governmental Authorities with respect to affordable housing, contracts with Governmental Authorities with respect to the Company’s development business, and contracts with Fannie Mae or Freddie Mac) , except for any contract that is disclosed within any of the Company Title Insurance Policies, the Company Title Insurance Commitments or the Parent Title Insurance Commitments;

(xi) constitutes a loan by the Company or any Subsidiary to any Person (other than a wholly owned Subsidiary) in excess of $5,000,000 in the aggregate, except as required under the applicable Organizational Documents of an entity as the same may be amended in accordance with this Agreement;

(xii) contains covenants expressly limiting, in any material respect, the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets (other than cash) or business of the Company or any of its Subsidiaries;

(xiii) relates to the formation, creation, operation, management or control of a joint venture, partnership, strategic alliance or similar arrangement that is material to the Company or relates to or involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any Subsidiary with any Person;

(xiv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $10,000,000 (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon), except for any Contract solely among or between the Company and its wholly owned Subsidiaries;

(xv) is a Ground Lease;

(xvi) pursuant to which Intellectual Property material to the operation of the Company’s or its Subsidiaries’ businesses is licensed to the Company or its Subsidiaries by any third party (other than commercially available software or software services) or is licensed by the Company or its Subsidiaries to any third party;

(xvii) is a collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee representative body; or

(xviii) includes an “earnout” or other contingent, deferred or fixed payment obligation of the Company or any of its Subsidiaries that has not been paid in full as of the date of this Agreement and is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available to Parent correct and complete copies of all written Material Contracts required to be identified in Section 5.11(a) of the Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Material Contract prior to the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is (or, with or without notice or lapse of time would be) in default under or breach of the terms of any Material Contract. None of the Company or any Subsidiary has received written notice of any violation or default under any Material Contract, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any Subsidiary has received written notice of termination under any Material Contract, and, to the Knowledge of the Company, no party to any Material Contract has threatened to cancel any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12. Takeover Statutes. Assuming the accuracy of Parent and Merger Sub’s representations and warranties, the Company Board has taken all action necessary to exempt this Agreement and the Merger and the other Transactions from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws and the limitations on transfer and ownership set forth in the charter of the Company. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. No dissenters’, appraisal or similar rights are available to the holders of the Shares with respect to the Merger or the other Transactions.

5.13. Real Property.

(a) (i) As of the date of this Agreement, the Company or a Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the real properties identified in Section 5.13(a)(i) of the Disclosure Schedule (each property so owned, a “Company Property” and collectively, the “Company Properties”), which schedule (A) identifies all of the real estate properties owned (including properties under construction or development) or ground leased by the Company or a Subsidiary as of the date of this Agreement and (B) includes whether such Company Property is fee owned or leased. (ii) Section 5.13(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of each real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary for purchase by the Company or a Subsidiary. (iii) Except as set forth on Section 5.13(a)(iii) of the Disclosure Schedule, as of the date of this Agreement, there are no material real properties that the Company is obligated to lease or sublease (for the avoidance of doubt, as lessee or sublessee), in each case at any time following the date hereof.

(b) Each Company Property is owned or ground leased, as applicable, free and clear of Liens, except for Permitted Liens and any other limitations of any kind, if any, that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect, (i) for each Company Property, a policy of title insurance (each, a “Company Title Insurance Policy”) has been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Subsidiary with respect to the Company Properties that are not subject to the Ground Leases and a valid leasehold estate held by the Company or the applicable Subsidiary with respect to the Company Properties that are subject to Ground Leases, and (ii) to the Knowledge of the Company, such policies are, as of the date of this Agreement, in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date of this Agreement.

(d) As of the date of this Agreement, neither the Company nor any Subsidiary has received any written notice, and the Company has no Knowledge, of (i) any pending or threatened condemnation, eminent domain or rezoning proceedings or similar actions affecting any of the Company Properties, except for any such proceedings in respect of zoning as have been initiated in connection with the development or redevelopment of the Company Properties set forth in Section 5.13(d) of the Disclosure Schedule or (ii) any material violation of any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation in respect of any Company Property.

(e) Section 5.13(e) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each real property which is leased by the Company or any Subsidiary pursuant to a ground lease (each, a “Ground Lease” and collectively, the “Ground Leases”). The Company has made available to Parent a copy of each Ground Lease and all amendments and other modifications thereto, which copies are correct and complete in all respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, and (ii) each Ground Lease is valid, binding, and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except, in each case, as enforceability may be limited by the Bankruptcy and Equity Exception.

(f) As of the date of this Agreement, neither the Company nor any Subsidiary has (i) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or (ii) entered into any contract for the sale or ground lease of any Company Property or any portion thereof.

(g) Complete (in all material respects) copies of all Company Leases that constitute a Material Contract under Section 5.11(a)(iv) (hereinafter, the “Material Company Leases”), in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Material Property Adverse Effect or as set forth in Section 5.13(g) of the Disclosure Schedule, there is no breach or violation of, or default under any Material Company Lease either by the Company or any Subsidiary, or, to the Knowledge of the Company and as of the date hereof, any other party thereto, which violation or breach remains outstanding and uncured and no event has occurred that, with the lapse of time, the giving of notice or both would constitute a breach, violation or default by the Company or any Subsidiary under any Material Company Lease.

(h) Section 5.13(h) of the Disclosure Schedule lists the parties (other than the Company or a Subsidiary) currently providing third-party property management services to the Company or a Subsidiary and identifies the Company Properties currently managed by each such party as of the date of this Agreement.

5.14. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and its Subsidiaries have been since the Applicable Date and are in compliance with all Environmental Laws applicable to the operation of its business;

(ii) The Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws (“Environmental Permits”) for the ownership and operation of the business as presently conducted, all of such Environmental Permits are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and conditions of the Environmental Permits;

(iii) Since the Applicable Date, the Company and its Subsidiaries have not received any written claim, notice of violation or citation concerning any violation or alleged violation of or liability under any applicable Environmental Law or with respect to any release of Hazardous Substances, and to the Knowledge of the Company, none of the Company or its Subsidiaries is subject to any investigation by a Governmental Authority with respect to such matters, except for matters that have been fully resolved with no further obligations or are no longer outstanding;

(iv) There are no writs, injunctions, decrees, orders or judgments or any actions, suits or proceedings pending or threatened concerning compliance by the Company or any Subsidiary with any Environmental Law, except for matters that have been fully resolved with no further obligations or are no longer outstanding; and

(v) To the Knowledge of the Company, as of the date of this Agreement, there are no occurrences or conditions that would be reasonably expected to result in the Company and its Subsidiaries, taken as a whole, incurring material liability pursuant to Environmental Law.

(b) The Company has provided or made available to Parent all material environmental assessments, reports, audits and all material correspondence and documents relating to any material claims or investigations pursuant to Environmental Law open or pending as of the date of this Agreement, and any material orders, writs, injunctions, and judgments relating to Environmental Law that are in effect as of the date of this Agreement, in each case that are in the possession of the Company and its Subsidiaries as of the date of this Agreement.

5.15. Taxes.

(a) Each of the Company and its Subsidiaries has timely filed (taking in account extensions validly obtained) all material Tax Returns that are required to be filed and all such Tax Returns are true and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes required to be paid by them (whether or not shown or required to be shown on any Tax Return), other than Taxes that have been adequately reserved for in accordance with GAAP.

(b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of material Taxes and all material Taxes which it is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely paid or properly accrued.

(c) There is currently no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Authority of which the Company has received written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(d) No claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns such that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Liens for Taxes exist with respect to any assets or properties of the Company or any Subsidiary, other than Permitted Liens.

(e) The Company (i) for its taxable years ending December 31, 2016 and December 31, 2017 has qualified to be taxed as a REIT for U.S. federal income tax purposes; (ii) has operated since January 1, 2018 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the Closing Date; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to the Company’s status as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened.

(f) Neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) an agreement exclusively between or among the Company and its Subsidiaries or among the Subsidiaries or (y) written commercial agreements entered into in the ordinary course of business, the primary purpose of which do not relate to Taxes) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was the Company or its predecessor or any of its Subsidiaries), or (iii) has any liability for the payment of any Tax imposed on any person (other than the Company or its predecessor or any of its Subsidiaries) under Treasury Regulations 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(g) Each Subsidiary of the Company is treated for U.S. federal income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), (iii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (“Taxable REIT Subsidiary”), or (iv) a REIT.

(h) Neither the Company nor any of its Subsidiaries participates or has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (or, in each case, a “predecessor” or “successor” thereof within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since December 7, 2015.

(j) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with a Governmental Authority in respect of material Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Authority.

(k) As of January 1, 2016, the amount of built-in gain on assets held by the Company and its Subsidiaries the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder) was approximately $6.7 billion.

(l) Section 5.15(l) of the Disclosure Schedule sets forth as of the date of this Agreement the classification for U.S. federal income Tax purposes of each Subsidiary of the Company.

5.16. Intellectual Property.

(a) Section 5.16(a) of the Disclosure Schedule contains a list of all material Registered Intellectual Property owned by the Company or its Subsidiaries as of the date of this Agreement, indicating for each item, the registration or application number, and the applicable filing jurisdiction (or applicable registrar in the case of Internet domain names).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company or its Subsidiaries owns or otherwise has the right to use all Intellectual Property necessary to the continued operation of its business as currently conducted;

(ii) neither the Company nor any of its Subsidiaries has received any written claim that remains unresolved alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any third party;

(iii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party;

(iv) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries;

(v) the Company and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use; and

(vi) the Company’s and its Subsidiaries’ IT Assets operate and perform as required by the Company or its Subsidiaries in connection with their business and have not had a breach of security or materially malfunctioned or failed since the Applicable Date.

5.17. Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, flood, wind, earthquake, California earthquake on California commercial properties, rental loss, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all material insurance policies (including information on the premiums payable in connection therewith and the type and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries as of the date of this Agreement. All such insurance policies are in full force and effect, and, as of the date hereof, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. All premiums due with respect to all such policies have been paid, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and there has been no threatened termination of, or material premium increase with respect to, any such policy.

5.18. Brokers and Finders. The Company has not employed, and no other Person has employed or arranged on behalf of the Company or any Subsidiary, any broker or finder or incurred any liability for any brokerage fees, commissions, finders’ fees or other similar fee or commission in connection with the Merger or the other Transactions, except for the Company’s engagement of and fees and expenses payable to each of Lazard and Goldman Sachs. The Company has made available to Parent true and complete copies of all agreements between the Company and each of Lazard and Goldman Sachs relating to the Merger and the other Transactions, which agreements disclose all fees payable to each of Lazard and Goldman Sachs.

5.19. Credit Support. Section 5.19 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct list (and the maximum liability amount thereunder) of any form of credit support, financial or performance assurance, guarantees (including, any recourse carve out, completion, carry or payment guaranties), or reimbursement or similar agreement or obligations, to which the Company or Forest City Enterprises, L.P. (“Company OP”) is a party or otherwise providing with respect to any Subsidiary, JV or other Person in which the Company or Company OP has any direct or indirect ownership interest (each, a “Credit Support Agreement”).

5.20. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI, (a) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions and the Company is not relying on any representation or warranty except for those expressly set forth in Article VI, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions, and if made, any such representation or warranty will not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company as follows:

6.1. Organization, Good Standing, and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, which, in the case of Merger Sub, is Maryland, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification except where the failure to be in good standing or qualified, or to have such power or authority, individually or in the aggregate, does not and would not reasonably be expected to, prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent has made available to the Company a correct and complete copy of the Organizational Documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

6.2. Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and subject only to the approval of the Merger by the sole stockholder of

Merger Sub, which approval will occur immediately following the execution of this Agreement, to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3. Governmental Filings; No Violations.

(a) The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of or other action by or in respect of, or filing with or notification to, any Governmental Authority other than: (i) as may be required by the MGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover, or “blue sky” Laws, (iv) compliance with any applicable rules of NYSE or (v) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) The execution, delivery, and performance of this Agreement by Parent and Merger Sub does not, and, assuming the approval of the Merger and the other Transactions by the sole stockholder of Merger Sub, the consummation of the Merger and the Transactions will not, (i) result in a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub or the Organizational Documents of any of their respective Subsidiaries, (ii) assuming compliance with the matters referred to in Section 6.3(a), conflict with or result in a violation or breach of any applicable Law or (iii) assuming compliance with the matters referred to in Section 6.3(a), require any consent by any Person, except in the case of clauses (ii) and (iii) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

6.4. Litigation. There are no pending or, to the knowledge of the executive officers of Parent, threatened, Actions against or affecting Parent or Merger Sub or any of their respective properties or assets or any officer, director or employee in his capacity as such of Parent or Merger Sub in such capacity before any Governmental Authority that seek to enjoin, or would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Neither Parent nor Merger Sub nor any of their respective assets, rights or properties is a party to or subject to any judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

6.5. Sufficient Funds.

(a) Assuming (i) the accuracy of the representations and warranties of the Company in Section 5.5(a) and Section 5.7(b) and (ii) that the Financing is funded in accordance with the Commitment Letters, Parent and Merger Sub, together, as of the Effective Time will have, together with the other funds available to Parent and Merger Sub, all of the funds necessary to consummate the Merger and the other Transactions and satisfy in full all obligations of Parent and Merger Sub hereunder, including (A) payment of the amounts payable pursuant to Article IV and (B) payment of all other fees and expenses of the Company, the Surviving Corporation, Parent, and Merger Sub in connection with the Merger and the other Transactions (collectively, “Financing Purposes”).

(b) As of the date of this Agreement, Parent and Merger Sub have received (i) an executed equity commitment letter dated as of date of this Agreement (the “Equity Commitment Letter”) from the equity financing sources party thereto ( the “Equity Financing Sources”) pursuant to which the Equity Financing Sources have committed to provide the amount of cash equity financing as set forth in the Equity Commitment

Letter, subject to the terms and conditions set forth therein (the “Equity Financing”), and (ii) an executed debt commitment letter and executed fee letter associated therewith, each dated as of date of this Agreement (such commitment letter, and all attached exhibits, schedules, annexes that are delivered on date of this Agreement and amendments thereto permitted by the terms hereof and any fee letter delivered on date of this Agreement (which fee letter may be redacted as described below), collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”), for the Financing Purposes. The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereto, solely for the purpose of seeking, and is entitled to seek, specific performance of Parent’s right to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letter and Section 10.5(f)), and for no other purpose (including, without limitation, any claim for monetary damages) and, in connection therewith, the Company has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause, the Equity Financing Sources to fund, directly or indirectly, the Equity Commitment as, and to the extent permitted by, the Equity Commitment Letter, in each case, when all of the conditions to funding the Equity Commitment set forth in the Equity Commitment Letter have been satisfied and as permitted by the exercise of the Company’s rights under Section 10.5(f). A true, correct and complete copy of each fully executed Commitment Letter as in effect on date of this Agreement has been provided to the Company. A true, correct and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on date of this Agreement has been provided to the Company, except that the fees and other commercially sensitive information therein (including provisions in such fee letter related solely to fees, “flex terms” and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Financing set forth in the unredacted portion of the Debt Commitment Letter could be reduced below the amount necessary to consummate the Merger and the other Transactions, or adds any conditions, contingencies or affects the availability of all or any portion of the Debt Financing (other than any fees, expenses, original issue discounts and similar premiums and charges) or the enforceability of the Debt Commitment Letter. Parent and Merger Sub have fully paid (or caused to be paid) all commitment and other fees, if any, required by such Commitment Letters to be paid on or before date of this Agreement. As of date of this Agreement, each Commitment Letter is a legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent, each other party thereto, subject to the Bankruptcy and Equity Exception, and in full force and effect, has not been (other than as permitted hereunder), amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. There are no side letters or other agreements relating to the Commitment Letters that would (A) impair, delay or prevent the consummation of the Transactions, (B) reduce the aggregate amount of the Debt Financing (unless such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (D) otherwise reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the Transactions. Except as expressly set forth in the Equity Commitment Letter, as of the date hereof, there are no conditions precedent to the obligation of the Equity Financing Sources to provide the Equity Financing or any contingencies that would permit the Equity Financing Sources to reduce the total amount of Equity Financing. As of date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing applicable to it will not be satisfied on a timely basis or that the Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 1.2.

(c) Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors. No event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

6.6. Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent, and there are (a) no other shares of capital stock or voting securities of Merger Sub, (b) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (c) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business and has no business activities, assets, liabilities, claims by or against it or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

6.7. Ownership of Shares; Interested Stockholder. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares, or any securities or instruments convertible into, exchangeable for, or exercisable for Shares and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective Affiliates is, nor at any time during the period commencing three years prior to the date of this Agreement has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

6.8. Solvency. Assuming the representations and warranties of the Company contained in Section 5.5(a) and Section 5.7(b) are true and correct, immediately following the Effective Time, and after giving effect to the Merger and the other Transactions (and assuming the payment of the amounts described in Section 6.5(a)(i) and Section 6.5(a)(ii)), (a) each of Parent, the Surviving Corporation, and its Subsidiaries will be able to pay their respective liabilities as they mature and will own property which has a fair saleable value greater than the amounts required to pay their respective liabilities (including all contingent and other liabilities), and (b) each of Parent, the Surviving Corporation, and its Subsidiaries will have adequate capital available to carry on their respective business. Neither Parent nor Merger Sub is entering into the Merger and the other Transactions with the intent to hinder, delay, or defraud either present or future creditors.

6.9. Brokers and Finders. Except for Moelis & Company, the fees and expenses of which will be paid by Parent, neither Parent nor Merger Sub has employed, and no other Person has employed or arranged on behalf of Parent, any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar fee or commission for which the Company would be responsible in connection with the Merger and the other Transactions.

6.10. Absence of Certain Arrangements. None of Parent, Merger Sub nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guaranty and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

6.11. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (a) the Company does not make, and has not made, any representations or warranties relating to the Company or its business or otherwise in connection with the Merger and the other Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (b) no person has been authorized by the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with the Merger and the other Transactions, and if made, any such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their respective Representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V.

ARTICLE VII

COVENANTS

7.1. Interim Operations.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX (the “Interim Period”), except as otherwise (1) contemplated, required, or permitted by this Agreement, (2) required by any applicable Law, (3) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (4) set forth on Section 7.1(a) of the Disclosure Schedule, the Company will, and will cause each Subsidiary to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact and maintain in all material respects its current business organization, goodwill, assets and significant relationships with material suppliers, material tenants, material creditors and material lessors and other Persons with which the Company or any of its Subsidiaries has material business relations and Governmental Authorities, keep available the services of its then-current officers and key employees, and maintain the status of the Company as a REIT (it being agreed that no action by the Company or its Subsidiaries with respect to a matter specifically addressed by Section 7.1(b) will be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of Section 7.1(b)).

(b) Without limiting the foregoing, during the Interim Period, except as otherwise (1) contemplated, required, or permitted by this Agreement, (2) required by any applicable Law, (3) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), such approval to be deemed granted if Parent has not responded to grant or deny any request for approval by the Company on or before the third Business Day following the date notice of such request was given to Parent in accordance with Section 10.6, or, in the event Parent shall make a reasonable request for more information regarding the request for approval, on the second Business Day following the date on which the Company provided the information requested to the representatives of Parent identified on Section 7.1(b) of the Disclosure Schedule in accordance with Section 10.6 or (4) set forth on Section 7.1(b) of the Disclosure Schedule, the Company will not, and will not permit its Subsidiaries to, do any of the following:

(i) amend the Organizational Documents of the Company or any of its Significant Subsidiaries, amend the Organizational Documents of any Subsidiary in any manner adverse to the Company (or that would be so adverse to the Surviving Corporation after the Effective Time) or waive or exempt any Person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit,” as such terms are defined in the Company’s Articles of Amendment and Restatement as in effect on the date hereof;

(ii) adjust, split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Company or any Subsidiary (except as expressly required under the Organizational Documents as the same may be amended in accordance with this Agreement of any such Subsidiary);

(iii) (1) adopt a plan of merger, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction solely between or among wholly owned Subsidiaries that would not impose any changes or restrictions on such Subsidiaries’ assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries taken as a whole that, individually or in the aggregate, would be adverse to Parent or any of its Subsidiaries, or (2) restructure, reorganize, recapitalize, completely or partially liquidate, or dissolve, or otherwise enter into any agreement or arrangement imposing any changes or restrictions on, the assets, operations or business of the Company or any of its Subsidiaries, other than the dissolution of any shell entities wholly-owned by the Company;

(iv) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) any material personal property, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except pursuant to any Existing M&A Agreements in accordance with their terms and conditions in effect on the date hereof;

(v) redeem, repurchase or otherwise acquire, directly or indirectly, any Shares or capital stock or other equity interests of the Company or a Subsidiary, other than (1) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of the Company Options in order to pay the exercise price of such Company Option and Taxes withheld in connection with the exercise of Company Options, (2) to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) the withholding of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to Company Equity Awards, and (4) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of the Company Equity Awards upon termination of employment or service of an award holder or due to the applicable vesting conditions of such awards not being satisfied;

(vi) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for any shares of such capital stock, or any rights, warrants or options to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than (1) any such transaction between or among the Company and its wholly owned Subsidiaries, (2) to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) upon the exercise of purchase rights under the Company ESPP, (4) upon the exercise, vesting or settlement of Company Equity Awards, (5) upon the conversion of any 2018 Convertible Notes or 2020 Convertible Notes, and (6) upon the exchange of any Class A Common Units, in the case of each of clauses (2)-(6) of this Section 7.1(b)(vi) that are outstanding as of the date of this Agreement (and in accordance with their terms) or are granted after the date hereof in accordance with this Agreement;

(vii) make any loans, advances, investments or capital contributions to any Person (other than the Company or any wholly owned Subsidiary) in excess of $5,000,000 in the aggregate, except as required under the applicable Organizational Documents of an entity as the same may be amended in accordance with this Agreement (provided that the Company or applicable Subsidiary has exercised all of its respective rights under such Organizational Documents);

(viii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock or beneficial interest in the Company or its Subsidiaries, other than (1) dividends or distributions by a directly or indirectly wholly owned Subsidiary to its parent entity, (2) dividends or distributions by an entity in which the Company directly or indirectly owns an interest that is not wholly owned in the ordinary course of business consistent with past practice or to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) regular quarterly cash dividends with customary record and payment dates on the Shares not in excess of the amounts per Share set forth in Section 7.1(b)(viii) of the Disclosure Schedule and (4) any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f); provided, however, the authorization, declaration and payment of any such distributions in clause (3) (other than any dividends declared and publicly announced on or prior to May 15, 2018) and clause (4) shall, without duplication, reduce the Merger Consideration by the amount of such per Share distribution, as applicable;

(ix) except for the matters set forth on Section 7.1(b)(ix) of the Disclosure Schedule, incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (1) the incurrence of Indebtedness for borrowed money under, and in accordance with, the Existing Indebtedness set forth set forth on Section 7.1(b)(ix)(1) of the Disclosure Schedule (the “Existing Loan Documents”) secured solely by Company Property in the ordinary course of business consistent with past practice (provided that the aggregate amount of such borrowing will not exceed $5,000,000), (2) unsecured intercompany Indebtedness or guarantees between or among the Company and any wholly owned Subsidiaries, or (3) in connection with the financing of accounts payable in the ordinary course of business consistent with past practice, provided in each case in clauses (1)–(3) that this does not delay or impede the Merger or the other Transactions;

(x) amend, waive, or modify, in any material respect, or terminate any Material Contract other than an (A) amendment, waiver, termination or renewal of a Material Contract (other than an Existing M&A Agreement) in the ordinary course of business consistent with past practice (including expirations of any such Material Contract in accordance with its terms); provided, that, such amendment, waiver, termination or renewal is not otherwise prohibited under this Section 7.1(b), (B) solely in connection with any matter to the extent such matter is expressly permitted by any other clause of this Section 7.1(b) but not otherwise prohibited by any other clause of this Section 7.1(b), (C) any amendment, termination or renewal of a Material Contract classified as a Material Contract solely pursuant to Section 5.11(a)(iii) or Section 5.11(a)(xii) and not classified as a Material Contract pursuant to any other subsection of Section 5.11(a), if (1) such action would not reasonably be expected to alter the scope or impact of such restriction in a manner that is adverse in any material respect to the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Subsidiaries), and (2) such action would not cause such Material Contract to be classified as a Material Contract pursuant to any subsection of Section 5.11(a) other than Section 5.11(a)(iii) or Section 5.11(a)(xii);

(xi) enter into any Contract (A) that would be a Material Contract had it been entered into prior to the execution of this Agreement other than in the ordinary course of business consistent with past practice that is not otherwise prohibited under this Section 7.1(b); provided that this exception in this clause shall not apply to any Contract that would be classified as Material Contract pursuant to Section 5.11(a)(ii), (v), (vii), (ix), (xii), (xiii), (xvi), (xvii) or (xviii); or (B) which contains a change of control or similar provision that would require a payment, consent or acceleration of rights to the other party or parties thereto in connection with the consummation of the Merger or other Transactions (including in combination with any other event or circumstance);

(xii) make a material change with respect to financial accounting policies or procedures, other than as required by Law, GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xiii) waive, release, assign, settle or compromise (i) any of the matters set forth on Section 7.1(b)(xiii) of the Disclosure Schedule or (ii) any claim or Action for an amount not covered by insurance in excess of $5,000,000 individually or $15,000,000 in the aggregate, in each case, exclusive of any deductibles, including any Action relating to the Transactions (except that this Section 7.1(b)(xiii) shall not apply to any Transaction Litigation, which shall be governed by Section 7.14);

(xiv) (1) make any material change (or file a request to make any such change) in any method of Tax accounting, any annual Tax accounting period or any material Tax election, (2) file any material amended Tax Return, or (3) surrender any right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate;

(xv) sell or otherwise dispose of, lease or otherwise grant any mortgage or other Lien upon, any Company Property or other assets (excluding cash) of the Company or its Subsidiaries having a fair market value in excess of $5,000,000 in the aggregate other than (1) pending sales of Company Properties pursuant to letters of intent or definitive agreements executed prior to the date hereof and identified in Section 7.1(b)(xv) of the Disclosure Schedule, (2) in connection with any transaction between or among the Company and its wholly owned Subsidiaries or a Subsidiary and its wholly owned Subsidiaries, (3) leases (other than ground leases) made in the ordinary course of business and (4) Permitted Liens (including Liens that will be terminated at or prior to the Closing in accordance with this Agreement);

(xvi) authorize, make or enter into any commitment for, any capital expenditure (such capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (1) the Capital Expenditures listed or identified in Section 7.1(b)(xvi) of the Disclosure Schedule, (2) Capital Expenditures in the ordinary course of business and consistent with the budgets and the property-level budgets of the Company, copies of which have been provided to Parent before the date hereof (provided that Capital Expenditures will be deemed to be consistent with the applicable monthly budget of the Company if the aggregate amount of such Capital Expenditures in any applicable month does not exceed 110% of the sum of (x) the aggregate amount budgeted therefor as reflected in the applicable monthly budget plus (y) any unspent budgeted amount for any month prior to the applicable month), (3) Capital Expenditures required by the terms of any of the mortgage loans encumbering any of the Company Properties, (4) any other individual Capital Expenditure not exceeding $250,000 individually or $1,000,000 in the aggregate or (5) Capital Expenditures necessary to respond to an emergency or prevent harm to any Company Properties or Persons;

(xvii) other than in connection with any development or redevelopment projects listed or identified in Section 7.1(b)(xvii) of the Disclosure Schedule, initiate or consent to any change to the zoning of any Company Property or any change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Company Property or agree or consent to any affordability restriction or requirement (or any changes to any existing affordability restriction or requirement) affecting any Company Property;

(xviii) except as required pursuant to the terms of any Company Plan in effect as of the date of this Agreement, or as otherwise required by any applicable Law, (i) grant, provide or increase any severance or termination payments or benefits to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any current or former employee, officer, director or natural person independent contractor or consultant of the Company, except for (1) increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (iii) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (iv) grant any equity- or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (v) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (vi) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any other individual independent contractor to provide services to the Company or any of its Subsidiaries, other than the hiring of employees with annual base salary or base wage not in excess of $300,000 or the engaging of individual independent contractors with annual fees not in excess of $300,000 in the ordinary course of business consistent with past practice or (vii) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its Subsidiaries;

(xix) (i) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (ii) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xx) (i) form any new Subsidiaries, other than wholly owned Subsidiaries, or any new joint ventures (other than pursuant to an Existing M&A Agreement), (ii) consent to any amendment or modification of the terms of any existing joint venture, (iii) take any binding action with respect to any major decision, buy / sell, right of first offer, right of first refusal, forced sale, buyout, deadlock or other similar rights under any existing joint venture or (iv) take any binding action (or fail to take any action) under any existing joint venture, including, without limitation, resigning as managing member or general partner thereof, that would reduce or diminish its rights thereunder;

(xxi) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters with Lazard or Goldman Sachs in a manner adverse to the Company and its Subsidiaries, taken as a whole, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxii) enter into any contract, agreement, commitment or arrangement between the Company or any Subsidiary, on the one hand, and any Affiliates (other than the Subsidiaries) of the Company, on the other hand, except for any such contracts, agreements, commitments or arrangements with directors, officers or employees otherwise permitted by this Agreement;

(xxiii) take any action (or fail to take any action within the power of the Company) that would make dissenters’, appraisal or similar rights available to the holders of the Shares with respect to the Merger or the other Transactions;

(xxiv) take any action (or fail to take any action) that would reasonably be expected to cause (1) the Company to fail to qualify as a REIT, (2) any Subsidiary of the Company that is a partnership or disregarded entity (including a Qualified REIT Subsidiary) for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes, or (3) any Subsidiary of the Company that is a Taxable REIT Subsidiary or a REIT, as the case may be, to cease to be treated as such;

(xxv) fail to exercise any extension option under any Existing M&A Agreement;

(xxvi) take any action to re-activate the Company’s dividend reinvestment plan;

(xxvii) enter into any Contract that would be a Credit Support Agreement if it had been entered into prior to the execution of this Agreement, except as required pursuant to an Existing M&A Agreement;

(xxviii) take any action (or fail to take any action) that would result in an adjustment, reset or other change in the rent under any Ground Lease or Material Company Lease other than as required under the terms of such Ground Lease or Material Company Lease;

(xxix) enter into, amend or otherwise modify any Contract for property level Indebtedness whereby the Company or any of its Subsidiaries would agree to pay additional fees or penalties in connection with refinancing such property level Indebtedness; or

(xxx) agree, authorize, commit or enter into any contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the Company’s obligations under this Agreement to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any entities (and their respective subsidiaries) that are not wholly owned Subsidiaries, be subject to (1) the Organizational Documents of such entity and its subsidiaries, (2) the scope of the Company’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries, and (3) the Company’s and its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such Organizational Documents of such Subsidiary or entity subject to such duties; and

(ii) the Company may take any action, at any time or from time to time, that in the reasonable judgment of the Company Board, and upon advice of outside legal counsel, is necessary for the Company to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period, or portion thereof, ending at or prior to the Effective Time, or to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as the case may be.

(d) Nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations and the Company will not be required to obtain the consent of Parent under this Agreement if doing so would violate any applicable Law.

(e) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX:

(i) the Company will, and will cause its applicable Subsidiaries to, use best efforts file a request for relief under Treasury Regulations Section 301.9100-3 to permit the Company to make elections to treat each of Ascot Brokerage Ltd., Silva Urbs 1 C.V., and FC NL 2 C.V. as Taxable REIT Subsidiaries of the Company;

(ii) the Company, its Subsidiaries, Parent and Merger Sub shall cooperate to (1) prepare all real estate change of ownership forms under California or other state and local Tax Law (including California Proposition 13) or similar forms required by reason of the Merger or the Transactions (“Change of Ownership Forms”) or compile any historical information reasonably necessary to confirm that such Change of Ownership Forms are not required and (2) compile any historical information reasonably necessary to the preparation of any forms required in connection with any transfer taxes imposed by reason of the Merger or the Transactions;

(iii) the Company and its Subsidiaries will use commercially reasonable efforts to provide (1) any internal analyses previously prepared with respect to the applicability of California or other state transfer tax Law (including California Proposition 13), (2) all forms filed (or written descriptions detailing why such forms were not required) in connection with any transfer taxes imposed on the sale of any assets by the Company or its Subsidiaries after the date of this Agreement, (3) identification of any properties acquired by the Company or its Subsidiaries after the date of this Agreement as having been received in an exchange for real property of like kind with the meaning of Section 1031 of the Code, and (4) reasonable updates and any copies of any previously prepared internal analyses related to all Tax audits or examinations that are ongoing or have been completed since the date of this Agreement; and

(iv) the Company and its Subsidiaries will provide to Parent copies of documents prepared in connection with any voluntary disclosure agreement for its review, comment, and consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(f) As of the Closing Date, the Company shall have distributed one hundred percent (100%) of its REIT taxable income, as reasonably estimated by the Company prior to the Closing Date, in accordance with the distribution requirements set forth in Section 857(a) of the Code (for purposes of this clause, such distributions to be calculated as if the Company’s taxable year beginning on January 1, 2018 ends as of the Closing Date), provided that such distributions shall be made in cash.

(g) As used in this Section 7.1 in any reference to a Material Contract, the phrase “that is material to the Company” in Section 5.11(a)(xiii) shall be disregarded.

7.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 7.2, neither the Company nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants, and other advisors or representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in or knowingly facilitate any discussions or negotiations regarding, or provide any non-public information or data, or afford access to the properties and other assets of the Company and its Subsidiaries, to any Person relating to, in connection with, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal; or

(iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Acquisition Proposal or enter into any agreement (or amend or modify any existing agreement) that would prevent the Company or any Subsidiary or their respective representatives from complying with this Section 7.2 or amend or grant any waiver or release under any standstill or similar agreement with respect to the Company (an “Alternative Acquisition Agreement”); provided, however, that the Company may amend or grant any waiver or release under any provision contained in any standstill or similar agreement that would prohibit the other party thereto from communicating with the Company with respect to an Acquisition Proposal or submitting an Acquisition Proposal to the Company if, and only if, the Company Board, or any duly authorized committee thereof, determines in good faith after consultation with its outside legal counsel that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the directors’ duties under applicable Law.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company and its Representatives may, in response to the receipt of a written Acquisition Proposal that did not result from a breach of this Section 7.2 in any material respect, take the actions described in clause (ii) above (and, for the avoidance of doubt, such actions shall not be a breach of clauses (i) and (iii) above) in response to a bona fide written Acquisition Proposal received by the Company or its Representatives after the date of this Agreement that is not withdrawn if (but only if): (A) the Company Board, or any duly authorized committee thereof, has determined in good faith based on the information then available and after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or may reasonably be expected to result in a Superior Proposal, (B) the Company gives Parent written notice that the Company Board or any duly authorized committee thereof has made the determination contemplated by clause (A) above, such notice to include the information set forth in Section 7.2(e) and (C) the Company furnishes non-public information or provides access to such Person or its Representatives only after such Person has executed a confidentiality agreement on terms relating to confidentiality that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); it being understood that such

Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and contemporaneously discloses (and, if applicable, provides copies of) any such non-public information to Parent to the extent not previously disclosed or provided to Parent.

(b) No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly provided in this Section 7.2(b), the Company Board and each committee thereof will not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that the Company Board may take no position with respect to an Acquisition Proposal that is structured as a tender offer or exchange offer until the close of business on the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification);

(ii) adopt, approve, or recommend (or publicly propose or resolve to adopt, approve or recommend) any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) make any recommendation or public statement in connection with an Acquisition Proposal that is structured as a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f)); provided, that, if any disclosure or other action taken pursuant to this clause (iv) includes a Change of Recommendation, such action or disclosure shall be deemed to be a Change of Recommendation (it being understood that any public statement that includes only factual statements shall not be a statement inconsistent with the Company Recommendation); or

(v) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to reaffirm the Company Recommendation following a written request by Parent to do so (provided that the Company Board shall only be required to make such reaffirmation two times for any specific Acquisition Proposal (but if such Acquisition Proposal is materially amended, modified or supplemented, any reaffirmation by the Company Board prior to such material amendment, modification or supplement shall be disregarded for purposes of this proviso)), on or prior to the later of the fifth Business Day after the delivery of such request by Parent and ten Business Days following public announcement or disclosure of such Acquisition Proposal, but in any event, at least two Business Days prior to the Company Stockholders Meeting (or any adjournment or postponement thereof) (any action in the foregoing clauses (i)-(v) a “Change of Recommendation”.

Parent and Merger Sub acknowledge that (a) the resolution of the Company Board adopting the Company Recommendation was not unanimous, (b) the Proxy Statement will contain the reasons that directors did not vote in favor of said resolution as of the date of its adoption and (c) the foregoing in and of themselves shall not constitute a breach of Section 7.2 of this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company Board, or any duly authorized committee thereof, may effect a Change of Recommendation in connection with or relating to a Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) if (but only if) (v) a bona fide Acquisition Proposal is received by the Company or its Representatives after the execution and delivery of this Agreement which did not result from a breach of this Section 7.2 in any material respect and such Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable party if executed and delivered by the Company following termination of this Agreement, (w) the Company Board, or a duly authorized committee thereof, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the Company Board, or committee thereof, after consultation with outside legal counsel, determines that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) would be inconsistent with the directors’ duties under applicable Law, (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 7.2(b) or the Company Board will authorize the Company to terminate this Agreement pursuant to Section 9.3(b) at the expiration of such 96 hour period, which notice shall (A) provide the identity of the Person making the Superior Proposal and (B) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Superior Proposal; provided, however, that any change to the financial terms or any other material changes to the terms and conditions of such Superior Proposal shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this paragraph of Section 7.2(b) (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period (provided, that, for purposes of this paragraph, if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period) in connection with the delivery of any such new notice), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) to make any revisions to the terms of this Agreement as would permit the Company Board or any duly authorized committee thereof not to effect a Change of Recommendation in connection with the Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 9.3(b), and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Company Board, or a committee thereof, again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement that Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the Superior Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Person making the Superior Proposal, if executed and delivered by the Company and (B) constitute a Superior Proposal, and that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company Board, or any duly authorized committee thereof, may take the actions described in Section 7.2(b)(i) and Section 7.2(b)(iii), in response to an Intervening Event, if (but only if): (w) the Company Board, or duly authorized committee thereof determines, after consultation with outside legal counsel, that the failure to effect a Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the directors’ duties under applicable Law, (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 7.2(b) at the expiration of such 96 hour period, which notice shall describe in reasonable detail such Intervening Event; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the provisions of this paragraph (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period in connection with the delivery of any such notice (provided, that, for purposes of this paragraph, if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period)), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) any revisions to this Agreement as would permit the Company Board or any duly authorized committee thereof to determinate that the failure to effect a Change of Recommendation with respect to such Intervening Event would not be inconsistent with the directors’ duties under applicable Law, and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Company Board, or committee thereof, again determines, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the failure to effect a Change of Recommendation with respect to such Intervening Event would be inconsistent with the directors’ duties under applicable Law.

(c) Certain Permitted Disclosure. Nothing contained in this Agreement will be deemed to prohibit the Company or the Company Board, or any duly authorized committee thereof, from (i) complying with its disclosure obligations under federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the Stockholders) or (ii) making any “stop-look-and-listen” communication to the Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Stockholders); provided, that, in each case, if any such any such action or disclosure taken pursuant to this Section 7.2(c) includes a Change of Recommendation, such action or disclosure shall be deemed to be a Change of Recommendation for all purposes under this Agreement.

(d) Existing Discussions. Following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective officers and directors and use its commercially reasonable best efforts to cause its Representatives to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal, (ii) promptly terminate access to any electronic data room to any Person (and such Person’s Representatives) that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement, and request such Person to return or destroy all confidential information in the possession of such Person or its Representatives, and (iii) take the necessary steps to promptly inform the individuals or entities referred to in clause (i) hereof of the obligations undertaken in this Section 7.2.

(e) Notice. The Company will promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any proposals or offers with respect to an Acquisition Proposal are received by or a request to any Company or its Subsidiaries for any non-public information regarding the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any Acquisition Proposal or such other proposal or offer (including an unredacted copy of an Acquisition Proposal or such other proposal or offer or, where such Acquisition Proposal, offer or proposal is not in writing, a description of the material terms thereof, and the identity of the Person making such Acquisition Proposal, offer or proposal). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the material status and terms of any such Acquisition Proposal, offer or proposal (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations or material decisions related thereto, including, in each case, by promptly providing Parent copies of any material correspondence, proposals, indications of interest and draft agreements relating to such Acquisition Proposal, offer or proposal.

7.3. Proxy Statement Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Subsidiaries to the Company and provide such other assistance and information as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(i) The Company shall promptly notify Parent after the receipt of any comments from the SEC or any other Governmental Authority with respect to, or any request from the SEC or any other Governmental Authority for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or any other government officials, on the other hand, with respect to the Proxy Statement. If the Company receives either comments from the SEC on the preliminary Proxy Statement or notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement. If the Company receives either (A) comments from the SEC on the preliminary Proxy Statement or (B) notice from the SEC that it will not review the preliminary Proxy Statement, then, in either case, the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable, and in any event no later than ten Business Days, after the SEC advises the Company that the SEC has no further comments on the Proxy Statement.

(ii) Unless the Company Board has made a Change of Recommendation in accordance with Section 7.2, the Company shall include the Company Recommendation in the Proxy Statement filed in preliminary form and in the Proxy Statement filed in definitive form.

(b) Notwithstanding anything to the contrary herein, prior to filing the preliminary Proxy Statement with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to Stockholders, the Company shall (1) provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon, and (2) to the extent reasonably practicable, permit Parent and its outside counsel to participate in all substantive communications with the SEC (including all substantive meetings and telephone conferences) relating to the Proxy Statement.

(c) None of the information supplied by Parent for inclusion in the Proxy Statement will, at the date of filing with the SEC or mailing to the Stockholders, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If, prior to the Company Stockholders Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Stockholders.

(d) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and subject to the obligations of Parent under Section 7.3(c) shall not include at the date of filing with the SEC or mailing to the Stockholders any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, prior to the Company Stockholders Meeting, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event or change, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Stockholders.

7.4. Company Stockholders Meeting.

(a) The Company shall, as promptly as reasonably practicable after the date the SEC advises the Company that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, establish a record date for, duly call, give notice of, convene, hold, and take in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of the Stockholders (the “Company Stockholders Meeting”), for the purpose of obtaining the Requisite Stockholder Vote and will, subject to there being a quorum, cause such vote to be taken, and will not postpone or adjourn such meeting, except as provided in Section 7.4(b) or unless this Agreement has been validly terminated pursuant to Article IX. Unless the Company Board has made a Change of Recommendation in accordance with Section 7.2, the Company shall use its reasonable best efforts to (i) solicit proxies from the Stockholders in favor of approval of the Merger and (ii) obtain the Requisite Stockholder Vote.

(b) Notwithstanding anything to the contrary in Section 7.4(a), the Company may delay convening, postpone, recess or adjourn the Company Stockholders Meeting:

(i) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such delay, postponement or adjournment, the Company has not received proxies representing a sufficient number of Shares for the Requisite Stockholder Vote to be received at the Company Stockholders Meeting, whether or not a quorum is present; provided, that the Company shall not have the right to delay convening, postpone or adjourn the Company Stockholders Meeting more than 10 Business Days in the aggregate pursuant to this clause (ii); or

(iii) after consultation with Parent, to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Company Stockholders Meeting.

(c) In the event that the Company Board delivers a notice in accordance with Section 7.2(b) of its intention to effect a Change of Recommendation within five (5) Business Days before the Company Stockholders Meeting, Parent may request in writing that the Company postpone the Company Stockholders Meeting for up to five (5) Business Days and the Company shall promptly, and in any event no later than the Business Day after delivery of such request, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

7.5. Cooperation; Status; Antitrust Matters.

(a) Subject to the terms of this Agreement, each party will use its reasonable best efforts to: (i) consummate and make effective the Merger and the other Transactions as promptly as reasonably practicable (and in any event no later than the Outside Date (as defined in Section 9.2(a)), (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, (iii) resolve any objections and avoid any proceeding by any Governmental Authority in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger and the other Transactions, (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed, (v) as promptly as reasonably practicable, and in any event within 10 Business Days after the date of this Agreement (unless otherwise agreed by the parties), make all necessary filings and submissions under the HSR Act and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law and request early termination of the waiting period with respect to the Merger under the HSR Act, and (vi) as promptly as reasonably practicable, make any other required registrations, declarations, submissions, and filings with respect to the Merger and the other Transactions required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 7.5, each party will: (i) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger and the other Transactions, (ii) keep the other parties informed as to the status of any such request or proceeding, (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or any other domestic or foreign Governmental Authority regarding the Merger and the other Transactions, and (iv) promptly notify the other parties of the substance of any communication from the FTC, DOJ or any other domestic or foreign Governmental Authority regarding the Merger and the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted or communication made to, any third party or any Governmental Authority in connection with the Merger and the other Transactions (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each party will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, the Company and Parent will act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each will keep the other apprised of the status of matters relating to completion of the Merger and the other Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Authority with respect to the Merger and the other Transactions.

(d) In furtherance of, and without limiting the generality of, the covenants set forth in this Section 7.5, if any objections are asserted with respect to the Merger and the other Transactions under the HSR Act, any applicable antitrust, competition or merger control Laws promulgated by any Governmental Authority (together with the HSR Act, the “Antitrust Laws”), or any other applicable Law, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by a private party, challenging the Merger and the other Transactions as violative of any Antitrust Law or that would otherwise prohibit or materially impair or delay the consummation of the Merger and the other Transactions, Parent and the Company will (and will cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger and the other Transactions on or before the Outside Date. In furtherance of the foregoing, Parent will take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law, or any other applicable Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the business, assets or properties of the Surviving Corporation or any of its Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit the Surviving Corporation and its Subsidiaries’ freedom of action with respect to, or its ability to operate or retain any of the business, assets or properties of the Company, the Surviving Corporation or any of their respective Subsidiaries, provided that neither the Company nor any of its Subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company only from and after the Effective Time in the event that the Closing occurs.

(e) Notwithstanding anything else contained in this Agreement, the provisions of this Section 7.5 (including the reasonable best efforts standard) shall not be construed to (i) (A) require Parent or any of its Affiliates, or (B) permit the Company or any of its Subsidiaries without the prior written consent of Parent, (x) to sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the Company or its Subsidiaries businesses, assets or properties, or (y) to limit freedom of action with respect to, or its ability to operate or retain any of the businesses, assets or properties of the Company or any of its respective Subsidiaries, or (ii) require Parent or any of its Affiliates to agree or consent to any order, action or regulatory condition of any Governmental Authority with respect to clauses (i)(A) or (i)(B) which, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole. The Company shall take or commit or agree to take, effective at Closing (or such other time after the Closing as requested by Parent), any actions (including actions contemplated by clauses (i) or (ii) above) requested by Parent in order to obtain any approvals under any Antitrust Laws necessary to consummate the Merger and the other Transactions.

(f) Notwithstanding anything else contained in this Agreement, the provisions of this Section 7.5 (including the reasonable best efforts standard) shall not be construed to require Parent or its Affiliates (other than with respect to the Company and its Subsidiaries), and except as expressly provided in Section 7.5(e), the Company and its Subsidiaries, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the business, assets or properties of Parent or any of its Affiliates (other than with respect to the Company and its Subsidiaries) and (ii) otherwise take or commit to take actions that would limit Parent and its Affiliates’ freedom of action with respect to, or its ability to operate or retain any of the business, assets or properties of Parent or its Affiliates, other than in each case with respect to the Company and its Subsidiaries.

7.6. Information; Access and Reports.

(a) During the Interim Period, subject to the Confidentiality Agreement, applicable Laws, and the other provisions of this Section 7.6 and solely for purposes of furthering the Merger and the other Transactions, the Company and Parent will (and will cause its respective Subsidiaries to), upon reasonable request by the other, furnish the other with all reasonably requested information in its possession concerning itself, its Subsidiaries, directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any third party or any Governmental Authority in connection with the Merger and the other Transactions.

(b) Subject to the Confidentiality Agreement, applicable Laws, and the other provisions of this Section 7.6, and solely for purposes of furthering the Merger and the other Transactions (provided that the purpose of the Merger and the other Transactions shall be understood to include the post-Closing transition and integration), upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford Parent’s officers and other authorized representatives and the Financing Sources reasonable access, during normal business hours throughout the Interim Period, to its employees, counsel, properties, books, contracts, and records and, during such period, furnish promptly to Parent such information in its possession concerning its business, properties, and personnel as may reasonably be requested; provided, however, no investigation pursuant to this Section 7.6(b) will affect or be deemed to modify any representation or warranty made by the Company in Article V. The foregoing provisions of this Section 7.6(b) and the last sentence of Section 7.6(d) will not require the Company or its Subsidiaries to permit any access to any of its employees, properties, books, contracts, and records or its business, properties, and personnel, or to permit any inspection, review, sampling, or audit, or to disclose or otherwise make available any information that, in the reasonable judgment of the Company, would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of a third party or violate any obligations of confidentiality of the Company or any of its Subsidiaries to a third party if the Company will have used reasonable best efforts to obtain the consent of such third party to such disclosure (provided that the Company will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in the disclosure of any trade secrets or violation of the confidentiality obligations) or (iii) be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product, or other relevant legal privilege (provided that the Company will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in a loss of attorney-client privilege, attorney work product, or other relevant legal privilege). Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any on-site procedures (including an on-site environmental or other study or any sampling) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s sole and absolute discretion. All requests for information made pursuant to this Section 7.6 must be directed to the executive officer or other Person designated by the Company. All information exchanged or made available will be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 7.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) Parent and Merger Sub will not, and each will cause its respective Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 7.6 for any competitive or other purpose unrelated to the consummation of the Merger and the other Transactions (provided that the purpose of the Merger and the other Transactions shall be understood to include the post-Closing transition and integration). Prior to the Closing, Parent and Merger Sub will not, and will cause its respective Representatives not to, contact or otherwise communicate with the employees, customers, suppliers, distributors, engineers, land planners, contractors, subcontractors, landlords, lessors, banks or other lenders of the Company or any of its Subsidiaries regarding the business of the Company, this Agreement, the Merger or the other Transactions without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, for the avoidance of doubt, nothing in this Section 7.6(d) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in the ordinary course of Parent’s business.

7.7. Stock Exchange Delisting; Periodic Reports. The Company and Parent will cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing, the Company shall in the ordinary course of business consistent with past practice prepare quarterly and annual reports pursuant to the Exchange Act such that if any such reports are required to be filed after the Closing and prior to the tenth day following Closing, the Company will be reasonably capable of timely filing such reports.

7.8. Publicity. The initial press release regarding the Merger will be a joint press release of Parent and the Company. Thereafter, the Company and Parent will not, and will cause its respective Subsidiaries not to, issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or the other Transactions without consulting with each other and providing a reasonable opportunity for review and giving due consideration to reasonable comment by the other party, except (a) as may be required by any applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the party required to issue the press release or make the public announcement or public statement will use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment thereon in advance of its issuance or being made and will give reasonable and good faith consideration to any such comments or (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding this Agreement, the Merger or the other Transactions. Notwithstanding anything to the contrary in this Section 7.8, each of the parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

7.9. Employee Matters.

(a) Parent agrees that each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) will, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (3) health and welfare benefits (other than severance benefits) that are substantially similar to those health and welfare benefits that are (x) provided to each such Continuing Employee immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent or its Subsidiaries; provided, however, the requirements of this sentence will not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Solely to the extent employee benefit plans of Parent and its Subsidiaries (exclusive of the Company and its Subsidiaries) provide benefits to any Continuing Employee on or following the Effective Time (each, a “Parent Benefit Plan”), Parent will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c) Parent will cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Company Plans set forth on Section 7.9(c) of the Disclosure Schedule in accordance with the terms of such plans.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Merger and the other Transactions, each party will provide the other party with a copy of the intended communication, the other party will have a reasonable period of time to review and comment on the communication, and the relevant party will consider any such comments in good faith.

(e) The Parties agree to take the actions set forth on Section 7.9(e) of the Disclosure Schedule.

(f) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan or Parent Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former employee, director or natural person individual independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining or other labor-related representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

7.10. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, the Merger and the other Transactions, including all fees and expenses of its Representatives, will be paid by the party incurring such cost or expense whether or not the Merger is consummated; provided, however, the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid by the Company to the SEC in connection with the Merger will be borne by the Company.

7.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time for a period of six years after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust employee benefit plan or other enterprise, or any of their predecessors, heirs, executors, trustees, fiduciaries and administrators (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), arising out of or related to (x) their service as such prior to the Effective Time or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other Transactions and (ii) actions to enforce this Section 7.11. In the event of any such Claim, each Indemnified Party shall be entitled to advancement of reasonable and documented expenses incurred in the defense of any such Claim from Parent or the Surviving Corporation after receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) All rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or any of its Subsidiaries’ Organizational Documents or in any agreement that is set forth in Section 7.11(b) of the Disclosure Schedule (the “Company Indemnity Agreements”), in each case in effect as of the date of this Agreement, will survive the Merger and the other Transactions and will continue in full force and effect in accordance with their terms. After the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor such obligations in accordance with their terms to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them under applicable Laws. In addition, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company and such Subsidiaries, as applicable, as in effect on the date of this Agreement, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder respect, except as required by applicable Laws.

(c) Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger and the other Transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent will cause the Surviving Corporation to continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or Parent will cause the Surviving Corporation to purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with an AM Best rating that is the same or better than the AM Best rating of the Company’s existing insurance carrier for D&O Insurance; provided that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose; and provided, further, that if the premium of such insurance coverage exceeds such amount, Parent will cause the Surviving Corporation to obtain a policy with the greatest coverage available for a premium not exceeding such amount.

(d) The provisions of this Section 7.11 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, and nothing in this Agreement will affect any indemnification rights that any such Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries or any contract or any applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.11 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent, the Surviving Corporation, or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and assets to any other Person, then in each case proper provision will be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, will also assume the obligations set forth in this Section 7.11.

7.12. Other Actions by the Company.

(a) Takeover Statutes. If any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute is or may become applicable to the Merger or the other Transactions (other than arising out of or resulting from a breach by Parent or Merger Sub of Section 7.13(b)), the Company and the Company Board will, to the extent permitted by applicable Laws, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute on such transactions.

(b) Rule 16b-3. Prior to the Effective Time, the Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, prior to the Effective Time, take such actions as may be reasonably necessary or appropriate to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Merger and the other Transactions by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.13. Approval of Sole Stockholder of Merger Sub; No Acquisition of Shares.

(a) Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) will cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Laws and its Organizational Documents, a written consent approving the Merger in accordance with the MGCL and deliver a copy of such written consent to the Company. Parent will not, and will cause its Subsidiaries not to, amend, modify, or withdraw such consent.

(b) From and after the date of this Agreement through the Effective Time, other than as a result of the Merger, Parent and Merger Sub will not, and will cause their respective Subsidiaries not to, directly or indirectly, acquire any Shares, any rights or options to acquire Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares.

7.14. Transaction Litigation. The Company shall promptly (and in any event within forty-eight (48) hours after receipt by the Company) notify Parent of the receipt of a complaint in any stockholder litigation arising from this Agreement, the Merger or the other Transactions that is brought against the Company, its executive officers or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not offer to make or make any payment with respect to any Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Transaction Litigation.

7.15. Treatment of Certain Indebtedness. The Company shall use reasonable best efforts to obtain a duly executed pay-off letter dated on or about the Closing Date from the agent under each of the Term Loan Credit Agreement and the Revolving Credit Facility Agreement and from the lenders and their respective representatives, as applicable, under each property-level Indebtedness for borrowed money as reasonably requested by Parent, in each case, in a customary form, (A) certifying that the aggregate amount required to be paid to fully satisfy all such Indebtedness that will be outstanding as of the Closing Date, (B) certifying that all such Indebtedness that is then outstanding as of the Closing shall have been fully paid upon the receipt by such agent of funds, including the cash collateralization of any letters of credit, and (C) authorizing the release and discharge in full of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations and all guarantees granted by the Company and its Subsidiaries; provided any such payoff letter may be (i) contingent on the Closing and (ii) subject to customary reinstatement provisions and exclude contingent indemnification obligations not yet due and payable.

7.16. Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the flex provisions in any fee letter) on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (A) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Debt Commitment Letter that are to be satisfied by Parent and Merger Sub, (B) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter subject to any amendments or replacements not prohibited by this Agreement, (C) consummate the Financing at or prior to the Closing, including if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied using reasonable best efforts to cause the persons providing the Financing to fund at Closing, (D) to enforce its rights under the Commitment Letters and (E) comply with its obligations under the Commitment Letters and, in the case of the Debt Commitment Letter, any related definitive agreement. Parent and Merger Sub shall give the Company prompt (and in any event within two Business Days) written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by Parent, Merger Sub, or to the knowledge of Parent or Merger Sub, any party to either Commitment Letter or other definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, “Debt Documents”), in each case, which would reasonably be expected to delay or impair the Closing or make funding less likely to occur on or before the Closing, (ii) if and when Parent or Merger Sub receives notice that any portion of the Financing contemplated by either Commitment Letter is not reasonably expected to be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any party to either Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Document, and (iv) of any expiration or termination of either Commitment Letter or other Debt Document. Parent and Merger Sub shall not, without the Company’s prior written consent, permit or consent to any amendment, supplement or modification to be made to either Commitment Letter if such amendment, supplement or modification would (A) impair, delay or prevent the consummation of the Transactions, (B) reduce the aggregate amount of the Financing (unless, in the case of the Debt Financing, such reduction is matched with (i) an equal increase of the Equity Financing under the Equity Commitment Letter or (ii) an equal increase in a committed commercial mortgage backed security, agency or other mezzanine or property level financing facility (such replacement financing, the “Replacement Financing”); provided, that, any such Replacement Financing shall not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing, (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, or (3) adversely affect the ability of Parent to enforce its rights against other parties with respect to the Financing), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing, (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, or (3) adversely affect the ability of Parent to enforce its rights against other parties with respect to the Financing) or (D) otherwise reasonably be expected to adversely affect (other than a de minimis manner) the ability of Parent or Merger Sub to timely consummate the Transactions; provided, that, for the avoidance of doubt, Parent may amend, supplement, modify or waive any terms of the Debt Commitment Letter and/or the Debt Documents with respect thereto without the consent of the Company in order to (1) reduce the aggregate amount of the Financing so long as such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or is matched with Replacement Financing, (2) correct typographical errors, (3) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement or (4) reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto. Parent and Merger Sub shall keep the Company informed on a reasonably current basis and in reasonable detail of the efforts to obtain the Debt Financing. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document(s) as permitted or required by this Section 7.16 to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver, and references to “Debt Financing” shall include any Replacement Financing permitted by this Section 7.16.

(b) In the event of any Financing Failure Event, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on (i) economic terms taken as a whole and (ii) other terms, in each case, that are not materially less favorable in the aggregate to Parent and Merger Sub than the terms of the Debt Commitment Letter (including any flex terms applicable thereto) and the provisions of this Section 7.16 and the Financing Sources Protection Provisions shall be applicable to the Alternative Financing, and, for the purposes of this Section 7.16, Section 6.5 and the Financing Sources Protection Provisions, all references to the Financing shall be deemed to include such Alternative Financing and any Replacement Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing and any Replacement Financing, and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing or any Replacement Financing. In the event that each of Parent and Merger Sub has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 6.5 and Section 7.17, all references to the Financing shall be deemed to include such substitute financing.

(c) Notwithstanding anything herein to the contrary, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.

7.17. Financing Cooperation.

(a) Prior to the Closing, the Company shall use, and shall use its reasonable best efforts to cause its Subsidiaries and their respective Representatives (including the Company and its Subsidiaries’ management teams) to use, their reasonable best efforts, at the sole cost and expense of Parent and Merger Sub, to cooperate with Parent and Merger Sub in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (but not limited to) using reasonable best efforts to:

(i) cause the Company’s and its Subsidiaries’ (and their respective Representatives) management teams, with appropriate seniority and expertise, to participate in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions, road shows, calls and meetings with prospective lenders and ratings agencies, in each case, upon reasonable notice at mutually agreed times and places, and only to the extent customarily needed for financing of the type contemplated by the Debt Commitment Letter;

(ii) assist Parent and Merger Sub with the preparation of customary materials for rating agency presentations, confidential information memoranda and similar documents reasonably necessary in connection with the Debt Financing, and assisting with the identification of any portion of the information that constitutes material non-public information;

(iii) assist Parent and Merger Sub with the preparation of any guarantee, pledge and security documents contemplated by the Debt Financing, and any certificates and schedules related thereto and other customary definitive documents relating to the Debt Financing, any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by Parent or Merger Sub;

(iv) subject to Section 7.19, assist Parent and Merger Sub with obtaining third-party consents to the Financing, and assist Parent and Merger Sub with the preparation of any required notices or execute any supplemental indentures or similar documents, in each case, as may reasonably be requested by Parent or Merger Sub, including, if required (as reasonably determined by Parent and Merger Sub), consent from third parties to existing joint-venture agreements, financing documents, property management agreements, ground leases, tax credit agreements, and purchase and sale agreements;

(v) furnish to Parent: (1) GAAP audited balance sheets and related statements of income, equity and cash flows for the Company and the Company’s consolidated subsidiaries as of and for the fiscal years ended on December 31, 2015, December 31, 2016 and December 31, 2017 (it being understood that Parent and Merger Sub acknowledge receipt of the information described in this clause (1) as of the date hereof); and (2) GAAP unaudited balance sheet and related statements of income, equity and cash flows for the Company and the Company’s consolidated subsidiaries as of and for each fiscal quarter ended after December 31, 2017 (other than the fourth fiscal quarter of the Company’s fiscal year) and more than

60 days prior to the Closing Date, it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such covenant shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period (it being understood and agreed that Parent and Merger Sub hereby acknowledge receipt of the financial information with respect to the fiscal quarter ended March 31, 2018) (the information and financial statements referred to in subclauses (1) and (2) above, the “Required Financial Information”);

(vi) assist Parent and Merger Sub to the extent requested, with Parent and Merger Sub’s preparation of a pro forma balance sheet;

(vii) upon the request by Parent or Merger Sub, providing customary authorization and representation letters (including customary 10b-5 and material non-public information representations) in connection with the information provided as Required Financial Information in any confidential information memorandum (including prior to any bank meeting for the Debt Financing);

(viii) assist Parent and Merger Sub in Parent and Merger Sub obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, including by providing title affidavits or similar documents required by a nationally-recognized title company for (A) the deletion of any standard or pre-printed exceptions in any title insurance policies or pro forma or (B) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of real property and assist in obtaining assignments or similar documents as reasonably requested by Parent or Merger Sub to minimize mortgage recording tax and other costs and expenses;

(ix) at least four (4) Business Days prior to the Closing (in each case, to the extent requested at least ten (10) Business Days prior to the Closing), provide all documentation and other information about the Company and any of its Subsidiaries as is reasonably requested in writing by Parent which the parties to the Debt Commitment Letter (other than Parent and Merger Sub) reasonably determine is required by applicable “know your customer,” anti-money laundering rules and regulations (including the PATRIOT Act) and the requirements of the beneficial ownership regulation pursuant to 31 C.F.R. § 1010.230;

(x) assist Parent and Merger Sub with Parent and Merger Sub obtaining property-level financing and facilities (including any agency financing and commercial mortgage backed security facilities) as may reasonably be requested by Parent;

(xi) subject to Section 7.6(b), provide Parent and its Representatives and Financing sources (including any appraisers, engineers, or rating agency personnel) reasonable access to the Company and its Subsidiaries’ properties and enter into customary engagements regarding the scope of such access;

(xii) assist Parent with Parent and Merger Sub obtaining tenant and ground lessor estoppels (it is acknowledged that obtaining any such estoppel is not a condition to Closing); and

(xiii) cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries.

(b) Nothing in this Section 7.17 shall require any cooperation or other action by the Company, its Subsidiaries or its or their respective Representatives to the extent that it would unreasonably interfere in any material respect with the business or operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 7.17 shall require the Company or any of its Subsidiaries or their respective Representatives (1) to execute or approve any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing (other than customary authorization and representation letters in connection with the Debt Financing, if any, and solely to the extent set forth in Section 7.17(a)(vii) above), (2) to provide cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any material contract to which the Company or any of its Subsidiaries is a party, (3) to breach, waive or amend any terms of this Agreement, (4) to provide cooperation to the extent it would cause any condition to the Closing set forth in Section 8.1 or Section 8.2 to not be satisfied or (5) to violate any obligation of confidentiality (not created in contemplation hereof) binding on the Company, its Subsidiaries or their Representatives. Additionally, (A) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with any Debt Financing prior to the Closing (other than as are expressly reimbursable or payable by Parent and Merger Sub and except for the obligation to deliver the customary authorization and representation letter referenced above), (B) none of the directors of the Company or any Subsidiary, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing, (C) except as set forth in Section 7.17(a)(vii), none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required, prior to Closing, to make any representation to Parent, any of its Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other Person with respect to any action under this Section 7.17, as to the solvency of the Company, any of its Subsidiaries, or any of their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate and (D) except as set forth in Section 7.17(a)(iv) or Section 7.19, none of the Company, any of its Subsidiaries or any of its or their Representatives shall be required to seek any amendment, waiver, consent or other modification under any indebtedness. Nothing hereunder shall require any employee, officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or other Representative. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Sub or any of their respective Representatives pursuant to this Section 7.17, shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with the rating agencies and Financing Sources as contemplated by the Commitment Letters if the recipients of such information are rating agencies and Financing Sources in connection with the Debt Financing as contemplated by the Debt Commitment Letter and agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, provided, in each case, that such confidentiality arrangements shall provide that the Company is a third-party beneficiary thereof and shall satisfy the confidentiality obligations under Regulation FD.

(c) Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 7.17, the arrangement of the Financing and any information provided in connection therewith (other than arising from historical financial information furnished in writing by or on behalf of the Company and/or its Subsidiaries specifically for inclusion in such materials for the debt financing, but including any violation of the Confidentiality Agreement), except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence or willful misconduct by the Company, any of its Subsidiaries or any of their respective Affiliates and Representatives. Parent shall promptly reimburse the Company and its Subsidiaries and Representatives for all reasonable, documented and invoiced costs incurred by the Company or its Subsidiaries in connection with any cooperation provided under this Section 7.17 or otherwise in connection with the Debt Financing (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses). Subject to Parent’s indemnification obligations under this Section 7.17, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing, so long as such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Notwithstanding anything to the contrary herein, a breach by the Company or its Subsidiaries of their obligations under this Section 7.17 (other than Section 7.17(a)(v)) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach and directly results in the Debt Financing not being available to Parent, and a breach by the Company or its Subsidiaries of their obligations under

Section 7.17(a)(v) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach directly results in the Debt Financing not being available to Parent.

7.18. Restructuring. To facilitate the Merger and provide for the optimal structure of the Company post-closing, during the Interim Period, the Company shall (a) use commercially reasonable best efforts to prepare for such internal restructuring steps requested by Parent prior to the Closing (the “Restructuring Steps”) and (b) subject to Section 7.6, provide any access or information reasonably requested by Parent to identify what Restructuring Steps are appropriate for such purpose; provided, that neither the Company nor any of the Subsidiaries (i) shall be required to take any action (x) if taking such action would impair, prevent or delay consummation of the Transactions or (y) in contravention of (A) any Organizational Document of the Company or any of the Subsidiaries, (B) any Contract, oral or written, to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets are bound, or (C) applicable Law, (ii) shall be required to take or effect any restructuring steps or incur any liabilities in respect thereto prior to the date the Company deems all of the conditions set forth in Article VIII to have been satisfied and the receipt by the Company of (I) evidence satisfactory to the Company that any material adverse effect or similar condition has been irrevocably waived by the Debt Financing Sources and any other parties with respect to the Debt Financing and (II) an irrevocable written notice from Parent and Merger Sub that each of Parent and Merger Sub irrevocably deem all the conditions set forth in Article VIII to be satisfied and that Parent and Merger Sub and their Financing Sources are prepared to proceed immediately with the Closing (and any other evidence reasonably requested by the Company that the Closing will occur), and (iii) shall be required to take any action that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981; provided, further, that, so long as the Company is not in breach of this Section 7.18 as modified by clause (B) of the immediately following sentence, the Restructuring Steps (or the inability to complete the Restructuring Steps) and any other action taken by the Company in connection therewith will not affect or modify in any respect the obligations of Parent and Merger Sub under this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 7.18 or required by Parent pursuant to this Section 7.18 and (B) any breach by the Company or its Subsidiaries of their obligations under this Section 7.18 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach and directly results in the Debt Financing not being available to Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in performing their obligations under this Section 7.18, and Parent shall indemnify and hold harmless the Company, the Company Board, and its Subsidiaries, Affiliates and Representatives for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising therefrom (and in the event the Merger and the other Transactions are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Subsidiaries not previously reimbursed). Parent shall provide an initial draft of the Restructuring Steps to the Company within thirty (30) days following the date of this Agreement and a final draft of the Restructuring Steps at least twenty (20) Business Days prior to the Closing.

7.19. Third Party Consents. The Company shall, and shall cause each Subsidiary to, reasonably cooperate with Parent at Parent’s request, and use reasonable best efforts, to (a) obtain all consents, approvals or waivers (including waivers of any fees, rights of first offer or refusal, buy/sell rights, and profit sharing) from any third party in connection with the Transactions reasonably requested by Parent, including those set forth in Section 1.2 of the Disclosure Schedule and those which are parties to agreements and documentation described in Section 7.19 of the Disclosure Schedule (collectively, the “Third Party Consents”), and (b) assist Parent with the preparation and negotiation of, participation with, and delivery to, any third party of any required notices or similar documents as may be reasonably requested by Parent in connection with the Transactions; provided, however, that the Company shall not be required under this Section 7.19 to compensate any third party, make any accommodation commitment or incur any liability or obligation to any third party to obtain any such consent or approval, unless Parent or its Affiliates agree to compensate any such third party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case in connection with obtaining such consents or approvals, and the Company shall not compensate or agree to compensate any such third party, make any accommodation commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent. Notwithstanding anything to the contrary herein, (i) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing to obtain any Third Party Consents and (ii) a breach by the Company or its Subsidiaries of their obligations under this Section 7.19 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach. Without limiting the obligations of the Company under the foregoing, in connection with obtaining any consent, approval or waiver or providing any notice or similar documents under this Section 7.19, Parent shall have (i) primary responsibility for contacting and obtaining such consents, approvals or waiver from the counterparties to whom such consent, approval or waiver is being sought or providing such notices or similar documents, as applicable, and (ii) the right to direct the overall strategy in obtaining any such consent, approval or waiver or providing any such notice or similar document; provided that Parent will consult in advance with the Company regarding any such discussions and negotiations and give the Company notice and an opportunity to participate in any communication with such third parties, and the Company, at Parent’s request, shall initiate and facilitate such activities.

ARTICLE VIII

CONDITIONS

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Requisite Stockholder Vote and shall have been duly approved by the sole stockholder of Merger Sub.

(b) Antitrust Clearance. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof), if any, shall have expired or been earlier terminated.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and that restrains, enjoins, or otherwise prohibits consummation of the Merger.

8.2. Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 5.3 (Corporate Authority; Approval) ) (other than the last sentence of Section 5.3(b)), Section 5.12 (Takeover Statutes) and Section 5.18 (Brokers and Finders) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) each of the representations of the Company set forth in Section 5.2(a) (Capital Structure), Section 5.2(c) (Capital Structure) (in the case of Section 5.2(c), solely to the extent such representations relate to the Company), Section 5.2(d) (Capital Structure), the first sentence of Section 5.2(f) (Capital Structure) and Section 5.2(l) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) each of the representations of the Company set forth in Section 5.1 (Organization, Good Standing, and Qualification), Section 5.2(c) (Capital Structure) (solely to the extent such representations relate to the Subsidiaries), Section 5.2(g) (Capital Structure), Section 5.2(h) (Capital Structure), Section 5.2(i) (Capital Structure) and Section 5.2(j) (Capital Structure) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), and (iv) all the other representations and warranties of the Company set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” “Material Property Adverse Effect” or similar language set forth therein) as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” “Material Property Adverse Effect” or similar language set forth therein) at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time) except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” “Material Property Adverse Effect” or similar language set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) REIT Opinion. The Company shall have received a written opinion of nationally recognized Tax counsel in substantially the form set forth in Exhibit B, as of the Closing Date, based upon the statements and representations contained in certificates provided by the Company and certain of its Subsidiaries in substantially the form set forth in Exhibits C-1, C-2 and C-3, to the effect that commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT.

(e) Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied or waived.

8.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Partner and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of such representations and warranties to be true and correct would not prevent or materially delay consummation of the Merger and the other Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied or waived.

ARTICLE IX

TERMINATION

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Closing shall not have occurred on or before January 30, 2019 (as it may be extended from time to time by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, that any termination of this Agreement pursuant to this Section 9.2(a) shall be deemed a termination of this Agreement pursuant to Section 9.4(b) or Section 9.4(c), as the case may be, if, at the time of such termination, Parent is permitted to terminate this Agreement pursuant thereto; provided, further, that if a party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date has not yet passed, and the Outside Date occurs during the pendency of such Action, the Outside Date shall automatically be extended by the amount of time during which such Action is pending, plus 20 Business Days;

(b) the Requisite Stockholder Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement (and such meeting shall have concluded, including if such meeting was concluded without a vote to obtain the Requisite Stockholder Approval having occurred, subject to the Company’s right to adjourn the Company Stockholders Meeting in accordance with Sections 7.4(b)(ii) and/or (iii)); provided, however, that any termination of this Agreement pursuant to this Section 9.2(b) shall be deemed a termination of this Agreement pursuant to Section 9.4(b) if, at the time of such termination, Parent is permitted to terminate this Agreement pursuant thereto; or

(c) any Order permanently enjoining or otherwise permanently prohibiting consummation of the Merger shall become final and non-appealable; provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 9.2(c) if such Order is the result of a failure of such party to comply with its covenants and obligations under, or in the case of breach of any representations or warranties of such party set forth in, this Agreement.

9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that a condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or untruth is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) three Business Days prior to the Outside Date; provided, however, that the Company shall not have the right to terminate under this Section 9.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of the Company in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 8.2(a) or Section 8.2(b);

(b) prior to the time the Requisite Stockholder Vote is obtained, but not after, the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.2(b); provided that (1) prior to or concurrently with such termination, the Company pays Parent the Company Termination Payment (as defined in Section 9.5(b)) pursuant to Section 9.5 and (2) the Company has complied with its obligations under Section 7.2 in all material respects; or

(c) (i) the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of notice in clause (ii)) have been satisfied (or waived by Parent), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered written notice to Parent that (A) the conditions set forth in Section 8.1 and Section 8.3 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of such notice) have been satisfied or waived by the Company and (B) the Company is irrevocably ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to consummate the Closing within the earlier of one Business Day before the Outside Date and three Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period (or shorter period).

9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or untruth is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) three Business Days prior to the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 9.4(a) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of Parent in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 8.3(a) or Section 8.3(b);

(b) prior to the time, but not after, the Requisite Stockholder Vote is obtained, if a Change of Recommendation (whether or not permitted by this Agreement) shall have been made or occurred; or

(c) prior to the time the Requisite Stockholder Vote is obtained, but not after, the Company or any director of the Company shall have committed a willful and material breach of Section 7.2(a), other than in the case where such willful and material breach is the result of an isolated action by a director of the Company without Knowledge of or consent by the Company prior to such action, and is not any other action by the Company, and (A) the Company takes appropriate actions to remedy such willful and material breach upon discovery thereof, and (B)  Parent or the Transactions are not adversely affected in any material respect as a result thereof.

9.5. Effect of Termination and Abandonment.

(a) This Agreement may be terminated only pursuant to Section 9.1, Section 9.2, Section 9.3 or Section 9.4. Termination of this Agreement shall not require the approval of the Stockholders. In order to terminate this Agreement, the party desiring to terminate this Agreement shall give written notice of such termination to the other parties in accordance with Section 10.6. Except as provided in this Section 9.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to and in accordance with this Article IX, this Agreement shall become void and of no effect with no liability or obligation to any Person on the part of any party hereto, any Financing Source, the Guarantors or any of their respective Representatives or Affiliates other than: (i) the provisions set forth in Section 7.8 (Publicity), Section 7.10 (Expenses), the expense reimbursement and indemnification obligations of Parent in Section 7.17, Section 7.18, and Section 7.19, this Section 9.5, Section 9.6, Section 9.7 and Article X (which provisions will survive the termination of this Agreement), (ii) the Confidentiality Agreement and the Guaranty (which agreements will survive the termination of this Agreement), and (iii), subject to this Section 9.5, Section 10.5(g) and Section 10.12, nothing shall relieve any party to this Agreement from any liability for any willful or intentional breach by such party.

(b) In the event:

(i) this Agreement is terminated by (A) either the Company or Parent pursuant to Section 9.2(a) (Outside Date) or Section 9.2(b) (Requisite Stockholder Vote Not Obtained), or Parent pursuant to Section 9.4(a) (Company Breach) or Section 9.4(c) and, in either case, prior to the date of termination the Company has received a bona fide Acquisition Proposal or a bona fide Acquisition Proposal has been publicly disclosed and not withdrawn and (B) within twelve (12) months of the date of any termination referred to in clause (A) the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; provided that for purposes of this Section 9.5(b)(i), the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(b) (Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.3(b) (Superior Proposal);

then, in each case, the Company will pay Parent as consideration for the disposition of rights acquired under this Agreement an aggregate amount equal to $261,000,000 (the “Company Termination Payment”) by wire transfer of immediately available funds to an account designated in writing by Parent (1) in the case of a payment required by Section 9.5(b)(i), within two Business Days after consummation of such Acquisition Proposal, (2) in the case of a payment required by Section 9.5(b)(ii), within two Business Days after termination of this Agreement, or (3) in the case of a payment required by Section 9.5(b)(iii), concurrently with or prior to termination of this Agreement, subject to Section 9.7. The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Payment on more than one occasion.

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.2(b) (Requisite Stockholder Vote Not Obtained) (other than a deemed termination pursuant to Section 9.4(b)) or by Parent pursuant to Section 9.4(c), then the Company will reimburse Parent for Parent’s reasonable and documented out of pocket expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, the Merger and the other Transactions up to an amount equal to $70,000,000 (the “Expense Reimbursement Payment”) within two Business Days after termination of this Agreement pursuant to Section 9.2(b), and in no event shall the Company be required to pay the Expense Reimbursement Payment if it has paid the Company Termination Payment in full. For the avoidance of doubt, subject to Section 9.5(a), the Expense Reimbursement Payment shall not be the sole remedy of Parent against the Company. The Expense Reimbursement Payment paid by the Company to Parent in accordance with this Section 9.5(c) shall be credited against any Company Termination Payment obligation that becomes due pursuant to Section 9.5(b).

(d) In the event this Agreement is terminated (i) by Parent pursuant to Section 9.2(a) (Outside Date) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.3(a) or Section 9.3(c) or (ii) by the Company pursuant to Section 9.3(a) or Section 9.3(c), Parent shall pay or cause to be paid to the Company or, if directed by the Company, to Forest City TRS, LLC an aggregate amount equal to $488,000,000 (the “Parent Termination Payment” and, together with the Company Termination Payment and the Expense Reimbursement Payment, the “Termination Payments”) by wire transfer of immediately available funds, subject to Section 9.6, within two Business Days after termination of this Agreement to an account designated in writing by the Company. The parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Payment on more than one occasion.

(e) Each party acknowledges that the agreements contained in this Section 9.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, no party would have entered into this Agreement; accordingly, in the event any Termination Payment is required to be paid pursuant to Section 9.5(b), Section 9.5(c) or Section 9.5(d) and the Company or Parent, as applicable fails to timely pay to other party such Termination Payment and, in order to obtain such payment, Parent or the Company, as applicable commences a suit that results in a judgment against the Company or Parent, as applicable for such Termination Payment, the Company or Parent, as applicable, will pay the other party its costs and expenses (including attorneys’ fees and disbursements of counsel or other professionals and experts and court costs) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the other party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof.

(f) If the Company Termination Payment is required to be paid pursuant to Section 9.5(b), Parent’s right to receive the Company Termination Payment and any additional amounts pursuant to Section 9.5(e) will be the sole and exclusive remedies of Parent, its respective Subsidiaries, any of Parent’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives and any other Person against the Company, the Company’s Subsidiaries, any of the Company’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives and the Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and the other Transactions to be consummated.

(g) If a Parent Termination Payment is required to be paid pursuant to Section 9.5(d), the Company’s right to receive the Parent Termination Payment and any additional amounts pursuant to Section 9.5(e), and the expense reimbursement and indemnification obligations of Parent in Section 7.17, Section 7.18, and Section 7.19 will be the sole and exclusive remedies of the Company, its respective Subsidiaries, any of the Company’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives and any other Person against Parent, Parent’s Subsidiaries, any of Parent’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives and the Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and the other Transactions to be consummated.

(h) Each of the parties acknowledges and agrees that: (i) a Termination Payment is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company in the circumstances in which such Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision, (ii) any Company Termination Payment or Parent Termination Payment, and any additional amounts pursuant to Section 9.5(e), when paid in full accordance with this Agreement will be in full and complete satisfaction of any and all monetary damages of Parent or the Company, as applicable, and each of its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other Transactions (including any breach of this Agreement by the Company), the termination of this Agreement, the failure to consummate the Merger or the other Transactions, and any claims or actions under applicable Laws arising out of any such breach, termination or failure, (iii) in the event this Agreement is terminated under circumstances where the Company Termination Payment or the Parent Termination Payment is payable, in no event will Parent or the Company, as the case may be, be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Payment or the Parent Termination Payment, as applicable, and any additional amounts pursuant to Section 9.5(e) against the Company or Parent, as applicable, and each of its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event will Parent or the Company, as applicable, be entitled to seek or obtain any other damages of any kind (including against the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Merger or the other Transactions (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger, the Debt Commitment Letter, the Debt Financing or the other Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, and (iv) the parties will take such actions as are necessary and sufficient so that the agreements contained in this Section 9.5 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other party’s request; provided, however, that this Section 9.5 will not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 10.5(f) (subject to the limitations set forth therein) or with respect to any provision of this Agreement that expressly survives termination of this Agreement.

9.6. Payment of Parent Termination Payment

(a) Notwithstanding anything to the contrary in this Agreement, in the event the Company determines in good faith that there exists a material risk that any amounts due to the Company under Section 9.5(d) would be treated as Nonqualifying Income upon the payment of such amounts to the Company, the amount paid to the Company pursuant to Section 9.5(d) in any tax year shall not exceed the maximum amount that can be paid to the Company in such year without causing the Company to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by the Company in good faith.

(b) If the amount payable for any tax year pursuant to Section 9.6(a) is less than the amount that Parent would otherwise be obligated to pay to the Company pursuant to Section 9.5(d) (the “Section 9.5(d) Amount”), then:

(i) Parent shall place the Section 9.5(d) Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Company and shall not release any portion thereof to the Company, and the Company shall not be entitled to any such amount, unless and until the Company delivers to Parent, at the sole option of the Company, (i) a letter (a “Section 9.5(d) Amount Company Letter”) from the Company indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements for any relevant taxable year, as determined by the Company in good faith, (ii) an opinion (a “Section 9.5(d) Amount Tax Opinion”) of the Company’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income or (iii) a private letter ruling issued by the IRS to the Company indicating that the receipt of any Section 9.5(d) Amount hereunder will not cause the Company to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with a Section 9.5(d) Amount Company Letter and a Section 9.5(d) Amount Tax Opinion, a “Release Document”). The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of Parent, unless it is released from such Escrow Account to the Company, (y) all income earned upon the amount in the Escrow Account shall be treated as income of Parent and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, as income earned by Parent whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested in Permitted Investments only as determined by Parent in its sole discretion;

(ii) Pending the delivery of a Release Document by the Company to Parent, the Company shall have the right, but not the obligation, to borrow the Section 9.5(d) Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Company that (i) requires Parent to lend the Company immediately available cash proceeds in an amount equal to the Section 9.5(d) Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of the Company or any guarantor of the Company at the time of such loan, and (B) a seven (7) year maturity with no periodic amortization;

(iii) Any amount held in escrow pursuant to this Section 9.6 for seven (7) years shall be released from such escrow to be used as determined by Parent in its sole and absolute discretion, and the Company shall have no rights in such amounts thereafter; and

(iv) The Company shall bear all costs and expenses with respect to the Escrow Account.

(c) Parent shall cooperate in good faith with the Company (including amending this Section 9.6 at the reasonable request of the Company) in order to (x) maximize the portion of the payments that may be made to the Company hereunder without causing the Company to fail to meet the REIT Requirements, (y) improve the Company’s chances of securing a favorable REIT Qualification Ruling, or (z) assist the Company in obtaining a favorable Section 9.5(d) Amount Tax Opinion. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of the Company or an affiliate or designee of the Company.

9.7. Payment of Company Termination Payment.

(a) Notwithstanding anything to the contrary in this Agreement, in the event the Parent determines in good faith that there exists a material risk that any amounts due to Parent under Section 9.5(b) would be treated as Nonqualifying Income in the hands of any direct or indirect owner of Parent that intends to qualify as a REIT (a “Parent REIT Affiliate”) upon the payment of such amounts to Parent, the amount paid to Parent pursuant to Section 9.5(b) in any tax year shall not exceed the maximum amount that can be paid to Parent in such year without causing any Parent REIT Affiliate to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by the Parent in good faith.

(b) If the amount payable for any tax year pursuant to Section 9.7(a) is less than the amount that Company would otherwise be obligated to pay to Parent pursuant to Section 9.5(b) (the “Section 9.5(b) Amount”), then:

(i) the Company shall place the Section 9.5(b) Amount into an Escrow Account using an escrow agent and agreement reasonably acceptable to Parent and shall not release any portion thereof to Parent, and Parent shall not be entitled to any such amount, unless and until Parent delivers to the Company, at the sole option of the Company, a letter (a “Section 9.5(b) Amount Parent Letter”) from Parent indicating the maximum amount that can be paid at that time to Parent without causing any Parent REIT Affiliate to fail to meet the REIT Requirements for any relevant taxable year, as determined by Parent in good faith. The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of the Company, unless it is released from such Escrow Account to Parent, (y) all income earned upon the amount in the Escrow Account shall be treated as income of the Company and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, as income earned by the Company whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested in Permitted Investments only as determined by the Company in its sole discretion;

(ii) Pending the delivery of the Section 9.5(b) Amount Parent Letter by Parent to the Company, Parent shall have the right, but not the obligation, to borrow the Section 9.5(b) Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to Parent that (i) requires the Company to lend Parent immediately available cash proceeds in an amount equal to the Section 9.5(b) Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent at the time of such loan, and (B) a seven (7) year maturity with no periodic amortization;

(iii) Any amount held in escrow pursuant to this Section 9.7 for seven (7) years shall be released from such escrow to be used as determined by the Company in its sole and absolute discretion, and Parent shall have no rights in such amounts thereafter; and

(iv) Parent shall bear all costs and expenses with respect to the Escrow Account.

(c) The Company shall cooperate in good faith with Parent (including amending this Section 9.7 at the reasonable request of Parent) in order to maximize the portion of the payments that may be made to Parent hereunder without causing any Parent REIT Affiliate to fail to meet the REIT Requirements. Such cooperation shall include, for example, agreeing to make payments hereunder to an affiliate or designee of Parent.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1. Non-Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time. This Section 10.1 will not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

10.2. Modification or Amendment. Subject to applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub, and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the receipt of the Requisite Stockholder Vote, no amendment will be made that by any applicable Law requires further approval by the Stockholders without obtaining such further approval; provided, further, that this Section 10.2, Section 9.5, Section 10.5(b), Section 10.5(d), Section 10.7, Section 10.8 and Section 10.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “Financing Sources Protection Provisions”) may not be amended or modified in whole or in part in a manner that directly and adversely affects any Financing Source without the written consent of the Lenders.

10.3. Waiver of Conditions. The conditions to each of the respective parties’ obligations to consummate the Merger and the other Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 9.5).

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

10.5. GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MARYLAND REGARDLESS OF ANY LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES (I) AGREES THAT IT WILL NOT BRING, PERMIT ANY OF ITS AFFILIATES TO BRING OR SUPPORT ANY PERSON IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW, EQUITY, CONTRACT, TORT OR OTHERWISE, INVOLVING ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS OR THE FINANCING, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) INVOLVING ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, WILL BE EXCLUSIVELY GOVERNED

BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION, AND (III) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN LAW, EQUITY, CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. THE FINANCING SOURCES RELATED PARTIES ARE INTENDED THIRD-PARTY BENEFICIARIES OF THIS SECTION 10.5(b).

(c) Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement, the Merger or the other Transactions, or the actions of the parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement or the Merger or the other Transactions in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 10.6. Each of the parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 10.6 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement, the Merger and the other Transactions. Each party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.5, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable Laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Maryland and of the U.S.

(d) Subject to Section 10.5(b), any action, suit or proceeding based upon, arising out of or related to the Financing will be brought in the state and federal courts located in the Borough of Manhattan within the City of New York (or the appellate courts thereof), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to the Financing in any other court. Nothing in this Agreement contained will be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.5(d).

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION,

PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE MERGER OR THE OTHER TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, THE GUARANTY, THE EQUITY COMMITMENT LETTER OR THE DEBT COMMITMENT LETTER, THE EQUITY FINANCING, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT GIVES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(f) The parties acknowledge and agree that irreparable harm would occur and the parties would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article IX, each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith; including if the conditions set forth in Article VIII have been satisfied or waived, and the parties further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each party hereby consents to the right of the other parties to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The parties further agree that (i) by seeking the remedies provided for in this Section 10.5(f), Parent Merger Sub, or the Company, as applicable, shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, including, as applicable, payment of the Parent Termination Payment, Company Termination Payment or the Expense Reimbursement Payment, other monetary damages or in the event that the remedies provided for in this Section 10.5(f) are not available or otherwise are not granted and (ii) nothing contained in this Section 10.5(f) shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 10.5(f) before exercising any termination right under Article IX (and pursuing the payment of the Parent Termination Payment, Company Termination Payment, Expense Reimbursement Payment or other monetary damages after such termination, as applicable) nor shall the commencement of any action pursuant to this Section 10.5(f) or anything contained in this Section 10.5(f) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with this Section 10.5(f) and payment of the Company Termination Payment, Expense Reimbursement Payment or other monetary damages, as applicable, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and the other Transactions and any such payment. Also for the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 10.5(f) and payment of the Parent Termination Payment or other monetary damages, as applicable, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and the other Transactions and any such payment. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy. Notwithstanding the foregoing, the parties further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Merger including to effect the Closing, in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, and only if, (A) all conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) have been or will have been satisfied at the time when the Closing would be required to occur pursuant to Section 1.2, (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, (C) the Debt Financing or any Alternative Financing provided for pursuant to Section 7.16 has been funded or will be funded if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together for any losses, damages, costs or expenses of the Company, its Subsidiaries or Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise, shall be limited to an amount equal to: (i) the amount of the Parent Termination Payment, plus (ii) the aggregate amount of any expense reimbursement and indemnification obligations pursuant to Section 7.17, Section 7.18, Section 7.19, and Section 9.5(e) (collectively, the “Liability Limitation”), and in no event shall the Company, its Subsidiaries, or its Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other document, whether at law or equity, in contract, in tort or otherwise.

10.6. Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and will be deemed given if delivered personally, electronically mailed in .pdf (with confirmation), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent or Merger Sub, to such entity at:

250 Vesey Street, 15th Floor

New York, New York 10281

Attention:         Lowell Baron

 Murray Goldfarb

Email:               lowell.baron@brookfield.com

 murray.goldfarb@brookfield.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:         Harvey Uris

 Jeremy London

Email:               harvey.uris@skadden.com

 jeremy.london@skadden.com

If to the Company:

Forest City Realty Trust, Inc.

127 Public Square

Suite 3100

Cleveland, OH 44114

Attention:         General Counsel

Email:               KetanPatel@forestcity.net

with copies to (which will not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention:         Joseph Frumkin

                          Benjamin Weber

                          Krishna Veeraraghavan

Email:              frumkinj@sullcrom.com

                         weberb@sullcrom.com

                         veeraraghavank@sullcrom.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:         Adam O. Emmerich, Esq.

Email:               aoemmerich@wlrk.com

10.7. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the Disclosure Schedule, the Equity Commitment Letter, the Guaranty and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.    Neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Any purported assignment in contravention of this Agreement is void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and permitted assigns.

10.8. Parties in Interest. This Agreement will be binding upon, and inure solely to the benefit of, the parties and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), which will inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Stock Certificates and Book Entry Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 4.3 (Treatment and Payment of Company Equity Awards), and (d) with respect to the Financing Sources Protection Provisions, which will inure to the benefit of the Financing Sources, and the Financing Sources shall be entitled to rely on the Financing Sources Protection Provisions, in each case, in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 10.3 (Waiver of Conditions) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters, regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take an action such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, subject to the limitations set forth in Section 7.1(c)(i), such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Merger or the other Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, will be paid by Parent, without reduction (including without limitation by reason of Section 4.6) of any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares.

10.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12. Non-Recourse. Notwithstanding anything to the contrary herein, and except for Parent and Merger Sub in accordance with this Agreement, the Guarantors in accordance with the Guaranty and the Equity Financing Sources in accordance with the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by the Equity Financing Sources set forth in the Equity Commitment Letter and the Guarantors set forth in the Guaranty and subject to the Liability Limitation and other limitations therein), the Company agrees on behalf of itself and its Affiliates and their respective members, partners, stockholders, agents, attorneys, advisors or representatives that (a) none of (i) the Financing Sources nor (ii) any past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor representative or Affiliate of the Guarantors, the Equity Financing Sources, Parent or Merger Sub, and no past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor representative or Affiliate of any of the forgoing (each a “Parent Related Party”), in each case, shall have any liability (whether in contract, tort, equity or otherwise) to any person relating to, based upon, or in connection with this Agreement or any of the transactions contemplated herein (including the Debt Financing), (b) it waives any rights or claims against any Financing Source or Parent Related Party relating to, based upon, or in connection with this Agreement (and the Transactions), the Debt Commitment Letter or the Debt Financing (including the transactions contemplated thereby), whether at law or equity, in contract, in tort or otherwise, and agrees not to commence any action, arbitration, audit hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source or Parent Related Party relating to, based upon, or in connection with this Agreement or the transactions contemplated hereunder (including relating to the Debt Financing (including the transactions contemplated thereby) or the Debt Commitment Letter), (c) in no event shall it be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (for the avoidance out doubt, not including the Equity Financing Sources) and (d) this Agreement may only be enforced against, and any claim or cause of action based up, arising out of, or related to this Agreement or the Merger or other Transactions, may only be brought against Parent and Merger Sub (and the Equity Financing Sources in accordance with the Equity Commitment Letter and the Guarantors in accordance with the Guaranty) and then only with respect to the specific obligations set forth in this Agreement with respect Parent or Merger Sub or, with respect to the Equity Financing Sources and the Guarantors, as set forth in the Equity Commitment Letter and the Guaranty respectively (subject to the Liability Limitation and other limitations set forth therein). Nothing in the foregoing will limit the rights and remedies of the Company under the Confidentiality Agreement.

10.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(c) Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any Contract, instrument, or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of Contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f) References to a Person are also to its permitted successors and permitted assigns.

(g) Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

(h) The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC that are publicly available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC, documents made available for review by Parent or its Representatives in the Stapleton electronic data room, and documents made available for review by Parent or its Representatives in the Donnelley Financial Solutions Venue electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement, in each case, prior to the date of this Agreement.

(i) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) All references herein to “dollars” or “$” will mean U.S. dollars.

10.14. Definitions. Each term set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. In addition, for purposes of this Agreement, the following terms will have the following meanings:

“2018 Convertible Notes” means the Company’s 4.25% Convertible Senior Notes due 2018.

“2020 Convertible Notes” means the Company’s 3.625% Convertible Senior Notes due 2020.

“Acquisition Proposal” means any proposal or offer (whether or not in writing) from any Person (other than Parent, Merger Sub, or any of their Affiliates) with respect to (i) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, recapitalization, reorganization, share exchange, dividend or distribution, business combination or similar transaction involving the Company or its Subsidiaries pursuant to which, if consummated, any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of Persons, directly or indirectly, would hold or become the beneficial owner of securities representing 15% or more of the total voting power or 15% or more of the equity securities of the Company or the surviving entity or the direct or indirect parent of the Company, (ii) any transaction or series of transactions providing for the direct or indirect acquisition or purchase (including any asset sale, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, dividend or distribution, business combination or similar transaction) of assets (including equity securities of the Company or any Subsidiary) or businesses representing 15% or more of the consolidated total assets, net revenues, net income or earnings of the Company, taken as a whole, or (iii) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person.

“Business Day” means any day ending at 11:59 p.m. (New York City time) (other than a Saturday or Sunday) on which the SDAT, the SEC, and banks in the County of Cuyahoga, Ohio and County of New York, New York are open for general business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means, collectively, the Company Options, Company Restricted Shares, Company Performance Shares and Company Other Awards.

“Company Leases” means each lease or sublease (including ground leases) that was in effect as of the date hereof and to which the Company or any of the Subsidiaries are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Title Insurance Commitments” means those title insurance commitments that were made available to Parent prior to the date of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 19, 2017, by and between BPG Acquisitions LLC and the Company (as it may be amended from time to time).

“Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement.

“Environmental Law” means any applicable law, regulation, code, license, common law, permit, order, judgment, decree or injunction from any Governmental Authority concerning the protection of the environment (including air, water, soil, wildlife and natural resources), the health and safety of persons in connection with exposure to Hazardous Substances, or the use, storage, handling, release, exposure to or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Indebtedness” means any material agreement, document or other instrument evidencing or securing Indebtedness of the Company or any of its Subsidiaries, including outstanding commitments under any lines of credit, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound.

“Financing Failure Event” means any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any flex terms applicable thereto or any related fee letter).

“Financing Sources” means the Lenders and the other entities, if any, that have committed to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements or credit agreements entered into pursuant to the Debt Commitment Letter or relating thereto, together with their respective Affiliates, and their respective Affiliates’, officers, directors, employees, agents and representatives, and their respective successors and assigns, in each case in their respective capacities as such.

“Hazardous Substance” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, (a) any indebtedness for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (b) any obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases (or leases that are required by U.S. GAAP to be capitalized), “synthetic” leases or conditional sale or other title retention agreements, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar facilities that have been drawn, (f) obligations under any interest rate, currency or other hedging agreements, (g) indebtedness securing by a Lien on property or assets owned by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, or (h) any guaranty with respect to indebtedness or obligations of the type described in clauses (a) through (g) above.

“Intellectual Property” means any (i) trademarks, service marks, Internet domain names, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications, (iii) confidential and proprietary information, including trade secrets and know-how and (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing.

“Intervening Event” means any development or change in circumstances that materially affects the business, assets, or operations of the Company and its Subsidiaries, taken as a whole, that (i) does not relate to an Acquisition Proposal, (ii) was unknown to or not reasonably foreseeable by the Company Board on or prior to the date of this Agreement and (iii) becomes known by the Company Board prior to the receipt of the Requisite Stockholder Vote.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and other information technology equipment, and associated documentation.

“JV” means each Person listed on Section 10.14 of the Disclosure Schedule; provided that the JVs will be deemed Subsidiaries of the Company for all purposes under this Agreement.

“Knowledge of the Company” means the knowledge, after reasonable due inquiry (including the reasonable exercise of any governance or information rights), of the persons listed on Section 10.14 of the Disclosure Schedule; it being understood that, there shall be no duty of such individuals to conduct (or have conducted) or inquire about any Intellectual Property searches or analyses (including clearance or prior art searches), legal opinions (including freedom-to-operate opinions), or scans or other investigations with respect to IT Assets.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.

“Marketing Period” means the first period of fifteen (15) consecutive business days commencing after the date hereof and upon Parent’s receipt of the Required Financial Information (it being understood that, once commenced, such Marketing Period shall not restart, be extended or tolled if any further Required Financial Information shall be required to be delivered during or after such Marketing Period due to the passage of time (other than, for the avoidance of doubt, under the circumstances described in the final sentence of this definition)); provided that the Marketing Period shall not commence prior to September 4, 2018, provided, further, that such fifteen (15) consecutive business day period (i) shall not include November 21, 2018 through November 23, 2018, and (ii) shall end on or prior to December 21, 2018 or, if such period has commenced but would not be completed in accordance with its terms on or prior to December 21, 2018, then such period shall commence on or after January 2, 2019. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered as of the date specified therefor in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information, and, within three (3) business days after delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Financial Information that has not been delivered). Parent and Merger Sub acknowledge that the Required Financial Information (as of the date hereof) has been delivered. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if (i) the Company’s independent auditor shall have withdrawn its audit opinion with respect to the Company’s financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by such independent auditor or another independent accounting firm of nationally recognized standing reasonably acceptable to Parent, or (ii) the Company publicly announces its intent to restate any financial statements comprising the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and delivered to Parent or the Company has announced that it has concluded that no restatement shall be required.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or development (x) that is materially adverse to the business, financial condition, assets or continuing results of operations of the Company and its Subsidiaries taken as a whole or (y) that would prevent the Company from consummating the Merger prior to the Outside Date; provided, however, that no change, effect, event, circumstance, occurrence or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur:

(A) changes in the economy or in financial, debt, securities, capital or credit markets, including changes in interest rates;

(B) changes in general business, labor or regulatory conditions;

(C) changes generally affecting any of the U.S. real estate industry segments in which the Company or any of its Subsidiaries operate or any of the markets or geographic areas in which the Company or any of its Subsidiaries operate;

(D) changes in social or political conditions;

(E) acts of war, hostilities, military actions, acts of sabotage or terrorism (including cyber-terrorism or cyber-attacks), civil disobedience or any escalation or worsening of the foregoing;

(F) any force majeure events (including storms, fires, hurricanes, tornadoes, floods or earthquakes) or the outbreak or worsening of an epidemic, pandemic or other health crisis;

(G) the announcement on September 11, 2017 of the Company’s review of strategic alternatives (but not including any change, effect, event, circumstance, occurrence or development relating thereto after the date of this Agreement), the announcement on March 22, 2018 of the conclusion of such review of strategic alternatives, or the negotiation, execution, announcement, pendency, performance or consummation of this Agreement or the Merger and the other Transactions, including the impact thereof on relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, lenders, partners, employees, labor unions or regulators;

(H) the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals, intentions or projections with respect to the Company, any of its Subsidiaries, or their employees or business;

(I) changes or proposed changes in Laws, authoritative interpretations thereof, enforcement thereof or in applicable accounting regulations or principles or interpretations thereof;

(J) acts required to be taken or not taken by the Company or any of its Subsidiaries under the terms of this Agreement or taken or not taken at the written request of Parent;

(K) any Action brought or threatened to be brought alleging breach of duty by the Company Board (other than any such Action that has resulted in a non-appealable judicial determination definitively finding a breach of duty by the Company Board) or alleging that the disclosure contained in the Proxy Statement (whether filed in preliminary or definitive form) violates the federal securities Laws (other than any such Action that has resulted in a non-appealable judicial determination definitively finding such a violation);

(L) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, budgets, plans, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics for any period; provided that the exception in this clause will not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded hereby, from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur; and

(M) a decline in the market price or trading volume of the Shares on the NYSE or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the exception in this clause will not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded hereby, from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur;

provided, however, change, effect, event, circumstance, occurrence or development described in clauses (A), (B), (C), (D), (E), (F), or (I) shall not be excluded if (only to the extent that) it disproportionately effects the Company and its Subsidiaries taken as a whole, as compared to participants in any of the U.S. real estate industry segments in which the Company or any of its Subsidiaries operate; provided, further, that clause (G) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 5.4.

“Material Property Adverse Effect” means any event, circumstance, change or effect that is material and adverse to any one or more of the Company Properties listed on Section 10.14 of the Disclosure Schedule.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation or formation, bylaws, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements and certificates of existence, as applicable.

“Parent Title Insurance Commitments” means those title insurance commitments obtained by Parent or any of its Affiliates or agents prior to the date of this Agreement with respect to any of the Company Properties.

“Permitted Lien” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law, statutory or consensual liens arising or incurred in the ordinary course and that relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or which may be hereafter paid without penalty or that are being contested in good faith by appropriate proceedings (so long as reserves have been provided to the extent required by applicable Laws and GAAP), (c) Liens imposed by any applicable Law (other than Tax Law) that do not materially adversely interfere with the business of the Company and its Subsidiaries, taken as a whole, (d) Liens incurred in the ordinary course of business since December 31, 2017, (e) Liens securing indebtedness permitted by this Agreement, (f) with respect to any Company Property, any title exception disclosed in any Company Title Insurance Policy, Company Title Insurance Commitment and Parent Title Insurance Commitment, (g) with respect to any ground leased Company Property, Liens imposed on the underlying fee interest in such property that do not materially impair the value, occupancy, or use of such ground leased Company Property in respect of the Company’s and its Subsidiaries’ business, taken as a whole, (h) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority that does not materially and adversely interfere with the current use of the applicable Company Property, (i) any rights reserved or vested in any person by any original patent or grant or any statutory provision, (j) Liens arising under the Material Contracts or any other Contracts or other arrangements entered into in the ordinary course of business, (k) Liens incurred or deposits made in connection with workman’s compensation, unemployment insurance, and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and obligations, in each case in the ordinary course of business, (l) Liens arising out of, under or in connection with securities Laws that do not materially and adversely interfere with the operation of the business of the Company and its Subsidiaries in the ordinary course, (m) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries taken as a whole, (n) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company and its Subsidiaries, (o) Liens resulting from any acts or omissions of, or from facts or circumstances relating to, Parent or Merger Sub, and (p) Liens that will be terminated at or prior to the Closing in accordance with this Agreement; provided, however, that none of the foregoing, individually or in the aggregate, would reasonably be expected to materially adversely affect the use or value of the property to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“REIT” means a “real estate investment trust” as defined in Sections 856 through and including 860 of the Code.

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Revolving Credit Facility Agreement” means that certain Credit Agreement, dated as of November 17, 2015, among Forest City Enterprises, Inc., certain of its affiliates party thereto, each lender party thereto, Bank of

America, N.A., as administrative agents and the other parties thereto, as amended or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means the Subsidiaries of the Company listed on Section 10.14 of the Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any other Person (a) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (b) of which such Person or one or more of its Subsidiaries is a general partner or managing member.

“Superior Proposal” means a bona fide Acquisition Proposal (provided, that, for purposes of this definition, the applicable percentages in clauses (i) and (ii) of the definition of Acquisition Proposal shall be 50%, rather than 15%) that the Company Board, or any committee thereof, has determined in its good faith judgment (after taking into account any binding revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(b), after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal, and all other matters that the Company Board, or any committee thereof, considers appropriate), would, if consummated, result in a transaction more favorable to the Stockholders than the Merger and the other Transactions.

“Taxes” means (i) all federal, state or local and all foreign taxes, levies, duties, tariffs, imposts and other similar charges, assessments and fees imposed by any domestic or foreign Governmental Authority, including income, gross receipts, windfall profits, value added, transfer, unclaimed property, inventory, capital stock, severance, property, production, sales, use, duty, license, excise, franchise, employment, social security, unemployment, stamp, occupation, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) all interest, penalties, fines and additions imposed with respect to such amounts, in each case whether disputed or not.

“Tax Returns” means all reports, and returns, certificates, declarations, elections, claims for refund and information returns and statements required to be filed with any domestic or foreign Governmental Authority and with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2016, among Forest City Enterprises, L.P., the Company and certain of its subsidiaries party thereto, each lender party thereto and Bank of America, as administrative agent, as amended or supplemented from time to time.

10.15. Disclosure Schedule. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event will the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations, warranties, covenants, and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any section or subsection of the Disclosure Schedule will be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Disclosure Schedule as applicable. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Disclosure Schedule will be construed as an admission or indication that a breach or violation exists or has actually occurred.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

FOREST CITY REALTY TRUST, INC.

By:	/s/ DAVID J. LARUE
Name: David J. LaRue
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANTLIA HOLDINGS LLC

By:	/s/ LOWELL BARON
Name: Lowell Baron
Title: Chief Investment Officer

ANTLIA MERGER SUB INC.

By:	/s/ LOWELL BARON
Name: Lowell Baron
Title: Chief Investment Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

INDEX OF DEFINED TERMS

Terms	Section
2018 Convertible Notes	10.14
2020 Convertible Notes	10.14
Acceptable Confidentiality Agreement	7.2(a)
Acquisition Proposal	10.14
Action	5.7(a)
Affiliate	10.14
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)(iv)
Alternative Financing	7.16(a)
Antitrust Laws	7.5(d)
Applicable Date	V
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.3(a)
Book Entry Share	4.1(a)
Business Day	10.14
Bylaws	2.2
Capital Expenditures	7.1(b)(xvi)
Change of Ownership Forms	7.1(e)(ii)
Change of Recommendation	7.2(b)(v)
Charter	2.1
Claim	7.11(a)
Class A Common Units	5.2(a)
Closing	1.2
Closing Date	1.2
Code	10.14
Commitment Letters	6.5(b)
Company	Preamble
Company Board	Recitals
Company Equity Awards	10.14
Company ESPP	4.3(e)
Company Financial Statements	5.5(d)
Company Indemnity Agreements	7.11(a)
Company Leases	10.14
Company Long-Term Incentive Cash Award	4.3(c)
Company OP	5.19
Company Option	4.3(a)
Company Other Award	4.3(d)
Company Performance Share	4.3(c)
Company Permits	5.10(a)
Company Plan	5.8(a)
Company Properties	5.13(a)
Company Property	5.13(a)
Company Recommendation	5.3(c)
Company Reports	5.5(a)
Company Restricted Share	4.3(b)
Company Stockholders Meeting	7.4(a)
Company Termination Payment	9.5(b)

A-1

Company Title Insurance Policy	5.13(c)
Confidentiality Agreement	10.14
Continuing Employee	7.9(a)
Contract	5.4(b)
Credit Support Agreement	5.19
D&O Insurance	7.11(c)
Debt Commitment Letter	6.5(b)
Debt Documents	7.16(a)
Debt Financing	6.5(b)
Director Deferred Compensation Plans	4.3(d)
Disclosure Schedule	10.14
DOJ	7.5(b)
Effective Time	1.3
Environmental Law	10.14
Environmental Permits	5.14(a)(ii)
Equity Commitment Letter	6.5(b)
Equity Financing	6.5(b)
ERISA	10.14
ERISA Affiliate	5.8(d)
ERISA Plan	5.8(c)
Escrow Account	9.6(b)(i)
Exchange Act	5.4(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Existing Indebtedness	10.14
Existing Loan Documents	7.1(b)(ix)
Existing M&A Agreement	5.11(a)(vii)
Expense Reimbursement Payment	9.5(c)
Financing	6.5(b)
Financing Failure Event	10.14
Financing Purposes	6.5(a)
Financing Sources	10.14
Financing Sources Protection Provisions	10.2
Fraud and Bribery Laws	5.9(b)
FTC	7.5(b)
GAAP	5.5(c)
Goldman Sachs	5.3(b)
Governmental Authority	5.4(a)
Ground Lease	5.13(e)
Ground Leases	5.13(e)
Guarantors	Recitals
Guaranty	Recitals
Hazardous Substance	10.14
HSR Act	10.14
Incentive Stock Option	4.3(a)
Indebtedness	10.14
Indemnified Parties	7.11(a)
Intellectual Property	10.14
Interim Period	7.1(a)
Intervening Event	10.14
IRS	5.8(c)
IT Assets	10.14

A-2

JV	10.14
Knowledge of the Company	10.14
Laws	5.9(a)
Lazard	5.3(b)
Lenders	6.5(b)
Letter of Transmittal	4.2(c)(i)
Liability Limitation	10.5(g)
Lien	10.14
Maryland Courts	10.5(c)
Material Adverse Effect	10.14
Material Company Leases	5.13(g)
Material Contract	5.11(a)
Material Property Adverse Effect	10.14
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
MGCL	Recitals
Multiemployer Plan	5.8(b)
Nonqualifying Income	10.14
NYSE	5.4(a)
Orders	8.1(c)
Organizational Documents	10.14
Outside Date	9.2(a)
Parent	Preamble
Parent Benefit Plan	7.9(b)
Parent REIT Affiliate	9.7(a)
Parent Related Party	10.2
Parent Termination Payment	9.5(d)
Parent Title Insurance Commitments	10.14
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Permitted Investment	4.2(b)
Permitted Lien	10.14
Person	10.14
Preferred Shares	5.2(a)
Proxy Statement	7.3(a)
Qualified REIT Subsidiary	5.15(g)
Qualifying Income	10.14
Registered	10.14
REIT	10.14
REIT Qualification Ruling	9.6(b)
REIT Requirements	10.14
Release Document	9.6(b)
Representatives	7.2(a)
Required Financial Information	7.17(a)(v)
Requisite Stockholder Vote	5.3(a)
Restructuring Steps	7.18
Revolving Credit Facility Agreement	10.14
SDAT	1.3
SEC	10.14
Section 9.5(b) Amount	9.7(b)
Section 9.5(b) Amount Parent Letter	9.7(b)

A-3

Section 9.5(d) Amount	9.6(b)
Section 9.5(d) Amount Company Letter	9.6(b)
Section 9.5(d) Amount Tax Opinion	9.6(b)
Securities Act	5.2(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	10.14
SOX Act	5.5(a)
Stock Certificate	4.1(a)
Stock Plan	5.2(a)
Stockholders	Recitals
Subsidiary	10.14
Superior Proposal	10.14
Surviving Corporation	1.1
Tail Period	7.11(c)
Tax Returns	10.14
Taxable REIT Subsidiary	5.15(g)
Taxes	10.14
Term Loan Credit Agreement	10.14
Termination Payments	9.5(d)
Third Party Consents	7.19
Transaction Litigation	7.14
Transactions	4.2(a)

A-4

Annex B

July 30, 2018

[Letterhead of Lazard Freres & Co. LLC]

The Board of Directors

Forest City Realty Trust, Inc.

127 Public Square

Suite 3100

Cleveland, Ohio 44114

Dear Members of the Board:

We understand that Forest City Realty Trust, Inc., a Maryland corporation (“Company”), Antlia Holdings LLC, a Delaware limited liability company (“Parent”), and Antlia Merger Sub Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of July 30, 2018 (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company, with Company surviving the merger as a wholly owned subsidiary of Parent, and each outstanding share of the Class A Common Stock, par value $0.01 per share, of Company (“Company Class A Common Stock”), other than shares of Company Class A Common Stock owned by Parent or its affiliates (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $25.35 in cash minus the Pre- Merger Distribution Amount (as defined below) (the “Cash Consideration”). The Agreement provides that, as of the Closing Date (as defined in the Agreement), the Company shall have distributed one hundred percent (100%) of its REIT taxable income, as reasonably estimated by the Company prior to the Closing Date in accordance with Section 7.1(f) of the Agreement (the “Pre-Merger Distribution Amount” and, together with the Cash Consideration, the “Total Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Class A Common Stock (other than Excluded Holders) of the Total Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed historical stock prices and trading volumes of Company Class A Common Stock; and

(vii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors

Forest City Realty Trust, Inc.

July 30, 2018

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal, except for certain third-party appraisal reports with respect to certain real estate assets of Company provided by Company for reference purposes. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. We note that, in the absence of precedent transactions believed by us to be sufficiently comparable for purposes of analyzing the valuation of Company in connection with this opinion, we have not prepared a precedent transactions analyses.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Class A Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that the Pre-Merger Distribution Amount will be paid to holders of Company Class A Common Stock immediately prior to the Effective Time (as defined in the Agreement), such that the holders of Company Class A Common Stock that receive the Pre-Merger Distribution Amount also receive the Cash Consideration. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Total Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, any allocation of the Total Consideration, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including, without limitation, the merger support agreement to be entered into by Parent, Merger Sub and certain holders of Company Class A Common Stock simultaneously with the execution of the Agreement. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Total Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which has been paid to Lazard, a portion of which is payable upon the earlier of the rendering of this opinion and the public announcement of the Transaction, and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Company and certain of its affiliates, for which we have received and may receive compensation, including, during the past two years, having (i) provided advisory services to Company in 2017 and 2018 and (ii) advised

The Board of Directors

Forest City Realty Trust, Inc.

July 30, 2018

the Special Committee of Class A Directors in connection with the reclassification of Company’s common stock in 2017. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Total Consideration to be paid to holders of Company Class A Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Class A Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Matthew J. Lustig
Matthew J. Lustig
Managing Director

Annex C

[Letterhead of Goldman Sachs & Co. LLC]

PERSONAL AND CONFIDENTIAL

July 30, 2018

Board of Directors

Forest City Realty Trust, Inc.

127 Public Square

Suite 3100

Cleveland, Ohio 44114

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Antlia Holdings LLC (“Brookfield”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Forest City Realty Trust, Inc. (the “Company”) of the Total Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 30, 2018 (the “Agreement”), by and among Brookfield, Antlia Merger Sub Inc., a wholly owned subsidiary of Brookfield (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share (other than Shares owned by Brookfield, Merger Sub or any other wholly owned subsidiary of Brookfield, in each case not held on behalf of third parties) will cease to exist and will thereafter represent only the right to receive an amount in cash equal to $25.35 in cash per Share minus the Pre-Merger Distribution Amount (as defined below) (the “Cash Consideration”). In addition, the Agreement provides that, as of the Closing Date (as defined in the Agreement), the Company shall have distributed one hundred percent (100%) of its REIT taxable income, as reasonably estimated by the Company prior to the Closing Date in accordance with Section 7.1(f) of the Agreement (the “Pre-Merger Distribution Amount” and, together with the Cash Consideration, the “Total Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans commodities, currencies, credit default swaps and other financial instruments of the Company, Brookfield, any of their respective affiliates and third parties, including Brookfield Asset Management Inc. (“BAM”), the parent company of Brookfield, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with the sale of a portfolio of regional malls announced in October 2017 and having acted as the Company’s financial advisor in connection with responding to activism from 2016 to 2017. We have provided certain financial advisory and/or underwriting services to Brookfield and/or its affiliates, including to BAM and its affiliates and portfolio companies, from time to time for which our Investment Banking Division has received, and may receive,

Board of Directors

Forest City Realty Trust, Inc.

July 30, 2018

compensation, including having acted as a joint bookrunner with respect to a credit facility (aggregate principal amount $1,805,000,000) of Capital Automotive LLC, a portfolio company of BAM, in March 2017; as a joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $1,000,000,000) of Vistra Energy Corp., a portfolio company of BAM, in August 2017; as a joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $3,500,000,000) of Vistra Energy Corp. in December 2017; as a joint lead arranger with respect to a term loan facility (aggregate principal amount $2,000,000,000) of Dynegy Inc., a portfolio company of BAM, in December 2017; and as financial advisor to the Special Committee of GGP Inc., an affiliate of BAM, in connection with the sale of GGP Inc. announced in March 2018. We May also in the future provide financial advisory and/or underwriting services to the Company, Brookfield and their respective affiliates, including BAM and its affiliates and portfolio companies, for which our investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with BAM and its affiliates from time to time and may have invested in limited partnership units of affiliates of BAM from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2017; the Company’s Registration Statement on Form S-4, including the prospectus contained therein dated September 17, 2015 relating to the Company’s Class A Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management or the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for a certain third-party appraisal report with respect to certain real estate assets of the Company provided by the Company, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We also have assumed, with the consent of Company, that the Pre-Merger Distribution Amount will be paid to holders of Shares immediately prior to the Effective Time (as defined in the Agreement), such that the holders of Shares that receive the Pre-Merger Distribution Amount also receive the Cash Consideration.

Board of Directors

Forest City Realty Trust, Inc.

July 30, 2018

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Brookfield and its affiliates) of Shares, as of the date hereof, of the Total Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, any allocation of the Total Consideration, the merger support agreement to be entered into by Brookfield, Merger Sub and certain holders of Shares simultaneously with the execution of the Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Total Consideration to be paid to the holders (other than Brookfield and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Brookfield or the ability of the Company or Brookfield to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Director of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Total Consideration to be paid to the holders (other than Brookfield and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/14/2018 for shares held directly and by 11:59 P.M. ET on 11/12/2018 for shares held in the Forest City Employer, LLC 401(k) Employee Savings Plan & Trust. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/14/2018 for shares held directly and by 11:59 P.M. ET on 11/12/2018 for shares held in the Forest City Employer, LLC 401(k) Employee Savings Plan & Trust. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR				For Against Abstain
proposal 1, FOR proposal 2 and FOR proposal 3.
1.

To approve the merger of Antlia Merger Sub Inc. with and into Forest City Realty Trust, Inc. and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 30, 2018, and as it may be amended from time to time, among Forest City Realty Trust, Inc., Antlia Holdings LLC and Antlia Merger Sub Inc., as more particularly described in the Proxy Statement.

☐ ☐ ☐
2.

To approve, by a non-binding, advisory vote, certain compensation arrangements for Forest City Realty Trust, Inc.’s named executive officers in connection with the merger, as more particularly described in the Proxy Statement.

☐ ☐ ☐
3.

To approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve proposal 1, as more particularly described in the Proxy Statement.

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NOTE: Only stockholders of record at the close of business on October 11, 2018 are entitled to notice of, and to vote at, the special meeting.

                                                                                      Yes            No

Please indicate if you plan to attend this meeting        ☐             ☐

Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com

FOREST CITY REALTY TRUST, INC. Special Meeting of Stockholders November 15, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Forest City Realty Trust, Inc., a Maryland Corporation (the “Company”), hereby appoints David J. LaRue and Ketan K. Patel, or either of them, with full power of substitution in each of them, as proxies for the undersigned to represent and to vote all the shares of Class A Common Stock of the Company that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person at the Special Meeting of Stockholders of the Company to be held at 9:30 A.M. Eastern Time on November 15, 2018, at the 39th Floor, Lakeview Room, located in the offices of Thompson Hine LLP, Key Tower, 127 Public Square, Cleveland, Ohio 44114, and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PURSUANT TO MARYLAND LAW AND THE COMPANY’S BYLAWS, NO BUSINESS MAY BE TRANSACTED AT THE SPECIAL MEETING OF STOCKHOLDERS EXCEPT AS SPECIFICALLY DESIGNATED IN THE NOTICE OF THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side